As filed with the Securities and Exchange Commission on November 9, 2023

Registration Statement No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAQUIA CAPITAL ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	85-4283150
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 Biscayne Boulevard, Suite 2406

Miami, FL 33132

(305) 608-1395

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeff Ransdell

Chief Executive Officer

Maquia Capital Acquisition Corporation

50 Biscayne Boulevard, Suite 2406

Miami, FL 33132

(305) 608-1395

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allan M. Lerner, Esq. Law Offices of Allan M. Lerner, P.A. 2888 E Oakland Park Blvd Fort Lauderdale, FL 33306 (954) 563-8111	Peter Homer, Esq. Homer Bonner, P.A. 1200 Four Seasons Tower 1441 Brickell Avenue Miami, FL 33131 (305) 350-5100	Alan I. Annex Jason T. Simon Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1000 McLean, VA 22102 (703) 749-1386

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus/consent solicitation statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus/consent solicitation statement is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus/consent solicitation statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF
MAQUIA CAPITAL ACQUISITION CORPORATION
PROSPECTUS FOR
20,166,477 SHARES OF CLASS A COMMON STOCK AND
8,654,860 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND
8,654,860 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS OF
MAQUIA CAPITAL ACQUISITION CORPORATION
(WHICH WILL BE RENAMED IMMERSED INC.)

TO THE STOCKHOLDERS OF MAQUIA CAPITAL ACQUISITION CORPORATION:

You are cordially invited to attend the special meeting, which we refer to as the “Special Meeting”, of stockholders of Maquia Capital Acquisition Corporation, a Delaware corporation, which we refer to as (“Maquia”, “we”, “us”, “our” or the “Company”), to be held at 10:00 a.m. Eastern Time on [•], 2023.

The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote and submit your questions during the Special Meeting by visiting [•].

Even if you are planning on attending the Special Meeting online, please promptly submit your proxy vote by telephone, or, if you received a printed form of proxy in the mail, by completing, dating, signing, and returning the enclosed proxy, so your shares will be represented at the Special Meeting. Instructions on voting your shares are on the proxy materials you received for the Special Meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Business Combination Agreement (defined below) will be consummated only if the proposals described below are approved at the Special Meeting.

As previously announced, on August 8, 2023, following the unanimous approval of the board of directors of Maquia (the “Maquia Board”), Maquia entered into a business combination agreement with its direct wholly-owned subsidiary formed under the laws of Delaware Maquia Merger Sub, Inc. (“Merger Sub”), and Immersed Inc., a Delaware corporation (“Immersed”), pursuant to which Maquia and Immersed agreed to combine (as the same has been or may be amended or supplemented from time to time, the “Business Combination Agreement”). It is anticipated that following the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”) the existing holders of Class A common stock of Maquia (“Maquia Class A Common Stock”) and Class B common stock of Maquia (“Maquia Class B Common Stock”) will collectively own approximately 28.1% of the common equity of the surviving company. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/consent solicitation statement as Annex A-1 and Annex A-2 and Maquia encourages its stockholders to read it in its entirety.

Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of the closing (the “Closing”) of the Business Combination, Merger Sub will be merged with and into Immersed (the “Merger”), with Immersed surviving the Merger as a wholly-owned direct subsidiary of Maquia.

Pursuant to the Merger, a number of shares of common stock of Maquia (“Post-Combination Company Common Stock”) equal to $150,000,000 divided by the price per share payable to the Public Stockholders who properly exercise their redemption rights in connection with the vote by the Public Stockholders to consider the Business Combination shall be issued to holders of Immersed Common Stock and Immersed Preferred Stock or allocated to holders of certain of Immersed’s options for issuance upon exercise thereof (the “Maquia Redemption Price”). All of Immersed’s options that are outstanding immediately prior to the Closing shall convert into options exercisable for Post-Combination Company Common Stock. If, nine months after the Closing Date, at least 65% of the persons that were employees of Immersed as of the Closing Date continue to be employees of Immersed (the “Earnout Target”), then following the achievement of the Earnout Target, the Immersed stockholders as of immediately prior to the Closing (the “Earnout Recipients”), will receive and Maquia will issue an aggregate of 4,000,000 shares of Post-Combination Company Common Stock (the “Earnout Shares”) which such Earnout Shares will be allocated among the Earnout Recipients. See the section entitled “The Business Combination” of the attached proxy statement/prospectus/consent solicitation statement for further information on the consideration being paid to the stockholders of Immersed in the Business Combination.

The Maquia Class A Common Stock, Maquia Warrants and Maquia Units are currently listed on Nasdaq under the symbols “MAQC,” “MAQCW” and “MAQCU,” respectively. Maquia intends to apply to continue the listing of the Maquia Class A Common Stock on Nasdaq under the symbol “AIMR” upon the Closing. All outstanding Maquia Units will be separated into their component securities immediately prior to the Closing. Accordingly, the Post-Combination Company will not have any units following consummation of the Business Combination, and therefore there will be no Nasdaq listing of the Maquia Units following the consummation of the Business Combination.

The accompanying proxy statement/prospectus/consent solicitation statement is dated [•], 2023. The sole purpose of the Special Meeting is to consider and vote upon the following proposals:

Proposal 1. The Business Combination Proposal — a proposal to approve the Business Combination Agreement involving Maquia and Immersed pursuant to which Maquia and Immersed agreed to combine, as more fully set forth in the proxy statement/prospectus/consent solicitation statement;

Proposal 2.The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of Maquia attached as Annex B to this proxy statement/prospectus/consent solicitation statement;

Proposal 3.The Governance Proposals — to approve, on a non-binding advisory basis, six separate governance proposals relating to certain material differences between Maquia’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation as follows:

a)	change the name of Maquia to “Immersed Inc.” (the “Post-Combination Company”) from the current name of “Maquia Capital Acquisition Corporation.” (Proposal No. 3A);
b)	eliminate certain provisions related to Maquia’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”) (Proposal No. 3B);
c)	increase the total number of authorized shares of all classes of capital stock of Maquia from 111,000,000 shares to [•] shares, consisting of [•] shares of common stock and [•] shares of preferred stock (Proposal No. 3C);
d)	eliminate the rights and privileges of Maquia Class B Common Stock and to redesignate Maquia Class A Common Stock and Maquia Class B Common Stock as Maquia Common Stock (after giving effect to the conversion of each outstanding share of Class B Common Stock immediately prior to the Closing into one share of Class A Common Stock) (Proposal No. 3D);
e)	eliminate the ability of stockholders to act by written consent (Proposal No. 3E); and
f)	remove the provision renouncing the corporate opportunity doctrine (Proposal No. 3F).

Proposal 4.The Election of Directors Proposal — a proposal to elect the directors comprising the Maquia Board following the Closing of the Business Combination;

Proposal 5.The Incentive Award Plan Proposal — a proposal to approve and adopt the incentive award plan established to be effective after the Closing of the Business Combination; and

Proposal 6.The Nasdaq Proposal — a proposal to issue Maquia Class A Common Stock to the Immersed stockholders in the Merger pursuant to the Business Combination Agreement; and

Proposal 7. The Adjournment Proposal — a proposal to consider and vote upon a proposal to adjourn the Special Meeting of Maquia stockholders to a later date or dates if the Maquia Board determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Business Combination Proposal.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a shareholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person (including by voting online if the meeting is conducted virtually).

The Maquia Board has determined that the Business Combination Agreement and the Business Combination, are advisable and in the best interests of the stockholders of Maquia. In addition, after careful consideration, the Maquia Board has determined that each of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Incentive Award Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal is in the best interests of Maquia and its stockholders and recommends that you vote or give instruction to vote “FOR” each of those proposals. When you consider the Maquia Board’s recommendation of these proposals, you should keep in mind that Maquia’s Sponsor, and certain directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder.

This proxy statement/prospectus/consent solicitation statement describes the Special Meeting, the Business Combination Agreement, the Plan of Merger, and the other documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus/consent solicitation statement, including “Risk Factors,” beginning on page 39, for a discussion of the risks relating to the proposed Business Combination. You also can obtain information about Maquia from documents that it has filed with the Securities and Exchange Commission.

If you have any questions concerning the Business Combination, please contact Maquia’s proxy solicitor, Advantage Proxy, Inc. We look forward to seeing you virtually at the meeting.

On behalf of the Maquia Board, I would like to thank you for your support of Maquia and look forward to the successful completion of the Business Combination.

Chairman of the Board
Maquia Capital Acquisition Corporation

[●], 2023

This proxy statement/prospectus/consent solicitation statement is dated [•], 2023, and is first being mailed to the stockholders of Maquia on or about [●], 2023.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

REDEMPTION

TO EXERCISE YOUR REDEMPTION RIGHT AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO MAQUIA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT.

MAQUIA CAPITAL ACQUISITION CORPORATION

50 Biscayne Boulevard, Suite 2406

Miami, FL 33132

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2023

Time and Date:[●], 2023 at 10:30 a.m. Eastern Standard Time.

Place:You will be able to attend the MAQUIA CAPITAL ACQUISITION CORPORATION special meeting of stockholders (the “Special Meeting”) online and submit your questions during the Special Meeting by visiting [●], where you will be able to listen to the meeting live and vote during the meeting, and entering the [•] digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

Purpose: The Special Meeting will be held for the following purposes:

Proposal 1. The Business Combination Proposal — a proposal to approve the business combination agreement dated August 8, 2023 (the “Business Combination Agreement”) by and among Maquia Capital Acquisition Corporation, a Delaware corporation (“Maquia”), Maquia Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Maquia (“Merger Sub”) and Immersed Inc., a Delaware corporation (“Immersed”), pursuant to which Maquia and Immersed agreed to combine, as more fully set forth in the proxy statement/prospectus/consent solicitation statement;

Proposal 2.The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of Maquia attached as Annex B to this proxy statement/prospectus/consent solicitation statement;

Proposal 3.The Governance Proposals — to approve, on a non-binding advisory basis, seven separate governance proposals relating to certain material differences between Maquia’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation as follows:

a)	change the name of Maquia to “Immersed Inc.” (the “Post-Combination Company”) from the current name of “Maquia Capital Acquisition Corporation.” (Proposal No. 3A);
b)	eliminate certain provisions related to Maquia’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”) (Proposal No. 3B);
c)	increase the total number of authorized shares of all classes of capital stock of Maquia from 111,000,000 shares to [•] shares, consisting of [•] shares of common stock and [•] shares of preferred stock (Proposal No. 3C);
d)	eliminate the rights and privileges of Maquia Class B Common Stock and to redesignate Maquia Class A Common Stock and Maquia Class B Common Stock as Maquia Common Stock (after giving effect to the conversion of each outstanding share of Maquia Class B Common Stock immediately prior to the Closing into one share of Maquia Class A Common Stock) (Proposal No. 3D);
e)	eliminate the ability of stockholders to act by written consent (Proposal No. 3E); and
f)	remove the provision renouncing the corporate opportunity doctrine (Proposal No. 3F).

Proposal 4.The Election of Directors Proposal — a proposal to elect the directors comprising the Maquia Board following the Closing of the Business Combination;

Proposal 5.The Incentive Award Plan Proposal — a proposal to approve and adopt the incentive award plan established to be effective after the Closing of the Business Combination;

Proposal 6.The Nasdaq Proposal — a proposal to issue Maquia Class A Common Stock to the Immersed stockholders in the Merger pursuant to the Business Combination Agreement; and

Proposal 7. The Adjournment Proposal — a proposal to consider and vote upon a proposal to adjourn the Special Meeting of Maquia stockholders to a later date or dates if the Maquia Board determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

No other business may be conducted at the Special Meeting. The Special Meeting may be adjourned from time to time upon approval of holders of Maquia Common Stock without any notice other than by announcement at the Meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned Meeting.

Record Date:    Only stockholders of record at the close of business on [•], 2023 are entitled to notice of, and to vote at, the Special Meeting and any continuation, postponement, or adjournment thereof.

Proxy Voting:     Holders of Maquia Common Stock are entitled to one vote for each share held as of the record date.

For questions regarding your stock ownership, you may contact us through our Investor Relations section of our website at [•] or, if you are a registered holder, contact our transfer agent, Continental Stock Transfer & Trust Company, through its website at [•] or by phone at [•].

The Maquia Board unanimously recommends that holders of Maquia Common Stock entitled to vote at the Special Meeting vote “FOR” each of the proposals described in this proxy statement/prospectus/consent solicitation.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the Special Meeting, if you are a holder of shares of Maquia Common Stock, please vote by completing, signing and dating the proxy card and promptly mailing it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement/prospectus/consent solicitation at any time before it is exercised. If you are a holder of shares of Maquia Common Stock and attend the Special Meeting, you may vote (virtually) if you desire, even if you have previously returned your proxy card.

By Order of the Board of Directors

Chairman of the Board of Directors

IMMERSED INC.

522 Congress Avenue, Suite 500

Austin, Texas 78701

NOTICE OF SOLICITATION OF WRITTEN CONSENT

OF THE STOCKHOLDERS OF IMMERSED

To Stockholders of Immersed Inc.:

Pursuant to a Business Combination Agreement, dated as of August 8, 2023 (as the same has been or may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among Maquia Capital Acquisition Corporation, a Delaware corporation (“Maquia”), Maquia Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Maquia (“Merger Sub”), and Immersed Inc., a Delaware corporation (“Immersed”), Merger Sub will merge with and into Immersed (the “Merger”), with Immersed surviving the Merger as a direct, wholly owned subsidiary of Maquia (the “Business Combination”).

The accompanying proxy statement/prospectus/consent solicitation statement is being delivered to you on behalf of the board of directors of Immersed (the “Immersed Board”) to request that the stockholders of Immersed (the “Immersed Stockholders”) as of the record date of [•], 2023 (the “Immersed Record Date”) adopt and approve the Business Combination Agreement and the Business Combination (the “Immersed Business Combination Proposal”), by executing and returning the written consent furnished with the accompanying proxy statement/prospectus/consent solicitation statement.

The accompanying proxy statement/prospectus/consent solicitation statement describes the Business Combination Agreement, the Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Business Combination Agreement is attached as Annex A-1 and Annex A-2 to the accompanying proxy statement/prospectus/consent solicitation statement.

A summary of the appraisal that may be available to you is described in the section entitled “Immersed Appraisal Rights” and Section 262 of the DGCL, a copy of which is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex E. Please note that if you wish to exercise appraisal rights you must not sign and return a written consent approving and adopting the Business Combination Agreement or approving the Business Combination. However, so long as you do not return a written consent at all, it is not necessary to affirmatively vote against or disapprove the adoption of the Business Combination Agreement or the Business Combination. In addition, you must take all other steps necessary to perfect your appraisal rights.

The Immersed Board has considered the Business Combination and the terms of the Business Combination Agreement and unanimously approved and declared that the Business Combination Agreement and the Business Combination, upon the terms and conditions set forth in the Business Combination Agreement, are advisable and in the best interests of Immersed and its stockholders and recommends that Immersed Stockholders approve the Immersed Business Combination Proposal by submitting a written consent.

Please complete, date and sign the written consent furnished with the accompanying proxy statement/prospectus/consent solicitation statement and return it promptly to Immersed by one of the means described in the section entitled “Immersed’s Solicitation of Written Consents”.

By Order of the Board of Directors,

Chairman of the Board of Directors

i

Page
ANNEX G-2 — AMENDMENT NO. 1 TO SPONSOR SUPPORT AGREEMENT	G-2-1

ABOUT THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Maquia (File No. 333-[•]) (the “Registration Statement”), constitutes a prospectus of Maquia under Section 5 of the Securities Act, with respect to the shares of Maquia Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of Maquia stockholders at which Maquia stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. This document also constitutes a consent solicitation of Immersed Stockholders with respect to the approval of the Business Combination Agreement and Business Combination.

FREQUENTLY USED TERMS

In this document:

“broker non-vote” means the failure of a Maquia stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 8, 2023, as the same has been or may be amended and/or restated from time to time, by and among Maquia, Immersed and Merger Sub.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“DGCL” means the Delaware General Corporation Law.

“EF Hutton” means EF Hutton, (formerly Kingswood Capital Markets), division of Benchmark Investments, Inc., the representative of the underwriters in Maquia’s IPO.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“Founder Shares” means the shares of Maquia Class B Common Stock initially purchased by the Sponsor in a private placement in January 2021.

“GAAP” means United States generally accepted accounting principles.

“Immersed” means Immersed Inc., a Delaware corporation.

“Immersed Board” means the board of directors of Immersed.

“Immersed Capital Stock” means Immersed’s Common Stock and Immersed’s Preferred Stock.

“Immersed Common Stock” means Immersed’s common stock, par value $0.00001 per share.

“Immersed Options” means all outstanding options to purchase shares of Immersed Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Immersed stock incentive plans or otherwise.

“Immersed Preferred Stock” means the shares of Immersed’s Series 1 convertible preferred stock, par value $0.00001 per share.

“Immersed Stockholders” means the holders of Immersed Capital Stock.

“Maquia” means Maquia Capital Acquisition Corporation, a Delaware corporation.

“Maquia Board” means the board of directors of Maquia.

“Maquia Class A Common Stock” means Maquia’s Class A common stock, par value $0.0001 per share.

“Maquia Class B Common Stock” means Maquia’s Class B common stock, par value $0.0001 per share.

“Maquia Common Stock” means, collectively, the Maquia Class A Common Stock and Maquia Class B Common Stock.

“Maquia Unit” means one share of Maquia Class A Common Stock and one-half of one Maquia Warrant.

“Maquia Warrant Agreement” means the warrant agreement, dated as of May 4, 2021, by and between Maquia and Continental Stock Transfer & Trust Company, governing Maquia’s outstanding warrants.

“Maquia Warrants” means warrants to purchase shares of Maquia Common Stock as contemplated under the Maquia Warrant Agreement, with each whole warrant exercisable for one share of Maquia Common Stock at an exercise price of $11.50 per whole share.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Maquia’s initial public offering of units, consummated on May 7, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Immersed Voting in Favor Stockholders” means Renji Bijoy, All Blue Investments (Singapore) Pte. Ltd, Sovereign’s Capital II, LP, Sovereign’s Capital III, LP and XX Investments LLC.

“Merger” means the merging of Merger Sub with and into Immersed, with Immersed surviving the Merger as a wholly-owned subsidiary of Maquia.

“Merger Sub” means Maquia Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Maquia.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.01 per share.

“Nasdaq” means the Nasdaq Stock Market LLC.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited balance sheet of Immersed as of December 31, 2021 and December 31, 2022, and the related audited statements of income and cash flows of Immersed for the years then ended, each audited in accordance with the auditing standards of the PCAOB and Generally Accepted Auditing Standards and included in this proxy statement/prospectus/consent solicitation statement.

“Post-Combination Company” means Maquia immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement.

“Post-Combination Company Board” means the board of directors of the Post-Combination Company.

“Post-Combination Company Common Stock” means the common stock of Maquia, par value $0.0001 per share, as set forth in the Maquia proposed second amended and restated certificate of incorporation.

“Private Shares” means the shares of Maquia Common Stock included in the Private Units.

“Private Units” means the Maquia Units purchased in a private placement in connection with the IPO.

“Private Warrants” means the warrants to purchase shares of Maquia Class A Common Stock included in the Private Units.

“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-[•]) filed with the SEC.

“Public Shares” means shares of Maquia Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of Public Shares.

“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of Maquia Class A Common Stock, in accordance with its terms.

“Registration Rights and Lock-Up Agreement” means the Amended and Restated Registration Rights Agreement of Maquia to be entered into in connection with the Closing by Maquia, the Immersed Voting in Favor Stockholders and certain Maquia stockholders.

“Representative Shares” means the 160,000 shares of Maquia Class B Common Stock issued to the designees of EF Hutton in a private placement in June 2021.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Special Meeting” means the special meeting in lieu of the 2023 annual meeting of the stockholders of Maquia that is the subject of this proxy statement/prospectus/consent solicitation statement.

“Sponsor” means Maquia Investment North America LLC, a Delaware limited liability company.

“Sponsor Debt” has the meaning set forth in the Business Combination Agreement.

“Sponsor Promissory Notes” has the meaning set forth in the Business Combination Agreement.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of August 8, 2023, as amended on October 4, 2023, by and among Immersed, Maquia, the Sponsor and the directors and officers of Maquia.

“Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of August 8, 2023, by and among Maquia and the Immersed Voting in Favor Stockholders.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Maquia.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of Maquia stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Maquia stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of Maquia’s Stockholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus/consent solicitation statement?
A.

Maquia has entered into the Business Combination Agreement with Merger Sub and Immersed, pursuant to which Merger Sub will be merged with and into Immersed, with Immersed surviving the Merger as a wholly-owned direct subsidiary of Maquia. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/consent solicitation statement as Annex A-1 and Annex A-2.

Upon the Closing of the Business Combination, all shares of Immersed Common Stock issued and outstanding immediately prior to the Closing (including shares of Immersed Common Stock issued upon conversion of Immersed Preferred Stock immediately prior to the Closing) will be canceled and converted into the right to receive shares of Maquia Common Stock, all outstanding Immersed Options will be converted into options to purchase shares of Maquia Common Stock. See “Summary of the proxy statement/prospectus/consent solicitation statement — Ownership of the Post-Combination Company After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Maquia stockholders are being asked to consider and vote on the Business Combination Proposal to approve the adoption of the Business Combination Agreement and approve the Business Combination, among other proposals.

The Maquia Class A Common Stock, Maquia Warrants and Maquia Units are currently listed on Nasdaq under the symbols “MAQC,” “MAQCW” and “MAQCU,” respectively. Maquia intends to apply to continue the listing of the Post-Combination Company Common Stock on Nasdaq under the symbol “AIMR” upon the Closing. All outstanding Maquia Units will be separated into their component securities immediately prior to the Closing. Accordingly, the Post-Combination Company will not have any units following consummation of the Business Combination, and therefore there will be no Nasdaq listing of the Maquia Units following the consummation of the Business Combination.

This proxy statement/prospectus/consent solicitation statement and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the Special Meeting. You should read this proxy statement/prospectus/consent solicitation statement and its annexes carefully and in their entirety. This document also constitutes a prospectus of Maquia with respect to the Maquia Common Stock issuable in connection with the Business Combination.

Q.	What matters will stockholders consider at the Special Meeting?
A.	At the Maquia Special Meeting of stockholders, Maquia will ask its stockholders to vote in favor of the following proposals (the “Maquia Proposals”):
●	The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.
●	The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of Maquia attached as Annex B to this proxy statement/prospectus/consent solicitation statement.
●	The Governance Proposals — to approve, on a non-binding advisory basis, seven separate governance proposals relating to certain material differences between Maquia’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation.

●	The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of Maquia following the Closing of the Business Combination.
●	The Incentive Award Plan Proposal — a proposal to approve and adopt the incentive award plan established to be effective after the Closing of the Business Combination.
●	The Nasdaq Proposal — a proposal to issue Maquia Class A Common Stock to the Immersed stockholders in the Merger pursuant to the Business Combination Agreement.
●	The Adjournment Proposal — a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

The Maquia Board unanimously recommends that the holders of Maquia Common Stock entitled to vote on the Maquia Proposals, vote in favor of each proposal. We know of no other business that will be presented at the Special Meeting.

Q.	Are any of the proposals conditioned on one another?
A.	The Charter Amendment Proposal, Election of Directors Proposal, Incentive Award Plan Proposal, and Nasdaq Proposal are all conditioned on the approval of the Business Combination Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that any of the Business Combination Proposal, Charter Amendment Proposal, Incentive Award Plan Proposal or Nasdaq Proposal is not approved, then Maquia will not consummate the Business Combination. The Business Combination is not conditioned on the approval of the Election of Directors Proposal. If Maquia does not consummate the Business Combination and fails to complete an initial business combination by February 7, 2024, or obtain the approval of Maquia stockholders to extend the deadline for Maquia to consummate an initial business combination, then Maquia will be required to dissolve and liquidate.
Q.	What will happen upon the consummation of the Business Combination?
A.

On the Closing Date, Merger Sub will merge into Immersed, whereupon Merger Sub will cease to exist and Immersed will continue as the Surviving Corporation and become a direct wholly-owned subsidiary of Maquia. The Merger will have the effects specified under Delaware law. The aggregate consideration to be paid to Immersed stockholders in connection with the Business Combination (excluding any potential Earn-Out Shares), will be a number of shares of Post-Combination Company Common Stock equal to $150,000,000 divided by the price per share payable to the Public Stockholders who properly exercise their redemption rights in connection with the vote by the Public Stockholders to consider the Business Combination. All of Immersed’s options that are outstanding immediately prior to the Closing shall convert into options exercisable for Post-Combination Company Common Stock.

Q.	Why is Maquia proposing the Business Combination Proposal?
A.

Maquia was organized in Delaware as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Maquia is not limited to any particular industry or sector.

Maquia received approximately $173 million from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Warrants and Private Units, which was placed into the Trust Account immediately following the IPO. The amount in the Trust Account was initially $10.15 per public share, but will be increased to approximately $10.91 per public share in connection with the prior extensions of the termination date to February 7, 2024. We have now identified a merger candidate and our Board of Directors is recommending the approval of the Merger Agreement between the Company and Immersed Inc. In accordance with Maquia’s amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 6,161,891 shares of Maquia Common Stock issued and outstanding, consisting of 1,090,718 Public Shares, (ii) 160,000 shares of Maquia Class B Common Stock owned by EF Hutton, (iii) 70,000 shares of Maquia Class B Common Stock owned by ARC Group Ltd. and (iv) 4,841,173 shares of Maquia Common Stock owned by the Sponsor (that consists of 2,128,715 shares of Maquia Class A Common Stock, 2,128,715 shares of Maquia Class B Common Stock and 583,743 shares of Class A Common Stock from the private placement and not including the 291,872 shares of Maquia Class A Common Stock that will be issued upon the conversion of the Private Warrants). In addition, there currently are 8,946,732 Maquia Warrants issued and outstanding, consisting of 8,654,860 Public Warrants and 291,872 Private Warrants. Each whole Maquia Warrant entitles the holder thereof to purchase one full share of Maquia Class A Common Stock at a price of $11.50 per share. The Maquia Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Under Maquia’s amended and restated certificate of incorporation, Maquia must provide all Public Stockholders with the opportunity to have their Public Shares converted to cash upon the consummation of Maquia’s initial business combination in conjunction with a stockholder vote.

Q.	Why should I vote for the Proposals?
A.

After careful consideration of the terms and conditions of these proposals, our board has determined that the proposals are in the best interest of the Company and its stockholders. Notwithstanding our board of directors may have various conflicts of interest in making this recommendation. These conflicts are set forth in detail in the proxy materials accompanying these questions and answers.

Q.	Who is Immersed?
A.

Immersed is a leading provider of enterprise artificial intelligence (“AI”) productivity solutions that aim to digitally transform the working environment to enhance worker and company efficiency. See “Information About Immersed.”

Q.	What interests do Maquia’s Sponsor, directors, and officers have in the approval of these proposals?
A.

The Sponsor, directors and officers have interest in the proposals that may be different from, or in addition to your interest as a stockholder these interests include ownership of 4,841,173 shares of Maquia Common Stock (that consists of 2,128,715 shares of Maquia Class A Common Stock, 2,128,715 shares of Maquia Class B Common Stock, plus 583,743 shares of Maquia Class A Common Stock from the private placement and not including the 291,872 shares of Maquia Common Stock to be issued for the conversion of the Private Warrants) held by the Sponsor which would otherwise expire worthless if the Business Combination Agreement is not consummated and approved by the stockholders, as well as a $5 million promissory note issued by the Sponsor in connection with prior extensions of the termination dates. The Sponsor holds a sufficient number of shares of Maquia capital stock to approve the Business Combination without the vote of any other Maquia stockholders.

Q.	Who is entitled to vote at the Maquia Special Meeting?
A.

The Record Date for the Special Meeting is [•], 2023. You are entitled to vote at the Special Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Special Meeting. Each outstanding share of common stock is entitled to one vote for all matters to be voted on at the Special Meeting. At the close of business on the Record Date, there were 3,803,156 shares of Maquia Class A Common Stock and 2,358,715 shares of Maquia Class B Common Stock outstanding and entitled to vote at the Special Meeting.

Q.	What equity stake will current Maquia stockholders and Immersed Stockholders have in the Post-Combination Company after the Closing?
A.	It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:
●	current Immersed Stockholders will own 13,748,854 shares of Post-Combination Company Common Stock, representing approximately 71.9% of the total shares outstanding;

●	the Public Stockholders will own 1,362,041 shares of Post-Combination Company Common Stock, representing approximately 7.1% of the total shares outstanding; and
●	the Sponsor, officers and directors will own 3,588,850 shares of Post-Combination Company Common Stock, representing approximately 18.8% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their conversion rights and that Immersed does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of Maquia Warrants or (ii) shares issuable upon the exercise of outstanding options to purchase shares of Immersed Common Stock.

Q.	Who will be the officers and directors of the Post-Combination Company if the Business Combination is consummated?
A.

Upon the Closing, it is anticipated that the Post-Combination Board will be composed of [•] directors in Class I (expected to be [•]), [•] directors in Class II (expected to be [•]) and [•] directors in Class III (expected to be [•]). The term of the initial Class I directors will expire at the first annual meeting of the Post-Combination Company’s stockholders following the Closing, the term of the initial Class II directors will expire at the second annual meeting of the Post-Combination Company’s stockholders following the Closing, and the term of the initial Class III directors will expire at the third annual meeting of the Post-Combination Company’s stockholders following the Closing. At each succeeding annual meeting of the Post-Combination Company’s stockholders, beginning with the first annual meeting of the Post-Combination Company’s stockholders following the Closing, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Immediately following the consummation of the Business Combination, Maquia expects that the current senior management of Immersed will comprise the senior management of the Post-Combination Company.

See “Management of the Post-Combination Company Following the Business Combination” for additional information.

Q.	What conditions must be satisfied to complete the Business Combination?
A.

There are a number of closing conditions in the Business Combination Agreement, including that Maquia’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What happens if I sell my shares of Maquia Common Stock before the Special Meeting of stockholders?
A.

The record date for the Special Meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Maquia Common Stock after the record date, but before the Special Meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting of stockholders.

Q.	What vote is required to approve the proposals presented at the Special Meeting of stockholders?
A.

The approval of the Business Combination Proposal, Governance Proposals (on an advisory basis), Incentive Award Plan Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of Maquia Common Stock present and entitled to vote at the Special Meeting. Accordingly, a Maquia stockholder’s failure to vote by proxy or to vote in person at the Special Meeting of stockholders or a broker non-vote will have no effect on these Proposals. An abstention will have the same effect as a vote against these Proposals.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then outstanding shares of Maquia Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Maquia stockholder’s failure to vote by proxy or to vote in person at the Special Meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Amendment Proposal.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Maquia Common Stock entitled to vote and actually cast thereon at the Special Meeting. Accordingly, a Maquia stockholder’s failure to vote by proxy or to vote in person at the Special Meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Q.	How do Maquia’s initial stockholders intend to vote on the proposals?
A.

The Sponsor, officers and directors, ARC Group and EF Hutton are entitled to vote an aggregate of 82% of the outstanding shares of Maquia Common Stock. The Sponsor, Maquia’s directors and officers and EF Hutton have agreed to vote any Founder Shares, Representative Shares, Private Shares and any Public Shares held by them as of the record date in favor of each of the proposals presented at the Special Meeting.

Q.	Do Immersed’s stockholders need to approve the Business Combination?
A.

Yes. Contemporaneously with the execution of the Business Combination Agreement, the Immersed Voting in Favor Stockholders entered into the Stockholder Support Agreement, pursuant to which, among other things and subject to the terms and conditions therein, the Immersed Voting in Favor Stockholders agreed to vote all shares of Immersed Common Stock and Immersed Preferred Stock beneficially owned by such stockholders in favor of adoption and approval of the Business Combination Agreement and the Business Combination and not to (a) transfer any of their shares of Immersed Common Stock or Immersed Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of June 30, 2023, the Immersed Voting in Favor Stockholders held approximately [•]% of the outstanding shares of Immersed Capital Stock. The Immersed Voting in Favor Stockholders therefore hold a sufficient number of shares of Immersed Capital Stock to approve the Business Combination without the vote of any other Immersed stockholder. For further information, please see the section entitled “Certain Agreements Related to The Business Combination — Stockholder Support Agreement.”

Q.	May Maquia or Maquia’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?
A.

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and Maquia’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares converted to cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Immersed. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares to cash. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Maquia for use in the Business Combination.

Q.	How many votes do I have at the Special Meeting of stockholders?
A.

Maquia’s stockholders are entitled to one vote at the Special Meeting for each share of Maquia Common Stock held of record as of the record date. As of the close of business on the record date, there were [•] outstanding shares of Maquia Common Stock.

Q.	What interests do Maquia’s Sponsor and current officers and directors have in the Business Combination?
A.	The Maquia Board and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:
●	the beneficial ownership of the Sponsor, which is controlled by Guillermo Eduardo Cruz, Maquia’s Chief Operating Officer, of an aggregate of 4,841,173 shares of Maquia Common Stock, consisting of:
●	4,257,430 Founder Shares (consisting of 2,128,715 shares of Maquia Class B Common Stock and 2,128,715 shares of Maquia Class A Common Stock), purchased by the Sponsor for an aggregate price of $25,000; and
●	583,743 Private Shares, and Private Warrants to purchase 291,872 Private Shares, included in the 583,743 Private Units which were purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5,837,430;

all of which shares and warrants would become worthless if Maquia does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[•] million and $[•], respectively, based on the closing price of Maquia Class A Common Stock of $[•] and the closing price of Maquia Warrants of $[•] on Nasdaq on [•], 2023, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of Maquia’s officers and directors, which gives them an indirect pecuniary interest in the Founder Shares and Private Warrants held by the Sponsor, and which interests would also become worthless if Maquia does not complete a business combination within the applicable time period, including the following:
●	in exchange for serving on the Maquia Board, each of Maquia’s independent directors received an economic interest in the Sponsor equivalent to 5,000 shares of Maquia Common Stock, which would have a market value of approximately $[•] based on the closing price of Maquia Class A Common Stock of $[•] on Nasdaq on [•], 2023, the most recent practicable date;
●	following the consummation of the Business Combination (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will be paid in cash to the Sponsor and (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will remain place for a period of 12 months after the Closing Date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt (approximately $4,000,000) under the Sponsor Promissory Notes will be paid in shares of Post-Combination Company Common Stock (valued at the Maquia Redemption Price) at any time within 12 months of Closing. If the Business Combination is not completed and Maquia winds up, there may not be sufficient assets to repay the Sponsor Promissory Notes and they will be worthless; and
●	the continued indemnification of current directors and officers of Maquia and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence the Maquia Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of Maquia’s Directors and Officers in the Business Combination.”

Q.	Did the Maquia Board obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?
A.

The Maquia Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Maquia’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Maquia’s board of directors also determined, without seeking a valuation from a financial advisor, that Immersed’s fair market value was at least 80% of Maquia’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the Maquia Board as described above in valuing Immersed’s business and assuming the risk that the Maquia Board may not not, due to financial benefits and other possible conflicts of interest, have properly valued such business.

Q.	What happens if the Business Combination Proposal is not approved?
A.

If the Business Combination Proposal is not approved and Maquia does not consummate a business combination by February 7, 2024, or amend its amended and restated certificate of incorporation to extend the date by which Maquia must consummate an initial business combination, Maquia will be required to dissolve and liquidate the Trust Account and the equity and other financial interests of the Sponsor and certain executive officers and directors will become worthless.

Q.	Do I have conversion or redemption rights?
A.

If you are a holder of Public Shares, you have the right to demand that Maquia convert your Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand conversion of the Public Shares as “conversion rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of Maquia’s officers and directors have agreed to waive their conversion rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of Maquia’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share conversion price. For illustrative purposes, based on funds in the Trust Account of approximately $[•] million on [•], 2023, the estimated per share conversion price would have been approximately $[•]. This is greater than the $10.00 IPO price of Maquia Units. Additionally, Public Shares properly tendered for conversion will only be converted if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by Maquia), in connection with the liquidation of the Trust Account.

Q.	Will how I vote affect my ability to exercise conversion rights?
A.

No. You may exercise your conversion rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will convert their Public Shares and no longer remain stockholders, leaving stockholders who choose not to convert their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my conversion rights?
A.

A holder of Public Shares may exercise conversion rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your conversion rights, you must demand that Maquia convert your Public Shares into cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, Maquia’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the Special Meeting. Any holder of Public Shares seeking conversion will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. As of June 30, 2023, Maquia recorded an accrual of approximately $54,778 for estimated federal income taxes payable for the current year.

Any request for conversion, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for conversion to Maquia’s transfer agent and later decide prior to the Special Meeting not to elect conversion, you may request that Maquia’s transfer agent return the shares (physically or electronically). You may make such request by contacting Maquia’s transfer agent at the address listed under the question “Who can help answer my questions?” below.

Any written demand of conversion rights must be received by Maquia’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of Public Shares (including through the ownership of Maquia Units) and you exercise your conversion rights, it will not result in the loss of any Maquia Warrants that you may hold (including those contained in any Maquia Units you hold). Your Maquia Warrants will become exercisable to purchase one share of Maquia Common Stock for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 12 months from the closing of the IPO.

Q.	What are the U.S. federal income tax consequences of exercising my conversion rights?
A.

Maquia stockholders who exercise their conversion rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the conversion in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Maquia Common Stock converted. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the conversion. A stockholder’s tax basis in his, her or its shares of Maquia Common Stock generally will equal the cost of such shares. A stockholder who purchased Maquia Units will have to allocate the cost between the shares of Maquia Common Stock or Maquia Warrants comprising the Maquia Units based on their relative fair market values at the time of the purchase. See the section entitled “Material U.S. Federal Income Tax Considerations of the Conversion Rights and the Business Combination.”

Q.	If I hold Maquia Warrants, can I exercise redemption rights with respect to my warrants?
A.	No. Holders of Maquia Warrants do not have any redemption rights with respect to such warrants.
Q.	Do I have appraisal rights if I object to the proposed Business Combination?
A.	No. There are no appraisal rights available to holders of shares of Maquia Common Stock in connection with the Business Combination.
Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Maquia stockholders who properly exercise their conversion rights and (ii) expenses incurred by Immersed and Maquia in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Maquia and Immersed following the Business Combination.

Q.	What happens if the Business Combination is not consummated?
A.

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

In accordance with the Existing Certificate of Incorporation, if, as a result of the termination of the Business Combination Agreement or otherwise, Maquia is unable to complete a business combination by February 7, 2024 or obtain the approval of Maquia stockholders to extend the deadline for Maquia to consummate an initial business combination, Maquia’s amended and restated certificate of incorporation provides that Maquia will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Maquia but net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Maquia’s remaining stockholders and Maquia’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Maquia may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— Maquia’s stockholders may be held liable for claims by third parties against Maquia to the extent of distributions received by them.” The Sponsor has waived any right to any liquidation distribution with respect to the Founder Shares.

In the event of liquidation, there will be no distribution with respect to outstanding Maquia Warrants. Accordingly, the Maquia Warrants will expire worthless.

Q.	When is the Business Combination expected to be completed?
A.

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What do I need to do now?
A.

You are urged to carefully read and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation statement on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?
A.

If you were a holder of record of Maquia Common Stock on [•], 2023, the record date for the Special Meeting of stockholders, you may vote with respect to the applicable proposals in person via the virtual meeting platform at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail.   By signing the proxy card and returning it in the enclosed postage-paid envelope, you are authorizing the individuals named on the proxy card to vote your shares of Maquia Common Stock at the Special Meeting in the manner you indicate. Maquia encourages you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [•] Eastern Time on [•], 2023.

Voting at the Special Meeting via the Virtual Meeting Platform.   If you attend the Special Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares of Maquia Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “The Special Meeting of Maquia Stockholders.”

Q.	What will happen if I abstain from voting or fail to vote at the Special Meeting?
A.

At the Special Meeting of stockholders, Maquia will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “against” the Business Combination Proposal, Charter Amendment Proposal, Governance Proposals, Incentive Award Plan Proposal, Nasdaq Proposal and Adjournment Proposal and will have no effect on the Election of Directors Proposal. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the other proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A.

Signed and dated proxies received by Maquia without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q.	Do I need to attend the Special Meeting of stockholders to vote my shares?
A.

No. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement/prospectus/consent solicitation statement. However, you do not need to attend the Special Meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Maquia encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus/consent solicitation statement.

Q.	If I am not going to attend the Special Meeting of stockholders virtually, should I return my proxy card instead?
A.

Yes. Whether you plan to attend the Special Meeting virtually or not, please read and consider the information contained in this proxy statement/prospectus/consent solicitation statement carefully and vote your shares of Maquia Common Stock by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Maquia Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of determining the presence of a quorum at the Special Meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your conversion rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be converted in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?
A.

Yes. You may change your vote by sending a later-dated, signed proxy card to Maquia’s secretary at the address listed below prior to the vote at the Special Meeting of stockholders, or attend the Special Meeting and vote in person virtually. You also may revoke your proxy by sending a notice of revocation to Maquia’s secretary, provided such revocation is received prior to the vote at the Special Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?
A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/consent solicitation statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the Special Meeting of stockholders?
A.

A quorum will be present at the Special Meeting of stockholders if a majority of the Maquia Common Stock outstanding and entitled to vote at the meeting is represented in person (which would include presence at a virtual meeting) or by proxy.

As of the record date for the Special Meeting, [•] shares of Maquia Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (which would include presence at a virtual meeting) at the Special Meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the Special Meeting or by proxy may authorize adjournment of the Special Meeting to another date.

Q.	What happens to the Maquia Warrants I hold if I vote my shares of Maquia Common Stock against approval of the Business Combination Proposal and validly exercise my conversion rights?
A.

Properly exercising your conversion rights as a Maquia stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Maquia Warrants, and if Maquia does not otherwise consummate an initial business combination by February 7, 2024 or obtain the approval of Maquia stockholders to extend the deadline for Maquia to consummate an initial business combination, Maquia will be required to dissolve and liquidate, and your Maquia Warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?
A.

The proxy for the Special Meeting is being solicited on behalf of our board of directors. We do not expect to, but have the option to, retain a proxy solicitor. Maquia will pay the cost of soliciting proxies for the Special Meeting. Maquia has engaged Advantage Proxy, Inc. (“Advantage Proxy”) to assist in the solicitation of proxies for the Special Meeting. Maquia has agreed to pay Advantage Proxy a fee of $[•]. Maquia will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Maquia also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Maquia Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Maquia Common Stock and in obtaining voting instructions from those owners. Maquia’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who will tabulate the votes?
A.

A representative of Advantage Proxy will serve as the Inspector of Elections and will tabulate the votes both “For” and “Against” and “Abstentions” at the Special Meeting. A stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention with respect to the proposals will have the same effect as a vote AGAINST such proposal. The approval of each of the proposals requires an affirmative vote of the majority of the votes cast by stockholders represented in person or by proxy. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the meeting will not be counted toward the number of shares of common stock required to validly establish a quorum, and if a quorum is otherwise established it will have no effect on the outcome of any vote. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Q.	Where can I find the voting results of the Special Meeting?
A.

We will announce preliminary voting results at the Special Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Special Meeting.

Q.	Who can help answer my questions?
A.

If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus/consent solicitation statement, the proxy card or the consent card you should contact our proxy solicitor at:

Advantage Proxy

[Address]

Telephone: [•]

Banks and brokers can call collect at: [•]

Email: [•]

You may also contact Maquia at:

Maquia Capital Acquisition Corporation

50 Biscayne Boulevard, Suite 2406

Miami, FL 33132

(212) 647-0166

Attention: Secretary

To obtain timely delivery, Maquia’s stockholders and warrantholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about Maquia from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek conversion of your Public Shares, you will need to send a letter demanding conversion and deliver your stock (either physically or electronically) to Maquia’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the Special Meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Questions and Answers About Immersed’s Consent Solicitation

Q.	Did the Immersed Board approve the Business Combination Agreement?
A.

Yes. After consideration, the Immersed Board unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Immersed and the Immersed Stockholders. See the section entitled “Immersed’s Solicitation of Written Consents — Purpose of the Consent Solicitation; Recommendation of the Immersed Board” of this proxy statement/prospectus/consent solicitation statement.

Q.	What am I being asked to approve?
A.

Immersed Stockholders are being asked to approve and adopt the Business Combination Agreement and the Business Combination (the “Immersed Business Combination Proposal”) by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

Q.	What is the recommendation of the Immersed Board?
A.	The Immersed Board unanimously recommends that Immersed Stockholders approve the Immersed Business Combination Proposal.
Q.	Do any of Immersed’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of Immersed Stockholders?
A.

Yes. Immersed Stockholders should be aware that aside from interests as a stockholder of Immersed, Immersed’s officer and sole member of the Immersed Board has interests in the Business Combination that are different from, or in addition to, those of other Immersed Stockholders generally. Immersed Stockholders should take these interests into account in deciding whether to adopt and approve the Business Combination Agreement and the Business Combination. In particular:

●	Mr. Bijoy, Immersed’s Chief Executive Officer and sole director, is expected to continue to serve in the roles of Chief Executive Officer and director of the Post-Combination Company upon the closing of the Business Combination. The Post-Combination Company intends on negotiating an employment agreement with Mr. Bijoy to be effective upon Closing. See “Immersed’s Executive and Director Compensation — Employment Agreement.”
●	As of the date of the Business Combination Agreement, Mr. Bijoy holds 12,594,655 Immersed Options and 4,000,000 shares of Immersed Common Stock. Each Immersed Option, once vested, currently provides for the purchase of one share of Immersed Common Stock at an exercise price equal to the fair market value of Immersed Common Stock on the date of grant, as determined by the Immersed Board. The terms of the Immersed Options held by Mr. Bijoy are described in “Immersed’s Executive and Director Compensation — Narrative to Summary Compensation Table — Equity Compensation”. All outstanding Immersed Options at the Closing, including those held by Mr. Bijoy, whether vested or unvested, will be converted into options to purchase a number of shares of Maquia Common Stock in the manner set forth in the Business Combination Agreement with each converted option otherwise having the same terms and conditions as were applicable to the former Immersed Option prior to conversion. It is anticipated that each Immersed Option will convert into an option to purchase approximately 0.45 shares of Maquia Common Stock. All shares of Immersed Common Stock outstanding as of the Closing, including those held by Mr. Bijoy, will be converted into a number of shares of Maquia Common Stock as set forth in the Business Combination Agreement. It is anticipated that each share of Immersed Common Stock will be converted into approximately 0.45 shares of Maquia Common Stock. The treatment of Immersed Options and Immersed Common Stock in connection with the Business Combination is described in further detail in “The Business Combination Agreement — Conversion of Securities,” which description is incorporated by reference herein. Assuming the conversion of the Immersed Options and Immersed Common Stock held by Mr. Bijoy as of [•], 2023 and the exercise of all of the vested and unvested options, Mr. Bijoy would hold approximately [7,519,876] shares of Maquia Common Stock which would represent approximately $[•] million in value when using the $ [•] closing price of Maquia Class A Common Stock on [•], 2023.

See the section entitled “The Business Combination — Interests of Immersed’s Director and Executive Officer in the Business Combination” of this proxy statement/prospectus/consent solicitation statement.

Q.	Who is entitled to give a written consent for Immersed?
A.

The record date for determining the holders of Immersed Capital Stock entitled to execute and deliver written consents with respect to this solicitation is [•], 2023 (the “Immersed Record Date”). Holders of Immersed Capital Stock as of the close of business on the Immersed Record Date will be entitled to give or withhold a consent using the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

Q.	What approval is required by Immersed Stockholders to adopt the Business Combination Agreement?
A.

The approval of the Immersed Business Combination Proposal requires the affirmative vote or consent of the holders of at least (i) a majority of the outstanding shares of Immersed Common Stock and Immersed Preferred Stock voting together on an as-converted basis and (ii) a majority of the outstanding shares of Immersed Preferred Stock, voting as a separate class.

Concurrently with the execution of the Business Combination Agreement, Maquia and certain Immersed Stockholders entered into the Stockholder Support Agreement, which provides, among other things, that following the Registration Statement being declared effective by the SEC, each of such Immersed Stockholders will, promptly after Immersed’s request, execute and deliver a written consent with respect to the outstanding shares of Immersed Common Stock and Immersed Preferred Stock held by such Immersed Stockholder approving and adopting the Business Combination Agreement and the Business Combination. The Business Combination Agreement provides that Maquia may terminate the Business Combination Agreement if Immersed fails to deliver the written consent to Maquia after the Registration Statement is declared effective by the SEC. The shares of Immersed Capital Stock that are owned by the Immersed Stockholders and subject to the Support Agreement represent approximately [•]% of the outstanding shares of Immersed Common Stock, approximately [•]% of the outstanding shares of Immersed Preferred Stock and approximately [•]% of the outstanding voting power of Immersed Capital Stock, on an as-converted basis, in each case, as of the Immersed Record Date. The Immersed Stockholders therefore hold a sufficient number of shares of Immersed Capital Stock to approve the Business Combination without the vote of any other Immersed stockholder.

Q.	How can I return my written consent?
A.

If you hold shares of Immersed Capital Stock as of the close of business on the Immersed Record Date and you wish to consent to the Immersed Business Combination Proposal with respect to your shares of Immersed Capital Stock, you must fill out the written consent enclosed with this proxy statement/prospectus/consent solicitation statement, date and sign it, and return it to Immersed by the Immersed Consent Deadline (as defined below). Once you have completed, dated and signed the written consent, you may deliver it to Immersed by emailing a .pdf copy to [•] or by mailing your written consent to Immersed’s consent solicitor, [•]. Immersed will not call or convene any meeting of Immersed Stockholders in connection with the approval of the Immersed Business Combination Proposal. Immersed Stockholders should not send stock certificates with their written consents.

Q.	What happens if I do not return my written consent?
A.

If you hold shares of Immersed Capital Stock as of the close of business on the Immersed Record Date and you do not return your written consent, it will have the same effect as a vote against the Immersed Business Combination Proposal. However, the Stockholder Support Agreement provides, among other things, that following the Registration Statement being declared effective by the SEC, each Immersed Voting in Favor Stockholder will execute and deliver a written consent with respect to the outstanding shares of Immersed Common Stock and Immersed Preferred Stock held by such Immersed Voting in Favor Stockholder approving and adopting the Business Combination Agreement and the Business Combination. The execution and delivery of written consents by all of the Immersed Voting in Favor Stockholders will constitute the Immersed Stockholder approval at the time of such delivery. Therefore, a failure of any other Immersed Stockholder to deliver a written consent is not expected to have any effect on the approval of the Immersed Business Combination Proposal.

Q.	What happens if I return by written consent but do not indicate a decision with respect to the Immersed Business Combination Proposal?
A.

If you hold shares of Immersed Capital Stock as of the close of business on the Immersed Record Date and you return a signed written consent without indicating your decision on the Immersed Business Combination Proposal, you will have given your consent to approve such proposal.

Q.	What is the deadline for returning my written consent?
A.

The Immersed Board has set 12:00 noon, New York time, on [•], 2023 as the deadline for receipt of written consents from Immersed Stockholders. Immersed reserves the right to extend the final date for receipt of written consents beyond such date (such consent deadline, as may be extended by Immersed, the “Immersed Consent Deadline”). Any such extension may be made without notice to Immersed Stockholders.

Q.	Can I change or revoke my written consent?
A.

Yes. You may change or revoke your consent to either of the proposals at any time before the Immersed Consent Deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the Stockholder Support Agreement will constitute the Immersed Stockholder approval at the time of such delivery. If you wish to change or revoke your consent before the Immersed Consent Deadline, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Immersed’s Solicitation of Written Consents — Executing Written Consents; Revocation of Written Consents.”

Q.	What do I need to do now?
A.

Immersed urges you to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as an Immersed Stockholder. Once the registration statement of which this proxy statement/prospectus/consent solicitation statement forms a part has been declared effective by the SEC, Immersed will solicit your written consent. The Immersed Board unanimously recommends that all Immersed Stockholders approve the Immersed Business Combination Proposal by executing and returning to Immersed the written consent furnished with this proxy statement/prospectus/consent solicitation statement as soon as possible and no later than the Immersed Consent Deadline.

Q.	What will happen to my existing shares of Immersed Capital Stock in the Business Combination?
A.

At the effective time of the Business Combination, your shares of Immersed Capital Stock will no longer represent an ownership interest in Immersed, as each share of Immersed Capital Stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will be cancelled and automatically converted into the right to receive the applicable portion of the aggregate merger consideration payable in respect thereof in accordance with the applicable provisions of the Business Combination Agreement. See the section entitled “The Business Combination Agreement — Conversion of Securities” of this proxy statement/prospectus/consent solicitation statement.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?
A.

Yes. Immersed Stockholders have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “Immersed Appraisal Rights” of this proxy statement/prospectus/consent solicitation statement.

Q.	Should I send my stock certificates to Immersed now?
A.

No. Do not send in your certificates now. After the transaction is completed, a letter of transmittal and written instructions for the surrender of Immersed stock certificates or electronic certificates, as applicable, will be mailed to Immersed Stockholders.

Q.	Who can help answer my questions?
A.

If you have questions about the transaction or the process for returning your written consent, or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or a replacement written consent, please contact Immersed’s consent solicitor, [•] at [•] or [•] (toll-free).

Q.	What are the U.S. Federal Income Tax consequences of the Business Combination to U.S. holders of Immersed Capital Stock?
A.

For general information on the material U.S. Federal Income Tax consequences of the Business Combination to holders of Immersed Capital Stock, see the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Considerations of The Business Combination for Immersed Stockholders” of this proxy statement/prospectus/consent solicitation statement.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This summary highlights selected information from this proxy statement/prospectus/consent solicitation statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Special Meeting, you should read this proxy statement/prospectus/consent solicitation statement carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Maquia

Maquia is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus/consent solicitation statement as its initial business combination. Maquia may pursue its initial business combination in any business, industry or geographic region. Upon the Closing, we intend to change our name from “Maquia Capital Acquisition Corporation” to “Immersed Inc.”

Maquia Class A Common Stock, Maquia Warrants and Maquia’s Units, consisting of one share of Maquia Class A Common Stock and one-half Maquia Warrant, are traded on Nasdaq under the ticker symbols “MAQC,” “MAQCW” and “MAQCU,” respectively. We intend to apply to continue the listing of the Maquia Common Stock on Nasdaq under the symbol “AIMR” upon the Closing. The Maquia Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of Maquia’s principal executive office is 50 Biscayne Boulevard, Suite 2406, Miami, FL 33132, and its telephone number is (212) 647-0166.

Immersed

Immersed is a leading provider of enterprise artificial intelligence (“AI”) productivity solutions that digitally transform the working environment to enhance worker and company efficiency. Founded in 2017 and headquartered in Austin, Texas, Immersed has developed some of the leading spatial computing software optimized for enterprise, that allows users to work full-time with their team in virtual AR/VR offices. Immersed is also developing purpose-built spatial computing hardware that bridges the physical world to the virtual world (the “Visor”), that Immersed intends to develop with a major AR/VR manufacturing company) and an AI assistant trained for enterprise office productivity using a multi-modal Large Language Model (“LLM”) named “Curator” that is expected to considerably increase worker productivity. With our innovative spatial computing software and AI-driven solutions, we believe Immersed is well positioned to help organizations adapt to the changing dynamics of the workforce and equip employees with the skills and capabilities needed for the jobs of the future.

The mailing address of Immersed’s principal executive office is 522 Congress Avenue, Suite 500, Austin, Texas 78701.

For more information about Immersed, see the sections entitled “Information About Immersed” and “Immersed Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Business Combination Agreement

On August 8, 2023, Maquia, Merger Sub and Immersed entered into the Business Combination Agreement, pursuant to which Maquia and Immersed agreed to combine. On October 4, 2023, the parties entered into Amendment No. 1 to the Business Combination Agreement.

Structure of the Business Combination

Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), Merger Sub, a newly formed, wholly-owned direct subsidiary of Maquia, will be merged with and into Immersed (the “Merger”), with Immersed surviving the Merger as a wholly-owned direct subsidiary of Maquia (the “Surviving Corporation”).

Consideration

Pursuant to the Merger, a number of shares of common stock of Maquia (“Post-Combination Company Common Stock”) equal to $150,000,000 divided by the price per share payable to the Public Stockholders who properly exercise their redemption rights in connection with the vote by the Public Stockholders to consider the Business Combination shall be issued to holders of Immersed Common Stock and Immersed Preferred Stock or allocated to holders of certain of Immersed’s options for issuance upon exercise thereof (the “Maquia Redemption Price”). All of Immersed’s options that are outstanding immediately prior to the Closing shall convert into options exercisable for Post-Combination Company Common Stock.

If, nine months after the Closing Date, at least 65% of the persons that were employees of Immersed as of the Closing Date continue to be employees of Immersed (the “Earnout Target”), then following the achievement of the Earnout Target, the Immersed stockholders as of immediately prior to the Closing (the “Earnout Recipients”), will receive and Maquia will issue an aggregate of 4,000,000 shares of Post-Combination Company Common Stock (the “Earnout Shares”) which such Earnout Shares will be allocated among the Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet. For the avoidance of doubt, the number of employees of the Company as of the Closing means the greater of: (i) twenty (20) full-time employees, and (ii) the number of full-time employees at Closing.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of Immersed, Maquia and Merger Sub relating to, among other things, their organization and qualification, outstanding capitalization, the absence of certain changes or events, employee benefit plans, labor and employment matters, intellectual property matters, tax matters, material contracts, and other matters relating to their respective businesses and authority to consummate the Business Combination.

The Business Combination Agreement also contains covenants by Immersed, Maquia and Merger Sub to conduct their businesses in the ordinary course and consistent with past practice during the period between the execution of the Business Combination Agreement and consummation of the Business Combination and to refrain from taking certain actions specified in the Business Combination Agreement, subject to certain exceptions. Each of Maquia and Immersed has agreed to customary “no shop” obligations.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Representations and Warranties” and —”Covenants.”

Conditions to the Merger

Mutual. The obligations of Immersed, Maquia and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	The written consent of holders of Immersed Common Stock and Immersed Preferred Stock in favor of the approval and adoption of the Business Combination Agreement, the Merger and the Business Combination will have been delivered to Maquia;
●	The Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Incentive Award Plan Proposal, or the Nasdaq Proposal and any other proposals deemed necessary or desirable to consummate the Business Combination will have been approved and adopted by the requisite affirmative vote of the stockholders of Maquia in accordance with the proxy statement/prospectus/consent solicitation statement, the DGCL, Maquia’s organizational documents and the rules and regulations of Nasdaq;

●	No governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;
●	The registration statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the registration statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the registration statement will have been initiated or be threatened by the SEC;
●	The Post-Combination Company Common Stock to be issued pursuant to the Business Combination Agreement will have been approved for listing on Nasdaq, subject only to official notice of issuance thereof; and
●	Upon the Closing, after giving effect to the Maquia Redemption Rights, Maquia will have net tangible assets of at least $5,000,001.

Maquia and Merger Sub. The obligations of Maquia and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

●	Certain fundamental representations and warranties of Immersed contained in the Business Combination Agreement will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; the representations and warranties regarding the capitalization of Immersed contained in the Business Combination Agreement will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; and all other representations and warranties of Immersed contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;
●	Immersed will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time (as defined in the Business Combination Agreement);
●	No Company Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing Date;
●	Immersed will have delivered to Maquia a certificate, dated the date of the Closing, signed by an officer of Immersed, certifying as to the satisfaction of the conditions specified in the Business Combination Agreement;
●	Other than those persons identified as continuing directors or officers on an exhibit to the Business Combination Agreement, all members of the Immersed Board and officers of Immersed will have executed written resignations effective as of the Effective Time; and
●	All parties to the Registration Rights and Lock-Up Agreement (other than Maquia and the holders of equity securities of Maquia prior to the Closing contemplated to be a party thereto) will have delivered, or cause to be delivered, to Maquia a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

Immersed. The obligations of Immersed to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

●	Certain fundamental representations and warranties of Maquia and Merger Sub contained in the Business Combination Agreement will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; the representations and warranties regarding the capitalization of Maquia and Merger Sub contained in the Business Combination Agreement will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; and all other representations and warranties of Maquia and Merger Sub contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect;
●	Maquia and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	No SPAC Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing Date;
●	Upon the Closing, the available cash shall be equal to or greater than $25,000,000; provided, that, if the available cash at Closing is equal to $21,900,000, such condition (unless waived) may be satisfied if the Sponsor forfeits and surrenders to Maquia for cancellation 310,000 shares of Class A Common Stock; provided, further, that the share cancellation is subject to proportionate reduction to the extent the available cash exceeds $21,900,000 but is less than $25,000,000;
●	Maquia will have delivered to Immersed a certificate, dated the date of the Closing, signed by the President of Maquia, certifying as to the satisfaction of the conditions specified in the Business Combination Agreement;
●	Maquia and the holders of equity securities of Maquia prior to the Closing contemplated to be a party thereto will have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by Maquia;
●	Other than those persons identified as continuing directors or officers on an exhibit to the Business Combination Agreement, all members of the Maquia Board and all officers of Maquia will have executed written resignations effective as of the Effective Time;
●	As of the Closing, Maquia will (i) not have any Indebtedness other than the Sponsor Debt (as defined in the Business Combination Agreement) and (ii) provide evidence thereof to Immersed; and
●	Maquia will deliver to Immersed copies of the amendments to the promissory notes issued to the Sponsor by Maquia in connection with the Sponsor Debt pursuant to, and in accordance with, the Sponsor Support Agreement (as defined below).

Termination

The Business Combination Agreement may be terminated and the Merger and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Immersed or Maquia, as follows:

●	by mutual written consent of Maquia and Immersed;

●	by either Maquia or Immersed if the Effective Time will not have occurred prior to March 7, 2024 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a closing condition set forth in the Business Combination Agreement on or prior to the Outside Date;
●	by either Maquia or Immersed if any governmental authority in the United States will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination, the Merger; or
●	by either Maquia or Immersed if any of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Incentive Award Plan Proposal, or the Nasdaq Proposal and any other proposals deemed necessary or desirable to consummate the Business Combination will fail to receive the requisite vote for approval at the Special Meeting or any adjournment thereof; or
●	by Maquia if Immersed will have failed to deliver the written consent of holders of Immersed Common Stock and Immersed Preferred Stock in favor of the approval and adoption of the Business Combination Agreement, the Merger and the Business Combination to Maquia after the registration statement becomes effective; or
●	by Maquia upon a breach of any representation, warranty, covenant or agreement on the part of Immersed set forth in the Business Combination Agreement, or if any representation or warranty of Immersed will have become untrue, in either case such that the conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided that Maquia has not waived such Terminating Company Breach and Maquia and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by Immersed, Maquia may not terminate the Business Combination Agreement for so long as Immersed continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Maquia to Immersed; or
●	by Immersed upon a breach of any representation, warranty, covenant or agreement on the part of Maquia and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Maquia and Merger Sub will have become untrue, in either case such that the conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating SPAC Breach”); provided that Immersed has not waived such Terminating SPAC Breach and Immersed is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Maquia Breach is curable by Maquia and Merger Sub, Immersed may not terminate the Business Combination Agreement for so long as Maquia and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Immersed to Maquia.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement, or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party.

For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Termination.”

Certain Agreements Related to the Business Combination Agreement

Stockholder Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Maquia, Immersed and certain stockholders of Immersed, collectively holding approximately 71.08% of the total number of outstanding shares of Immersed common stock and preferred stock (on an as converted to common basis) entered into a stockholder support agreement (the “Stockholder Support Agreement”) pursuant to which, among other things, the Immersed stockholders party thereto agreed to vote their shares of

Immersed common stock and Immersed preferred stock in favor of the Business Combination Agreement, the Merger and the Business Combination.

For more information about the Stockholder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholder Support Agreement.”

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Maquia, Immersed, and the Sponsor and the directors and officers of Maquia (the “Sponsor Parties”) entered into a sponsor support agreement (as the same has been or may be amended from time to time, the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor Parties agreed to (i) vote their shares of Maquia Common Stock in favor of the Business Combination Agreement and the Business Combination and to not effect any sale or distribution of any equity securities of Immersed held by any of them until the Closing Date or the earlier termination of the Business Combination Agreement; (ii) waive any anti-dilution provisions for the Class B Common Stock as set forth in the Maquia organizational documents; and (iii) waive their redemption rights in connection with the Business Combination. On October 4, 2023, Maquia, Immersed and the Sponsor Parties entered into Amendment No. 1 to the Sponsor Support Agreement.

In addition, the Sponsor agreed:

●	to, as of the Effective Time (i) forfeit and surrender to SPAC for cancellation 1,507,000 shares of Class A Common Stock (such forfeited shares of Class A Common Stock, the “Forfeited Sponsor Shares”) for no consideration and (ii) (a) forfeit and surrender to Maquia for cancellation 291,872 Private Placement Warrants (the “Forfeited/Transferred Sponsor Warrants”) or (b) transfer and assign all of its right, title and interest in the Forfeited/Transferred Sponsor Warrants to the stockholders of Immersed, which shall be allocated to, and among the stockholders of Immersed pursuant to, and in accordance with, the Payment Spreadsheet. If the Forfeited/Transferred Sponsor Warrants are (A) forfeited by Sponsor pursuant to (a) above, the Forfeited Sponsor Shares shall be cancelled and forfeited for no consideration and shall cease to exist and Maquia shall issue 291,872 Private Placement Warrants to the stockholders of Immersed in accordance with the Payment Spreadsheet or (B) transferred by Sponsor pursuant to (b) above;
●	that, should available cash at Closing be equal to $21,900,000, the minimum cash condition (unless waived) under the Business Combination Agreement may be satisfied if the Sponsor shall forfeit and surrender to Maquia for cancellation 310,000 shares of Class A Common Stock; provided, however, that the share cancellation is subject to proportionate reduction to the extent the available cash exceeds of $21,900,000 but is less than $25,000,000;
●	to, in connection with the extension of the Maquia Business Combination Deadline, (i) continue to deposit monthly funding amounts into the Trust Fund in order to extend the Maquia Business Combination Deadline until February 7, 2024, and (ii) from and after February 7, 2024, use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the Maquia organizational documents and obtaining the necessary approval from the Maquia Stockholders, to further extend the Maquia Business Combination Deadline after February 7, 2024 until a date mutually agreed in writing between Maquia and Immersed;
●	to amend the Sponsor Promissory Notes executed in connection with the Sponsor Debt such that upon, and subject to, the Closing, (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will be paid in cash to the Sponsor, (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will remain place for a period of 12 months after the Closing Date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt under the Sponsor Promissory Notes will be paid in shares of Post-Combination Company Common Stock (valued at the Maquia Redemption Price) at any time within 12 months of Closing;
●	to use commercially reasonable efforts to raise the PIPE Financing, including cooperating with Maquia and Immersed as required and necessary in connection with the PIPE Financing; and
●	to use commercially reasonable efforts to retain funds in the Trust Account and minimize and mitigate the Maquia Redemption Rights, including entering into non-redemption agreements with certain stockholders of Maquia.

For more information about the Sponsor Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Registration Rights and Lock-Up Agreement

At or prior to the Closing, Maquia, certain stockholders of Immersed and certain stockholders of Maquia (the “Holders”) will enter into a registration rights and lock-up agreement (the “Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, (a) Maquia will grant the Holders certain registration rights following the Closing of the Business Combination contemplated by the Business Combination Agreement with respect to shares of Post-Combination Company Common Stock, and (b) the Holders will agree to not effect any sale or distribution of any equity securities of Maquia held by any of them until the earliest of (i) the date that is six months from the Closing Date, (ii) the last consecutive trading day where the sale price of the Post-Combination Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date commencing at least 150 days after the date of this Agreement, or (iii) such date on which Maquia completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the stockholders of Maquia having the right to exchange their shares of Post-Combination Company Common Stock for cash, securities or other property; in each case as set forth in the Registration Rights and Lock-Up Agreement.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Maquia Extension

The Business Combination Agreement provides that, unless the Closing has occurred or the Business Combination Agreement has otherwise been terminated, (i) prior to February 7, 2024, Maquia will make, or cause Maquia’s sponsor, Maquia Investments North America, LLC (the “Sponsor”) to make, the deposits into the Trust Account necessary to extend the deadline by which Maquia must complete its initial business combination (the “Maquia Business Combination Deadline”) to February 7, 2024 as set forth in the proxy statement filed by Maquia on May 5, 2023 and Maquia’s organizational documents and (ii) from and after February 7, 2024, Maquia will use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending Maquia’s organizational documents and obtaining the necessary approval from Maquia’s stockholders, to further extend the Maquia Business Combination Deadline after February 7, 2024 until a date mutually agreed in writing between Maquia and Immersed.

PIPE Financing

During the period from the date of the Business Combination Agreement until the Closing, Maquia may execute subscription agreements (each, a “PIPE Subscription Agreement”) with certain investors (the “PIPE Investors”) mutually agreed by Maquia and Immersed pursuant to which Maquia would issue and sell shares of Maquia’s Class A Common Stock to such PIPE Investors on the Closing Date, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements (the “PIPE Financing”); provided that unless otherwise agreed by Maquia and Immersed in writing, (i) no such PIPE Subscription Agreement will provide for a purchase price of shares of Class A Common Stock at a price less than the Maquia Redemption Price per share of Class A Common Stock (including any discounts, rebates, equity kickers or promote), and (ii) no such PIPE Subscription Agreement will provide for the issuance of any equity securities of Maquia other than shares of Class A Common Stock.

Backstop Agreement

The Sponsor and Maquia may enter into backstop agreements with any third party (the “Backstop Provider”), in form and substance satisfactory to Immersed (including with respect to the Backstop Provider), pursuant to which the Backstop Provider will, in a manner compliant with all applicable laws, rules and regulations, including the SEC’s tender offer rules and guidance, if applicable, (i) purchase shares of Class A Common Stock in an aggregate amount of $11,900,000 prior to the Maquia stockholders meeting to approve the Business Combination Agreement and (ii) not redeem such shares pursuant to Maquia’s redemption rights (the “Backstop”). In connection with the Backstop, Immersed will issue to the Backstop Provider an aggregate of 650,000 shares of the Post-Combination Company’s Common Stock, which such shares will be allocated from the Forfeited Sponsor Shares.

Reasons for the Approval of the Business Combination

After careful consideration, the Maquia Board recommends that Maquia’s stockholders vote “FOR” each Maquia Proposal being submitted to a vote of Maquia’s stockholders at the Special Meeting of stockholders.

For a description of the Maquia Board’s reasons for the approval of the Business Combination and the recommendation of the Maquia Board, see the section entitled “The Business Combination — The Maquia Board’s Reasons for the Approval of the Business Combination.”

Conversion Rights

Under Maquia’s Existing Certificate of Incorporation, holders of Public Shares may demand that Maquia convert such shares into cash at the applicable conversion price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Maquia to pay its franchise and income tax obligations, by (b) the total number of shares of Maquia Common Stock included as part of the Maquia Units issued in the IPO. However, Maquia will not convert any Public Shares to the extent that such conversion would result in Maquia having net tangible assets of less than $5,000,001 upon consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $[•] as of [•], 2023, the estimated per share conversion price would have been approximately $[•].

If a holder exercises its conversion rights and the Business Combination is consummated, then Maquia will convert such holder’s Public Shares into a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands conversion and delivers its shares (either physically or electronically) to Maquia’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of Maquia Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your Public Shares into cash.

Recommendation of the Maquia Board

The Maquia Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of Maquia and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus/consent solicitation statement be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus/consent solicitation statement. The Maquia Board unanimously recommends that Maquia’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governance Proposals, “FOR” the Election of Directors Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, if presented. See “The Business Combination — Recommendation of the Maquia Board” and “The Business Combination — Maquia’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Recommendation of the Immersed Board

After consideration, the Immersed Board unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Immersed and the Immersed Stockholders. See the section entitled “Immersed’s Solicitation of Written Consents — Purpose of the Consent Solicitation; Recommendation of the Immersed Board” of this proxy statement/prospectus/consent solicitation statement.

Maquia’s Special Meeting of Stockholders

See “Questions and Answers About the Special Meeting of Maquia’s Stockholders and the Related Proposals” above and “The Special Meeting of Maquia Stockholders” below for information regarding the Special Meeting.

Immersed Solicitation of Written Consents

See “Questions and Answers About Immersed’s Consent Solicitation” above and “Immersed’s Solicitation of Written Consents” below for information regarding Immersed’s solicitation of its stockholders to approve the Business Combination Proposal.

Regulatory Approvals Required for the Business Combination

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Maquia and Immersed are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination. Due to the size of the transaction, no HSR filing was required.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Maquia will acquire all of the outstanding equity interests of Immersed in the Business Combination, Maquia will be treated as the acquired company and Immersed will be treated as the accounting acquirer for financial statement reporting purposes. See “Accounting Treatment of the Business Combination.”

The Sponsor and Maquia’s Directors and Officers Have Financial Interests in the Business Combination

Certain of Maquia’s executive officers and directors and its Sponsor may have interests in the Business Combination that may be different from, or in addition to, the interests of Maquia’s stockholders. The members of the Maquia Board were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Business Combination Agreement and recommended that Maquia’s stockholders approve the Business Combination Proposal. See “The Business Combination — Interests of Maquia’s Directors and Executive Officers in the Business Combination.”

Immersed’s Directors and Officers Have Financial Interests in the Business Combination

Certain of Immersed’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Immersed’s stockholders. The members of the Immersed Board were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Business Combination Agreement and recommended that Immersed’s stockholders approve the Business Combination Proposal. See “The Business Combination — Interests of Immersed’s Director and Executive Officer in the Business Combination.”

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus/consent solicitation statement in deciding how to vote for the proposals presented in this proxy statement/prospectus/consent solicitation statement. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 39. Such risks include, but are not limited to:

Risks related to Immersed’s business and industry, including that:

●	We have experienced rapid growth and expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition would be adversely affected.
●	We have a history of losses and expect to incur significant expenses and continuing losses at least for the near term.

●	Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at a similar rate, if at all.
●	We currently face competition from a number of companies and expect to face significant competition in the future as the market for spatial computing develops. If we do not compete effectively, our business, financial condition, and results of operations could be harmed.
●	As a provider of a virtual reality software solution for hybrid and remote work, we face potential risks associated with the post-pandemic return to office. The shift back to traditional office environments could impact the demand for our AR/ VR collaboration application and remote work solutions.
●	The Post-Combination Company’s success may be reliant on the development and integration of the Immersed Visor, which could introduce additional risks and challenges to the business. The following considerations address the potential risks associated with developing and incorporating essential hardware:
●	We will rely on a limited number of suppliers and manufacturers for the Immersed Visor, and availability of supplied hardware may be affected by factors such as tariffs or supply disruptions caused by the COVID-19 pandemic and general economic conditions. We may not be able to obtain sufficient components or completed Visors to meet our needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill orders in a timely manner or increase our costs of production.
●	Some of our facilities are located in areas susceptible to wildfires and other severe weather events. An earthquake, wildfire or other natural disaster or resource shortage, including public safety power shut-offs that have occurred and will continue to occur in Texas or other states, could disrupt and harm our operations.
●	If we fail to retain current subscribers or add new subscribers, our business would be seriously harmed.
●	Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches and interruption in service, which would harm our business.
●	We may need to raise additional funds and these funds may not be available when needed.
●	Immersed has identified material weaknesses in its implementation of comprehensive entity-level internal controls over financial reporting.
●	The Post-Combination Company’s ability to be successful following the Business Combination will depend upon the efforts of the Post-Combination Company’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of post-Business Combination business.
●	Immersed has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.
●	We may not be able to successfully manage our growth, and if we are not able to grow efficiently, our business, financial condition, and results of operations could be harmed.
●	We are dependent on the success of our customers in the enterprise market. Adverse events relating to our customers could have a negative impact on our business.
●	We intend to provide service-level agreement commitments related to our platform. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or other credits, which would lower our revenue and harm our business, financial condition and results of operations.
●	If we fail to offer high-quality support, our ability to retain and attract customers could suffer.

●	Acquisitions, strategic investments, partnerships, and alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition and results of operations.
●	We are exposed to collection and credit risks, which could impact our operating results.
●	We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.
●	Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.
●	We expect to incur research and development costs in developing new products, which could significantly reduce our profitability and may never result in revenue.
●	Our future growth and success is dependent upon the continuing rapid adoption of spatial computing.
●	The spatial computing market is characterized by rapid technological change, which requires us to continue to develop new services, products and service and product innovations. Any delays in such development could adversely affect market adoption of our products and services and could adversely affect our business and financial results.
●	Developing and launching an AI assistant product presents unique challenges and risks that could adversely impact the business and operations of the Post-Combination Company. The unsuccessful development, deployment, and adoption of an AI assistant could adversely affect our business, financial condition and results of operations.
●	If we fail to timely release updates and new features to our platform and adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or changing customer needs, requirements, or preferences, our platform may become less competitive.
●	Our business may be adversely affected if we are unable to protect our spatial computing technology and intellectual property from unauthorized use by third parties.
●	Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, or declines in customers or retention, any of which could seriously harm our business.
●	The market price and trading volume of Common Stock may be volatile and could decline significantly following the Business Combination.
●	Our financial condition and results of operations have fluctuated in the past and are expected to fluctuate in the future, making it difficult to project future results which could cause our results of our operations for a particular period to fall below expectations of securities analysts and investors, resulting in a decline in the price of the Post-Combination Company’s Common Stock.

Risks Related to Maquia and the Business Combination, including that:

●	The Sponsor and Maquia independent directors have agreed to vote in favor of each of the proposals at the Special Meeting, regardless of how Public Stockholders vote.
●	Maquia’s stockholders will have reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

●	The market price of shares of the Post-Combination Company Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of Maquia Class A Common Stock before the Business Combination.
●	Subsequent to the Closing, the Post-Combination Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
●	Maquia has not obtained an opinion from om an independent investment banking firm, and consequently, there is no assurance from an independent source that the Business Combination consideration is fair to its stockholders from a financial point of view.
●	Since the Sponsor and Maquia’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Maquia’s Public Stockholders, a conflict of interest may have existed in determining whether the Business Combination with Immersed is appropriate as our initial Business Combination.
●	Future resales of our outstanding securities, including the registration of securities for resale under the Registration Rights Agreement, may cause the market price of our securities to drop significantly, even if our business is doing well.
●	The Sponsor is liable for ensuring that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. It has also agreed to pay for any liquidation expenses if an initial Business Combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Business Combination.
●	We may not have sufficient funds to satisfy the indemnification claims of our directors and officers.
●	Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of Immersed whom we expect to stay with the post- combination business following the Business Combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.
●	The ability of Maquia’s Public Stockholders to exercise redemption rights with respect to a large number of shares of Maquia’s Class A Common Stock could reduce the amount of working capital available to the Post-Combination Company upon the closing of the Business Combination and could adversely affect the completion of the Business Combination.
●	The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
●	If Maquia is unable to complete the Business Combination with Immersed or another initial business combination by February 7, 2024 (or such later date as may be approved by Maquia’s stockholders), Maquia will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Maquia Board, dissolving and liquidating. In such event, third parties may bring claims against Maquia and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than an estimate of $10.91 per Public Share.
●	You must tender your shares of Common Stock in order to validly seek redemption at the Meeting.
●	Termination of the Business Combination Agreement could negatively impact Immersed and Maquia.
●	Immersed will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
●	The Business Combination Agreement contains provisions that may discourage Maquia from seeking an alternative Business Combination.

●	The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the actual financial condition and results of operations after the merger may differ materially.
●	Maquia and Immersed will incur transaction costs in connection with the Business Combination.
●	The Sponsor and Maquia’s officers and directors have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Immersed.
●	In the event of the exercise of Maquia’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Maquia’s stockholders.
●	Past performance by Maquia, including its management team and affiliates, may not be indicative of future performance of an investment in Maquia or the post-combination business.
●	Maquia will not have any right after the Closing to make damage claims against the Post-Combination Company or the Post-Combination Company’s stockholders for the breach of any representation, warranty or covenant made by Immersed in the Business Combination Agreement.
●	Because Immersed will become a public reporting company by means other than a traditional underwritten initial public offering, Immersed’s stockholders (including the Public Stockholders) will face additional risks and uncertainties.
●	Since the completion of Maquia’s IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.
●	Securities of companies formed through mergers with special purpose acquisition companies such as ours may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.
●	At Closing, the trading price per share value of the Post-Combination Company Common Stock may be less than the per share value of the Trust Account.
●	During the pendency of the Business Combination, Maquia will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
●	The ability of Public Stockholders to exercise redemption rights with respect to a large number of outstanding shares of Maquia Class A Common Stock could increase the probability that the Business Combination will be unsuccessful.
●	There is no guarantee that a Public Stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
●	If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus/consent solicitation statement, that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
●	Maquia does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Maquia to complete the Business Combination with which a substantial majority of Maquia’s shareholders do not agree.

●	If you or a “group” of stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
●	In the event that a significant number of public shares are redeemed, our Common Stock may become less liquid following the Business Combination.
●	A new 1% U.S. federal excise tax may be imposed upon us in connection with the redemptions by us of our Maquia Class A Common Stock.
●	Resales of the shares of Post-Combination Company Common Stock included in the Merger Consideration could depress the market price of the Post-Combination Company Common Stock.
●	Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Immersed and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.
●	The market price and trading volume of the Post-Combination Company may be volatile and could decline significantly following the Business Combination.
●	Our financial condition and results of operations have fluctuated in the past and are expected to fluctuate in the future, making it difficult to project future results which could cause our results of our operations for a particular period to fall below expectations of securities analysts and investors, resulting in a decline in the price of the Post-Combination Company’s Common Stock.
●	If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding our Common Stock adversely, then the price and trading volume of our Common Stock could decline.
●	Future issuances of debt securities and equity securities may adversely affect the Post-Combination Company, including the market price of the Post-Combination Company Common Stock and may be dilutive to existing stockholders.
●	Future resales of the Post-Combination Company Common Stock after the consummation of the Business Combination may cause the market price of the Post-Combination Company’s securities to drop significantly, even if the Post-Combination Company’s business is doing well.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Immersed has been determined to be the accounting acquirer, primarily due to the fact that Immersed Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while Maquia is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Immersed issuing stock for the net assets of Maquia, accompanied by a recapitalization. The net assets of Maquia will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Immersed in future reports of the Post-Combination Company. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives effect to the Business Combination as if it had occurred on June 30, 2023. The summary unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 gives effect to the Business Combination as if it had occurred on January 1, 2022.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus/consent solicitation statement and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Maquia and Immersed for the applicable periods included elsewhere in this proxy statement/prospectus/consent solicitation statement. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company following the merger.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Post-Combination Company Common Stock:

●	Assuming No Redemptions: This scenario assumes that no Public Stockholders of Maquia exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 1,090,718 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.91 per share) of the funds in the Trust Account.

The Business Combination Agreement provides that upon the Closing, after giving effect to the SPAC Redemption Rights, the consummation of the Business Combination is conditioned on Maquia having net tangible assets of at least $5.00 million.

	Pro Forma Combined
	Per Share Data
		Assuming
	Assuming No	Maximum
	Redemptions	Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the Six Months Ended June 30, 2023
Net loss	$(1,582,545)	$(1,582,545)
Basic and diluted net loss per share - Common Stock	$(0.14)	$(0.15)
Weighted average shares outstanding of Common Stock - basic and diluted	11,570,303	10,479,585
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the Year Ended December 31, 2022
Net loss	$(4,615,242)	$(4,615,242)
Basic and diluted net loss per share - Common Stock	$(0.34)	$(0.45)
Weighted average shares outstanding of Common Stock - basic and diluted	13,748,071	10,208,262
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data
As of June 30, 2023
Total assets	$15,479,206	$3,579,473
Total liabilities	$3,220,797	$3,220,797
Total stockholders’ equity	$12,258,409	$358,676

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

Certain statements in this proxy statement/prospectus/consent solicitation statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our management team’s, Immersed’s and Immersed’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus/consent solicitation statement may include, for example, statements about:

●	our ability to consummate the Business Combination;
●	the expected benefits of the Business Combination;
●	The Post-Combination Company’s financial and business performance following the Business Combination, including Immersed’s financial projections and business metrics;
●	Immersed’s market opportunity;
●	changes in Immersed’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;
●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;
●	the expected U.S. federal income tax impact of the Business Combination;
●	the Post-Combination Company’s ability to retain or recruit officers, key employees and directors following the completion of the Business Combination;
●	the impact of the regulatory environment and complexities with compliance related to such environment; and
●	the ability of Immersed to grow market share in its existing markets or any new markets it may enter through sales and marketing investments or otherwise.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus/consent solicitation statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus/consent solicitation statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of the Post-Combination Company’s securities;
●	the risk that the Business Combination may not be completed by Maquia’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Maquia;

●	the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of Maquia and Immersed, the satisfaction of the minimum Trust Account amount following redemptions by Public Stockholders and Maquia’s failure to satisfy the minimum cash condition;
●	the lack of a third party valuation in determining whether to pursue the Business Combination;
●	the judgment of the Maquia Board in determining enterprise valuation may have been impaired by its potential conflicts of interest;
●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;
●	the effect of the announcement or pendency of the Business Combination on Immersed’s business relationships, performance, and business generally;
●	risks that the Business Combination disrupts Immersed’s current plans and potential difficulties in Immersed’s employee retention as a result of the Business Combination;
●	the outcome of any legal proceedings that may be instituted against Immersed or against Maquia related to the Business Combination Agreement or the Business Combination;
●	the ability to maintain the listing of Maquia’s securities on Nasdaq;
●	the potential decline in market price and trading volume of the Post-Combination Company Common Stock following the closing of the Business Combination;
●	the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;
●	the risk that the assumptions, analysis and internal estimates underlying Immersed’s financial projections prove to be incorrect, causing Immersed’s actual operating results to differ materially from those forecasted or projected;
●	the risk that the Post-Combination Company’s securities will not be approved for listing on Nasdaq or if approved, maintain the listing;
●	the ability of Immersed to maintain an effective system of internal controls over financial reporting;
●	the ongoing impact of the COVID-19 pandemic on Immersed’s business and results of operations despite recent easing of these impacts;
●	the ability of Immersed to respond to general economic conditions;
●	the ability of Immersed to manage its growth effectively;
●	the ability of Immersed to achieve and maintain profitability in the future;
●	the ability of Immersed to access sources of capital to finance operations and growth; and
●	other risks and uncertainties described in this proxy statement/prospectus/consent solicitation statement, including those under the section entitled “Risk Factors.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus/consent solicitation statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. Certain of the following risk factors apply to the business and operations of Immersed and will also apply to the business and operations of the Post-Combination Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Maquia and Immersed that later may prove to be incorrect or incomplete. Maquia and Immersed may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of the Post-Combination Company. Unless the context requires otherwise, references to “Immersed,” “we,” “our” and “us” in this section are to the business and operations of Immersed prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Immersed by virtue of the Post-Combination Company’s ownership of the business of Immersed through its ownership of the Surviving Corporation following the Business Combination. In addition, you should read and consider the risks associated with the business of Maquia because these risks may also affect the Post-Combination Company — these risks can be found in Maquia’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, if any, all of which are filed with the SEC. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/consent solicitation statement.

Risks Related to Immersed’s and the Post-Combination Company’s Business and Industry

We have experienced rapid growth and expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition would be adversely affected.

We have experienced rapid growth in recent periods. For example, the number of our employees has grown from one employee as of January 4, 2017, to 21 employees as of the date of this filing, and we expect to continue to experience rapid growth over the near term. The growth and expansion of our business has placed and continues to place a significant strain on our management, operations, financial infrastructure and corporate culture.

In the event of further growth, our information technology systems and internal controls over financial reporting and procedures may not be adequate to support our operations and may introduce opportunities for data security incidents that may interrupt business operations or permit bad actors to obtain unauthorized access to business information or misappropriate funds.

To manage growth in operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing or enhancing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business performance and operating results.

We have a history of losses and expect to incur significant expenses and continuing losses at least for the near term.

We incurred a net loss of approximately $1,478,009 for the six months ended June 30, 2023 and $5,953,404 and $3,945,029 for the years ended December 31, 2022 and 2021, respectively, and, as of June 30, 2023, had an accumulated deficit of approximately $13,275,387. We believe we will continue to incur operating and net losses each quarter at least for the near term. Even if we achieve profitability, there can be no assurance that we will be able to maintain profitability in the future. Our potential profitability is particularly dependent upon the continued adoption of spatial computing and the use of our platform by commercial and individual consumers, which may not occur at the levels we currently anticipate or at all.

We have historically funded the net cash needed for operating and investing activities through the sale of equity. Without taking into account the Business Combination, we have cash and cash equivalents to fund our forecasted operating expenses, working capital requirements and capital expenditures through the first quarter of 2024. Therefore, we do not have adequate liquidity to meet our forecasted obligations for a period of one year from the date of the issuance of our interim June 30, 2023 financial statements. In

August 2023, we raised capital through the issuance of Immersed Convertible Notes in the aggregate amount of $450,000 and through a public crowdfunding campaign in which we raised $3 million. Our plan is to raise additional capital in connection with the completion of the Business Combination through issuances of private debt or equity. If we are unable to complete the Business Combination, we will decrease spending levels for labor, and sales and marketing programs, and we will also reduce discretionary spending, including reducing our direct and indirect labor, reducing sales and marketing costs and focusing our available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity to fund our operations for at least one year from the date of the issuance of these financial statements. We cannot assure you that such measures would be sufficient to enable us to fund our operations for one year from the date of issuance of the financial statements if we are unable to complete the Business Combination.

Our auditor has expressed substantial doubt about our ability to continue as a “going concern.”

The audit report on our financial statements for the years ended December 31, 2022 and 2021 included a paragraph related to our recurring losses from operations, significant accumulated deficit and negative cash flows from operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Immersed’s ability to continue as a going concern is dependent on various factors, such as our ability to continue to raise additional debt or equity financing, including through the Business Combination, and to increase revenue through our sales efforts. Neither Immersed nor Maquia can assure you that the consummation of the Business Combination will eliminate any doubts about Immersed’s ability to continue as a going concern. For example, if holders of Maquia Class A Common Stock elect to redeem shares in an amount that is above what Maquia expects, there may be less cash available to Immersed at the consummation of the Business Combination than expected. In addition, our ability to continue as a going concern is contingent upon the satisfaction of the closing condition for the Business Combination relating to Available Cash, which is defined in the Business Combination Agreement and discussed elsewhere in this proxy statement/prospectus/consent solicitation statement, or obtaining alternate financing. We cannot provide any assurance that we will be able to raise sufficient additional capital to meet the needs of our business. If Immersed is unable to continue as a going concern, it may be forced to sell assets, seek bankruptcy relief or otherwise restructure its balance sheet or liquidate and you could lose all or a substantial portion of your investment.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at a similar rate, if at all.

This proxy statement/prospectus/consent solicitation statement includes estimates of the addressable market for our products. The estimates of market opportunity and forecasts of market growth we have made and may make may prove to be inaccurate. Market opportunity estimates and growth forecasts, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that affect the calculation of our market opportunity are also subject to change over time.

Estimates of market opportunity in industries are uncertain, given the earlier stage of adoption of solutions for AR/VR in the markets. Our estimates of the addressable market opportunities depend on a variety of factors, including the number of potential users of our platform across various industries. We cannot be sure that such industries will adopt AR/VR generally, or our solutions specifically, to any particular extent or at any particular rate.

Our expectations regarding potential future market addressable opportunities are subject to even greater uncertainty. For example, our expectations regarding future market opportunities depend, among other things, on the extent to which we are able to develop new products and features that expand the applicability of our software platform. In addition, our expectations regarding future market opportunities represented by augmented reality and virtual reality applications are subject to uncertainties relating from the fact that such applications are at relatively early stages of development and may not grow at the rates we expect. The extent to which engineers, technicians or other potential users of our platform in industries outside higher education are representative of other future market opportunities will depend on those industries having use cases that can be served by AR/VR content. Our ability to address those opportunities will depend on our developing products that are responsive to those use cases.

We cannot assure you that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will purchase our solutions at all or generate any particular level of revenue for us. In addition, any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our platform and those of our competitors. Even if the market in which we compete meets the size estimates and growth we forecast, our business could fail to achieve a substantial share of this market or grow at a similar rate, if at all. Our growth is subject to many risks and uncertainties. Accordingly, the estimates of market opportunity or forecasts of market growth we have made and may make should not be taken as indicative of our future growth.

We currently face competition from a number of companies and expect to face significant competition in the future as the market for spatial computing develops. If we do not compete effectively, our business, financial condition, and results of operations could be harmed.

The spatial computing market is relatively new and competition is still developing. The markets in which we operate are highly competitive. A significant number of companies have developed or are developing AR/VR solutions that currently, or in the future may, compete with some or all of our offerings and we also compete with competitors offering traditional, offline methods of workplace interaction and productivity. As we look to market and sell our platform to potential customers with existing solutions, we must convince their internal stakeholders that our platform is superior and/or more cost-effective to their current solutions.

With respect to our software platform, we primarily compete against Meta Workrooms, EngageXR, Virbela, etc., in the spatial computing industry. Outside of the enterprise industry, we also compete with other development platforms that offer virtual screens like Virtual Desktop, BigScreen, and Apple Vision Pro.

With respect to our Immersed Visor, we compete in a fragmented ecosystem composed of select divisions of large, well-established companies as well as privately held companies. The large companies in our ecosystem may play multiple roles given the breadth of their business. Examples of these large companies are Apple, Meta, Google, HTC, Bytedance and Microsoft. Most of these companies are or could be seen as our competition.

With the introduction of new technologies and market entrants, we expect that the competitive environment will remain intense or become even more intense in the future. Some of our actual and potential competitors have been acquired by other larger companies and have made or may make acquisitions, or may enter into partnerships or other strategic relationships that may provide more comprehensive offerings than they offered individually or achieve greater economies of scale than us.

Our competitors vary in size and in the breadth and scope of the solutions offered. Some of our competitors and potential competitors have greater name recognition, longer operating histories, more established customer relationships, larger marketing budgets and greater financial and operational resources than we do. Further, other potential competitors not currently offering competing products or services may expand their offerings to compete with our platform or enter the market through acquisitions, partnerships or strategic relationships. In addition, our current and potential competitors may have or establish cooperative relationships among themselves or with our customers or other third parties that may further enhance their resources and offerings in our addressable market. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer requirements. An existing competitor or new entrant could introduce new technology that is perceived to be easier to use or otherwise favorable to ours, which could reduce demand for our software platform or Immersed Visor.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, which could result in the failure of our platform to continue to achieve or maintain market acceptance, which would harm our business, results of operations and financial condition.

Our business, like many others, is susceptible to the potential risks and uncertainties associated with general economic downturns, including those resulting from future pandemics. These economic downturns could significantly impact our operations, financial performance, and overall business.

The impact of a future pandemic, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, could create significant volatility in the global and domestic economy and lead to reduced economic activity.

The following are potential risks associated with a general economic downturn resulting from a future pandemic:

●	Reduced Customer Spending: Economic downturns often lead to reduced consumer and business spending, resulting in decreased demand for our VR collaboration application and services. Organizations may cut back on non-essential expenses, including technology investments, negatively impacting our revenue.

●	Delayed Decision-Making: During economic uncertainty, businesses may postpone or delay making purchasing decisions, leading to longer sales cycles and potential revenue decline.
●	Reduced Funding and Investments: Economic downturns can lead to reduced venture capital funding, fewer investments in technology companies, and lower valuations, limiting our ability to raise necessary capital for growth and expansion.
●	Disrupted Supply Chains: Economic downturns may disrupt supply chains, affecting the availability of necessary hardware components, equipment, and resources required for our platform’s functionality.
●	Impact on Advertising and Marketing: Organizations may cut back on advertising and marketing budgets during economic downturns, making it challenging to attract new users and customers to our platform.
●	Subscription Cancellations: Economic pressures may lead businesses and individuals to cancel or downgrade their subscriptions, reducing our recurring revenue and impacting overall financial stability.

These potential risks associated with an economic downturn resulting from a future pandemic could significantly impact our operations, financial performance, and overall business.

As a provider of a virtual reality software solution for hybrid and remote work, we face potential risks associated with the post-pandemic return to office. The shift back to traditional office environments could impact the demand for our AR/ VR collaboration application and remote work solutions.

The following are potential risks associated with the return to the office:

●	Reduced Demand for Remote Work Solutions: Organizations may transition back to in-office work arrangements, leading to decreased demand for remote-only work tools and virtual collaboration solutions.
●	Disrupted Business Model: A widespread return to office environments could challenge our business model, which focuses on providing virtual collaboration tools for hybrid and remote work scenarios.
●	Loss of Users: Users who adopted our platform primarily for remote work purposes may no longer require our solution once they return to office settings, leading to a potential loss of users and subscribers.
●	Competition from Traditional Tools: Organizations may revert to using traditional communication and collaboration tools commonly used in office settings, reducing the perceived need for virtual reality solutions.
●	Adaptation to New Market Dynamics: We may need to adapt our product offering to cater to a changing market dynamic where remote work coexists with office-based work, which could require additional development efforts and resources.

These potential risks associated with post-pandemic return to work could significantly impact our operations, financial performance, and overall business.

The Post-Combination Company’s success may be reliant on the development and integration of the Immersed Visor, which could introduce additional risks and challenges to the business. The following considerations address the potential risks associated with developing and incorporating essential hardware:

While Immersed is in advanced discussions with various potential partners to help to develop and manufacture the Immersed Visor, no formal agreement/partnership has been struck yet. There is a risk that the plans for the Immersed Visor do not come to fruition since developing new hardware components involves intricate engineering, design, manufacturing, and testing processes. Technical challenges, unforeseen complexities, or delays in the development timeline could impact product launch schedules, leading to missed opportunities and revenue targets. Additionally, integrating new hardware seamlessly into our existing software platforms may be complex. Compatibility issues, interoperability challenges, or disruptions during integration could lead to customer frustration and hinder the successful deployment of the integrated solution. Developing and manufacturing hardware often involves significant upfront costs. Cost overruns due to unexpected expenses in research, development, production, or supply chain management could strain financial resources and negatively impact profitability.

The success of new hardware components depends on their adoption by customers. Poor market reception, reluctance to adopt new technology, or the emergence of competing solutions could impact the demand for the hardware product. Scaling up production to meet demand can be challenging. Scaling too quickly may lead to production issues, while scaling too slowly may result in missed market opportunities. The hardware development process may span multiple years, during which technology evolves rapidly. There is a risk that the developed hardware may become obsolete before or shortly after its launch, affecting its competitiveness and appeal.

Hardware development and manufacturing processes can have environmental implications. Failing to consider sustainable practices and address environmental concerns could lead to reputational damage and regulatory challenges. Offering warranties and providing reliable customer support for hardware products is essential. Inadequate warranty coverage or inefficient customer support could lead to dissatisfied customers and decreased brand loyalty. If the Immersed Visor is not manufactured and sold or is sold but received poorly, this could significantly impact our operations, financial performance, and overall business.

We will rely on a limited number of suppliers and manufacturers for the Immersed Visor, and availability of supplied hardware may be affected by factors such as tariffs or supply disruptions caused by the COVID-19 pandemic and general economic conditions. We may not be able to obtain sufficient components or completed Visors to meet our needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill orders in a timely manner or increase our costs of production.

We will rely on a limited number of manufacturers and suppliers of components for the Immersed Visor, including in some cases only a single supplier. This reliance on a limited number of suppliers and manufacturers increases our risks, since we do not currently have proven reliable alternative or replacement manufacturers beyond these key parties. In the event of interruption, we may not be able to increase capacity from other sources or develop alternate or secondary sources, and if such sources become available, they may result in material additional costs and substantial delays.

Further, our suppliers are subject to government restrictions. Such restrictions may have a material adverse effect on our suppliers’ ability to manufacture and supply such components in a timely manner. Such disruptions could adversely affect our business if it is not able to meet customer demands. In addition, some of our suppliers and manufacturers are located in China. Our access to suppliers in China may be limited or impaired as a result of tariffs or other government restrictions in response to geopolitical factors. The company must ensure that its own-brand hardware products comply with industry standards, safety regulations, and other legal requirements.

The company is dependent on its ability to secure favorable terms and pricing, and to maintain positive a relationship with its third-party manufacturers. Disagreements, contractual disputes, or changes in terms could impact the company’s profitability and operational efficiency.

If we face supply constraints for any of the reasons described above, it may not be possible to obtain or increase supplies on acceptable terms, which may undermine our ability to satisfy customer demands in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build and supply necessary hardware components in sufficient volume. Identifying suitable suppliers can be an extensive process that requires us to become satisfied with our suppliers’ quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers would have an adverse effect on our business, financial condition and operating results.

As a company planning to sell and distribute our own-brand hardware manufactured by a third party, we face specific risks associated with the manufacturing, quality control, branding, and customer experience of these products that could harm our business, financial condition or result of operations.

By planning to rely on third-party manufacturers to produce the Immersed Visor, the company’s success relies on the manufacturing capabilities, quality, and reliability of third-party manufacturers. Any disruption in the manufacturing process, quality issues, or failure to meet production deadlines could lead to supply shortages, delays, and potential revenue loss. We introduce risks that could impact our product availability. Ensuring consistent quality and performance of the manufactured hardware requires stringent quality control measures. Failure to maintain quality standards can lead to product defects, customer dissatisfaction, and potential legal claims.

In addition, the quality and reliability of our products directly impact our brand reputation. Poor-quality products or product defects could tarnish our brand image and erode customer trust. The company may face risks related to intellectual property infringement or counterfeiting of its own-brand hardware by third parties. Legal disputes, reputational damage, and lost sales could result from such activities. Inconsistent product quality, functionality, or customer support can lead to a negative customer experience, reduced customer satisfaction, and potential loss of repeat business.

Our products must comply with relevant regulations and standards to ensure they are safe and legal for consumers to use. Non-compliance could result in fines, recalls, or legal actions. Any one of the risks associated with selling and distributing our own-brand hardware manufactured by a third party could harm our business, financial condition or result of operations.

Some of our facilities are located in areas susceptible to wildfires and other severe weather events. An earthquake, wildfire or other natural disaster or resource shortage, including public safety power shut-offs that have occurred and will continue to occur in Texas or other states, could disrupt and harm our operations.

Our headquarters and largest facility is located in Austin, Texas. The occurrence of a natural disaster such as an earthquake, drought, flood, fire, localized extended outages of critical utilities or transportation systems, or any critical resource shortages could cause a significant interruption in our business, damage or destroy our facilities, or cause us to incur significant costs, any of which could harm our business, financial condition, and results of operations. Any insurance we maintain against such risks may not be adequate to cover losses in any particular case.

If we fail to retain current subscribers or add new subscribers, our business would be seriously harmed.

We had over 700,000 free and paid subscribers as of June 30, 2023. Our future revenue growth will depend in significant part on our ability to retain our existing customers and increase the number of our subscribers. Spatial data is an emerging market, and businesses and consumers may not adopt the use of spatial computing or our platform on a widespread basis or on the timelines we anticipate. It is possible that our paid subscriber growth rate could decline over time if we achieve higher market penetration rates. If current and potential subscribers do not perceive our platform and products as useful, we may not be able to attract new subscribers or retain existing subscribers.

There are many factors that could negatively affect subscriber retention and growth, including if:

●	our competitors develop superior offerings or attempt to mimic our products, which could harm our subscriber engagement and growth;
●	we fail to introduce new products and services or those we introduce are poorly received;
●	we are unable to continue to develop products that work with a variety of mobile operating systems, networks, smartphones and computers;
●	there are changes in subscriber sentiment about the quality or usefulness of our existing products;
●	there are concerns about the privacy implications, safety, or security of our platform or products;
●	there are changes in our platform or products that are mandated by legislation, regulatory authorities or litigation, including settlements or consent decrees that adversely affect the subscriber’s experience;
●	technical or other problems frustrate subscribers’ experiences with our platform or products, particularly if those problems prevent us from delivering our products in a fast and reliable manner; or
●	we fail to provide adequate service to subscribers.

Decreases to our subscriber retention or growth could seriously harm our business and results of operation.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches and interruption in service, which would harm our business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Any successful attempts by cyber attackers to disrupt our services or systems could result in mandated user notifications, litigation, government investigations, significant fines and expenditures; divert management’s attention from operations; deter people from using our platform; damage our brand and reputation; and materially adversely affect our business and results of operations. Insurance may not be sufficient to cover significant expenses and losses related to cyber attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to avoid attacks that arise through computer systems of our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract subscribers.

We have not previously experienced, but may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our services are unavailable when subscribers attempt to access them, they may seek other services, which could reduce demand for our solutions from target subscribers.

In the event of a disaster or catastrophe, we would seek to recover a local version of our code base and push it back up to another repository. It may be difficult or impossible to perform these steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect our business and financial results.

While we to date have not made material acquisitions, should we pursue acquisitions in the future, we would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our existing business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in significant cash expenditures, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of acquired businesses. To date, we have no experience with material acquisitions and the integration of acquired assets, businesses and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations.

Our products are highly technical and may contain undetected software bugs or hardware errors, which could manifest in ways that could seriously harm our reputation and our business.

Our products and services are highly technical and complex. Our platform and any products we may introduce in the future may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products and services, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of rapidly updating our products and some errors in our products may be discovered only after a product has been shipped and used by customers. Any errors, bugs or vulnerabilities discovered in our code after release could damage our reputation, drive away customers, lower revenue, and expose us to damages claims, any of which could seriously harm our business.

We could also face claims for product liability, tort, or breach of warranty. In addition, our contracts with subscribers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

We may need to raise additional funds and these funds may not be available when needed.

We may need to raise additional funds in the future to further scale our business and expand to additional markets. We may raise additional funds through the issuance of equity, equity-related or debt securities, or by obtaining credit from financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or other loan transactions, we could face significant interest payments, covenants that restrict our business, or other unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience additional dilution.

Our platform facilitates user interactions within a virtual environment, creating opportunities for collaboration, communication, and networking. While we strive to foster a positive and inclusive community, there are inherent risks associated with user behavior, including potential harassment, abuse, or inappropriate conduct.

As such, we acknowledge the following risks related to user interaction:

Harassment and Inappropriate Conduct: Users may engage in harassment, cyberbullying, or other forms of inappropriate behavior while interacting within the virtual environment. Such actions can lead to negative experiences, emotional distress, and harm to affected users. Instances of harassment could tarnish our reputation and discourage user adoption, leading to potential financial and operational consequences.

Privacy Violations: Within a virtual environment, users may inadvertently or intentionally share sensitive personal information or violate others’ privacy rights. Failure to address privacy concerns adequately could lead to legal and regulatory issues, impacting our business operations.

User Compliance: Despite implementing guidelines and community standards, some users may disregard our policies on appropriate behavior, leading to continued misconduct. This non-compliance could lead to a hostile virtual environment and potential consequences for our platform’s reputation and user retention.

Content Moderation Challenges: As our platform enables user-generated content, we may face difficulties in effectively moderating and reviewing all interactions for potential violations. Inadequate content moderation may expose users to harmful behavior, negatively impacting our platform’s user experience and brand perception.

Immersed has identified material weaknesses in its implementation of comprehensive entity-level internal controls over financial reporting. If unable to remediate these material weaknesses or if management identifies additional material weaknesses in the future or otherwise fail to maintain effective internal controls over financial reporting, Immersed may not be able to accurately or timely report its financial position or results of operations, which may adversely affect the Post-Combination Company’s business and stock price or cause its access to the capital markets to be impaired.

In connection with the preparation of Immersed’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021, Immersed identified the below material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

●	Immersed did not effectively design, implement or maintain comprehensive entity-level internal controls commensurate with its financial reporting requirements.
●	Immersed did not adequately segregate the duties within the accounting department due to an insufficient number of staff.

Additionally, each of these material weaknesses could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to Immersed’s annual or interim consolidated financial statements that would not be prevented or detected. Ineffective internal controls over financial reporting could expose Immersed to an increased risk of financial reporting fraud and the misappropriation of assets.

Immersed’s failure to implement and maintain effective internal controls over financial reporting could result in errors in the Post-Combination Company’s consolidated financial statements that could result in a restatement of its financial statements, and could cause the Post-Combination Company to fail to meet its reporting obligations, any of which could diminish investor confidence in the Post-Combination Company and cause a decline in the price of the Common Stock. Failure could also subject the Post-Combination Company to potential delisting from the stock exchange on which it lists or to other regulatory investigations and civil or criminal sanctions.

As a public company, the Post-Combination Company will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on the effectiveness of its internal controls over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by management in internal controls over financial reporting. Once the Post-Combination Company ceases to be an emerging growth company, the Post-Combination Company’s independent registered public accounting firm will also be required to attest to the effectiveness of its internal controls over financial reporting in each annual report on Form 10-K to be filed with the SEC. The Post-Combination Company will be required to disclose material changes made in its internal controls over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject the Post-Combination Company to sanctions or investigations by the SEC, the stock exchange on which its securities are listed or other regulatory authorities, which would require additional financial and management resources.]

The Post-Combination Company will initially be an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and/or smaller reporting companies will make the Post-Combination Company’s Common Stock less attractive to investors and may make it more difficult to compare performance with other public companies.

The Post-Combination Company will be an emerging growth company (“EGC”) as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the Common Stock less attractive because the Post-Combination Company will continue to rely on these exemptions. If some investors find the Common Stock less attractive as a result, there may be a less active trading market for the Common Stock, and the stock price may be more volatile.

An EGC may elect to delay the adoption of new or revised accounting standards. With the Company making this election, Section 102(b)(2) of the JOBS Act allows the Post-Combination Company to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this proxy statement/prospectus and those that we will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

The Post-Combination Company will also be a “smaller reporting company” as defined under the Securities Act and Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an EGC, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company under the requirements of clause (ii) above, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We will incur significantly increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), we could incur additional costs to rectify those issues, and the existence of those issues could adversely affect our reputation or investor perceptions. In addition, we will purchase directors’ and officers’ liability insurance, which has substantial premiums. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Post-Combination Company’s ability to be successful following the Business Combination will depend upon the efforts of the Post-Combination Company’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of post-Business Combination business.

The Post-Combination Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Post-Combination Company’s board of directors and key personnel. We cannot assure you that Immersed’s board of directors and key personnel will be effective or successful or remain with the Post-Combination Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Post-Combination Company’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Business Combination Agreement, Maquia’s Public Stockholders will own approximately 7.12% of the equity interests of the Post-Combination Company (assuming no redemptions and full and immediate conversion of the Preferred Stock) and Maquia’s management will not be engaged in the management of the Post-Combination Company’s business. Accordingly, the future performance of the Post-Combination Company will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Post-Combination Company.

Immersed has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

Immersed cannot specify with any certainty the particular uses of the net proceeds that Immersed will receive pursuant to the Business Combination with Maquia. Immersed’s management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and Immersed may spend or invest these proceeds in a way with which the Post-Combination Company’s stockholders disagree. The failure by Immersed’s management to apply these funds effectively could harm Immersed’s business and financial condition. Pending their use, Immersed may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

The Post-Combination Company’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

The Post-Combination Company is subject to certain reporting requirements of the Exchange Act. The Post-Combination Company’s disclosure controls and procedures will be designed to reasonably assure that information required to be disclosed in reports to file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Post-Combination Company believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.

Operating system platform providers or application stores may change terms of service, policies or technical requirements to require us or our customers to change data collection and privacy practices, business models, operations, practices, advertising activities or application content, which could adversely impact our business.

We and our customers are subject to the standard policies and terms of service of the operating system platforms on which we create, run and monetize applications and content, as well as policies and terms of service of the various application stores that make applications and content available to end users. These policies and terms of service govern the promotion, distribution, content, technical requirements, and operation generally of applications and content on such platforms and stores. Each of these platforms and stores has broad discretion to change and interpret its terms of service and policies with respect to us, our customers and other creators, and those changes may be unfavorable to us or our customers’ use of our platform. An operating system platform or application store may also change its fee structure, add fees associated with access to and use of its platform, alter how customers are able to advertise on their platform, change how the personal or other information of its users is made available to application developers on their platform, limit the use of personal information for advertising purposes or restrict how end users can share information on their platform or across other platforms.

In particular, operating system platform providers or application stores such as Apple or Google may change their technical requirements or policies in a manner that adversely impacts the way in which we or our customers offer solutions or collect, use, and share data from end-user devices. Restrictions on our ability to collect and use data as desired could negatively impact our resource planning and feature development planning for our software. Actions by operating system platform providers or application stores such as Apple or Google may affect the manner in which we or our customers offer solutions or collect, use, and share data from end-user devices. For example, Apple has recently implemented a requirement for applications using its mobile operating system, iOS, to affirmatively (on an opt-in basis) obtain an end user’s permission to “track them across apps or websites owned by other companies” or access their device’s advertising identifier for advertising and advertising measurement purposes, as well as other restrictions. The long-term impact of these and other privacy and regulatory changes remains uncertain. In addition, if customers have applications removed from these third-party platforms because of a change in platform guidelines that impact our code or practices, we could be exposed to legal risk and lose customers. In addition, these platforms could change their business models and could, for example, increase application store fees to our customers, which could have an adverse impact on our business.

If we or our customers were to violate, or an operating system platform provider or application store believes that we or our customers have violated, its terms of service or policies, that operating system platform provider or application store could limit or discontinue our or our customers’ access to its platform or store. In some cases, these requirements may not be clear, and our interpretation of the requirements may not align with the interpretation of the operating system platform provider or application store, which could lead to inconsistent enforcement of these terms of service or policies against us or our customers and could also result in the operating system platform provider or application store limiting or discontinuing access to its platform or store. An operating system platform provider or application store could also limit or discontinue our access to its platform or store if it establishes more favorable relationships with one or more of our competitors or it determines that it is in their business interests to do so. Any limitation on or discontinuation of our or our customers’ access to any third-party platform or application store could adversely affect our business, financial condition, or results of operations.

We may not be able to successfully manage our growth, and if we are not able to grow efficiently, our business, financial condition, and results of operations could be harmed.

The growth and expansion of our business places a continuous significant strain on our management, operational and financial resources. As usage of our platform grows, we will need to devote additional resources to improving its capabilities, features and functionality. In addition, we will need to appropriately scale our internal business, IT, and financial, operating and administrative systems to serve our growing customer base, and continue to manage headcount, capital and operating and reporting processes in an efficient manner. Any failure of or delay in these efforts could result in impaired performance and reduced customer satisfaction, resulting in decreased sales to new customers or lower dollar-based net expansion rates, which would hurt our revenue growth and our reputation. Further, any failure in optimizing the costs associated with our third-party cloud services as we scale could negatively impact our gross margins. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We may also suffer inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

We are dependent on the success of our customers in the enterprise market. Adverse events relating to our customers could have a negative impact on our business.

Our enterprise customers use our software platform to enable their staff to work and collaborate in virtual offices. As a result, our success depends in part on the ability of our customers to integrate their business with our solutions. If our customers’ marketing efforts are unsuccessful or if our customers experience a decrease in demand for their business, sales of our platform could be reduced. The enterprise market is characterized by intense competition, rapid technological change, increased focus by regulators, and economic uncertainty and, as such, there is no guarantee that any of our customers’ AR/VR experiences will gain any meaningful traction with end users which is ultimately required. If our customers fail to use our platform in their business, and we are not able to maintain a diversified portfolio of customers, our results of operations may be adversely affected.

Third parties with whom we do business may be unable to honor their obligations to us or their actions may put us at risk.

We rely on third parties, including our strategic partners, for various aspects of our business, including deep technology collaborations, development and manufacturing outsourcing, co-marketing, advertising partners, development services agreements and revenue share arrangements. Their actions may put our business, reputation and brand at risk. In many cases, third parties may be given access to sensitive and proprietary information or personal information in order to provide services and support to our teams or customers, and they may misappropriate and engage in unauthorized use of our information, technology or customers’ data.

In addition, the failure of these third parties to provide adequate services and technologies, or the failure of the third parties to adequately maintain or update their services and technologies, could result in a disruption to our business operations. Further, disruptions in the mobile application industry, financial markets, economic downturns, poor business decisions, or reputational harm may adversely affect our partners and may increase their propensity to engage in fraud or otherwise illegal activity which could harm our business reputation, and they may not be able to continue honoring their obligations to us, or we may cease our arrangements with them. Alternative arrangements and services may not be available to us on commercially reasonable terms or at all and we may experience business interruptions upon a transition to an alternative partner or vendor. If we lose one or more business relationships, or experience a degradation of services, our business could be harmed and our financial results could be adversely affected.

We plan to use third party partners to sell, market, and deploy our solutions to a variety of customers, and our failure to effectively develop, manage, and maintain our indirect sales channels would harm our business.

We plan to use third party partners to sell, market, and deploy our platform to a variety of customers. Loss of or reduction in sales through these third parties could reduce our revenue. Identifying and retaining strategic partners, training them in our technology and solution offerings, and negotiating and documenting relationships with them, requires significant time and resources. We cannot assure you that we will be able to maintain our relationships with our strategic partners on favorable terms or at all.

Third party partners may cease marketing our software platform and the Immersed Visor with limited or no notice and without penalty. Further, a substantial number of our agreements with third parties are non-exclusive such that they may offer customers the products of several different companies, including products that compete with ours. Third party partners may favor our competitors’ products or services over ours, including due to incentives that our competitors provide to them. If our third party partners do not effectively sell, market or deploy our platform and Immersed Visor, choose to promote our competitors’ products, or otherwise fail to meet the needs of our customers, our ability to sell our platform and Immersed Visor could be adversely affected.

Our direct sales force will be targeting larger customers, and sales to these customers involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller customers or to individual consumers.

One of the factors affecting our growth and financial performance is the adoption of our platform and solutions by enterprise customers over legacy and proprietary technologies. To increase adoption within larger enterprise customers and to expand into new industries, where potential customers are typically larger organizations, we will utilize a direct sales organization. We have relatively limited experience selling our platform and solutions in industries outside of enterprise. To increase sales of our platform and solutions to other industries, we are expanding our sales organization with personnel who have experience in enterprise software sales in the specific industries on which we are focusing. If we do not effectively expand our direct sales capabilities to address these industries effectively and develop effective sales and marketing strategies for those industries, or if we focus our efforts on non-higher education industries that end up being slow adopters of our platform and solutions, our ability to increase sales of our platform and solutions to industries and for use cases outside of higher education will be adversely affected.

Sales to larger customers involve risks that may not be present or that are present to a lesser extent than with sales to smaller customers, such as longer sales cycles, more complex customer requirements, substantial upfront sales costs, and less predictability in completing some of our sales. For example, larger customers may require considerable time to evaluate and test our platform and those of our competitors prior to making a purchase decision, or may have specific compliance and product requirements we may not meet. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our platform, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to larger customers typically taking longer to complete. Moreover, larger customers are likely to begin to deploy our platform on a limited basis, but nevertheless demand configuration, integration services and pricing negotiations, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our platform widely enough across their organization to justify our substantial upfront investment. If we fail to increase adoption of our platform and solutions by larger enterprise customers, our growth could be impaired.

We intend to provide service-level agreement commitments related to our platform. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or other credits, which would lower our revenue and harm our business, financial condition and results of operations.

Our software platform will include service-level agreement commitments. If we are unable to meet the stated service-level commitments, including failure to meet the uptime and response time requirements under our customer agreements, we could face terminations with refunds of prepaid amounts or other credits, which could significantly affect both our current and future revenue. Any service-level failures could also damage our reputation, which could also adversely affect our business, financial condition and results of operations.

Indemnity provisions in various agreements to which we are a party potentially expose us to substantial liability for infringement, misappropriation or other violation of intellectual property rights, data protection and other losses.

Our agreements with our customers and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights, data protection or other data rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services, platform, our acts or omissions under such agreements or other contractual obligations. Some of our historical indemnity agreements, and renewals of such agreements, provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments would harm our business, financial condition and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations in our more recent customer agreements, in some cases, the liability is not limited given other strategic facets of the relationship and we may still incur substantial liability related to such agreements, and we may be required to cease providing certain functions or features on our platform as a result of any such claims. Even if we succeed in contractually limiting our liability, such limitations may not always be enforceable. Any dispute with a customer or other third party with respect to such obligations could have adverse effects on our relationship with such customer or other third party and other existing or prospective customers, reduce demand for our platform and adversely affect our business, financial conditions and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed on us or otherwise protect us from liabilities or damages with respect to claims, including clams on such matters as alleged compromises of customer data, which may be substantial. Any such coverage may not continue to be available to us on acceptable terms or at all.

If we fail to offer high-quality support, our ability to retain and attract customers could suffer.

Our customers rely on our sales, customer success and customer support personnel and tools to resolve issues and realize the full benefits that our platform provides. High-quality support is important for the retention of our existing customers and expanding their use of our platform. The importance of these functions will increase as we expand our business, pursue new customers and seek to expand the use of our platform and solutions by enterprise customers in new industries outside of higher education. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to maintain and expand our solution to existing and new customers could suffer, and our reputation with existing or potential customers could suffer.

Acquisitions, strategic investments, partnerships, and alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition and results of operations.

We may in the future seek to acquire or invest in businesses, joint ventures, platform or technologies that we believe could complement or expand our platform, enhance our technical capabilities, or otherwise offer growth opportunities. Although the our revenue growth to-date has all been organic, we may enter into acquisitions in the future. Any such acquisition or investment may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, data, platform, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us or face cultural challenges integrating with our company, or if their software or technology is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise.

We could also face risks related to liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities, and litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties, and our efforts to limit such liabilities could be unsuccessful. These transactions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our existing business. Any such transactions that we are able to complete may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses, or the impairment of goodwill, any of which could adversely affect our results of operations. In addition, if the resulting business from such a transaction fails to meet our expectations, our business, financial condition and results of operations may be adversely affected or we may be exposed to unknown risks or liabilities.

We are exposed to collection and credit risks, which could impact our operating results.

Immersed is currently updating its subscription models and planning the best approach to monetize future enterprise customers. However, our accounts receivable will likely become subject to collection and credit risks, which could impact our operating results. We may face timing issues with our accounts payable on shorter cycles than our accounts receivable, requiring us to remit payments from our own funds, and accept the risk of bad debt. Businesses that are good credit risks at the time of sale may become bad credit risks over time. In times of economic recession, the number of our customers who default on payments owed to us will increase. Our operating results may be impacted by significant bankruptcies among customers, which could negatively impact our revenue and cash flows. We cannot assure you that our processes to monitor and mitigate these risks will be effective. If we fail to adequately assess and monitor our credit risks, we could experience longer payment cycles, increased collection costs and higher bad debt expense, and our business, operating results and financial condition could be harmed.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this proxy statement and registration statement on Form S-4. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Immersed — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve revenue recognition, the valuation of our stock-based compensation awards, including the determination of fair value of our common stock, accounting for business combinations and income taxes, among others. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily with the issuance of equity securities, debt and cash generated from sales of our platform. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds to respond to business challenges, including the need to develop new solutions, products, services or enhance our existing solutions, products or services, enhance our operating infrastructure, expand globally and acquire complementary businesses and technologies. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt, equity, or other securities. As a result, our stockholders bear the risk of future issuances of debt, equity, or other securities reducing the value of our common stock and diluting their interests. Our inability to obtain adequate financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue to support our business growth, respond to business challenges, expand our operations or otherwise capitalize on our business opportunities due to lack of sufficient capital. Even if we are able to raise such capital, we cannot assure you that it will enable us to achieve better operating results or grow our business.

Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new projects that achieve market acceptance. We plan to incur significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Our research and development (“R&D”) expense was approximately $1.8 million for the year ended December 31, 2022, and is expected to grow substantially in the future.

Developing products and related enhancements in our field is expensive. Investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. We may not achieve the cost savings or the anticipated performance improvements expected, and we may take longer to generate revenue from products in development, or generate less revenue than expected.

Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. However, we may not receive significant revenue from these investments in the near future, or longer-term these investments may not achieve market acceptance, create additional revenue or become profitable, either of which could adversely affect our business and operating results.

We expect to incur research and development costs in developing new products, which could significantly reduce our profitability and may never result in revenue.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new projects that achieve market acceptance. We plan to incur significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Our R&D expense was approximately $1.8 million for the year ended December 31, 2022, and is expected to grow substantially in the future. Our R&D efforts may not produce successful results, and any of our new products may not achieve market acceptance, create additional revenue or become profitable.

Risks Related to Immersed’s Platform and Technology

Our future growth and success is dependent upon the continuing rapid adoption of spatial computing.

Our future growth is highly dependent upon the adoption of spatial computing by businesses and consumers. The market for spatial computing is relatively new and rapidly evolving, characterized by rapidly changing technologies, competitive pricing and other competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors. Although demand for spatial computing has grown in recent years, there is no guarantee that such growth will continue. If the market for spatial computing develops more slowly than expected, or if demand for spatial computing decreases, our business, prospects, financial condition and operating results would be harmed.

The spatial computing market is characterized by rapid technological change, which requires us to continue to develop new services, products and service and product innovations. Any delays in such development could adversely affect market adoption of our products and services and could adversely affect our business and financial results.

Continuing technological changes in spatial computing could adversely affect adoption of spatial computing and/or our platform or products. Our future success will depend upon our ability to develop and introduce new capabilities and innovations to our platform and other existing product offerings, as well as introduce new product offerings, to address the changing needs of the spatial computing market.

As the market for spatial computing changes, we may need to upgrade or adapt our platform and introduce new products and services in order to serve our customers, which could involve substantial expense. Even if we are able to keep pace with changes in technology and develop new products and services, our research and development expenses could increase, our gross margins could be adversely affected in some periods and our prior products could become obsolete more quickly than expected.

We cannot assure that any new products and services will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products and services that meet customer needs could damage our relationships with customers and lead them to seek alternative products or services. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause our subscribers to use our competitors’ products or services.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer needs on a timely basis, our platform and other products could lose market share, our revenue could decline, we may experience higher operating losses and our business and prospects could be adversely affected.

Developing and launching an AI assistant product presents unique challenges and risks that could adversely impact the business and operations of the Post-Combination Company. The unsuccessful development, deployment, and adoption of an AI assistant could adversely affect our business, financial condition and results of operations.

The development of an AI assistant product requires advanced technological expertise in areas such as natural language processing (NLP), machine learning, and data analytics. Delays, technical limitations, or unexpected difficulties in developing and fine-tuning the AI assistant’s capabilities could result in a product that does not meet customer expectations, leading to decreased adoption and potential reputational harm. Additionally, AI assistants rely on accurate interpretation of user input and context to provide relevant and useful responses. Inaccurate responses, misinterpretations, or failure to understand user intent could erode user trust and satisfaction, leading to decreased user engagement and retention.

AI assistant products typically require access to user data for effective functioning. Collecting, storing, and processing user data raise concerns related to privacy and security. Failure to adequately protect user data could result in regulatory fines, legal liabilities, and damage to the company’s reputation. AI systems can inadvertently reflect biases present in training data, which could lead to biased or unfair recommendations. Addressing ethical concerns and ensuring the AI assistant treats all users fairly requires ongoing monitoring, testing, and refinement.

The market for AI assistant products is competitive and rapidly evolving. New entrants with innovative solutions could disrupt the market or render existing products obsolete. Failing to keep up with technological advancements or failing to differentiate your AI assistant could result in reduced market share. Convincing users to adopt and integrate an AI assistant into their workflows or daily lives can be challenging. Users may resist changing their established behaviors, and it may take time to demonstrate the value and convenience of the AI assistant.

Integrating the AI assistant product seamlessly into existing platforms or systems used by your customers may pose technical challenges. Compatibility issues or disruptions during integration could lead to dissatisfaction among users. Additionally, the development and deployment of AI products are subject to various regulations and legal considerations. Failure to comply with data protection laws, intellectual property rights, or other relevant regulations could result in legal actions or regulatory penalties.

Continuous improvement is essential for AI assistants. Gathering and acting upon user feedback to enhance the AI assistant’s capabilities and address user concerns is crucial. Neglecting to iterate on the product based on user feedback could lead to stagnation and decreased user satisfaction. The success of your AI assistant product relies on how well it addresses user needs and delivers value. Poor market acceptance, negative reviews, or perceptions that the AI assistant is not helpful or effective could harm your brand and revenue potential. Any one of the above risks could result in an adverse outcome on our business, financial condition or results of operations.

We rely upon the stability and reliability of third-party providers of cloud-based infrastructure to host our software platform and of third-party APIs to provide a variety of services. We utilize repositories to host our application’s code. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could adversely affect our business, financial condition, and results of operations.

Immersed Platform is a cloud-based Software as a Service (SaaS) designed and built on Amazon Web Services (AWS) and similar. The Immersed Software Platform is currently hosted on AWS in US East. Any limitation on the capacity of our cloud infrastructure could impede our ability to onboard new customers or expand the usage of our existing customers, host our platform or serve our customers, which could adversely affect our business, financial condition and results of operations.

In addition, any incident affecting our cloud infrastructure or APIs that may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, outbreaks of contagious diseases, telecommunications failures, terrorist or other attacks and other similar events beyond our control could negatively affect the cloud-based portion of our software platform. A prolonged service disruption affecting our cloud-based services for any of the foregoing reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or otherwise harm our business. We may also incur significant costs for using alternative providers or taking other actions in preparation for, or in response to, events that damage the third-party hosting services we use.

In the event that our service agreements relating to our cloud infrastructure or APIs are terminated, or there is a lapse of service, elimination of services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our platform, loss of revenue from revenue-share and consumption-based solutions, as well as significant delays and additional expense in arranging or creating new facilities and services or re-architecting our platform for deployment on a different or cloud infrastructure service provider, which could adversely affect our business, financial condition and results of operations. Outages and related downtime may lead to claims or demands for compensation from affected users.

Businesses and teams leveraging our VR collaboration application may experience loss of productivity during outages, leading to potential financial losses for our users. Additionally, we may incur costs associated with investigating and resolving the root causes of such outages.

If our software platform fails to perform properly due to defects, interruptions, delays in performance. or similar problems, and if we fail to develop enhancements to resolve any defect, interruption, delay, or other problems, we could lose customers, become subject to service performance or incur significant costs which may also adversely affect our financial condition, and results of operations

Our reputation and ability to attract and retain customers and grow our business depends in part on our ability to operate our platform at high levels of reliability, scalability and performance, including the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Interruptions in the performance of our software platform, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the availability of our platform. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of customers accessing our platform simultaneously, denial of service attacks or other security-related incidents.

Our operations are dependent upon our ability to prevent system interruption. The applications underlying our spatial computing platform are inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems, particularly when new products are first introduced or when new features or capabilities are released. We have from time to time found defects in our platform and may discover additional defects in the future that could result in data unavailability. These defects or errors could also be found in third-party applications on which we rely. We may not be able to detect and correct defects or errors before implementing our platform. Consequently, we or our customers may discover defects or errors after our platform has been deployed.

We do not design our system infrastructure or procure and own or lease the computer hardware used for our software platform. We rely on other companies to design and build the computers we buy and to service and maintain the server system we use. Design and mechanical errors, and failure to follow system protocols and procedures could cause our systems to fail, resulting in interruptions on our platform.

Moreover, we have experienced and may in the future experience system failures or interruptions in our platform as a result of human error. Any interruptions or delays in our platform, whether caused by our platform, third-party error, our own error, natural disasters, or security breaches, or whether accidental or willful, could harm our relationships with customers, reduce customers’ usage of our platform, and cause our revenue to decrease and/or our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue, subject us to liability and cause us to issue service credits or cause customers to fail to renew their customer contracts, any of which could harm our business.

It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our customer base grows and our platform becomes more complex. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition and results of operations, as well as our reputation, may be adversely affected. For example, due to heightened concerns about the regulatory environment with respect to privacy and security matters, our customers are increasingly requesting audit certifications, such as SOC 2, Type II, that we have not yet achieved. Failure to achieve these certifications may adversely impact our ability to grow our business at the pace that may be expected by our investors. Additionally, material interruptions to our service due to security-related incidents may expose us to regulatory fines in certain jurisdictions where we operate even in the absence of data loss.

The occurrence of any defects, errors, disruptions in service, or other performance problems, interruptions, or delays with our platform, whether in connection with the day-to-day operations or otherwise, could result in:

●	loss of customers;
●	reduced customer usage of our platforms;
●	lost or delayed market acceptance and sales on our software platform;
●	delays in payment to us by customers;
●	injury to our reputation and brand;
●	legal claims, including service level agreement claims, against us; or
●	significant cost of remedying these problems;
●	diversion of our resources, including through increased service expenses or financial concessions, and increased insurance costs.

The costs incurred in correcting any material defects, errors, or other performance problems in our platform may be substantial and could harm our business.

If we fail to timely release updates and new features to our platform and adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or changing customer needs, requirements, or preferences, our platform may become less competitive.

The market in which we compete is subject to rapid technological change, new product introductions, enhancements, evolving industry standards, and changing regulations, as well as changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. Accordingly, our ability to increase our revenue depends in large part on our ability to maintain, improve and differentiate our existing software platform and introduce new products and functionalities that develop as a result of technological and scientific advances, while improving performance and cost-effectiveness.

We must continue to improve existing features and add new features and functionality to our platform in order to retain our existing customers and attract new ones.

If we do not continue to improve our software platform with additional features and functionality in a timely fashion, or if improvements to our platform are not well received by customers, our revenue could be adversely affected.

If we fail to deliver timely releases on our software platform, release of new products that are ready for commercial use (including Immersed Visor), or are unable to enhance our platform to keep pace with rapid technological and regulatory changes or respond to new offerings by our competitors, or if new technologies emerge that are able to deliver competitive solutions at lower prices, more efficiently, more conveniently or more securely than our solutions, or if new operating systems, higher education platforms or devices are developed and we are unable to support our customers’ use of our products and solutions on those systems, platforms or devices, then our business, financial condition, and results of operations could be adversely affected.

If we do not make our software platform, including new versions or technology advancements, easier to use, our ability to broaden the appeal of our software platform and to increase our revenue could suffer.

Our software platform can be complex to use, and our ability to expand the appeal of our platform depends in part on ensuring that it can be used by a variety of customers. While certain features of our solutions are designed to address the needs of those using a laptop for work, we believe that our ability to expand adoption of our software platform will depend in part on our ability to address the needs of customers with varied needs and levels of expertise, including those who are not early-adopters of new technology, as well as new categories of customers and end users, such as teachers and students. Accordingly, it will be important to our future success that we continue to increase the accessibility of our software platform. If we do not succeed in maintaining and broadening the accessibility of our software platform, or if competitors develop and introduce products that are easier to use than ours, our ability to increase adoption of our software platform will suffer.

In order to get full use of our platform, users generally need some guidance. We provide a variety of resources to our customers including a tutorial, live customer support and frequently asked questions (FAQs). If we do not make our software platform increasingly intuitive to use, our ability to grow our business will suffer, and our business and results of operations may be adversely affected.

Additionally, when we announce or release new versions of our platform or advancements in our technology, we could fail to sufficiently explain our customers on how to use such new versions or advancements or we may announce or release such versions prematurely. These failures on our part may lead to our customers being confused about use of our software platform or expected technology releases, and our ability to grow our business, results of operations, brand and reputation may be adversely affected. For example, such failures have in the past led to customers expressing frustration with our software platform on social media and other internet sites.

Our business depends on the interoperability of our solutions across third-party platforms, operating systems, and applications, and on our ability to ensure our platform and solutions operate effectively on those platforms. If we are not able to integrate our solutions with third-party platforms in a timely manner, our business may be harmed.

One of the most important features of our platform and solutions is broad interoperability with a range of diverse devices, operating systems, and third-party applications. Our customers rely on our solutions to create and simultaneously deploy content to a variety of third-party platforms. Similarly, we and our customers also rely on our solutions’ interoperability with third-party platforms in order to deliver services. Third-party platforms are constantly evolving, and we may not be able to modify our solutions to assure compatibility with that of other third parties following development changes within a timely manner. For example, third-party platforms frequently deploy updates to their hardware or software and modify their system requirements. The success of our business depends on our ability to incorporate these updates to third-party licensed software into our technology, effectively respond to changes to device and operating system platform requirements and maintain our relationships with third-party platforms. Our success also depends on our ability to simultaneously manage solutions on multiple platforms and our ability to effectively deploy our solutions to an increasing number of new platforms. Given the number of platforms we support, it can be difficult to keep pace with the number of third-party updates that are required in order to provide the interoperability our customers’ demand. If we fail to effectively respond to changes or updates to third-party platforms that we support, our business, financial condition, and results of operations could be harmed.

We have used open-source software in our platform, which could negatively affect our ability to sell our services or subject us to litigation or other actions.

We have intentionally employed open-source software in our platform to enhance its functionality. While we have been diligent in ensuring compliance with open-source licenses that allow for commercial use, uncertainties may exist due to varying interpretations of these licenses by the courts. Though we have taken measures to prevent the inclusion of unauthorized open-source components, we cannot guarantee that some unintended inclusions have not occurred. Should allegations arise that we have not adhered to the terms of specific open-source licenses, we could face legal challenges. Such situations might result in legal expenses and potential damages. Additionally, there is a risk that claims could be made challenging the ownership of open-source software, potentially leading to litigation.

It’s important to note that open-source software comes with its own vulnerabilities and risks, potentially impacting our product’s performance. While we have implemented screening measures, the combination of our proprietary software with specific open-source components could trigger the release of our proprietary source code under certain licenses. Our commitment remains steadfast in addressing these potential challenges promptly and effectively, either through legal means or necessary product adjustments. However, these factors could impact our business, financial stability, and operational results.

Risks Related to Immersed’s Intellectual Property

Our business may be adversely affected if we are unable to protect our spatial computing technology and intellectual property from unauthorized use by third parties.

Immersed currently does not own any patents or registered trademarks. An inherent risk for companies that develop rapidly evolving technology is that the technology quickly becomes outdated and stale, meaning that it is often not worth the time and effort to apply for a patent for it. However, despite this challenge, our future success will depend, at least in part, on our ability to protect our core spatial computing technology and intellectual property. To accomplish this, when possible, we plan to rely on a combination of patents, trade secrets, employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, our technology. Such agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology, and we may fail to consistently obtain, police and enforce such agreements. Failure to adequately protect our technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in revenue, which would adversely affect our business prospects, financial condition and operating results.

Any failure to obtain, maintain, protect or enforce our intellectual property and proprietary rights could impair our ability to protect our proprietary technology and our brand.

Our success depends to a significant degree on our ability to obtain, maintain, protect and enforce our intellectual property rights, including our proprietary technology, know-how and our brand. We rely on a combination of trademarks, trade secret laws, patents, copyrights, service marks, contractual restrictions and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights. However, the steps we take to obtain, maintain, protect and enforce our intellectual property rights may be inadequate. We will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights.

If we fail to protect our intellectual property rights adequately, or fail to continuously innovate and advance our technology, our competitors could gain access to our proprietary technology and develop and commercialize substantially identical products, services or technologies. In addition, defending our intellectual property rights might entail significant expense. Any patents, trademarks or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative processes, including re-examination, inter partes review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions, such as opposition proceedings, or litigation.

In addition, despite our pending patent applications, we cannot assure you that our patent applications will result in issued patents. Even if we continue to seek patent protection in the future, we may be unable to obtain or maintain patent protection for our technology. In addition, any patents issued from pending or future patent applications or licensed to us in the future may not provide us with competitive advantages, or may be successfully challenged by third parties.

Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our solutions and use information that we regard as proprietary to create products that compete with ours. Patent, trademark, copyright and trade secret protection may not be available to us in every country in which our platform and solutions are available. The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks and other intellectual property rights, or trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights.

Furthermore, third parties may assert intellectual property claims against us, and we may be subject to liability, required to enter into costly license agreements, required to rebrand our platform or prevented from selling our platform and solutions if third parties successfully oppose or challenge our trademarks or successfully claim that we or our infringe, misappropriate or otherwise violate their trademarks or other intellectual property rights. We may be subject to claims that we and our employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. As we expand our global activities, our exposure to unauthorized copying and use of our platform and proprietary information will likely increase. Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property may be difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets or that has or may have developed intellectual property in connection with their engagement with us. Moreover, we cannot assure you that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform. These agreements may be breached, and we may not have adequate remedies for any such breach.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, such as rights under our software licenses, and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property.

Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property rights. Our inability to enforce our unique licensing structure, including financial eligibility tiers, and our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our platform, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our platform, or injure our reputation.

Our ability to acquire and maintain licenses to intellectual property may affect our revenue and profitability. These licenses may become more expensive and increase our costs.

While most of the intellectual property we use is created by us, we have also acquired rights to proprietary intellectual property that provide key features and functionality in our solutions. We have also obtained rights to use intellectual property through licenses and service agreements with third parties.

Proprietary licenses typically limit our use of intellectual property to specific uses and for specific time periods. If we are unable to maintain these licenses or obtain additional licenses on reasonable economic terms or with significant commercial value, our revenue and profitability may be adversely impacted. These licenses may become more expensive and increase the advances, guarantees and royalties that we may pay to the licensor, which could significantly increase our costs and adversely affect our profitability.

We face potential risks associated with prior art. Prior art refers to existing technologies, patents, publications, or other publicly available information that may be relevant to our products or technology.

These risks include:

●	Patent Infringement: Our technology and products may unknowingly infringe upon existing patents or intellectual property rights of other companies or individuals. Identifying and addressing potential patent infringement risks is crucial to avoid costly legal disputes and potential damages.
●	Intellectual Property Challenges: We must be vigilant in conducting thorough searches for prior art to ensure that our products and technology are unique and do not infringe on existing intellectual property rights. Failure to identify prior art could lead to challenges from competitors or other stakeholders, negatively impacting our ability to protect our own intellectual property.
●	Product Development Delays: Discovery of prior art that conflicts with our technology may require us to modify our product design or technology, leading to delays in product development and launch.
●	Legal Liability: If our products or technology are found to infringe on existing patents or intellectual property rights, we may face legal liabilities, including injunctions, licensing fees, or damage claims.
●	Loss of Market Advantage: Our competitors may hold patents or intellectual property rights that could give them a competitive advantage. Failure to identify and address potential infringement risks could limit our ability to compete effectively in the market.

We are and may in the future become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

Technology companies are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. From time to time, the holders of intellectual property rights may assert their rights and urge us to take licenses, and/or bring suits alleging infringement or misappropriation of such rights.

There can be no assurance that we will be able to mitigate the risk of potential suits or other legal demands by such third parties. Although we may have meritorious defenses, there can be no assurance that we will be successful in defending against these allegations or in reaching business resolutions that are satisfactory to us. Defending any future claims can be expensive and impose a significant burden on management and employees, and we may receive unfavorable preliminary, interim, or final rulings in the course of litigation, which could seriously harm our business.

We may in the future become subject to additional intellectual property disputes, and may become subject to liability as a result of these disputes. Our success depends, in part, on our ability to develop and commercialize our solutions without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. However, there is no assurance that our technologies, products, services, or platform will not be found to infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Lawsuits are time-consuming and expensive to resolve and they divert management’s time and attention. Companies in the internet, technology, and other industries own large numbers of patents, copyrights, trademarks, domain names and trade secrets and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights. As we face increasing competition and gain a higher profile, the possibility of intellectual property rights and other claims against us grows. Our technologies may not be able to withstand any third-party claims against their use.

In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue, and therefore, our patents and patent applications may provide little or no deterrence as we would not be able to assert them against such entities or individuals.

With respect to any intellectual property rights claim, we may have to seek a license to continue operations that are found or alleged to violate such rights. Such licenses may not be available, or if available, may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we would be forced to limit or stop sales of our solutions or cease business activities related to such intellectual property.

To the extent that our subscribers and business partners become the subject of allegations or claims regarding the infringement or misappropriation of intellectual property rights related to our products and services, we may be required to indemnify such subscribers and business partners. Even if we are not a party to any litigation between a subscriber or business partner and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in subsequent litigation in which we are a named party.

In addition, we may need to settle litigation and disputes on terms that are unfavorable to us. Although we carry general liability insurance and patent infringement insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Any intellectual property claim asserted against us, or for which we are required to provide indemnification, may require us to do one or more of the following:

●	cease selling or using products that incorporate the intellectual property rights that we allegedly infringe, misappropriate or violate;
●	make substantial payments for legal fees, settlement payments, or other costs or damages;
●	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

●	redesign or rebrand the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming or impossible.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. We expect that the occurrence of infringement claims is likely to grow as the market for our solutions grow. Accordingly, our exposure to damages resulting from infringement claims could increase, and this could further exhaust our financial and management resources.

Risks Related to Immersed’s Management, Brand, and Culture

We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of our employees, or the inability to attract and retain executives and employees we need to support our operations and growth, could harm our business.

Our success and future growth depend upon the continued services of our management team and other key employees. In particular, our Chief Executive Officer, is critical to our overall management, as well as the continued development of our platform, our culture and our strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. We also are dependent on the continued service of our existing software engineers because of the complexity of our solutions. Our senior management and key employees are employed on an at-will basis. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause. The loss of one or more members of our senior management, especially our VP of XR Development and our primary OS Engineer, or other key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or key employees.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. We have had difficulty quickly filling certain open positions in the past, and we expect to have significant future hiring needs. Competition is intense, particularly in Austin, Texas, for engineers experienced in designing and developing cloud-based platform products, data scientists with experience in machine learning and artificial intelligence and experienced sales professionals. In order to continue to access top talent, we will likely continue to grow our footprint of office locations, which may add to the complexity and costs of our business operations. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees. In addition, we may experience employee turnover as a result of the ongoing “great resignation” occurring throughout the U.S. economy. New hires require training and take time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

If we are unable to attract and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business would be adversely affected.

Our success depends, in part, on our continuing ability to identify, hire, train and retain highly qualified personnel. Any inability to do so effectively would adversely affect our business. Competition for employees is intense and the ability to attract, hire, train and retain them depends on our ability to provide competitive compensation. We may not be able to attract, hire or retain qualified personnel in the future, and any failure to do so would adversely affect our business, financial condition and financial results.

Our culture emphasizes innovation, and if we cannot maintain this culture as we grow, our business could be harmed.

We have a culture that encourages employees to develop and launch new and innovative solutions, which we believe is essential to attracting customers and partners and serving the best, long-term interests of our company. As our business grows and becomes more complex, it may become more difficult to maintain this cultural emphasis. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our strategies. If we fail to maintain our company culture, our business and competitive position may be harmed.

Risks Related to Data Privacy

Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, or declines in customers or retention, any of which could seriously harm our business.

We are subject to a variety of laws and regulations in the United States and other countries relating to user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, consumer protection, taxation, and online-payment services. These laws can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change.

State and local governments and agencies in the jurisdictions in which we operate, and in which our subscribers operate or reside, have adopted or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers, which could impact our ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of our products and services, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or any of our employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, we may damage our reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for us and our subscribers. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions in connection with the CCPA.

The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that we will meet voluntary certifications or adhere to other standards established by them or third parties. If we are unable to maintain these certifications or meet these standards, we could reduce demand for our solutions and adversely affect our business. These laws and regulations may result in investigations, claims, changes to our business practices, increased cost of operations, or declines in customer retention and growth, any of which could seriously harm our business.

If we or our third-party service providers experience a security breach or unauthorized parties otherwise obtain access to our customers’ data, our data, or our platform, our platform may be perceived as not secure, our reputation may be harmed, our business operations may be disrupted, demand for our platform may be reduced, and we may incur significant liabilities.

Operating our business and platform involves the collection, storage and transmission of sensitive, proprietary and confidential information, including personal information of our personnel, customers and their end users, our proprietary and confidential information and the confidential information we collect from our partners, customers and creators.

The security measures we take to protect this information may be breached as a result of cyber-attacks, computer malware, software bugs and vulnerabilities, malicious code, viruses, social engineering (including spear phishing and ransomware attacks), denial-of-service attacks (such as credential stuffing attacks), supply chain attacks and vulnerabilities through our third party vendors, hacking, and other efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation-states. Such incidents have become more prevalent in our industry in recent years. For example, attempts by malicious actors to fraudulently induce our personnel into disclosing usernames, passwords or other information that can be used to access our systems have increased and could be successful. Ransomware attacks are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data, loss of income, significant extra expenses to restore data or systems, reputational harm, and the diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting payments. Our security measures could also be compromised by personnel, theft or errors, or be insufficient to prevent harm resulting from security vulnerabilities in software or systems on which we rely. Additionally, the COVID-19 pandemic and our remote workforce pose increased risks to our information technology assets and data. Future acquisitions could also expose us to additional cybersecurity risks and vulnerabilities from any newly acquired information technology infrastructure.

Such incidents have occurred in the past, and may occur in the future, resulting in unauthorized, unlawful or inappropriate access to, inability to access, disclosure of or loss of the sensitive, proprietary and confidential information that we handle. Investigations into potential incidents occur on a regular basis as part of our Security program. Security incidents could also damage our IT systems, our ability to provide our platform and solutions, and our ability to make the financial reports and other public disclosures required of public companies.

We rely on third parties to provide critical services that help us deliver our solutions and operate our business. In the course of providing their services, these third parties may support or operate critical business systems for us or store or process personal information and any of the same sensitive, proprietary and confidential information that we handle. These third-party providers may not have adequate security measures and have experienced and could experience in the future security incidents that compromise the confidentiality, integrity or availability of the systems they operate for us or the information they process on our behalf. Such occurrences could adversely affect our business to the same degree as if we had experienced these occurrences directly and we may not have recourse to the responsible third parties for the resulting liability we incur.

Because there are many different cybercrime and hacking techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. While we have developed systems and processes designed to protect the integrity, confidentiality and security of our and our customers’ confidential and personal information under our control, we cannot assure you that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. A security breach or other security incident, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform and damage to our reputation and brand, reduce demand for our solutions, disrupt normal business operations, require us to incur material costs to investigate and remedy the incident and prevent recurrence, expose us to litigation, regulatory enforcement action, fines, penalties and damages and adversely affect our business, financial condition and results of operations. These risks are likely to increase as we continue to grow and process, store and transmit an increasingly large volume of data.

We have contractual and legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our security measures.

A security breach could lead to claims by our customers, their end users or other relevant parties that we have failed to comply with contractual obligations to implement specified security measures. As a result, we could be subject to legal action or our customers could end their relationships with us. We cannot assure you that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages. Security breaches could similarly result in enforcement actions by government authorities alleging that we have violated laws requiring us to maintain reasonable security measures.

Additionally, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition, and results of operations.

In addition, we continue to expend significant costs to seek to protect our platform and solutions and to introduce additional security features for our customers, and we expect to continue to have to expend significant costs in the future. Any increase in these costs will adversely affect our business, financial condition, and results of operations.

We are subject to rapidly changing and increasingly stringent laws, contractual obligations, and industry standards relating to privacy, data security, and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.

Our platform and solutions rely on our ability to process sensitive, proprietary, confidential, and regulated information, including personal information, trade secrets, intellectual property, and business information, that belongs to us or that we handle on behalf of others such as our customers. These activities are regulated by a variety of federal, state, local, and foreign privacy and data security laws and regulations, which have become increasingly stringent in recent years and continue to evolve. Any actual or perceived non-compliance could result in litigation and proceedings against us by governmental entities, customers, individuals or others; fines and civil or criminal penalties for us or company officials; obligations to cease offerings or to substantially modify our ways that make them less effective in certain jurisdictions; negative publicity and harm to our brand and reputation; and reduced overall demand for our platform or reduced returns on our Operate Solutions.

Internationally, most jurisdictions in which we or our customers operate have adopted privacy and data security laws. For example, the European Union’s (“EU”) General Data Protection Regulation (EU) 2016/679 (“GDPR”) applies to the European Economic Area (“EEA”) and, in substantially equivalent form, to UK establishments and UK-focused processing operations (“UK GDPR”). European data protection laws, including EU GDPR, UK GDPR, and others, impose significant and complex burdens on processing personal information and provide for robust regulatory enforcement and significant penalties for noncompliance. For example, companies that violate the GDPR can face private litigation, bans on data processing and fines of up to the greater of 20 million Euros or 4% of their worldwide annual revenue.

Regulators, courts, and platforms have increasingly interpreted the GDPR and other data protection laws as requiring affirmative opt-in consent to use cookies and similar technologies for personalization, advertising, or analytics. A new regulation that has been proposed in the European Union, known as the ePrivacy Regulation, may further restrict the use of cookies and other online tracking technologies on which our platform relies, as well as increase restrictions on online direct marketing. Such restrictions could increase our exposure to regulatory enforcement action, increase our compliance costs, and adversely affect our business.

Globally, certain jurisdictions have enacted data localization laws and have imposed requirements for cross-border transfers of personal information. For example, the cross-border transfer landscape in Europe is currently unstable and other countries outside of Europe have enacted or are considering enacting cross-border data transfer restrictions and laws requiring data residency. For example, the GDPR and other European data protection laws also generally prohibit the transfer of personal information to countries outside the EEA, such as the United States, which are not considered by the European Commission to provide an adequate level of data protection. In addition, Swiss and UK law contain similar data transfer restrictions as the GDPR. The European Commission recently released guidance on Standard Contractual Clauses, a mechanism to transfer data outside of the EEA, which imposes additional obligations to carry out cross-border data transfers. Although there are currently valid mechanisms available to transfer data from these jurisdictions, there remains some uncertainty regarding the future of these cross-border data transfers. Countries outside of Europe have enacted or are considering similar cross-border data transfer restrictions and laws requiring local data residency and restricting cross-border data transfer, which could increase the cost and complexity of doing business. If we cannot implement a valid mechanism for cross-border personal information transfers, we may face increased exposure to regulatory actions, penalties, and data processing restrictions or bans, and reduce demand for our services. Loss of our ability to import personal information from Europe and elsewhere may also require us to increase our data processing capabilities outside the U.S. at significant expense.

Additionally, in August 2021, China adopted the Personal Information Protection Law (“PIPL”), which takes effect on November 1, 2021. The PIPL introduces a legal framework similar to the GDPR and is viewed as the beginning of a comprehensive system for the protection of personal information in China, although numerous aspects of the law remain uncertain and developing and the impact that PIPL will have on businesses remains uncertain.

In the United States, federal, state, and local governments have enacted numerous privacy and data security laws, including data breach notification laws, personal information privacy laws, health information privacy laws, and consumer protection laws.

States have begun to introduce more comprehensive privacy legislation. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020 and imposes several obligations on covered businesses, including requiring specific disclosures related to a business’s collection, use, and sharing of personal information, new operational practices, and requirements to respond to requests from California residents related to their personal information. The CCPA contains significant potential penalties for noncompliance (up to $7,500 per violation). Additionally, it is anticipated that privacy requirements under California law will become more restrictive under the newly adopted California Privacy Rights Act (“CPRA”), which is set to become effective in January 2023 and which is expected to increase the risk of enforcement actions. Other states are considering or have also enacted privacy and data security laws. For example, Virginia and Colorado have similarly enacted such comprehensive laws, the Consumer Data Protection Act and Colorado Privacy Act, respectively, both of which differ from the CCPA and become effective in 2023.

There is also increasing focus at the state and federal level on use of sensitive categories of data that we may be deemed to collect from time to time. For example, several states and localities have enacted statutes banning or restricting the collection of biometric information. Our platform and solutions employ technology to help creators build augmented and virtual reality applications, and their use to recognize and collect information about individuals could be perceived as subject to these biometric privacy laws. Although we have endeavored to comply with these laws, the collection of biometric information has increasingly been subject to litigation.

There are emerging cases applying existing privacy and data security laws in the U.S., such as the federal and state wiretapping laws in novel and potentially impactful ways, which may affect our ability to offer certain products. The outcome of these cases could cause us to make changes to our platform to avoid costly litigation, government enforcement actions, damages, and penalties under these laws, which could adversely affect our business, results of operations, and our financial condition.

Another area of increasing focus by regulators is children’s privacy. Enforcement of longstanding privacy laws, such as the Children’s Online Privacy Protection Act (“COPPA”), has increased and that trend is expected to continue under the new generation of privacy and data security laws, such as the GDPR, CCPA, and CPRA. For example, the U.K.’s Information Commissioner’s Office recently enacted the Age-Appropriate Design Code (“Children’s Code”), which imposes various obligations relating to the processing of children’s data. We have previously been subject to claims related to the privacy of minors predicated on COPPA and other privacy and data security laws, and we may in the future face claims under COPPA, the GDPR, the Children’s Code, the CCPA, the CPRA, or other laws relating to children’s privacy.

In response to the increasing restrictions of global privacy and data security laws, our customers have sought and may continue to seek increasingly stringent contractual assurances regarding our handling of personal information and may adopt internal policies that limit their use of our Operate Solutions. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards by which we are legally or contractually bound. If we fail to comply with these contractual obligations or standards, we may face substantial contractual liability or fines.

As also described in “Risk Factors — Operating system platform providers or application stores may change terms of service, policies or technical requirements to require us or our customers to change data collection and privacy and data security practices, business models, operations, practices, advertising activities or application content, which could adversely impact our business,” the requirements imposed by rapidly changing privacy and data security laws, platform providers, and application stores requires us to dedicate significant resources to compliance, and could also limit our ability to operate, harm our reputation, reduce demand for our platform, and subject us to regulatory enforcement action (including fines, investigations, audits, or bans on processing personal information), private litigation, and other liability. Such occurrences could adversely affect our business, financial condition, and results of operations.

Risks Related to Laws, Regulations, and the Global Economy

Failure to comply with laws relating to employment could subject us to penalties and other adverse consequences.

We are subject to various employment-related laws in the jurisdictions in which our employees are based. We face risks if we fail to comply with applicable United States federal or state employment laws, or employment laws applicable to our employees outside of the United States. Any violation of applicable wage laws or other employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations, and damages or penalties which could have a materially adverse effect on our reputation, business, operating results and prospects. In addition, responding to any such proceedings may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

We may be materially adversely affected by the geopolitical conditions resulting from the recent invasion of Ukraine by Russia and subsequent sanctions against Russia, Belarus and related individuals and entities and the status of debt and equity markets, as well as protectionist legislation in our target markets.

United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the recent invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. In addition, the recent invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyber-attacks against U.S. companies.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine and subsequent sanctions, could adversely affect our target business as well as consummation of Business Combination. The extent and duration of the Russian invasion of Ukraine, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. If these disruptions or other matters of global concern continue for an extensive period of time, the operations of our target business with which we entered into a Merger Agreement as described above, and the consummation of the Business Combination, may be materially adversely affected.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination and results of operations.

We are subject to laws and regulations enacted by national, regional, and local governments. We will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete our initial business combination and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which special purpose acquisition companies (“SPACs”) could become subject to regulation under the Investment Company Act of 1940, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in a revised form, may increase the costs of and the time needed to complete our Business Combination, and may constrain the circumstances under which we could close on our business combination.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We are subject to the FCPA and U.S. domestic bribery laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our global sales and business to the public sector and further develop our reseller channel, we may engage with business partners and third-party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.

While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees and agents will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our global sales and business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are subject to governmental export and import controls and economic sanctions laws that could impair our ability to compete in global markets or subject us to liability if we violate the controls.

The Immersed Visor will be subject to U.S. export controls. Our AR/VR headset and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception, or other appropriate government authorizations.

Furthermore, all our activities are subject to U.S. economic sanctions laws and regulations administered by the Office of Foreign Assets Control (“OFAC”), that prohibit the shipment of most solutions to embargoed jurisdictions or sanctioned parties without the required export authorizations. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

We have taken precautions to prevent our platform from being provided, deployed or used in violation of U.S. sanctions laws. We cannot assure you that our policies and procedures relating to export control and sanctions compliance will prevent violations in the future. If we are found to be in violation of U.S. sanctions or export control regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.

If we or our partners fail to obtain appropriate import, export, or re-export licenses or permits, we may also be adversely affected through reputational harm, as well as other negative consequences, including government investigations and penalties.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our platform or could limit our customers’ ability to implement our platform in those countries. Changes in our platform or future changes in export and import regulations may create delays in the introduction of our platform in global markets, prevent our customers with global operations from deploying our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments or persons altogether. From time to time, various governmental agencies have proposed additional regulation of encryption technology.

Our customers outside of North America generated approximately 29%, and 24 % of our revenue for the years ended December 31, 2022, and 2021, respectively, and our growth strategy includes further expanding our operations and customer base across all major global markets. However, any change in export or import regulations, economic sanctions or related legislation, increased export and import controls, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell our platform to, existing or potential customers with global operations. Any decreased use of our platform or limitation on our ability to export or sell our platform in major global markets would adversely affect our business, results of operations, and growth prospects.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

We may sell our software to U.S. federal, state, and local, as well as foreign, governmental agency customers, as well as to customers in highly regulated industries. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector until we have attained the revised certification. Government demand and payment for solutions are affected by public sector budgetary cycles and funding authorizations and funding reductions or delays may adversely affect public sector demand that could develop for our solutions.

Further, governmental, and highly regulated entities may demand or require contract terms and product and solution features or certifications that differ from our standard arrangements and are less favorable or more difficult to maintain than terms that we negotiate with private sector customers or otherwise make available. Such entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to provide our platform to other government customers and could adversely impact our reputation, business, financial condition and results of operations.

We are subject to laws and regulations worldwide, many of which are unsettled and still developing, and which could increase our costs or adversely affect our business.

We are subject to a variety of laws in the United States and abroad that affect our business, including state and federal laws regarding consumer protection, advertising, electronic marketing, protection of minors, data protection and privacy, data localization requirements, online services, anti-competition, labor, real estate, taxation, intellectual property ownership and infringement, export and national security, tariffs, anti-corruption and telecommunications, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States, and compliance with laws, regulations and similar requirements may be burdensome and expensive. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, which may increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make our platform less attractive to our customers or cause us to change or limit our ability to sell our platform. We have policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding our platform may lessen the growth of mobile academic institutions and impair our business, financial condition or results of operations.

Any legal proceedings, claims against us, or other disputes could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.

We are and may in the future become subject to legal proceedings and claims that arise from time to time, such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees.

Any litigation or dispute, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

Risks Related to Taxation

Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.

Our effective tax rate could increase due to several factors, including:

●	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;
●	changes in tax laws, tax treaties, and regulations or the interpretation of them;
●	changes to our assessment of our ability to realize our deferred tax assets that are based on estimates of our future results, the feasibility of possible tax planning strategies, and the economic and political environments in which we do business;
●	the outcome of current and future tax audits, examinations or administrative appeals; and
●	limitations or adverse findings regarding our ability to do business in some jurisdictions.

Any of these developments could adversely affect our results of operations.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect the Post-Combination Company’s business and future profitability.

The Post-Combination Company is a U.S. corporation that will be subject to U.S. corporate income tax on its worldwide operations. Moreover, most of our operations and customers are located in the United States, and as a result, we are subject to various U.S. federal, state and local taxes. To the extent that we conduct activities with connections to other countries, we may be subject to taxes imposed by those countries. New U.S. federal, state and local, and, to the extent applicable, non-U.S., laws and policy relating to taxes may have an adverse effect on the Post-Combination Company’s business and future profitability. Further, existing U.S. and foreign tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to the Post-Combination Company.

As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our tax rates may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities and we may be subject to future changes in tax law, the impacts of which could adversely affect our after-tax profitability and financial results.

In the event that our business expands domestically or internationally, our effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. law, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to, changes in tax laws or the regulatory environment, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction and pre-tax operating results of our business.

Additionally, after the Business Combination, the Post-Combination Company may be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxation in numerous additional state, local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. The Post-Combination Company’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including the following:

●	the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities,

●	changes in the valuation of deferred tax assets and liabilities, if any,
●	expected timing and amount of the release of any tax valuation allowances, the tax treatment of stock-based compensation,
●	changes in the relative amount of earnings subject to tax in the various jurisdictions,
●	the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions,
●	changes to existing intercompany structure (and any costs related thereto) and business operations,
●	the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and
●	the ability to structure business operations in an efficient and competitive manner.

Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Immersed’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, Immersed had $8,509,175 of U.S. federal net operating loss carryforwards available to reduce future taxable income. Certain of these carryforwards may be carried forward indefinitely for U.S. federal tax purposes. It is possible that Immersed will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to such federal tax law. In addition, the federal and state net operating loss carryforwards and certain other attributes may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Immersed has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.

We could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may increase the costs our customers would have to pay for our solutions and adversely affect our results of operations.

We collect sales, value added or similar indirect taxes in a number of jurisdictions. An increasing number of states have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al (“Wayfair”) that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital service, or similar taxes, on companies despite not having a physical presence in the foreign jurisdiction. A successful assertion by one or more states, or foreign jurisdictions, requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The requirement to collect sales, value added or similar indirect taxes by foreign, state or local governments for sellers that do not have a physical presence in the jurisdiction could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could have a material adverse effect on our business and results of operations. We continually monitor the evolving tax requirements in the jurisdictions in which we operate and those jurisdictions where our customers reside.

Risks Related to the Company and the Business Combination

The Sponsor and Maquia independent directors have agreed to vote in favor of each of the proposals at the Special Meeting, regardless of how Public Stockholders vote.

Pursuant to the Letter Agreement, dated May 4, 2021, by and among Maquia, its officers and directors, EF Hutton and the Sponsor, and the Sponsor Support Agreement, our Sponsor and insiders (officers, directors, and 5% shareholders) (collectively the “Insiders”) have agreed to vote any shares of Class A Common Stock held by them, as well as any Public Shares they may have acquired (including in open market and privately negotiated transactions), in favor of our Business Combination. As a result, our Insiders, have sufficient control of the Public Shares outstanding to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Insiders had agreed to vote any shares of Class A Common Stock owned by them in accordance with the majority of the shares represented at the Special Meeting by the Public Stockholders.

Maquia’s stockholders will have reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to Immersed’s stockholders, current Maquia stockholders’ percentage ownership and voting rights will be diluted. The Business Combination Agreement contains an earnout provision which provides for the issuance of an additional 4,000,000 of shares of Post-Combination Company Common Stock to be allocated among the Immersed shareholders existing immediately prior to Closing should at least 65% of the persons that were employees of Immersed as of the Closing Date continue to be employees of Immersed nine months after the Closing Date. Because the minimum threshold at Closing is 20 full-time employees, in such case Immersed need only have 13 full-time employees employed 9 months following closing to achieve the Earnout. Additionally, of the expected members of the Immersed Board after the completion of the Business Combination, none will be a current director of Maquia or appointed by current stockholders of Maquia; all will be current directors of Immersed or appointed by current stockholders of Immersed, although Maquia will be permitted to have a non-voting observer present at Immersed board meetings. Because of this, current Maquia stockholders, as a group, will have less influence on the board of directors, management and policies of Immersed than they now have on the board of directors, management and policies of Maquia.

The market price of shares of the Post-Combination Company Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of Maquia Class A Common Stock before the Business Combination.

Upon completion of the Business Combination, holders of shares of Immersed Common Stock will become holders of shares of Post-Combination Company Common Stock. Prior to the Business Combination, Maquia had limited operations. Upon completion of the Business Combination, the Post-Combination Company’s results of operations will depend upon the performance of the Post-Combination Company’s business, which is affected by factors that are different from those currently affecting the results of operations of Maquia.

Subsequent to the Closing, the Post-Combination Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Maquia has conducted due diligence on Immersed, Maquia cannot assure you that this diligence revealed all material issues that may be present in Immersed’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Maquia’s and Immersed’s control will not later arise. As a result, after the Closing, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Maquia’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Maquia’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the

Post-Combination Company may incur charges of this nature could contribute to negative market perceptions about the Post-Combination Company’s securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all. Accordingly, any Maquia stockholder who chooses to remain a stockholder of the Post-Combination Company following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Maquia’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Maquia has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Business Combination consideration is fair to its stockholders from a financial point of view.

Maquia is not required to, and has not, obtained an opinion from an independent investment banking firm that the Business Combination consideration it is paying for Immersed is fair to Maquia’s stockholders from a financial point of view. The fair market value of Immersed has been determined by the Maquia Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. Maquia’s stockholders will be relying on the judgment of the Maquia Board with respect to such matters. Considering the complexity of those factors, the Maquia as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of the Maquia Board may have given different weight to different factors. The directors and officers of Maquia have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries generally, with particular experience evaluating companies operating in the technology, consumer technology and media, virtual reality, artificial intelligence, private equity and venture capital sectors, and concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Maquia’s directors and officers, together with its financial advisors and consultants, have substantial experience with mergers and acquisitions. In analyzing the Business Combination, the Board and our executive management conducted due diligence on Immersed and researched the industry in which Immersed operates and concluded that the Business Combination was in the best interest of our stockholders. Accordingly, investors will be relying solely on the judgment of the Board in valuing Immersed’s business and assuming the risk that the Board may not have properly valued such business. There can be no assurance, however, that the Maquia Board and the officers of Maquia were correct in their assessment of the Business Combination. Moreover, Marquia’s stockholders should be aware that there may be other self-motivating factors which may influence the Maquia Board in determining the fairness of the transaction. See, “Interests of Certain Persons in the Business Combination.” The lack of a third-party fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

Since the Sponsor and Maquia’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Maquia’s Public Stockholders, a conflict of interest may have existed in determining whether the Business Combination with Immersed is appropriate as our initial Business Combination.

When considering the Maquia Board’s recommendation that Maquia’s stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus/consent solicitation, Maquia’s stockholders should be aware that the Insiders of Maquia have interests in the Business Combination that may be different from, or in addition to, the interests of its stockholders and warrant holders generally. These interests include:

●	the beneficial ownership of the Sponsor which is controlled by Guillermo Cruz, Manager of an aggregate of 4,841,173 shares of Maquia Common Stock, consisting of:
●	2,128,715 shares of Maquia Class B Common Stock and 2,128,715 shares of Maquia Class A Common Stock, purchased by the Sponsor for an aggregate price of $25,000; and
●	583,743 Private Shares, and “Private Warrants to purchase 291,872 Private Shares, included in the 583,743 Private Units were” purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5,837,430;

All shares would become worthless if Maquia does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares have an aggregate market value of approximately $[•] and $[•], respectively, based on the closing price of Class A Common Stock of $[•] and the closing price of Maquia Warrants of $[•] on Nasdaq on [•], 2023, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of Maquia’s officers and directors, which gives them an indirect pecuniary interest in the shares of Maquia Common Stock and Maquia Warrants held by the Sponsor, and which interests would also become worthless if Maquia does not complete a business combination within the applicable time period, including the following:
●	in exchange for serving on Maquia’s board of directors, each of Maquia’s independent directors received an economic interest in the Sponsor equivalent to 5,000 shares of Maquia Common Stock, which would have a market value of approximately $[•] based on the closing price of Maquia Class A Common Stock of $[•] on Nasdaq on [•], 2023, the most recent practicable date;
●	the continued indemnification of current directors and officers of Maquia and the continuation of directors’ and officers’ liability insurance after the Business Combination; and
●	following the consummation of the Business Combination (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will be paid in cash to the Sponsor and (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will remain place for a period of 12 months after the Closing Date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt (approximately $4,000,000) under the Sponsor Promissory Notes will be paid in shares of Post-Combination Company Common Stock (valued at the Maquia Redemption Price) at any time within 12 months of Closing. If the Business Combination is not completed and Maquia winds up, there may not be sufficient assets to repay the Sponsor Promissory Notes and they will be worthless.

These interests may influence Maquia’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of Maquia’s Directors and Officers in the Business Combination.”

In sum, the existence of financial and personal interests of one or more of Maquia’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Maquia and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. The personal and financial interests of the Insiders may have influenced their motivation in identifying and selecting Immersed as a Business Combination target, completing an initial Business Combination with Immersed and accepting the nature of the business following the initial Business Combination. In considering the recommendations of the Maquia Board to vote for the proposals, its stockholders should consider these interests.

Future resales of our outstanding securities, including the registration of securities for resale under the Registration Rights Agreement, may cause the market price of our securities to drop significantly, even if our business is doing well.

At the closing of the Business Combination, Immersed will enter into the Registration Rights Agreement with certain stockholders parties (including the Insiders) thereto, pursuant to which, among other things, such stockholders will be entitled to customary registration rights following their respective transfer-restriction periods. The sale or possibility of sale of these securities could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our common stock.

The Sponsor is liable for ensuring that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. It has also agreed to pay for any liquidation expenses if an initial Business Combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Business Combination.

If the Business Combination or another initial business combination is not consummated by Maquia within the completion window, the Sponsor will be liable under certain circumstances for ensuring that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Maquia for services rendered or contracted for or products sold to Maquia. If Maquia is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has also agreed to pay the funds necessary to complete such liquidation and not to seek repayment for such expense.

If Maquia consummates a business combination, on the other hand, Maquia will be liable for all such claims. However, Maquia has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Maquia. Therefore, Maquia cannot assure you that the Sponsor would be able to satisfy those obligations. None of Maquia’s officers or directors will indemnify MTAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Maquia Board to vote for the Business Combination proposal and the other proposals described in this proxy statement/prospectus/consent solicitation statement, Maquia’s stockholders should consider these interests.

We may not have sufficient funds to satisfy the indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to an initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (a) we have sufficient funds outside of the Trust Account or (b) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of Immersed whom we expect to stay with the post- combination business following the Business Combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.

Our ability to successfully effect the Business Combination and to be successful thereafter is dependent upon the efforts of our key personnel, including the key personnel of Immersed. Although some key personnel may remain with the post-combination business in senior management or advisory positions following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Immersed’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Immersed’s officers, be it upon the closing of the Business Combination or at some point following the consummation of the Business Combination, could have a material adverse effect on the Post-Combination Company’s business, financial condition, or operating results.

The ability of Maquia’s Public Stockholders to exercise redemption rights with respect to a large number of shares of Maquia’s Class A Common Stock could reduce the amount of working capital available to the Post-Combination Company upon the closing of the Business Combination and could adversely affect the completion of the Business Combination.

As of the date hereof, Maquia does not know how many of its Public Stockholders will exercise their redemption rights in advance of the closing of the Business Combination. If a larger number of Maquia’s Public Stockholders elect to redeem their Class A Common Stock than Maquia had expected when it entered into the definitive documents relating to the Business Combination, this could lead to a failure to consummate the Business Combination and a failure to maintain the listing of its securities on Nasdaq, which could impair Maquia’s ability to fund its operations and adversely affect its business, financial condition and results of operations. Thus, in anticipation of a capital shortfall, the Sponsor has agreed to reduce the cash payment reduction of its promissory notes receivable from $1,000,000 to $500,000 and defer the $500,000 balance for 12 months following Closing. See “Sponsor Support Agreement.”

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Business Combination Agreement by Immersed stockholders, approval of each of the proposals required to effect the Business Combination by Maquia stockholders, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus/consent solicitation statement is a part, approval of the shares of the Post-Combination Company to be issued to Immersed stockholders for listing on Nasdaq, meeting the minimum cash condition, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed.

However, if the Maquia Board or the Immersed Board, as the case may be, determines that it is in the best interest of the Maquia or Immersed stockholders to waive any such breach, then the respective Board may elect to waive that condition and consummate the Business Combination. Notwithstanding the foregoing, pursuant to the SPAC Organizational Documents, Maquia cannot consummate the proposed Business Combination if it has less than $5,000,001 of net tangible assets remaining after the Effective Time (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), nor can the parties waive the completion of the Maquia stockholder redemption in connection with the consummation of the Business Combination or the condition that Maquia stockholders approve the Business Combination Proposal. As a result, Maquia may be required to seek additional capital prior to the closing of the Business Combination to satisfy the minimum available cash condition, and, depending on the level of redemptions in connection with the Business Combination, the net tangible assets condition. There can be no guarantee that Maquia will be able to secure sufficient additional capital prior to the closing, or that Maquia will be able secure such additional capital on terms that are favorable to Maquia’s stockholders.

In the event that Maquia cannot satisfy the minimum available cash condition and/or the net tangible assets condition and the Business Combination is not consummated, the public stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the public stockholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, Maquia’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Maquia is liquidated or Maquia’s stockholders are able to sell their public shares in the open market.

In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Maquia or Immersed may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement “Conditions to the Merger” and — “Termination”.

If Maquia is unable to complete the Business Combination with Immersed or another initial business combination by February 7, 2024 (or such later date as may be approved by Maquia’s stockholders), Maquia will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Maquia Board, dissolving and liquidating. In such event, third parties may bring claims against Maquia and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than an estimate of $10.91 per Public Share.

Under the terms of the Existing Certificate of Incorporation, Maquia must complete the Business Combination with Immersed or another business combination by February 7, 2024, assuming the provision of loans by Sponsor to Maquia in accordance with the requirements set forth in the Existing Certificate of Incorporation (or such later date as may be approved by Maquia’s stockholders in an amendment to its Charter). If Maquia has not consummated the Business Combination with Immersed or another business combination by February 7, 2024, Maquia must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against Maquia. Although Maquia seeks waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties will waive any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that vendors, regardless of whether they execute such waivers, will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. If Maquia is unable to complete the Business Combination within the required time period, the Sponsor agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Maquia for services rendered or contracted for or products sold to Maquia. However, the Sponsor may not be able to meet such obligation as its only assets are securities of Maquia. Therefore, the per-share distribution from the Trust Account in such a situation may be less than an estimated $10.91 due to such claims.

Moreover, Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Maquia’s public stockholders upon the redemption of Maquia’s public shares in the event that it does not complete its initial business combination by February 7, 2024 (or such later date as may be approved by Maquia’s stockholders in an amendment to the Charter, may be considered a liquidating distribution under Delaware law.

Additionally, if Maquia is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Maquia otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of Maquia’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Maquia may not be able to return to its Public Stockholders an estimated $10.91 per share of Class A Common Stock. Furthermore, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Maquia’s stockholders. Because Maquia intends to distribute the proceeds held in the Trust Account to its public stockholders as soon as reasonably possible following February 7, 2024 (or such later date as may be approved by Maquia’s stockholders in an amendment to the Charter in the event it does not complete its initial business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets.

You must tender your shares of Common Stock in order to validly seek redemption at the Meeting.

In connection with tendering your public shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Common Stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination. See the section of this proxy statement/prospectus titled “Redemption of Public Shares and Liquidation if No Initial Business Combination” for the procedures to be followed if you wish to convert your shares to cash.

Termination of the Business Combination Agreement could negatively impact Immersed and Maquia.

If the Business Combination is not completed for any reason, including as a result of Maquia stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of Maquia may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Maquia would be subject to a number of risks, including the following:

●	Maquia may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the merger will be completed)
●	Maquia will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed;
●	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;
●	since the Business Combination Agreement restricts the conduct of Maquia’s business prior to completion of the Business Combination, Maquia may not have been able to take certain actions during the pendency of the transaction that would have benefitted them as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement — Additional Agreements”; and
●	we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

Immersed will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and vendors may have an adverse effect on Immersed and consequently on Maquia. These uncertainties may impair Immersed’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause vendors and others that deal with Immersed to seek to change existing business relationships with Immersed. The retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Immersed’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Immersed from making certain expenditures and taking other specified actions without the consent of Maquia until the Business Combination occurs. These restrictions may prevent Immersed from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination Agreement — Additional Agreements.” Additionally, Immersed has a limited operating history and has not generated a profit. Immersed is a leading provider of enterprise AI productivity solutions that aim to digitally transform the working environment to enhance worker and company efficiency. See “Information About Immersed.”

The Business Combination Agreement contains provisions that may discourage Maquia from seeking an alternative Business Combination.

The Business Combination Agreement contains provisions that prohibit Maquia from seeking alternative business combinations during the pendency of the transaction. Further, if Maquia is unable to obtain the requisite approval of its stockholders, either party may terminate the Business Combination Agreement.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus/consent solicitation statement is presented for illustrative purposes only and is not necessarily indicative of what Immersed’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Maquia and Immersed currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Immersed’s net assets. The purchase price allocation reflected in this proxy statement/prospectus/consent solicitation statement is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Immersed as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus/consent solicitation statement. See “Unaudited Pro Forma Condensed Combined Financial Information”.

Maquia and Immersed will incur transaction costs in connection with the Business Combination.

Each of Maquia and Immersed has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Maquia and Immersed may also incur additional costs to retain key employees. Maquia and Immersed will also incur significant legal, financial advisor, accounting, banking, and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

The Sponsor and Maquia’s officers and directors have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Immersed.

The Sponsor and Maquia’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and additional securities that they purchased in a private placement. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Immersed or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $[•] million based upon the closing price of the Maquia Class A Common Stock on Nasdaq on [•], 2023. See the section entitled “The Business Combination — Interests of Maquia’s Directors and Officers in the Business Combination.” These interests may have influenced the decision of Maquia’s directors to approve the Business Combination with Immersed and to continue to pursue such Business Combination. In considering the recommendations of the Maquia Board to vote for the Business Combination Proposal and other proposals, Maquia’s stockholders should consider these interests.

In the event of the exercise of Maquia’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Maquia’s stockholders.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Maquia to agree to amend the Business Combination Agreement, to consent to certain actions taken by Immersed or to waive rights that Maquia is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Immersed’s business, a request by Immersed to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Immersed’s business and would entitle Maquia to terminate the Business Combination Agreement. For example, Maquia and Immersed negotiated an amendment to the Business Combination Agreement as a result of Immersed’s determination that it would have insufficient cash at Closing to meet the Post-Combination Company’s working capital needs and that, additionally, it had re-assessed the potential dilutive impact of the Business Combination on its shareholders. Rather than seek mutual termination or enforcement of the Business Combination Agreement, Maquia and Immersed decided to re-negotiate certain terms of the Business Combination Agreement, the outcome of which may not be as favorable for Maquia stockholders as the previous terms. In any of such circumstances, it would be at Maquia’s discretion, acting through the Maquia Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Maquia and what he, she or they may believe is best for himself, herself, or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus/consent solicitation statement, Maquia does not believe there will be any material changes or waivers that Maquia’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus/consent solicitation statement. Maquia will circulate a supplemental or amended proxy statement/prospectus/consent solicitation statement if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Past performance by Maquia, including its management team and affiliates, may not be indicative of future performance of an investment in Maquia or the post-combination business.

Maquia’s officers, directors and management team will not participate in the Post-Combination Company management should the Business Combination close. Thus, information regarding performance by, or businesses associated with, Maquia’s management team, directors, advisors and their respective affiliates is presented for informational purposes only. Past performance by Maquia’s management team, directors, advisors and such affiliates in selecting Immersed as a merger candidate is not a guarantee of success with respect to the Business Combination. You should not rely on the historical performance of Maquia’s management team, directors and advisors or that of their respective affiliates as indicative of Immersed’s future performance, of an investment in Maquia or Immersed, or the returns Maquia or Immersed will, or is likely to, generate going forward.

Maquia will not have any right after the Closing to make damage claims against the Post-Combination Company or the Post-Combination Company’s stockholders for the breach of any representation, warranty or covenant made by Immersed in the Business Combination Agreement.

The Business Combination Agreement provides that all the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants, or agreements of the parties to the Business Combination Agreement after the completion of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, Maquia will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Immersed at the time of the Business Combination.

Because Immersed will become a public reporting company by means other than a traditional underwritten initial public offering, Immersed’s stockholders (including the Public Stockholders) will face additional risks and uncertainties.

In a traditional underwritten initial public offering, underwriters may be subject to civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement, unless such underwriters can establish a “due diligence” defense by conducting a reasonable investigation of the disclosures in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because Immersed will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Immersed and, accordingly, Immersed’s stockholders (including Maquia’s Public Stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Although Maquia performed a due diligence review and investigation of Immersed in connection with the Business Combination, Maquia has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Maquia’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. The lack of an independent due diligence review and investigation increases the risk of an investment in Immersed because it may not have uncovered facts that would be important to a potential investor.

In addition, because Immersed will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of Immersed. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of Immersed than they might if Immersed became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with Immersed as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for Immersed common stock could have an adverse effect on Immersed’s ability to develop a liquid market for the Immersed common stock.

Since the completion of Maquia’s IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.

Since the completion of Maquia’s IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like Maquia. Throughout 2022, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of the Post-Combination Company Common Stock following the Closing, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.

Securities of companies formed through mergers with special purpose acquisition companies such as ours may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.

As with most special purpose acquisition companies’ initial public offerings in recent years, Maquia issued shares for $10.00 per share upon the closing of Maquia’s IPO. As with other special purpose acquisition companies, the $10.00 per share price of Maquia reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.20 or more per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption rights and may be dependent upon the fundamental value of Immersed, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.

At Closing, the trading price per share value of the Post-Combination Company common stock may be less than the per share value of the Trust Account.

Although the parties to the Business Combination have agreed the relative consideration to be provided to Immersed shareholders and Maquia stockholders on the basis that shares of the Post-Combination Company common stock are valued at $10.91 per share, the cash backed value per share of the Post-Combination Company common stock following the Business Combination is expected to be substantially less than $10.91 per share. The cash held in the Trust Account as of [•], 2023 was approximately $[•] per Public Share. Accordingly, Public Stockholders who do not exercise redemption rights will receive shares of the Post-Combination Company Common Stock that will have a value to them ascribed by their trading price as of two business days prior to the Special Meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. In particular, the shares of most companies that are the result of a recently completed business combination between a special purpose acquisition company and an operating company have traded at prices substantially below $10.91 per share. As such, Public Stockholders who do not exercise redemption rights may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

During the pendency of the Business Combination, Maquia will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Business Combination Agreement impede the ability of Maquia to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Maquia may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither Maquia nor Immersed may, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate (including by means of furnishing or disclosing information), discuss or negotiate any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to Maquia’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

Risks Related to Redemption

The ability of Public Stockholders to exercise redemption rights with respect to a large number of outstanding shares of Class A Common Stock could increase the probability that the Business Combination will be unsuccessful.

We do not know how many Public Stockholders may exercise their redemption rights. If a larger number of outstanding Class A Common Stock held by Public Stockholders are submitted for redemption than we expect, including in connection with an extension, we may need to arrange for additional debt or equity financing to provide working capital to Immersed following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination does not close. If the Business Combination does not close, you will not receive your pro rata portion of the funds in the Trust Account until we complete an alternate initial business combination or liquidate the Trust Account if we are unable to complete an initial business combination within the time period provided by our organizational documents. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time our Class A Common Stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights.

There is no guarantee that a Public Stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a Public Stockholder may be able to sell the shares of the Post-Combination Company Common Stock in the future following the completion of the Business Combination. For example, if a Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of the Post-Combination Company Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of the Post-Combination Company Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus/consent solicitation statement. A Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus/consent solicitation statement, that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Regardless of whether they vote for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus/consent solicitation statement and whether they held Maquia Class A Common Stock as of the record date or acquired them after the record date, holders of Public Shares may exercise their rights to redeem their public shares for a pro rata portion of the Trust Account. To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using the DWAC System, to Maquia’s transfer agent prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus/consent solicitation statement and the Business Combination with Immersed is consummated, Maquia will redeem these shares for a pro rata portion of funds deposited in the Trust Account, and the holder will no longer own such shares following the Business Combination. See the section titled “Maquia Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Maquia does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Maquia to complete the Business Combination with which a substantial majority of Maquia’s shareholders do not agree.

The Existing Certificate of Incorporation does not provide a specified maximum redemption threshold, except that Maquia will not redeem public shares in an amount that would cause Maquia’s net tangible assets after payment of the deferred underwriting commissions, to be less than $5,000,001(as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon completion of our initial business combination (such that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination.. This condition is for the sole benefit of Immersed and may be waived by Immersed. As a result, Maquia may be able to complete the Business Combination even though a substantial portion of public stockholders do not agree with the Business Combination and have redeemed their public shares.

If you or a “group” of stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 15% of the public shares. Your inability to redeem any such excess public shares could result in you suffering a material loss on your investment in Maquia if you sell such excess Public Shares in open market transactions. Maquia cannot assure you that the value of such excess Public Shares will appreciate over time following the Closing of the Business Combination or that the market price of the public shares will exceed the per-share redemption price. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Maquia will require each Public Stockholder seeking to exercise redemption rights to certify to Maquia whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Maquia at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Maquia makes the above-referenced determination.

Additionally, you will not receive redemption distributions with respect to such excess shares if Maquia consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Maquia IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Maquia cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of shares of Maquia Class A Common Stock will exceed the per-share redemption price. However, Maquia’s stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus is not restricted by this limitation on redemption.

In the event that a significant number of Public Shares are redeemed, the Post-Combination Company Common Stock may become less liquid following the Business Combination.

Following the extension meetings, holders of Maquia Class A Common Stock elected to redeem approximately 16 million shares of Maquia Class A Common Stock, representing approximately 94% of the then-outstanding shares of Maquia Class A Common Stock. As a result, Maquia was left with a significantly smaller number of stockholders and shares of Maquia Class A Common Stock outstanding. In addition, Maquia’s remaining holders of Maquia Class A Common Stock will have the option to elect to redeem their shares at the upcoming Special Meeting. As a result of the redemption of Maquia Class A Common Stock at the Extension Meetings and the possibility that additional shares of Maquia Class A Common Stock may be redeemed at the Special Meeting, trading in the shares of the Post Combination Company may be limited and your ability to sell your shares in the market could be adversely affected. Maquia will apply to list the shares of the Post-Combination Company Common Stock on Nasdaq, and will be required to meet the initial listing requirements to be listed on Nasdaq. If the Post-Combination Company is not able to meet Nasdaq’s requirements to maintain Nasdaq’s listing of the Post-Combination Company Common Stock, investors’ ability to make transactions in Post-Combination Company’s securities could be limited and the Post-Combination Company could be subjected to additional trading restrictions.

A new 1% U.S. federal excise tax may be imposed upon us in connection with the redemptions by us of our Maquia Common Stock.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act (the “IRA”), which, among other things, imposes a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations. This excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. Generally, the amount of the excise tax is 1% of the fair market value of the shares repurchased at the time of the repurchase. For the purposes of calculating the excise tax, the repurchasing corporation is permitted to net the fair market value of certain new stock issuances against the fair market value of the stock repurchases that occur in the same taxable year. The IRA excise tax applies to repurchases that occur after December 31, 2022. The U.S. Treasury Department and the IRS have recently issued Notice 2023-2 in which they indicated their intention to propose regulations on the excise tax and issued certain interim rules on which taxpayers may rely.

Any repurchases or redemption of our Maquia Common Stock that occurs after December 31, 2022, in connection with the Business Combination may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with the Business Combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the structure of the Business Combination, (iii) the nature and amount of any other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iv) the regulations and other guidance issued by the U.S. Treasury Department and the IRS. Since the excise tax would be payable by us and not by the redeeming holder, we have yet to determine the mechanics of any required payment of the excise taxes. Any excise tax payable by us may cause a reduction in the cash available to us to complete the Business Combination, could affect our ability to complete the Business Combination, and may cause a reduction in amounts available for redemptions.

Risks Related to Ownership of the Shares of Post-Combination Company Common Stock

Resales of the shares of Post-Combination Company Common Stock included in the Merger Consideration could depress the market price of the Post-Combination Company Common Stock.

We will have approximately 19,120,785 shares of Post-Combination Company Common Stock outstanding immediately following the Business Combination assuming no redemptions, and there may be a large number of shares of Post-Combination Company Common Stock sold in the market following the completion of the Business Combination or shortly thereafter. The shares held by the Public Stockholders are freely tradable.

Such sales of shares of Post-Combination Company Common Stock in the public market or the perception that these sales might occur, may depress the market price of Post-Combination Company Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales or conversions may have on the prevailing market price of Post-Combination Company Common Stock.

Following the consummation of the Business Combination, the Post-Combination Company’s only significant asset will be its ownership interest in Immersed and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, the Post-Combination Company will be a holding company and will have no direct operations and no significant assets other than its ownership of Immersed. Maquia’s stockholders and certain investors, the Immersed Stockholders, and directors and officers of Immersed and its affiliates will become stockholders of the Post-Combination Company. The Post-Combination Company will depend on Immersed for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to the Post-Combination Company Common Stock. The financial condition and operating requirements of the Post-Combination Company may limit its ability to obtain cash from Immersed. The earnings from, or other available assets of, Immersed may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Post-Combination Company Common Stock or satisfy its other financial obligations.

The market price and trading volume of the Post-Combination Company Common Stock may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which we intend to list the shares of Post-Combination Company Common Stock to be issued in the Business Combination under the symbol “AIMR,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Post-Combination Company Common Stock following the Business Combination, the market price of Post-Combination Company Common Stock may be volatile and could decline significantly. In addition, the trading volume in Post-Combination Company Common Stock may fluctuate and cause significant price variations to occur. If the market price of Post-Combination Company Common Stock declines significantly, you may be unable to resell your shares at or above the market price of Post-Combination Company Common Stock as of the date of the consummation of the Business Combination. We cannot assure you that the market price of Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this proxy statement/prospectus;
●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;
●	additions and departures of key personnel;
●	failure to comply with the requirements of Nasdaq;
●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;

●	publication of research reports about the Company;
●	the performance and market valuations of other similar companies;
●	commencement of, or involvement in, litigation involving Immersed or us;
●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;
●	speculation in the press or investment community;
●	actual, potential or perceived control, accounting or reporting problems;
●	changes in accounting principles, policies and guidelines; and
●	other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

The Post-Combination Company may experience fluctuations in its operating results, which may make its future results difficult to predict and could cause its operating results to fall below expectations.

Immersed’s results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of its control. As a result, comparing its results of operations on a period-to-period basis may not be meaningful, and the results of any one period should not be relied on as an indication of future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

●	fluctuations in demand for or pricing of our platform;
●	fluctuations in usage of our platform;
●	our ability to retain and expand the use of our platform by existing customers;
●	the effects of increased competition on our business;
●	our ability to successfully maintain our position in and expand in existing markets
●	changes in mix of solutions purchased by our customers;
●	the ability to expand into new markets;
●	demand for enterprise, which in turn can have a significant impact on our revenue-share and consumption-based solutions;
●	timing and amount of our investments to expand the capacity of our third-party cloud hosting providers;
●	disruptions in sales, production, service or other business activities;
●	our inability to attract and retain qualified personnel;
●	our ability to accurately forecast revenue and losses and appropriately plan our expenses;

●	investments in new features and functionality of the solutions offered on our platform;
●	timing of customer purchases and usage of our platform;
●	timing of updates and new features and products;
●	fluctuations or delays in purchasing decisions in anticipation of new solutions or enhancements by us or our competitors;
●	changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;
●	our ability to price our offerings effectively;
●	amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses, many of which occur in advance of the anticipated benefits resulting from such expenses;
●	amount and timing of non-cash expenses, including stock-based compensation, amortization of acquired intangibles and acquisition-related expenses;
●	amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;
●	timing of acquisitions and costs associated with integrating acquired companies;
●	general economic, social and public health conditions, both domestically and globally, as well as conditions specifically affecting industries in which our customers operate;
●	our ability to protect our existing intellectual property and to create new intellectual property;
●	impact of new accounting pronouncements or changes in accounting principles;
●	costs that we incur in order to comply with changing regulatory or legal requirements, especially with respect to privacy and security matters;
●	changes in interest rates;
●	changes in tax laws or regulations that are adverse to us or our customers;
●	changes in the competitive dynamics of our market, including consolidation among competitors or customers; and
●	significant security breaches of, technical difficulties with or interruptions to the delivery and use of our platform.
●	negative publicity relating to products we serve;

Any of these and other factors, or the cumulative effect of some of these factors, may cause the Post-Combination Company’s results of operations to vary significantly. If the Post-Combination Company’s quarterly results of operations fall below the expectations of investors and securities analysts who follow its stock, the price of its common stock could decline substantially, and it could face costly lawsuits, including securities class action suits.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding the Post-Combination Company Common Stock adversely, then the price and trading volume of the Post-Combination Company Common Stock could decline.

The trading market for the Post-Combination Company Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on Immersed or the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding its stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Post-Combination Company Common Stock would likely decline. If any analyst who may cover the Post-Combination Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

Future issuances of debt securities and equity securities may adversely affect the Post-Combination Company, including the market price of the Post-Combination Company Common Stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity-ranking senior to the Post-Combination Company Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Post-Combination Company Common Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of the Post-Combination Company’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of the Post-Combination Company Common Stock and be dilutive to existing stockholders.

Future resales of the Post-Combination Company Common Stock after the consummation of the Business Combination may cause the market price of the Post-Combination Company’s securities to drop significantly, even if the Post-Combination Company’s business is doing well.

In connection with the Business Combination, certain Immersed Stockholders and certain of Immersed’s officers and directors entered into a lock-up agreement pursuant to which they will be contractually restricted from selling or transferring any of (i) their shares of the Post-Combination Company’s common stock held immediately following the Closing and (ii) any of their shares of the Post-Combination Company’s common stock that result from converting securities held immediately following the Closing (the “Lock-up Shares”). Such restrictions begin at Closing and ending on the earlier of (i) the date that is six (6) months from the date of this Agreement, (ii) the last consecutive trading day where the sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date commencing at least 150 days after the date of this Agreement, or (iii) such date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the stockholders of the Company having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”).

The Sponsor is subject to a lock-up pursuant to a letter agreement, entered into at the time of the IPO, among Maquia, the Sponsor and the other parties thereto, pursuant to which the Sponsor is subject to a lock-up beginning on the Closing and end the earliest of: (i) the date that is six (6) months from the date of this Agreement, (ii) the last consecutive trading day where the sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date commencing at least 150 days after the date of this Agreement, or (iii) such date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the stockholders of the Company having the right to exchange their shares of Common Stock for cash, securities or other property.

However, following the expiration of such lock-ups, the Sponsor and the holders of Lock-Up Shares will not be restricted from selling shares of the Post-Combination Company’s common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of the Post-Combination Company Common Stock in the public market could occur at any time. Additionally, pursuant to the Business Combination Agreement, should the Earn Out Target be realized nine months following the Closing, an additional 4,000,000 shares of Post-Combination Company Common Stock will be issued to the earnout recipients consisting of certain Immersed shareholders. There is no contractual lockup for these shares, other than by applicable securities laws, and the holders may sell these shares into the public market which, if sold, is likely to depress the market price of the stock. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Post-Combination Company common stock. Upon completion of the Business Combination, the Sponsor and the holders of Lock-Up Shares (including the shares of the Post-Combination Company common stock issued as awards as a result of conversion of Immersed’s common stock that were reserved for issuance pursuant to Immersed’s outstanding stock options outstanding as of immediately prior to the Closing) will collectively beneficially own approximately 92.88% of the outstanding shares of the Post-Combination Company common stock, assuming that no additional public stockholders redeem their public shares in connection with the Business Combination. Assuming maximum redemption, approximately 1.1 million public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the Immersed Stockholders would rise to 98.5% of the outstanding shares of the Post-Combination Company Common Stock (including the shares of Immersed Common Stock reserved in respect of Immersed’s outstanding stock options outstanding as of immediately prior to the Closing that will be converted into awards based on the Post-Combination Company Common Stock).

The shares held by Sponsor and the stockholders subject to lock-up restrictions may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Post-Combination Company share price or the market price of the Post-Combination Company Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The nominal purchase price paid by the initial stockholders for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Maquia completes the initial business combination. In addition, the value of the Founder Shares will be significantly greater than the amount the initial stockholders paid to purchase such shares in the event Maquia completes an initial business combination, even if the business combination causes the trading price of the Post-Combination Company Common Stock to materially decline.

Maquia’s initial stockholders invested an aggregate of $5,862,430 in Maquia, comprised of the $25,000 purchase price for the Founder Shares and the $5,837,430 purchase price for the Maquia Private Placement Units purchased by the Sponsor. Following stockholder redemptions as a result of the Extension Amendment, the amount held in Maquia’s Trust Account was $11,972,269 as of September 29, 2023, implying a value of $10.97 per Public Share.

The following table shows the Public Stockholders’ and Maquia’s initial stockholders’ investment per share and how these compare to the implied value of one share of Post-Combination Company Common Stock upon the completion of Maquia’s initial business combination. The following table assumes that (i) Maquia’s valuation is $11,972,269 (which is the amount Maquia held in the Trust Account as of September 29, 2023), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with Maquia’s initial business combination and (iv) all Founder Shares are held by the initial stockholders upon completion of Maquia’s initial business combination and no Founder Shares have been forfeited, and does not take into account other potential impacts on Maquia’s valuation at the time of the initial business combination such as (a) the value of Maquia Warrants, (b) the trading price of Maquia Common Stock, (c) the initial business combination transaction costs, (d) any equity issued or cash paid to Maquia Stockholders.

Public Shares held by Public Stockholders	1,090,718
Founder Shares held by initial stockholders (Includes Sponsor, ARC and EF Hutton)	5,071,173
Total shares of Maquia Common Stock	6,161,891
Total funds in trust as of September 29, 2023	$11,972,269
Public Stockholders’ investment per Public Shares(1)	$10.00
Sponsor investment per Founder Share(2)	$1.16
Implied value per share of Post-Combination Company Common Stock upon the initial business combination(3)	$1.94
(1)	While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)	The initial stockholders’ total investment in the equity of Maquia, inclusive of the Founder Shares and Maquia Private Warrants, is $5,862,430. For purposes of this table, the full investment amount is ascribed to the Founder Shares only, we are not including investment done by the Sponsor due to all their extension amendments. The result of this number is the division of total investment over the number of total founder shares inclusive from common stock gave to ARC and EF Hutton for services.
(3)	The implied value per share was calculated using the total funds in trust divided by the total shares of Maquia Common Stock.

Based on these assumptions, each share of Post-Combination Company Common Stock would have an implied value of $1.94 per share upon completion of Maquia’s initial business combination, representing a 80.6% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $1.94 per share upon completion of Maquia’s initial business combination would represent a dilution to Maquia’s Public Stockholders, this would represent a significant increase in value for Maquia relative to the price it paid for each Founder Share. At $1.94 per share, the 5,071,173 shares of New Pubco Common Stock that the initial stockholders holding Founder Shares would own upon completion of Maquia’s initial business combination would have an aggregate implied value of $9,838,076. As a result, even if the trading price of the Post-Combination Company Common Stock significantly declines, the value of the Founder Shares held by the other initial stockholders will be significantly greater than the amount the initial stockholders paid to purchase such shares. In addition, the initial stockholders could potentially recoup their entire investment, inclusive of the Co-Sponsors’ investment in the Maquia Private Warrants, even if the trading price of the Post-Combination Company Common Stock after the initial business combination is as low as $1.15 per share. As a result, Maquia and the independent directors holding Founder Shares are likely to earn a profit on their investment in Maquia upon disposition of shares of Post-Combination Company Common Stock even if the trading price of the Post-Combination Company Common Stock declines after Maquia completes its initial business combination. The initial stockholders of Maquia holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating Maquia. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of Maquia and Immersed adjusted to give effect to the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and other related events contemplated by the Business Combination Agreement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines the historical balance sheet of Maquia as of June 30, 2023 with the historical condensed consolidated balance sheet of Immersed as of June 30, 2023 on a pro forma basis as if the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and other related events contemplated by the Business Combination Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical statement of operations of Maquia for the six months ended June 30, 2023, and the historical condensed consolidated statement of operations of Immersed for the six months ended June 30, 2023, on a pro forma basis as if the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and other related events contemplated by the Business Combination Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical statement of operations of Maquia for the year ended December 31, 2022, and the historical consolidated statement of operations of Immersed for the year ended December 31, 2022, on a pro forma basis as if the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and other related events contemplated by the Business Combination Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2022.

The unaudited pro forma condensed balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on June 30, 2023, nor is it indicative of the financial condition of the Post-Combination Company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position of the combined company would have been had the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and other related events contemplated by the Business Combination Agreement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/consent solicitation:

●	the accompanying notes to the unaudited pro forma condensed combined financial information;
●	the historical unaudited financial statements of Maquia as of and for the six months ended June 30, 2023 and the historical audited financial statements of Maquia as of and for the year ended December 31, 2022;
●	the historical unaudited financial statements of Immersed as of and for the six months ended June 30, 2023 and the historical audited financial statements of Immersed as of and for the year ended December 31, 2022;

●	other information relating to Maquia and Immersed included in this proxy statement/prospectus, including the Business Combination agreement and the description of certain terms thereof set forth under Article II titled “Agreement and Plan of Merger”;
●	the sections titled “Maquia Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Immersed Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Immersed, with Immersed surviving the merger as a wholly owned subsidiary of Maquia. Upon the closing of the Business Combination “Closing”, all shares of Immersed Preferred Stock and Common Stock shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Post-Combination Company Common Stock.

The aggregate consideration to be paid to Immersed stockholders in connection with the Business Combination (excluding any potential Earn-Out Shares), will be an aggregate of 13,748,854 shares of Post-Combination Company Common Stock, with an implied value (deemed to have a value of $10.91 per share), equal to approximately $150 million. The exact Per Share Immersed Common Stock Consideration will not be known until on or about the Closing. However, for purposes hereof, the Per Share Immersed Common Stock Consideration is estimated to be equal to approximately 0.45 shares of Post-Combination Company Common Stock per share of Immersed Common Stock.

The Business Combination will occur based on the following information summarized below:

●	all shares of Immersed Common Stock and Preferred Stock issued and outstanding immediately prior to the Closing, shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Post-Combination Company Common Stock;
●	all shares of Immersed Common Stock and Preferred Stock held in the treasury shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
●	each share of Merger Sub Common Stock issued and outstanding immediately prior to the Closing shall be converted into an exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation; and
●	the Immersed Options that are outstanding immediately prior to the Closing, whether vested or unvested, shall be converted into options to purchase the Post-Combination Company Common Stock, in accordance with the Payment Spreadsheet.

Other related events that are contemplated to take place in connection with the Business Combination are summarized below:

●	Under the Business Combination Agreement, in addition to the consideration received, if, nine (9) months after the Closing, a number equal to at least 65% of the persons that were employees of Immersed as of the Closing continue to be employees of Immersed (the “Earnout Target”), then as promptly as practicable following the achievement of the Earnout Target, the stockholders of Immersed as of immediately prior to the Closing (the “Earnout Recipients”), the Post-Combination Company shall issue an aggregate of 4,000,000 shares of the Post-Combination Company Common Stock (the “Earnout Shares”) to the Earnout Recipients. For the avoidance of doubt, the people that were employees of Immersed as of the Closing shall mean the greater of: (i) twenty (20) full-time employees, and (ii) the number of full-time employees at Closing. As the Earn-Out triggering events have not yet been achieved, the Earn-Out Shares are contingently issuable and not reflected in the pro forma financial information.
●	The available cash at Closing shall be equal to or greater than $25.00 million, provided that if the available cash at Closing is equal to $21.90 million and Sponsor forfeits and surrenders to Maquia for cancellation 310,000 shares of Maquia Class A Common Stock, then this condition shall be deemed to be satisfied; provided, further that if the available cash at Closing is greater than $21.90 million but less than $25.00 million, the forfeited shares shall be reduced proportionately. Available cash means an amount equal to the sum of (a) all amounts in the Trust Account (after deducting the payments for redemption rights) immediately prior to the Closing, (b) the aggregate amount of cash on hand immediately prior to the Closing, (c) the net amount of the PIPE financing proceeds received or to be received on or prior to the Closing, (d) an aggregate amount of $3.00 million received on or prior to the Closing in connection with the Crowdfunding raise, (e) an aggregate amount of $3.10 million received on or prior to the Closing in connection with any equity or debt financing, (f) an aggregate amount of $11.90 million in connection with the Backstop Agreement and (g) an aggregate amount of $7.00 million in connection with any equity line of credit or standby equity purchase agreement entered by Immersed prior to the Closing.
●	The issuance of $450,000 convertible notes which are subject to automatic conversion to Post-Combination Company Common Stock at Closing.
●	The issuance and sale of 604,546 shares of Common Stock at a purchase price of $4.96 per share for an aggregate purchase price of $3.00 million in connection with the Crowdfunding raise, pursuant to the Subscription Agreement for Common Stock with WeFunder Admin, LLC.
●	Under the Satisfaction and Discharge Agreement, Maquia and Immersed have requested of EF Hutton that in lieu of Maquia tendering the full amount of the Deferred Underwriting Commission ($5,192,916) in cash, EF Hutton accept cash and Maquia Common Stock as satisfaction of the Deferred Underwriting Commission. Whereas, in lieu of collecting the full amount of the Deferred Underwriting Commission in cash at the time of the Closing, EF Hutton hereby agrees to accept as full satisfaction of the Deferred Underwriting Commission, the specific allocated payments of (1) $500,000 in cash on the date of the Closing and (2) a number of unregistered shares of the Company, which when multiplied by the market share price as of the date of the agreement equals $4,692,916, shall be issued and delivered to EF Hutton at Closing.
●	Pursuant to the Sponsor Support Agreement, the Sponsor and the Company amended the Sponsor Promissory Notes, which such amended terms shall be reasonably acceptable to the Company, such that upon, and subject to, the Closing, (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes shall be paid in cash to the Sponsor, (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes shall remain place for a period of twelve (12) months after the Closing date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt under the Sponsor Promissory Notes shall be paid in shares of Post-Combination Company Common Stock (valued at the SPAC Redemption Price) at any time within twelve (12) months of Closing. Subject to the earlier termination of this agreement, the Sponsor and Maquia may enter into a backstop agreement with third party (the “Backstop Provider”) for an aggregate amount of $11.90 million. In connection with the backstop, Immersed shall issue to the Backstop Provider an aggregate of 650,000 shares of Post-Combination Company Common Stock, which such shares shall be allocated from the forfeited Founder Shares.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Immersed has been determined to be the accounting acquirer, primarily due to the fact that Immersed Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while Maquia is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Immersed issuing stock for the net assets of Maquia, accompanied by a recapitalization. The net assets of Maquia will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Immersed in future reports of the Post-Combination Company.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The following summarizes the consideration (excluding the Earn-Out Shares):

Shares transferred at Closing(1)	13,748,854
Value per share(2)	10.91
Total Aggregate Immersed Stock Consideration	$150,000,000
(1)	The number of outstanding shares in the table above assumes the issuance of approximately 7.55 million shares of Common Stock underlying Rollover Options that do not represent legally outstanding shares of Common Stock at the closing of the Business Combination.
(2)	Aggregate Immersed Stock Consideration is calculated using a $10.91 reference price. Actual total Share Consideration will be dependent on the value of Post-Combination Company Common Stock at the closing of the Business Combination.

The unaudited pro forma condensed combined financial information contained herein assumes that the Company stockholders approve the Business Combination. The Company’s Public Stockholders may elect to redeem their Public Shares for cash even if they vote to approve the Business Combination. The Company cannot predict how many of its Public Stockholders will exercise their right to redeem their Post-Combination Company Common Stock for cash. Therefore, the unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Post-Combination Company Common Stock:

●	Assuming No Redemptions: This scenario assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 1,090,718 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.91 per share) of the funds in the Trust Account. The Business Combination Agreement provides that upon the Closing, after giving effect to the SPAC Redemption Rights, the consummation of the Business Combination is conditioned on the Company having net tangible assets of at least $5.00 million.

The following summarizes the pro forma shares of Post-Combination Common Stock issued and outstanding immediately after the Business Combination:

			Pro Forma
	Pro Forma		Combined
	Combined		Assuming
	Assuming No		Maximum
	Redemptions	%	Redemptions	%
Immersed Stockholders(1)(2)	13,748,854	71.91	13,748,854	76.26
Public Stockholders(6)	1,362,041	7.12	271,323	1.50
Maquia Investments North America, LLC (Sponsor)(3)(5)	3,588,850	18.77	3,588,850	19.90
EF Hutton(4)	421,040	2.20	421,040	2.34
Pro Forma Common Stock at June 30, 2023	19,120,785	100.00	18,030,067	100.00
Rollover Options(2)	(7,550,482)		(7,550,482)
Pro Forma Common Stock Outstanding at June 30, 2023	11,570,303		10,479,585
(1)	There are no adjustments for 4.00 million shares of Post-Combination Company Common Stock in Earn-Out Shares as they are not issuable until 9 months after the closing date of the Business Combination and are contingently issuable based upon achieving at least 65% employee retention.

(2)	The number of outstanding shares in the table above assumes the issuance of approximately 7.55 million shares of Common Stock underlying Rollover Options that do not represent legally outstanding shares of Common Stock at the closing of the Business Combination.
(3)	Includes adjustment for the forfeitures of Founder shares and conversion of notes payable pursuant to Sponsor Support Agreement.
(4)	Conversion of deferred underwriting compensation pursuant to Satisfaction and Discharge Agreement.
(5)	There are no adjustments for forfeitures of Sponsor shares pursuant to the Business Combination Agreement’s condition on the available cash at Closing as this is contingent based upon the triggering events that have not yet happened.
(6)	Includes adjustment for the transfer of 271,323 shares of Class A Common Stock from the Sponsor to public stockholders, pursuant to Non-redemption Agreement and Assignment of Economic Interest, dated May 5, 2023.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

			Assuming No Redemptions			Assuming Maximum Redemptions
	As of June 30, 2023				As of June 30, 2023			As of June 30, 2023
		Maquia				Additional Pro
		Capital	Pro Forma			Forma
		Acquisition	Transactions			Transactions
	Immersed Inc.	Corporation	Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined	Adjustments		Combined
ASSETS
Current Assets:
Cash in bank	$757,333	$124,267	$11,868,068	(A)	$14,063,668	$(11,899,733)	(K)	$2,163,935
			450,000	(B)
			3,000,000	(C)
			(500,000)	(D)
			(500,000)	(E)
			(1,136,000)	(F)
Cash - restricted	—	261,900	—		261,900	—		261,900
Accounts receivable	309	-	—		309	—		309
Prepaid expenses and other assets	234,784	35,000	—		269,784	—		269,784
Total Current Assets	992,426	421,167	13,182,068		14,595,661	(11,899,733)		2,695,928

Non-Current Assets:
Investments held in the Trust Account	—	11,868,068	(11,868,068)	(A)	—	—		-
Intangible assets - digital assets, net	122,685	—	—		122,685	—		122,685
Operating lease right-of-use asset, net	466,051	—	—		466,051	—		466,051
Intangible assets - domain name, net	222,001	—	—		222,001	—		222,001
Property and equipment, net	72,808	—	—		72,808	—		72,808
Total Non-Current Assets	883,545	11,868,068	(11,868,068)		883,545	—		883,545
TOTAL ASSETS	$1,875,971	$12,289,235	$1,314,000		$15,479,206	$(11,899,733)		$3,579,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$220,845	$596,298	$—		$817,143	$—		$817,143
Excise tax payable	—	265,380	—		265,380	—		265,380
Due to trust account	—	261,900	—		261,900	—		261,900
Deferred revenue	263,480	—	—		263,480	—		263,480
Operating lease liability, current	356,109	—	—		356,109	—		356,109
Income taxes payable	—	54,778	—		54,778	—		54,778
Notes payable - Sponsor at cost	—	1,127,818	(627,818)	(E)	500,000	—		500,000
Note payable - Sponsor at fair value	—	1,021,911	(1,021,911)	(E)	—	—		-
Total Current Liabilities	840,434	3,328,085	(1,649,729)		2,518,790	—		2,518,790

Non-Current Liabilities:
Operating lease liability, non-current	155,269	-	—		155,269	—		155,269
Deferred tax liability	—	100,266	—		100,266	—		100,266
Deferred underwriting compensation	—	5,192,916	(5,192,916)	(D)	—	—		-
Warranty liability - Private Placement Warrants	—	431,878	—		431,878	—		431,878
Warranty liability - Public Warrants	—	14,594	—		14,594	—		14,594
Total Non-Current Liabilities	155,269	5,739,654	(5,192,916)		702,007	—		702,007
Total Liabilities	995,703	9,067,739	(6,842,645)		3,220,797	—		3,220,797

Commitments and Contingencies:
Class A Common Stock subject to possible redemption	—	11,899,026	(11,899,026)	(G)	—	—		—

Stockholders’ Equity/(Deficit):
Immersed Preferred Stock	82	—	(82)	(I)	—	—		—
Immersed Common Stock	46	—	11	(B)	—	—		—
			60	(C)
			(117)	(I)
New SPAC Common Stock	—		42	(D)	1,157	(109)	(K)	1,048
			46	(E)
			1,069	(I)
Class A Common Stock		271	109	(G)	—	—		—
			237	(H)
			(617)	(I)
Class B Common Stock	—	237	(237)	(H)	—	—		—
Additional paid-in capital	14,155,527	—	449,989	(B)	40,081,146	(11,899,624)	(K)	28,181,522
			2,999,940	(C)
			4,692,874	(D)
			3,589,716	(E)
			(1,136,000)	(F)
			11,898,917	(G)
			(253)	(I)
			3,430,436	(J)
Accumulated deficit	(13,275,387)	(8,678,038)	(2,440,033)	(E)	(27,823,894)	—		(27,823,894)
			(3,430,436)	(J)
Total Stockholders’ Equity/(Deficit)	880,268	(8,677,530)	20,055,671		12,258,409	(11,899,733)		358,676
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)	$1,875,971	$12,289,235	$1,314,000		$15,479,206	$(11,899,733)		$3,579,473

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

			Assuming No Redemptions and
			Maximum Redemptions
					For the Six
	For the Six Months Ended				Months Ended
	June 30, 2023				June 30, 2023
		Maquia Capital	Pro Forma
	Immersed	Acquisition	Transactions
	Inc.	Corporation	Accounting		Pro Forma
	(Historica)	(Historical)	Adjustments		Combined
Revenues:
Subscription revenue	$112,260	$—	$—		$112,260
Total revenues	112,260	—	—		112,260

Operating Expenses:
General and administration expenses	778,870	522,819	—		1,301,689
AR/VR product expenses	1,098,276	—	—		1,098,276
Marketing and advertising	736	—	—		736
Digital asset impairment losses (gains on sale), net	(242,268)	—	—		(242,268)
Professional fees	103,543	—	—		103,543
Total Operating Expenses	1,739,157	522,819	—		2,261,976

Loss from Operations	(1,626,897)	(522,819)	—		(2,149,716)

Other Income (Expenses):
Grant income	100,000	—	—		100,000
Interest income	7,932	—	—		7,932
Loss on disposal of property and equipment	(253)	—	—		(253)
Unrealized and realized gain (loss) on investment held in Trust Account	—	706,126	—		706,126
Change in fair value of derivative liabilities	—	(107,860)	(15,361)	(AA)	(123,221)
Other income	41,209	—			41,209
Total Other Income (Expenses):	148,888	598,266	(15,361)		731,793

Net income/(loss) before income tax	(1,478,009)	75,447	(15,361)		(1,417,923)

Income tax expense	—	164,622	—		164,622

Net loss	$(1,478,009)	$(89,175)	$(15,361)		$(1,582,545)

				Assuming
			Assuming No	Maximum
			Redemptions	Redemptions
Weighted average shares outstanding of Common Stock - basic and diluted	4,642,393
Basic and diluted net income/(loss) per share - Common Stock	$(0.32)
Weighted average shares outstanding of Class A Common Stock - basic and diluted		4,024,430
Basic and diluted net income/(loss) per share - Class A Common Stock		$(0.01)
Weighted average shares outstanding of Class B Common Stock - basic and diluted		3,841,930
Basic and diluted net income/(loss) per share - Class B Common Stock		$(0.01)
Weighted average shares outstanding of New SPAC Common Stock - basic and diluted			11,570,303	10,479,585
Basic and diluted net income/(loss) per share - New SPAC Common Stock			$(0.00)	$(0.15)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

			Assuming No Redemptions and
			Maximum Redemptions
					For the Year
					Ended
	For the Year Ended				December 31,
	December 31, 2022				2022
		Maquia Capital	Pro Forma
	Immersed	Acquisition	Transactions
	Inc.	Corporation	Accounting		Pro Forma
	(Historica)	(Historical)	Adjustments		Combined
Revenues:
Subscription revenue	$323,077	$—	$—		$323,077
Total revenues	323,077	—	—		323,077

Operating Expenses:
General and administration expenses	2,878,644	1,012,437	3,430,436	(BB)	7,321,517
AR/VR product expenses	2,507,178	—	—		2,507,178
Marketing and advertising	1,050,123	—	—		1,050,123
Digital asset impairment losses, net	291,840	—	—		291,840
Professional fees	130,127	—	—		130,127
Total Operating Expenses	6,857,912	1,012,437	3,430,436		11,300,785

Loss from Operations	(6,534,835)	(1,012,437)	(3,430,436)		(10,977,708)

Other Income (Expenses):
Grant income	600,000	—	—		600,000
Interest income	42,675	—	—		42,675
Loss on disposal of property and equipment	(2,330)	—	—		(2,330)
Unrealized and realized gain (loss) on investment held in Trust Account	—	1,942,709	—		1,942,709
Change in fair value of derivative liabilities	—	6,600,605	(2,424,672)	(AA)	4,175,933
Other expense	(68,486)	—	—		(68,486)
Other income	9,572	—			9,572
Total Other Income (Expenses):	581,431	8,543,314	(2,424,672)		6,700,073

Net income/(loss) before income tax	(5,953,404)	7,530,877	(5,855,108)		(4,277,635)

Income tax expense	—	337,607	—		337,607

Net income/(loss)	$(5,953,404)	$7,193,270	$(5,855,108)		$(4,615,242)

				Assuming
			Assuming No	Maximum
			Redemptions	Redemptions
Weighted average shares outstanding of Common Stock - basic and diluted	4,626,147
Basic and diluted net income/(loss) per share - Common Stock	$(1.29)
Weighted average shares outstanding of Class A Common Stock - basic and diluted		15,737,185
Basic and diluted net income/(loss) per share - Class A Common Stock		$0.36
Weighted average shares outstanding of Class B Common Stock - basic and diluted		4,500,528
Basic and diluted net income/(loss) per share - Class B Common Stock		$0.36
Weighted average shares outstanding of New SPAC Common Stock - basic and diluted			13,748,071	10,208,262
Basic and diluted net income/(loss) per share - New SPAC Common Stock			$(0.43)	$(0.45)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Preparation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Immersed has been determined to be the accounting acquirer, primarily due to the fact that Immersed Stockholders will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Immersed issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Immersed.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and the other related events contemplated by the Business Combination Agreement as if consummated on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical statement of operations of the Company for the six months ended June 30, 2023, and the historical consolidated statement of operations of Immersed for the six months ended June 30, 2023, giving pro forma effect to the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and the other related events contemplated by the Business Combination Agreement as if consummated on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

●	the Company’s unaudited balance sheet as of June 30, 2023 and the related notes for the six months ended June 30, 2023 included elsewhere in this proxy statement/prospectus; and
●	Immersed’s unaudited balance sheet as of June 30, 2023 and the related notes for the six months ended June 30, 2023 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

●	the Company’s unaudited statement of operations for six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and
●	Immersed’s unaudited statement of operations for six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

●	the Company’s audited statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and
●	Immersed’s audited statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(A)	Reflects the liquidation and reclassification of $11.87 million of investments held in the Trust Account to cash in bank that become available upon the Closing, assuming no redemptions.
(B)	Reflects the proceeds of $0.45 million from the issuance of convertible notes and the related automatic conversion at merger.
(C)	Reflects the proceeds of $3.00 million from the issuance of common stock thru WeFunder.
(D)	Reflects the conversion of $4.69 million deferred underwriting compensation pursuant to the applicable conversion rate and the settlement of $0.50 million deferred underwriting compensation pursuant to Satisfaction and Discharge Agreement effective upon the Closing.
(E)	Reflects the conversion of $1.15 million notes payable pursuant to applicable conversion rate and the settlement of $0.50 million notes payable pursuant to Sponsor Support Agreement effective upon the Closing.
(F)	Reflects Immersed’s total preliminary estimated advisory, legal, and accounting fees and other professional fees of $1.14 million. These expected transaction costs are in connection with the consummation of the Business Combination and related transactions and are deemed to be direct and incremental costs of the Business Combination, which have been recorded as a reduction to additional paid-in capital.
(G)	Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing.
(H)	Reflects the conversion of Class B Common Stock into Class A Common Stock in connection with the Closing.
(I)	Reflects the recapitalization of stocks between Immersed Preferred Stock and Common Stock, Post-Combination Company Common Stock and additional paid-in capital.
(J)	Reflects the estimated fair value of the Earn-Out Shares recorded as stock-based compensation. For further information, please refer to Note 4.
(K)	Reflects the maximum redemptions scenario in which 1,090,718 Public Shares of Common Stock are redeemed for $11.90 million allocated to Common Stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of $10.91 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 are as follows:

(AA)   Reflects the elimination of unrealized gain on fair value of debt.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 are as follows:

(AA)   Reflects the elimination of unrealized gain on fair value of debt.

(BB)   Reflects the stock-based compensation expense for Earn-Out shares to be issued to the employees of the Company who have a continuing employment requirement. For further details, refer to Note 4.

3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and the other related events contemplated by the Business Combination Agreement assuming the shares were outstanding since January 1, 2022. As the Business Combination, Convertible Note Agreements, Subscription Agreement for Common Stock, Satisfaction and Discharge Agreement, Sponsor Support Agreement, and other related proposed equity transactions are being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Under the maximum redemption scenario, the shares of Class A Common Stock assumed to be redeemed by the Company’s Public Stockholders are eliminated as of January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption:

	For the Six Months Ended		For the Year Ended
	June 30, 2023		December 31, 2022
		Assuming		Assuming
	Assuming No	Maximum	Assuming No	Maximum
	Redemptions	Redemptions	Redemptions	Redemptions
Pro forma net loss	$(1,582,545)	$(1,582,545)	$(4,615,242)	$(4,615,242)

Weighted average shares outstanding of Common Stock - basic and diluted	11,570,303	10,479,585	13,748,071	10,208,262
Basic and diluted net loss per share - Common Stock	$(0.14)	$(0.15)	$(0.34)	$(0.45)

Weighted average shares outstanding - basic and diluted
Immersed Stockholders	6,198,372	6,198,372	6,198,372	6,198,372
Public Stockholders	1,362,041	271,323	3,539,809	—
Maquia Investments North America, LLC	3,588,850	3,588,850	3,588,850	3,588,850
EF Hutton	421,040	421,040	421,040	421,040
Total	11,570,303	10,479,585	13,748,071	10,208,262

The following potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

Rollover Options	7,550,482	7,550,482	7,550,482	7,550,482
Earnout shares	4,000,000	4,000,000	4,000,000	4,000,000

3. Earn-Out Shares

The Earn-Out Shares issuable to stockholders of the Company are expected to be accounted as stock-based compensation expense as they are subject to forfeiture based upon achieving at least 65% employee retention. The Earn-Out Shares are expected to be accounted for as equity classified instruments that are earned upon achieving the applicable triggering event, not payable in cash nor any asset and is not indexed to the Common Stock of the Post-Combination Company. The preliminary estimated fair value of the 4.00 million Earn-Out Shares is $3.43 million, which was recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022.

The preliminary estimated fair values of the Earn-Out Shares were determined by using a Monte Carlo simulation model implemented in a risk-neutral valuation framework. The fair values of the Earn-Out Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Business Combination. Assumptions used in the preliminary valuation, which are subject to change at the closing of the Business Combination, were as follows:

Current stock price: The current stock price was set at the deemed value of $11.65 per share for Class A Stock.

Expected volatility: The volatility was determined using the historical volatility of the Company’s Class A Common Stock in corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the Earn-Out Period.

Expected term: The expected term assumes nine months until the closing of the Business Combination.

Expected dividend yield: The expected dividend yield is zero as Immersed has never declared or paid cash dividends and has no current plans to do so during the expected term.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Comparative Per Share Data of Maquia

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by Nasdaq on August 7, 2023, the last trading day before the Business Combination was publicly announced, and on [•], 2023, the last practicable trading day before the date of this proxy statement/prospectus/consent solicitation statement.

	Public	Public	Public
	Units	Shares	Warrants
Trading Date	(MAQCU)	(MAQC)	(MAQCW)
August 7, 2023	$11.20	$11.20	$0.03
[•], 2023	$ [•]	$ [•]	$ [•]

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Business Combination Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that Immersed stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Business Combination Agreement, the date of this proxy statement/prospectus/consent solicitation, and the date on which Company stockholders vote on the approval of the Business Combination Agreement. Maquia’s stockholders are urged to obtain current market quotations for Company securities before making their decision with respect to the approval of the Business Combination Agreement.

Comparative Per Share Data of Immersed

Historical market price information regarding Immersed is not provided because there is no public market for Immersed.

Comparative Historical and Pro Forma Per Share Data

The following table sets forth summary historical comparative share information for the Company and Immersed, respectively and selected unaudited pro forma condensed combined per share information of the Post-Combination Company after giving effect to the Business Combination, presented under two scenarios:

●	Assuming No Redemptions: This scenario assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This scenario assumes that Public Stockholders holding 1,090,718 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.91 per share) of the funds in the Trust Account. The Business Combination Agreement provides that upon the closing, after giving effect to the SPAC Redemption Rights, the consummation of the Business Combination is conditioned on Maquia having net tangible assets of at least $5.00 million.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2023. The weighted average shares outstanding and net loss per share information for the six months ended June 30, 2023 and for the year ended December 31, 2022 reflect the Business Combination as if it had occurred on January 1, 2022.

The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the estimated 7,550,482 shares reserved for the potential future issuance of Post-Combination Company Common Stock upon the exercise of Rollover Options upon the closing of the Business Combination, as such events have not yet occurred.

This information is only a summary and should be read in conjunction with the historical financial statements of the Company and Immersed and related notes included elsewhere in this proxy statement/prospectus/consent solicitation. The unaudited pro forma combined per share information of Maquia and Immersed is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined net loss per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor the income (loss) per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Maquia and Immersed would have been had the companies been combined during the periods presented.

			Pro Forma Combined		Immersed Equivalent Pro
			Per Share Data		Forma Per Share Data (3)
	Maquia
	Capital
	Acquisition			Assuming		Assuming
	Corporation	Immersed Inc.	Assuming No	Maximum	Assuming No	Maximum
	(Historical)	(Historica)	Redemptions	Redemptions	Redemptions	Redemptions
As of and for the six months ended June 30, 2023
Book Value per share (2)	$(2.16)	$(2.28)	$1.06	$0.03	$0.48	$0.02
Basic and diluted net income/(loss) per share - Common Stock	$(0.01)
Weighted average shares outstanding of Common Stock - basic and diluted	4,024,430		11,570,303	10,479,585
Basic and diluted net income/(loss) per share - Class B Common Stock	$(0.01)		$(0.00)	$(0.15)	$(0.00)	$(0.07)
Weighted average shares outstanding of Class B Common Stock - basic and diluted	3,841,930
Net loss per share of Immersed Common Stock - basic and diluted		$(0.32)
Weighted average shares outstanding of Immersed Common Stock - basic and diluted		4,642,393
As of and for the year ended December 31, 2022 (1)
Basic and diluted net income/(loss) per share - Common Stock	$0.36	$(1.29)
Weighted average shares outstanding of Common Stock - basic and diluted	15,737,185		13,748,071	10,208,262
Basic and diluted net income/(loss) per share - Class B Common Stock	$0.36		$(0.43)	$(0.45)	$(0.19)	$(0.20)
Weighted average shares outstanding of Class B Common Stock - basic and diluted	4,500,528
Net loss per share of Immersed Common Stock - basic and diluted
Weighted average shares outstanding of Immersed Common Stock - basic and diluted		4,626,147
(1)	There were no cash dividends declared in the period presented.
(2)	Book value per share is calculated as (a) total equity excluding preferred shares divided by (b) the total number of Common Stock outstanding classified in permanent equity.
(3)	The equivalent per share data for Immersed is calculated by multiplying the combined pro forma per share data by the Per Share Immersed Common Stock Consideration set forth in the Business Combination Agreement.

IMMERSED’S SOLICITATION OF WRITTEN CONSENTS

This section contains information for Immersed Stockholders regarding the solicitation of written consents to approve and adopt the Business Combination Agreement and the Business Combination by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

Purpose of the Consent Solicitation; Recommendation of the Immersed Board of Directors

The Immersed Board is providing this proxy statement/prospectus/consent solicitation statement to Immersed Stockholders. Immersed Stockholders are being asked to approve and adopt the Business Combination Agreement and the Business Combination (the “Immersed Business Combination Proposal”) by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

After consideration, the Immersed Board has unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Immersed and the Immersed Stockholders.

Immersed Stockholders Entitled to Consent

Only Immersed Stockholders of record holding shares of Immersed Capital Stock as of the close of business on [•] (the “Immersed Record Date”), will be entitled to execute and deliver a written consent. As of the close of the Immersed Record Date, there were [•] shares of Immersed Common Stock and [•] shares of Immersed Preferred Stock issued and outstanding and entitled to execute and deliver written consents with respect to the Immersed Business Combination Proposal. Each holder of Immersed Capital Stock is entitled to one vote for each share of Immersed Capital Stock held by such holder as of the Immersed Record Date.

Written Consents; Required Written Consents

The approval of the Immersed Business Combination Proposal requires the affirmative vote or consent of the holders of at least (i) a majority of the outstanding shares of Immersed Common Stock and Immersed Preferred Stock voting together on an as-converted basis and (ii) a majority of the outstanding shares of Immersed Preferred Stock, voting as a separate class.

Concurrently with the execution of the Business Combination Agreement, Maquia and certain Immersed Stockholders entered into the Stockholder Support Agreement, which provides, among other things, that following the Registration Statement being declared effective by the SEC, each of such Immersed Stockholders will, promptly after Immersed’s request, execute and deliver a written consent with respect to the outstanding shares of Immersed Common Stock and Immersed Preferred Stock held by such Immersed Stockholder approving and adopting the Business Combination Agreement and the Business Combination. The Business Combination Agreement provides that Maquia may terminate the Business Combination Agreement if Immersed fails to deliver the written consent to Maquia after the Registration Statement is declared effective by the SEC. The shares of Immersed Capital Stock that are owned by the Immersed Stockholders and subject to the Support Agreement represent approximately [•]% of the outstanding shares of Immersed Common Stock, approximately [•]% of the outstanding shares of Immersed Preferred Stock and approximately [•]% of the outstanding voting power of Immersed Capital Stock, on an as-converted basis, in each case, as of the Immersed Record Date. The Immersed Stockholders therefore hold a sufficient number of shares of Immersed Capital Stock to approve the Business Combination without the vote of any other Immersed stockholder.

Interests of Certain Persons in the Business Combination

In considering whether to adopt and approve the Business Combination Agreement and the Business Combination by executing and delivering the written consent, Immersed Stockholders should be aware that aside from interests as a stockholder of Immersed, the Immersed officer and sole member of the Immersed Board has interests in the Business Combination that are different from, or in addition to, those of other Immersed Stockholders generally. Immersed Stockholders should take these interests into account in deciding whether to adopt and approve the Business Combination Agreement and the Business Combination. For additional information please see the section entitled “The Business Combination — Interests of Immersed’s Director and Executive Officer in the Business Combination”.

Submission of Written Consents

You may consent to the Immersed Business Combination Proposal with respect to your shares of Immersed Capital Stock by completing, dating and signing the written consent enclosed with this proxy statement/prospectus/consent solicitation statement and returning it to Immersed by the Immersed Consent Deadline (as defined below).

If you hold shares of Immersed Capital Stock as of the close of business on the Immersed Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Immersed. Once you have completed, dated and signed the written consent, you may deliver it to Immersed by emailing a .pdf copy to [•] or by mailing your written consent to Immersed’s consent solicitor, [•].

The Immersed Board has set 12:00 noon, New York time, on [•] as the deadline for receipt of written consents from Immersed Stockholders. Immersed reserves the right to extend the final date for receipt of written consents beyond such date (such consent deadline, as may be extended by Immersed, the “Immersed Consent Deadline”). Any such extension may be made without notice to Immersed Stockholders. Once a sufficient number of consents to adopt the Business Combination Agreement has been received, the consent solicitation will conclude. As described in the section entitled “Immersed Appraisal Rights” of this proxy statement/prospectus/consent solicitation statement, the delivery of a signed and dated written consent adopting the Business Combination Agreement, or delivery of a signed and dated written consent without indicating a decision on the Immersed Business Combination Proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.

Immersed Stockholders should not send stock certificates with their written consents. After the transaction is completed, a letter of transmittal and written instructions for the surrender of Immersed stock certificates or electronic certificates, as applicable, will be mailed to Immersed Stockholders. Do not send in your certificates now.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the Immersed Business Combination Proposal (which is equivalent to a vote “FOR” such proposal), or disapprove, or abstain from consenting with respect to, the Immersed Business Combination Proposal (which is equivalent to a vote “AGAINST” such proposal). If you do not execute and return your written consent, or otherwise withhold your written consent, it will have the same effect as voting “AGAINST” the Immersed Business Combination Proposal. If you are a record holder of shares of Immersed Common Stock and/or Immersed Preferred Stock and you return a signed written consent without indicating your decision on the Immersed Business Combination Proposal, you will have given your consent to approve such proposal.

Your consent to the Immersed Business Combination Proposal may be changed or revoked at any time before the Immersed Consent Deadline; however, such change or revocation is not expected to have any effect on the approval of the Immersed Business Combination Proposal, as the delivery of the written consent contemplated by the Support Agreement will constitute the Immersed Stockholder approval required to approve the Immersed Business Combination Proposal at the time of such delivery. If you wish to change or revoke your consent before the Immersed Consent Deadline, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case by emailing a .pdf copy to [•] or by mailing your written consent to Immersed’s consent solicitor [•].

Due to the obligations of the Immersed Stockholders under the Support Agreement, a failure of any other Immersed Stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Immersed Stockholder, is not expected to have any effect on the approval of the Immersed Business Combination Proposal.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Immersed. Officers and employees of Immersed may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

THE SPECIAL MEETING OF MAQUIA STOCKHOLDERS

The Special Meeting

Maquia is furnishing this proxy statement/prospectus/consent solicitation statement to you as part of the solicitation of proxies by its board of directors for use at the Special Meeting in lieu of the 2023 annual meeting of stockholders to be held on [●], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement is first being mailed on or about [●], 2023 to all Maquia stockholders of record as of [●], 2023, the record date for the Special Meeting. This proxy statement/prospectus/consent solicitation statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting of stockholders.

Date, Time and Place of the Special Meeting

The Special Meeting will be held via live webcast at [●], on [●], 2023, at [●], or such other date, time and place to which such Special Meeting may be adjourned or postponed. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the transfer agent, Continental Stock Transfer & Trust Company, at (917) 262-2373 or by e-mail at proxy@continentalstock.com.

Purpose of the Special Meeting

At the Special Meeting, Maquia will ask the Maquia stockholders to vote in favor of the following proposals:

●	The Business Combination Proposal — a proposal to approve the adoption of the Business Combination Agreement and the Business Combination (Proposal No. 1).
●	The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of Maquia attached as Annex B to this proxy statement/prospectus/consent solicitation statement (Proposal No. 2).
●	The Governance Proposals — to approve, on a non-binding advisory basis, seven separate governance proposals relating to certain material differences between Maquia’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (Proposal Nos. 3A-3F).
●	The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of Maquia following the closing of the Business Combination (Proposal No. 4).
●	The Incentive Award Plan Proposal — a proposal to approve and adopt the incentive award plan established to be effective after the Closing of the Business Combination (Proposal No. 5).
●	The Nasdaq Proposal — a proposal to issue Maquia Class A Common Stock to the Immersed Stockholders in the Merger pursuant to the Business Combination Agreement (Proposal No. 6).
●	The Adjournment Proposal — a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (Proposal No. 7).

Recommendation of the Maquia Board

Maquia’s board of directors believes that each of the proposals to be presented at the Special Meeting of stockholders is in the best interests of Maquia and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Maquia’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Maquia’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	the beneficial ownership of the Sponsor, which is controlled by Guillermo Eduardo Cruz, Maquia’s Chief Operating Officer, of an aggregate of 4,841,173 shares of Maquia Common Stock, consisting of:
●	4,257,430 Founder Shares (consisting of 2,128,715 shares of Maquia Class B Common Stock and 2,128,715 shares of Maquia Class A Common Stock), purchased by the Sponsor for an aggregate price of $25,000; and
●	583,743 Private Shares, and Private Warrants to purchase 291,872 Private Shares, included in the 583,743 Private Units which were purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5,837,430;

all of which shares and warrants would become worthless if Maquia does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[●] million and $[●], respectively, based on the closing price of Maquia Class A Common Stock of $[●] and the closing price of Maquia Warrants of $[●] on Nasdaq on [●], 2023, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of Maquia’s officers and directors, which gives them an indirect pecuniary interest in the Founder Shares and Private Warrants held by the Sponsor, and which interests would also become worthless if Maquia does not complete a business combination within the applicable time period, including the following:
●	in exchange for serving on the Maquia Board, each of Maquia’s independent directors received an economic interest in the Sponsor equivalent to 5,000 shares of Maquia Common Stock, which would have a market value of approximately $[●] based on the closing price of Maquia Class A Common Stock of $[•] on Nasdaq on [•], 2023, the most recent practicable date;
●	following the consummation of the Business Combination (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will be paid in cash to the Sponsor and (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will remain place for a period of 12 months after the Closing Date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt (approximately $4,000,000) under the Sponsor Promissory Notes will be paid in shares of Post-Combination Company Common Stock (valued at the Maquia Redemption Price) at any time within 12 months of Closing. If the Business Combination is not completed and Maquia winds up, there may not be sufficient assets to repay the Sponsor Promissory Notes and they will be worthless; and
●	the continued indemnification of current directors and officers of Maquia and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting of stockholders if you owned shares of Maquia Common Stock at the close of business on [●], 2023, which is the record date for the Special Meeting of stockholders. You are entitled to one vote for each share of Maquia Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [●] shares of Maquia Common Stock outstanding, of which [●] are Founder Shares or Private Shares held by the Sponsor.

The Sponsor, Maquia’s directors and officers and EF Hutton have agreed to vote all of their Founder Shares, Representative Shares, Private Shares and any Public Shares held by them in favor of the Business Combination Proposal. The issued and outstanding Maquia Warrants do not have voting rights at the Special Meeting of stockholders.

Voting Your Shares

Each share of Maquia Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting of stockholders. Your one or more proxy cards show the number of shares of Maquia Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Maquia Common Stock at the Special Meeting of stockholders:

●	Voting by Mail. You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable Special Meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Maquia Common Stock will be voted as recommended by Maquia’s board of directors. Maquia encourages you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting.
●	Voting at the Special Meeting via the Virtual Meeting Platform. You can attend the Special Meeting and vote in person via the virtual meeting platform. The Special Meeting can be accessed by visiting https://www.cstproxy.com/[●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. If your shares of Maquia Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the transfer agent.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Maquia Common Stock, you may contact our proxy solicitor at:

[●]

[Address]

Telephone: [●]

Banks and brokers can call collect at: [●]

Email: [●]

Quorum and Vote Required for the Maquia Proposals

A quorum of Maquia’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the Maquia Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, Governance Proposals, Incentive Award Plan Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of Maquia Common Stock present and entitled to vote at the Special Meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then outstanding shares of Maquia Common Stock entitled to vote thereon at the Special Meeting.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Maquia Common Stock entitled to vote and actually cast thereon at the Special Meeting.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Maquia believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting of Maquia stockholders. For purposes of approval, abstentions will have the same effect as a vote “against” the Charter Amendment Proposal, the Governance Proposals, the Business Combination Proposal, the Incentive Award Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal, if presented. For the Election of Directors Proposal, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor. Broker non-votes will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the remaining Maquia Proposals.

Revocability of Proxies

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify Maquia’s secretary in writing before the annual meeting that you have revoked your proxy; or
●	you may attend the Special Meeting virtually and submit a ballot through the virtual meeting platform during the Special Meeting, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Conversion Rights

Any holder of Public Shares may demand that Maquia convert such shares into cash in connection with the Business Combination at the applicable conversion price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Maquia to pay its franchise and income tax obligations, by (b) the total number of shares of Maquia Class A Common Stock included as part of the Maquia Units issued in the IPO. However, Maquia will not convert any Public Shares to the extent that such conversion would result in Maquia having net tangible assets of less than $5,000,001 upon consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $[•] million as of [•], 2023, the estimated per share conversion price would have been approximately $[•].

Holders of Public Shares are not required to affirmatively vote on the Business Combination Proposal or be holders of Public Shares on the record date in order to exercise conversion rights with respect to such Public Shares. If a holder exercises its conversion rights and the Business Combination is consummated, then Maquia will convert such holder’s Public Shares into a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination.

The Sponsor and Maquia’s officers and directors will not have conversion rights with respect to any shares of Maquia Common Stock owned by them, directly or indirectly.

Maquia stockholders who seek to have their Public Shares converted must deliver their shares, either physically or electronically using DTC’s DWAC System, to Continental Stock Transfer & Trust Company, Maquia’s transfer agent, no later than two (2) business days prior to the Special Meeting at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

If you hold the Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the converting Maquia stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their Public Shares. Stockholders seeking to exercise their conversion rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Maquia’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Maquia does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be converted.

Any request to have such Public Shares converted, once made, may be withdrawn at any time prior to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically). You may make such request by contacting Maquia’s transfer agent at the phone number or address listed above.

If the Business Combination is not approved or completed for any reason, then Maquia’s Public Stockholders who elected to exercise their conversion rights will not be entitled to have their Public Shares converted. In such case, Maquia will promptly return any shares delivered by Public Stockholders.

The closing price of the Maquia Class A Common Stock on [•], 2023, the record date, was $[•]. The cash held in the trust account on such date less taxes payable was approximately $[•] ($[•] per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of Maquia Class A Common Stock as they may receive higher proceeds from the sale of their Maquia Class A Common Stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Maquia cannot assure its stockholders that they will be able to sell their Maquia Class A Common Stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If you exercise your conversion rights, your shares of Maquia Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to Maquia to pay its franchise and income tax obligations. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand conversion.

If the Business Combination Proposal is not approved and Maquia does not consummate an initial business combination by February 7, 2024, or obtain the approval of Maquia stockholders to extend the deadline for Maquia to consummate an initial business combination, it will be required to dissolve and liquidate and the Maquia Warrants will expire worthless.

Redemption rights are not available to holders of Maquia Warrants in connection with the Business Combination.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Maquia Common Stock or Maquia Warrants in connection with the Business Combination.

Solicitation of Proxies

Maquia will pay the cost of soliciting proxies for the Special Meeting. Maquia has engaged Advantage Proxy to assist in the solicitation of proxies for the Special Meeting. Maquia has agreed to pay [•] a fee of $[•]. Maquia will reimburse [•] for reasonable out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses. Maquia also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Maquia Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Maquia Common Stock and in obtaining voting instructions from those owners. Maquia’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor beneficially owned an aggregate of approximately 78.5% of the outstanding shares of Maquia Common Stock. The Sponsor has agreed to vote all of its Founder Shares, Private Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus/consent solicitation statement, the Sponsor has not acquired any Public Shares.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

Maquia was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Although Maquia is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, Maquia initially focused its attention on companies in the technology-focused middle market and emerging growth companies located in North America.

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of Maquia and Immersed or their respective representatives, or any other party.

On May 7, 2021, Maquia closed its IPO of 16,000,000 Maquia Units at $10.00 per unit, generating gross proceeds of $160 million. Each Maquia Unit consists of (i) one share of Maquia Class A Common Stock and (ii) one-half of one redeemable Maquia Warrant. On May 7, 2021, Maquia also issued 160,000 shares of Maquia Class B Common Stock to the underwriter for services rendered. In May 2021, Maquia also issued 70,000 shares of Maquia Class B Common Stock to ARC, Group, Ltd. for financial advisory services.

Simultaneously with the closing of the IPO, Maquia consummated a private sale of 583,743 units (the “Private Placement Units”) to the Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $5,837,430. The Private Placement Units are identical to the Maquia Units in the IPO, except as otherwise disclosed in the IPO prospectus.

On May 10, 2021, Maquia consummated the closing of the sale of 1,309,719 additional Maquia Units upon receiving notice of the underwriters’ election to partially exercise their overallotment option, generating additional gross proceeds of $13,097,190. Simultaneously with the exercise of the over-allotment, Maquia consummated the private placement of an additional 32,743 Private Placement Units to the Sponsor, generating additional gross proceeds of $327,430.

On May 12, 2021, Maquia issued 13,098 additional shares of Maquia Class B Common Stock to the underwriter for services rendered.

Following the closing of the IPO, $173.1 million of the net proceeds of the sale of the Maquia Units and the additional proceeds from the Private Placement Units were placed in the Trust Account. Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Maquia to pay taxes, the funds held in the Trust Account may not be released from the Trust Account until the earlier of the completion of Maquia’s initial business combination and the redemption of 100% of its Public Shares if Maquia is unable to consummate a business combination by the deadline (unless such date is further extended in accordance with the existing governing documents) or obtain the approval of Maquia’s stockholders to extend the deadline for Maquia to consummate an initial business combination.

In connection with the Second Extension and Third Extension, stockholders holding 13,769,910 and 2,449,091 shares of Maquia Class A Common Stock, respectively, exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result of the redemptions following the Second Extension and the Third Extension, approximately $143.5 million and $26.5 million was removed from the Trust Account to pay redeeming stockholders, respectively. Following such redemptions, Maquia has 1,090,718 Public Shares outstanding.

In connection with the Second Extension, the Sponsor made six monthly contributions to the Trust Account of $159,291, for a total of $955,746 through May 7, 2023. In connection with the Third Extension, the Sponsor or its designees agreed to contribute to Maquia as a loan an aggregate of $0.025 for each share of Maquia Class A Common Stock that is not redeemed, for each calendar month (commencing on May 7, 2023 and each month thereafter) until February 7, 2024, with each monthly contribution being $27,267.95 based on 1,090,718 Public Shares outstanding following the approval of the Third Extension. If Maquia opts not to utilize any remaining portion of the extension period prior to February 7, 2024, then Maquia will liquidate and dissolve promptly in accordance with the Existing Certificate of Incorporation, and its Sponsor’s obligation to make additional contributions will terminate. See “Information About Maquia” for more information regarding the Second Extension and the Third Extension.

Prior to the consummation of the IPO, neither Maquia nor anyone on its behalf had any substantive discussions, formal or otherwise, with respect to a potential business combination transaction between Maquia and any third party.

Immediately after the closing of the IPO in May 2021, the officers and directors of Maquia began to contact potential candidates for a business combination. In addition, Maquia was contacted by a number of individuals and entities with respect to business combination opportunities. Maquia’s management reviewed an initial list of over 85 potential target candidates, all companies with strong connections within the technology sector. Representatives of Maquia contacted individuals and representatives of a number of the entities included in this initial list of potential target candidates, and were also contacted by representatives of other companies who had learned of Maquia’s IPO. Maquia’s management, after extensive discussions and review, held preliminary conversations with respect to a potential business combination with approximately 31 prospective acquisition targets across a number of categories within the technology sector including pharmaceutical, logistics, streaming, computer technology and software.

Maquia’s representatives and advisors met with management teams, board members or other representatives of these 31 prospective acquisition targets. Following the application of certain initial screening criteria, including location of the asset base, size and growth and financial profile, Maquia and its representatives reduced the candidates list and executed non-disclosure agreements with 28 prospective targets in order to conduct further in-depth review of each of the companies.

Maquia conducted due diligence to varying degrees on the prospective targets, including review of the targets’ management, stockholders, business model, valuation, balance sheet and historical financials and certain projections, in each case to the extent made available, among other diligence reviews. During this period, Maquia’s management further evaluated eight prospective targets based on additional criteria, such as the anticipated transaction structuring, tax considerations, prima facie public company readiness and short-term interest, short and long term capital requirements and valuation expectation from the business combination compared to prevailing public market peers.

The transaction criteria used by Maquia’s management team included businesses that Maquia believed:

●	have a defensible position within a target market as a result of a differentiated technology or other competitive advantages to maintain barriers to entry which could benefit from access to additional capital;
●	have a historic record of above average growth and potentially strong free cash flow characteristics with high returns on capital;
●	have a strong, experienced management team which would benefit from its management’s network or expertise, such as additional management expertise, capital structure optimization, acquisition advice or operational changes to drive improved financial performance;
●	can achieve a reasonably expeditious timeline to closing a business combination based on the target’s preparedness and readiness to engage in a transaction and be a public company, with strong management, corporate governance and reporting policies in place;
●	are fundamentally sound companies with proven track records and a proven business model particularly in a COVID-19 or post-COVID-19 environment;
●	will offer attractive risk-adjusted return for our stockholders; and
●	can benefit from being a publicly traded company, are prepared to be a publicly traded company and can utilize access to broader capital markets.

Below is a summary of negotiations with the three acquisition candidates (other than Immersed) where Maquia submitted a letter of intent to the acquisition candidate.

Candidate #1 – The first candidate was an online grocery delivery Colombian app that Maquia decided to pursue as a target in November 2021. Maquia’s management did deep research on the company and also travelled to its facilities to understand its business and economics. Maquia’s management conducted due diligence and presented the material to the Maquia Board and received the board’s approval to present a letter of intent to the company. The company ultimately decided to pursue a business combination with another SPAC and, in December 2021, Maquia received notice to that effect from Candidate #1.

Candidate #2 – Maquia started conversations with a Brazilian fintech company in January 2022. Maquia received some general information about the company and its background, after signing a non-disclosure agreement with the company. After a thorough internal review process, Maquia provided a letter of intent to Candidate #2 in March 2022. In April 2022, both parties executed the letter of intent, which provided for a $60 million minimum cash requirement. Maquia engaged an investment banking team to start a PIPE process. Ultimately, Maquia was not able to obtain financing commitments to meet the minimum cash condition and the company terminated the proposed transaction in May 2023.

Candidate #3 – Maquia was introduced to the third candidate through an investment bank and began conducting internal diligence in May 2023. After its internal review, Maquia decided to present a letter of intent in May 2023, however, the company eventually decided to do a business combination with a competing SPAC.

Maquia was introduced to Immersed in May 2023 by All Blue Capital, an international private equity/venture capital firm, and its managing partner Matt Novak, which in turn was introduced by Patrick Orlando, a former Maquia director and a current member of the Sponsor. Maquia first communicated via videoconference with Immersed’s founder, Renji Bijoy. Maquia was impressed by Immersed’s business model and the potential of the business. After that videoconference, Maquia’s management signed a non-disclosure agreement and began conducting due diligence on Immersed.

On June 13, 2023, based on the information made available to Maquia and preliminary due diligence conducted until that date, Maquia presented to Immersed a non-binding letter of intent of terms with respect to a potential business combination (the “LOI”). The terms of the LOI included, among other things: (i) a pre-money equity value of $125 million subject to due diligence of the parties; (ii) the Sponsor would retain 1,000,000 shares of the Post-Combination Company at Closing with additional earnouts of 1,362,000 shares of the Post-Combination Company based upon the trading price of the shares post-Closing and all other Founder Shares to be extinguished; and (iii) $1,000,000 of the Sponsor Debt would remain repayable in cash and the remainder of the Sponsor Debt would be repayable in shares of common stock of the surviving company (valued at $10.00 per share) at any time within twelve months of Closing, subject to filing of a registration statement with the SEC.

On June 30, 2023, the parties and their legal counsel — Maquia, represented by the Law Offices of Allan M. Lerner, P.A. and Homer Bonner (“LHB”), and Immersed, represented by Greenberg Traurig, LLP (“GT”) — held an initial call to discuss allocation of responsibilities and completion timelines pertaining to the drafting of the Business Combination Agreement and various ancillary documents, including, among others, the Registration Rights and Lock-Up Agreement, Sponsor Support Agreement and Stockholder Support Agreement. On or about the same date, Immersed created a data room and provided access to Maquia for due diligence purposes.

Subsequent to the LOI, Maquia continued its due diligence process, including analysis of Immersed’s financial projections. Maquia ran its own projections which were more conservative than those provided by Immersed, including scenarios relative to revenue, EBITDA and expenses, applying a discounted cash flow methodology and analyzing public industry comparables with similar businesses to Immersed’s. Based on these analyses, as well as its other due diligence, Maquia’s management arrived at the conclusion that a fair market value for Immersed was between $144 million and $162 million. Upon further review and negotiation, Maquia and Immersed reached a mutual decision of a $150 million valuation for Immersed.

On July 14, 2023, the initial draft of the Business Combination Agreement and ancillary documents were circulated among the parties. The only material changes to the Business Combination Agreement from the terms contained in the LOI was [(i) increase of the pre-money equity value from $125 million to $150 million],(ii) the reduction of cash paid to the Sponsor for reimbursement of its promissory notes from $1,000,000 to $500,000 and a 12-month promissory note for the balance and (iii) an increase in promissory notes payable to Sponsor from approximately $4,000,000 to $5,000,000.

From July 1, 2023 to July 26, 2023, Maquia met with Immersed’s management and with its principal stockholders to gain such stockholders’ support for the proposed transaction. Maquia’s management recorded an estimated 15 meetings between meetings with Immersed’s management and meetings with principal stockholders, as well internal meetings. During these meetings, Maquia reviewed the financial projections, the capability of the Immersed team to execute on the transaction, Immersed’s past valuations in previous financing rounds, Immersed’s previous marketing materials before meeting Maquia, Immersed’s patents, and other materials that were provided by Immersed in the due diligence data room.

From July 14, 2023 through signing of the Business Combination Agreement, Maquia, Immersed, and each of their representatives engaged in lengthy negotiations regarding the terms of the Business Combination Agreement and other ancillary transaction documents. GT and LHB frequently exchanged proposed drafts of the aforementioned transaction agreements and other ancillary agreements during this period.

On July 27, 2023, Maquia’s management, including its Chief Operating Officer, Chief Financial Officer and Chief Investment Officer, met with the Maquia Board to preliminarily present its analysis of the Business Combination.

On August 6, 2023, Maquia’s management completed the final version of an investment memorandum detailing the due diligence performed on Immersed, and how it arrived at an enterprise valuation of Immersed for $150 million, which was presented to the Maquia Board for approval. In arriving at this valuation, Maquia’s management analyzed the due diligence findings and made the following observations regarding Immersed, each of which is described in greater detail under the section entitled “Information About Immersed”, which it presented to the Maquia Board for consideration:

●	Immersed’s new product rollouts and technology
●	Scalable business model with diversified revenue sources
●	Potential market size based on the demand for augmented and virtual reality (XR)
●	Sizable customer base
●	Product development initiatives
●	Application of Immersed’s solution
●	New products including Visor
●	Empowerment of the workforce with AI-Driven assistance
●	Growth strategy
●	Sales and marketing strategy
●	R & D initiatives
●	Intellectual property
●	Differentiation from competitors

In addition, the Maquia Board was presented with and considered Immersed’s strong executive management and its corporate governance structure, as well as its public market readiness and financial information and projections.

On August 7, 2023, the Maquia Board held a meeting to, among other things, consider and approve the Business Combination Agreement for recommendation to the Public Stockholders. During the meeting, Maquia’s management reviewed with the Maquia Board the investment memorandum, including its financial analysis, the due diligence process, and the terms of the Business Combination Agreement and the other transaction agreements. Following discussion, at the end of the board meeting, the Maquia Board unanimously approved the Business Combination Agreement and ancillary transaction documents and the Business Combination.

On August 8, 2023, Maquia, Merger Sub and Immersed executed the Business Combination Agreement, and the related transaction agreements, pursuant to which Maquia and Immersed agreed to combine.

On September 12, 2023, Immersed advised Maquia that, upon consideration, it determined that the amount of cash it expected to receive from the Business Combination at Closing was insufficient for the post-combination company’s working capital needs and that, additionally, it had re-assessed the potential dilutive impact of the Business Combination on its shareholders. Rather than seek mutual termination or enforcement of the Business Combination Agreement, Maquia and Immersed decided to re-negotiate certain terms of the Business Combination Agreement.

Based on such negotiations between the parties, on October 4, 2023, the parties entered into Amendment No. 1 to the Business Combination Agreement to, among other things, extend the Outside Date to March 7, 2024, and add a $25,000,000 minimum cash condition; provided, that, if the available cash at Closing is equal to $21,900,000, such condition (unless waived) may be satisfied if the Sponsor forfeits and surrenders to Maquia for cancellation 310,000 shares of Maquia Class A Common Stock; and provided, further, that the share cancellation is subject to proportionate reduction to the extent the available cash exceeds $21,900,000 but is less than $25,000,000. In addition, the parties entered into an amendment to the Sponsor Support Agreement pursuant to which in lieu of an earnout, the Sponsor agreed to, among other things, (i) forfeit and surrender to Maquia for cancellation 1,507,000 shares of Maquia Class A Common Stock and (ii) either forfeit and surrender 291,872 Private Placement Warrants to Maquia or transfer such Private Placement Warrants to Immersed’s stockholders in accordance with the terms of the amendment.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate the consummation of, the Business Combination.

The Maquia Board’s Reasons for the Approval of the Business Combination

The Maquia Board, in evaluating the transaction with Immersed, consulted with its legal counsel, financial and accounting advisors and management, including Maquia’s Chief Operating Officer, Chief Financial Officer and Chief Investment Officer. In reaching its unanimous decision to approve and adopt the Business Combination Agreement and the Business Combination contemplated therein, the Maquia Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. Ultimately, the Maquia Board determined (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Maquia and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination.

Maquia believes that the members of Maquia’s executive management team and the Maquia Board are well-qualified to evaluate the transaction with Immersed. They have significant transactional experience, including in the technology, private equity, management and consulting industries. Maquia’s management and the Maquia Board, also include individuals with experience in executive management of multinational companies and in investing in companies in the technology, financial, private equity, consulting and management sector.

Before reaching its decision, the Maquia Board reviewed the results of the due diligence conducted management and advisors, which included:

●	extensive meetings and calls with Immersed’s management team and representatives regarding operations, major pilot customer interest, regulatory compliance, financial prospects and possible acquisitions, among other customary due diligence matters;
●	consultation with financial advisors regarding competitive landscape, industry outlook and Borealis’ business model;
●	review of Immersed’s material contracts and financial, tax, legal, accounting, environmental and intellectual property due diligence; and
●	financial and accounting due diligence.
●	The terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, in the view of the Maquia Board, reasonable, and represent a strong commitment by Maquia and Immersed to complete the Business Combination.

After considering the foregoing, including potentially negative and potentially positive factors, the Maquia Board concluded, in its business judgment, that the potentially positive factors relating to the Business Combination outweighed the potentially negative factors. The Maquia Board recognized that there can be no assurance about future results of the Post-Combination Company, including results considered or expected as disclosed in the foregoing discussion.

The Maquia Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors that it considered in reaching its determination and supporting its decision. The Maquia Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Maquia’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements and Risk Factor Summary”:

●	Innovation. Immersed is a leading provider of enterprise artificial intelligence (“AI”) productivity solutions that digitally transform the working environment to enhance worker and company efficiency.

Founded in 2017 and headquartered in Austin, Texas, Immersed has developed some of the leading spatial computing software optimized for enterprise, that allows users to work full-time with their team in virtual AR/VR offices. Immersed is also developing purpose-built spatial computing hardware that bridges the physical world to the virtual world (the “Visor”), that Immersed intends to develop with a major AR/VR manufacturing company) and an AI assistant trained for enterprise office productivity using a multi-modal Large Language Model (“LLM”) named “Curator” that is expected to considerably increase worker productivity. With our innovative spatial computing software and AI-driven solutions, we believe Immersed is well positioned to help organizations adapt to the changing dynamics of the workforce and equip employees with the skills and capabilities needed for the jobs of the future.

●	Revenue Streams. Immersed’s focus on enterprise monetization consists of three revenue streams that correspond to its three solutions. The second revenue stream will be from Immersed’s sales of “Visor”, which we plan to develop in partnership with an AR/VR giant and then sell at scale to enterprise customers. This will complement our revenue stream from our spatial computing software. Visor will provide a seamless and comfortable user experience, optimized specifically for enterprise work-related tasks. By combining hardware and software expertise, Immersed will deliver a vertically integrated solution that should transform the way employees work, increasing collaboration and driving productivity. The third revenue stream will be from monetizing “Curator” and charged per user, which will complement the hardware and software solutions both from Immersed’s own vertically integrated solutions and third-party hardware.
●	Market Size. The demand for augmented and virtual reality (XR) is growing, not just in the entertainment landscape but in the enterprise space as well. By 2026 or 2027, experts at Mordor Intelligence in their 2022 study available on mordorintelligence.com predicted that the XR market was growing at a breakneck speed, with a healthy CAGR of 57.91%.The growing demand for immersive and collaborative technologies is fueling the adoption of Immersed’s solutions. Market research indicates that the global enterprise collaboration market was valued at $47.2 billion in 2021 and is expected to surpass $85.8 billion by the end of 2026, driven by the need for seamless remote collaboration, enhanced productivity, and improved communication across geographically dispersed teams. Immersed is poised to capture a significant share of this market by offering cutting-edge solutions that enable organizations to unlock the full potential of their workforce.
●	Customers. Immersed has had over 730,000 unique users to date. However, Immersed’s success can be represented by the number of hours that their users spend working in our application. Their users have spent 20 million minutes working in Immersed just this past quarter alone.
●	Growth. Key growth strategies lie in fostering strategic partnerships with enterprise partners.
●	Sales and Marketing. Advancing its sales and marketing endeavors with a strategic approach. By establishing strategic partnerships with key enterprise players, they aim to expand their market presence and capitalize on hardware development and channel sales opportunities.

●	Research & Development. Research and development activities have primarily been focused on enhancing our spatial computing software, starting to develop our AI assistant “Curator” and also developing our hardware offering “Visor”, which we plan to develop in partnership with an AR/VR manufacturing giant.
●	Intellectual Property. Immersed filed a provisional patent in 2018 but out-innovated themselves within just a few months making the provisional patent stale and not worth the cost of progressing. Given the speed of current innovation and the ongoing iterations in their technology and products, they need to time any future patent applications carefully. They intend to protect their intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright, and trade secret laws, and will continue to employ nondisclosure and invention assignment agreements with our consultants and employees and non-disclosure agreements with their commercial partners and vendors.
●	Management Team: Immersed has Renji Bijoy, its CEO, and founder, along with 20 people on their payroll, mainly top tech engineers with several different public recognitions. Immersed’s management team will combine expertise and experience in the discovery, development, manufacturing, and commercialization of technology products. Over a three-month period prior to the entry of the Merger Agreement, the Maquia executive management has had the opportunity to engage and evaluate the Immersed team. In addition, the senior management team of Immersed is expected to continue with the Post Combination Company following the Business Combination to execute the business and strategic growth plan.

The Maquia Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Benefits not achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.
●	Liquidation of Maquia. The risks and costs to Maquia if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Maquia being unable to effect a business combination by the business combination deadline and forcing Maquia to liquidate.
●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Maquia from soliciting other business combination proposals and restricts Maquia’s ability to consider other potential business combinations so long as the Business Combination Agreement is in effect.
●	Stockholder Vote. The risk that Maquia’s and Immersed’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.
●	Post-Business Combination Corporate Governance. The Maquia Board considered the corporate governance provisions of the Business Combination Agreement and the proposed material provisions of the amendment to the Existing Certificate of Incorporation and the proposed amended bylaws and the effect of those provisions on the governance of the Post-Combination Company. See “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement” and “Management of the Post-Combination Company Following the Business Combination” for detailed discussions of the terms and conditions of these documents.
●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Maquia’s control.
●	Litigation. We are not presently a party to any litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely delay consummation of the Business Combination.
●	Potential Conflicts. The Maquia Board considered the potential additional or different conflicts of interests of Maquia’s directors, executive officers, the Sponsor and its affiliates, as described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” The Maquia Board, with their respective outside counsel, reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Maquia Board, the Business Combination Agreement and the transactions contemplated thereby, including the Merger.
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
●	No Independent Opinion. Maquia has not obtained a third-party valuation or a fairness opinion from an independent investment banking firm or another independent firm and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Maquia from a financial point of view.
●	Other Risks. Various other risks associated with the Business Combination, the business of Maquia and the business of Immersed described under the section entitled “Risk Factors.” The Maquia Board concluded that the potential benefits that it expected Maquia and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Maquia Board determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, Maquia and its stockholders.

Summary of Maquia Financial Analysis

The following is a summary of the material financial analyses prepared by the Maquia executive management and reviewed by the Maquia Board in connection with the valuation of Immersed. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by Maquia nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the Maquia Board. Maquia may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Maquia’s view of the actual value of Immersed. In connection with this analysis, Maquia’s management has, among other things reviewed certain documents provided by Immersed and discussed the business, financial outlook and prospects of Immersed, as well as the terms and circumstances surrounding the Business Combination, with management of Immersed, compared that data and information with certain financial, stock trading and corresponding data and information for companies with publicly traded securities that we deemed relevant; internally performed certain valuation and comparative financial analyses including a discounted cash flow analysis and an analysis of selected public companies, considered such other information and financial, economic and market criteria that it deemed relevant. In performing analyses, the representatives of Maquia made an in depth review of the information contained in the Data Room and also made numerous material assumptions with respect to, among other things, timing and quantum of sales orders from retailer customers, sales from business to business customers, and cost of development of proprietary products, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of Maquia, Immersed or any other parties to the Business Combination. None of Immersed, Maquia, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Immersed do not purport to be appraisals or reflect the prices at which Immersed shares may actually be valued. Maquia did not make an independent evaluation or appraisal of Immersed’s assets or liabilities (contingent, derivative, off-balance sheet or otherwise) nor was Maquia furnished with any such evaluations or appraisals. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. In addition, Maquia’s management assumed that:

●	the financial forecasts, were reasonably prepared in good faith and based upon assumptions which, in light of the circumstances under which they are made, are the best reasonably available;
●	the Business Combination will be consummated in a timely manner that complies in all respects with all applicable federal and state statutes, rules and regulations;
●	there was no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of Immersed since the most recent financial information was made available to Maquia.

Following the review by Maquia management, it made the following conclusions:

●	Growth Story: Immersed has an aggressive three-year growth projection across multiple metrics.
1.	Variable Income Sources: Immersed is anticipating different strategies for their projected income for the future through 2027. Most importantly, are those involving the sale of the Visor hardware, Artificial Intelligence API revenue, and Enterprise Tier Revenue.
2.	Marketing / Sales Expenses: Other than some digital marketing expenses, Immersed’s increase in marketing expenses is not significant, as its organic growth strategy will be derived from strategic partnerships and the Immersed team continuing to create organic viral content.
●	R&D / Product Expense: One of the most important product expense items in the P&L statement are the manufacturing costs per unit: This will represent the main expense for the company; however with the partnership strategy, Immersed is looking to reduce that cost basis and instead create a revenue share model strategy that can enhance the unit economics and a significant reduction of manufacturing cost.
●	General and Administrative Expense: In this category of expenses it appears that such are proportional to generating income.
●	Summarized Numbers: Summarized Financials: Immersed is projecting an important revenue percentage growth on a yearly basis across its three distinct verticals. Even under a more conservative projection, this sustained performance promises an alluring potential for business expansion across its primary offerings: the enterprise solution, next-generation hardware, and artificial intelligence-generated revenue. In addition, factoring into our unit economic analysis, the company holds the flexibility to strategically focus on its successful products, directing developer resources toward these specific verticals. This strategic shift could lead to a substantial reduction in burn rate by discontinuing R&D and new hires for less promising products.

Using the expected valuation of $150 million for the SPAC transaction, Immersed looked attractive compared to its peer group based on the multiple on 2026 estimated revenue and the intrinsic valuation by discounted cash flow.

Peer Group Analysis.

In connection with the valuation of Immersed, Maquia reviewed certain financial information of certain publicly traded companies, certain companies that had recently completed an initial public offering and certain companies that had previously announced a business combination with a special purpose acquisition company.

Maquia identified several publicly traded companies with comparable business operations to that of Immersed and regularly reviewed these comparable companies with its M&A and capital markets advisor. The Maquia Board concluded that Immersed compared favorably on key operating metrics. None of the selected companies has characteristics identical to Maquia and similar operational results cannot be assured.

For the purposes of evaluating Immersed relative to publicly traded companies with similar size and industries, the current and expected business operations of Immersed were divided into the following categories:

●	Computer Hardware
●	Artificial Intelligence (AI)
●	VR/AR – Spatial Computing
●	Communication Services

The computer hardware industry involves designing, manufacturing, and distributing physical computing components like PCs, servers, and peripherals. It is a dynamic sector driven by innovation, technological advancements, and increasing demand. Notably, Immersed specializes in hardware development for VR and AR, creating augmented reality glasses for enterprise solutions, enhancing industry diversity and investment potential. The public companies reviewed in this category are set forth below:

●	IonQ, Inc. (NYSE: IONQ): Developing general-purpose quantum computing systems in the United States. IonQ, Inc. sells access to quantum computers of various qubit capacities.
●	Rigetti Computing, Inc. (NasdaqCM: RGTI): Developing quantum computers and the superconducting quantum processors. Rigetti Computing, Inc.’s quantum computing as a service platform can be integrated into any public, private, or hybrid cloud.

The artificial intelligence (AI) industry comprises companies at the forefront of developing advanced software and hardware technologies that enable machines to simulate human intelligence and perform complex tasks. This sector is characterized by rapid growth, disruptive innovation, and its applications across various industries. Notably, Immersed is a company actively contributing to the AI landscape, creating “Curator,” a proactive AI assistant that focuses on secure training data at scale for expert knowledge, task suggestions, and support to contextualize virtualized work experiences.

●	SoundHound AI, Inc. (NasdaqGM: SOUN): Develops independent voice artificial intelligence (AI) platform that enables businesses across industries to deliver high-quality conversational experiences to their customers

The VR/AR - Spatial Computing industry represents a dynamic sector focused on creating immersive virtual and augmented reality experiences. This innovative industry is marked by the development of cutting-edge hardware and software that enable users to interact with digital environments. Immersed is revolutionizing remote collaboration with ongoing enhancements Focused on user experience, productivity, and requested integrations, expanding capabilities for efficient virtual meetings, project management, and content interaction recreating real-world offices within the application for enterprises. The public companies reviewed in this category are set forth below:

●	Matterport, Inc. (NasdaqCM: MTTR): Spatial data company, focuses on digitization and datafication of the built world.
●	Global Mofy Metaverse Limited (NasdaqCM: GMM): Provides virtual content production, digital marketing, and digital assets development services for the metaverse industry in the People’s Republic of China.

The communication services industry includes firms enabling the exchange of information and entertainment through diverse channels. This sector comprises telecommunications, internet services, social media, and entertainment companies. The public companies reviewed in this category are set forth below:

●	NextNav Inc. (NasdaqCM: NN): provides next generation positioning, navigation, and timing (PNT) solutions in the United States.
●	Hanryu Holdings, Inc (NasdaqCM: HRYU): operates FANTOO, an online social media platform that connects users worldwide that share similar interest.

The Maquia Board was presented with the pre-money valuation at the time of the initial public offering and current market capitalization for each of the selected public comparable companies. Estimates were based on publicly available consensus research and analysts’ estimates from Factset, Pitchbook, and other publicly available information.

		Pre-Money	Current Market
		Valuation at IPO	Capitalization
Industry Classification	TICKER	(In Millions)	(In Millions)
Computer Hardware	IONQ*	$1,275	$2,551
	RGTI*	1,500	159

Artificial Intelligence (AI)	SOUN*	$2,100	$411

VR/AR – Spatial Computing	MTTR	$2,950	$602
	GMM	123	149

Communication Services	NN	$900	$487
	HRYU	475	192

Average		1,332	650
Median		1,275	411
*	Went public through SPAC transaction

The median pre-money valuation at the time of the initial public offering for these peer companies was $1.2 billion, with a low end of $123 million and a high end of $2.9 billion, and the median current market capitalization for these peer companies was $411 million, with a low end of $149 million and a high end of $2.5 billion. Based on this analysis, Maquia decided to target an attractive entry price at a $150M valuation, using as reference the lowest ending value of current market capitalization of peer related companies.

Certain Unaudited Prospective Financial Information of Immersed

Immersed does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, Immersed prepared and provided to Maquia certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination (the “Projections”). Immersed prepared the Projections in July 2023 based on its judgment and assumptions regarding the future financial performance of the Post-Combination Company at that time.

The unaudited prospective financial information relied upon multiple assumptions, as discussed later in this section, and each of those assumptions contain risks that may lead to actual results that are more or less favorable than those included in the prospective financial information. The inclusion of the below information should not be regarded as an indication that Immersed or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. As the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In connection with the preparation of the Projections, Immersed decided to provide projections over a five-year period based on Immersed’s desire to inform potential investors of the Post-Combination Company’s path to profitability as well as allow them to make fair value determinations based on future revenue expectations of the Post-Combination Company. In preparation for developing the Projections, Immersed considered its products in development, the associated costs and financial return of such products and the anticipated cash from the business combination.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Immersed, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Immersed believes the assumptions in the prospective financial information were reasonable at the time the respective Projections were prepared, given the information Immersed had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Post-Combination Company’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Immersed, was prepared on a reasonable basis, reflects the best estimates and judgments available at the time, and presents, to the best of its knowledge and belief, the expected course of action and the expected future financial performance of the Post-Combination Company, based upon those estimates and judgments made at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus/consent solicitation statement are cautioned not to place undue reliance on the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date on which the Projections were prepared. Accordingly, the prospective financial information should not be viewed as public guidance and such information is presented in this proxy statement/prospectus/consent solicitation statement solely to provide Maquia’s stockholders access to information made available in connection with the Maquia Board’s consideration of the Business Combination.

Neither BF Borgers CPA PC , Immersed’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of BF Borgers CPA PC included in this proxy statement/prospectus/consent solicitation statement relates to historical financial information of Immersed. It does not extend to the prospective financial information and should not be read to do so.

The unaudited prospective financial information is not included in this proxy statement/prospectus/consent solicitation statement in order to induce any Maquia stockholders to vote in favor of any of the proposals at the special meeting. Rather, the information is included in this proxy statement/prospectus solely to provide Maquia stockholders access to information made available in connection with the Maquia Board’s consideration of the proposed Business Combination.

We encourage you to review the financial statements of Immersed included in this proxy statement/prospectus/consent solicitation, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus/consent solicitation statement, and to not rely on any single financial measure.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT A SUMMARY OF THE PROSPECTIVE FINANCIAL INFORMATION OF THE POST-COMBINATION COMPANY NEITHER IMMERSED NOR MAQUIA UNDERTAKES ANY OBLIGATION AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THIS PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE RESPECTIVE PROJECTION SCENARIOS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTION SCENARIOS ARE SHOWN TO BE IN ERROR OR ANY OF THE PROSPECTIVE FINANCIAL INFORMATION OTHERWISE WOULD NOT BE REALIZED.

READERS OF THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF IMMERSED, MAQUIA OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY IMMERSED STOCKHOLDER, MAQUIA STOCKHOLDER OR ANY OTHER PERSON REGARDING ACTUAL PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT THE FINANCIAL AND OPERATING RESULTS CONTAINED THEREIN WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Immersed may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor or to the other party in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, Immersed has not provided a reconciliation of such financial measures included in the prospective financial information to the relevant GAAP financial measures.

The key elements of the prospective financial information regarding the Post-Combination Company provided by Immersed to Maquia are summarized in the tables below:

Projections

Year	Year 1	Year 2	Year 3	Year 4	Year 5
USD in thousands	2023	2024	2025	2026	2027
Total Revenue	993	5,222	27,207	119,873	364,776
Total Adjusted Expense	6,031	20,011	48,204	111,018	236,714
Marketplace Revenue	358	1,300	3,056	6,710	14,198
Consumer Sub. Revenue	187	926	2,178	4,783	10,121
Enterprise Sub. Revenue	292	1,750	7,447	28,068	56,130
AI API Revenue	5	227	2,914	32,024	151,478
Visor Sales	0	939	11,569	48,265	132,837
Adjusted Net Income	(5,037)	(14,789)	(20,998)	8,855	128,061
(1)	Total Revenue includes all projected revenue streams.
(2)	Total Adjusted Expense, for purposes of this projection, is operating expenses excluding stock-based compensation and earned PTO.
(3)	Adjusted Net Income, for purposes of this projection, is defined as Total Revenue - Total Adjusted Expense.

We caution investors that amounts presented in accordance with our definitions of Total Adjusted Expense and Adjusted Net Income may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate Total Adjusted Expense or Adjusted Net Income in the same manner. Total Adjusted Expense and Adjusted Net Income should not be considered as an alternative to operating expense, net income (loss), cash flows from operating activities or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The unaudited prospective financial information was prepared using a number of assumptions, including the following assumptions that Immersed believed to be material:

●	projected revenues are based on a variety of operational assumptions, including, the development and commercialization of Immersed’s products and services, the selection and timing of selection of Immersed’s products and services by enterprise and consumer customers in computer-based jobs, continued market adoption of remote/hybrid work solutions and growth in strong partnerships with laptop and chip distributors, average selling prices and resulting sales of products and services. Further, the development phase of Visor is estimated to continue into 2024 with projected revenue in 2023 comprised primarily of enterprise and consumer software subscriptions for our current software application; revenue from Visor sales is forecast to begin in 2024; and revenue following mass production is forecast to begin in 2025 from Visor sales and enterprise software solutions paired with Visor.
●	projected expense is driven by the cost of the mix of products produced and sold, including material and component costs, third-party manufacturing costs, and cost of services and non-recurring engineering services, many of which are forecasted to vary significantly. Average selling price and average unit cost to manufacture the Visor is forecasted to decrease as the product moves from development phase to commercialization phase. The decrease in average unit cost to manufacture Visor is based on assumptions with respect to economies of scale and leveraging third-party contract manufacturers. In addition, non-recurring engineering services are forecasted to represent an increasingly smaller component of gross profit as Immersed develops and commercializes its products; and

●	other key assumptions impacting profitability projections include costs of third-party manufacturing, headcount, third party commissions, and engineering consulting and prototyping spend but exclude costs associated with public company operations and compliance.

In making the foregoing assumptions, Immersed relied on a number of factors, including:

●	its experience in the AR/VR productivity software industry
●	its best estimates of the timing for the development and commercialization of its products and services and overall product development process;
●	its best estimates of the cost forecasts in order to manufacture and scale using third-party contract manufacturers; and
●	third party forecasts for industry growth.

While Immersed believes the above-mentioned assumptions to be reasonable for preparation of its prospective financial information, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, Immersed used and relied upon certain industry information provided by third parties in the context of their business. While Immersed believes the use of such information and assumptions to be reasonable for preparation of the prospective financial information, it offers no assurances with respect thereto and some assumptions may vary significantly due to unanticipated events and circumstances.

Interests of Maquia’s Directors and Officers in the Business Combination

When you consider the recommendation the Maquia Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Maquia’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

●	the beneficial ownership of the Sponsor, which is controlled by Guillermo Eduardo Cruz, Maquia’s Chief Operating Officer, of an aggregate of 4,841,173 shares of Maquia Common Stock, consisting of:
●	4,257,430 Founder Shares (consisting of 2,128,715 shares of Maquia Class B Common Stock and 2,128,715 shares of Maquia Class A Common Stock), purchased by the Sponsor for an aggregate price of $25,000; and
●	583,743 Private Shares, and Private Warrants to purchase 291,872 Private Shares, included in the 583,743 Private Units which were purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5,837,430;

all of which shares and warrants would become worthless if Maquia does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[•] million and $[•], respectively, based on the closing price of Maquia Class A Common Stock of $[•] and the closing price of Maquia Warrants of $[•] on Nasdaq on [•], 2023, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of Maquia’s officers and directors, which gives them an indirect pecuniary interest in the Founder Shares and Private Warrants held by the Sponsor, and which interests would also become worthless if Maquia does not complete a business combination within the applicable time period, including the following:
●	in exchange for serving on the Maquia Board, each of Maquia’s independent directors received an economic interest in the Sponsor equivalent to 5,000 shares of Maquia Common Stock, which would have a market value of approximately $[•] based on the closing price of Maquia Class A Common Stock of $[•] on Nasdaq on [•], 2023, the most recent practicable date;
●	following the consummation of the Business Combination (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will be paid in cash to the Sponsor and (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will remain place for a period of 12 months after the Closing Date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt (approximately $4,000,000)

under the Sponsor Promissory Notes will be paid in shares of Post-Combination Company Common Stock (valued at the Maquia Redemption Price) at any time within 12 months of Closing. If the Business Combination is not completed and Maquia winds up, there may not be sufficient assets to repay the Sponsor Promissory Notes and they will be worthless; and
●	the continued indemnification of current directors and officers of Maquia and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Interests of Immersed’s Director and Executive Officer in the Business Combination

In considering the recommendation of the Immersed Board with respect to the unanimous approval of the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement by resolutions of the Immersed Board, the stockholders of Immersed should be aware that Renji Bijoy, Immersed’s Chief Executive Officer and sole director, has interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. The Immersed Board was aware of such interests during its deliberations on the merits of the Business Combination and in deciding to recommend that Immersed’s stockholders submit written consents in favor of the Immersed Business Combination Proposal. In particular:

●	Mr. Bijoy, Immersed’s Chief Executive Officer and sole director, is expected to continue to serve in the roles of Chief Executive Officer and director of the Post-Combination Company upon the closing of the Business Combination. The Post-Combination Company intends on negotiating an employment agreement with Mr. Bijoy to be effective upon Closing. See “Immersed’s Executive and Director Compensation — Employment Agreement.”
●	As of the date of the Business Combination Agreement, Mr. Bijoy holds 12,594,655 Immersed Options and 4,000,000 shares of Immersed Common Stock. Each Immersed Option, once vested, currently provides for the purchase of one share of Immersed Common Stock at an exercise price equal to the fair market value of Immersed Common Stock on the date of grant, as determined by the Immersed Board. The terms of the Immersed Options held by Mr. Bijoy are described in “Immersed’s Executive and Director Compensation — Narrative to Summary Compensation Table — Equity Compensation”. All outstanding Immersed Options at the Closing, including those held by Mr. Bijoy, whether vested or unvested, will be converted into options to purchase a number of shares of Maquia Common Stock in the manner set forth in the Business Combination Agreement with each converted option otherwise having the same terms and conditions as were applicable to the former Immersed Option prior to conversion. It is anticipated that each Immersed Option will convert into an option to purchase approximately 0.45 shares of Maquia Common Stock. All shares of Immersed Common Stock outstanding as of the Closing, including those held by Mr. Bijoy, will be converted into a number of shares of Maquia Common Stock as set forth in the Business Combination Agreement. It is anticipated that each share of Immersed Common Stock will be converted into approximately [•] shares of Maquia Common Stock. The treatment of Immersed Options and Immersed Common Stock in connection with the Business Combination is described in further detail in “The Business Combination Agreement — Conversion of Securities,” which description is incorporated by reference herein. Assuming the conversion of the Immersed Options and Immersed Common Stock held by Mr. Bijoy as of [•], 2023 and the exercise of all of the vested and unvested options, Mr. Bijoy would hold approximately [•] shares of Maquia Common Stock which would represent approximately $[•] million in value when using the $ [•] closing price of Maquia Class A Common Stock on [•], 2023.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor, the Maquia Board and Maquia’s officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Maquia Class A Common Stock from stockholders who would have otherwise elected to have their shares converted in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor, the Maquia Board or Maquia’s officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Maquia Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that the Sponsor or Maquia’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Maquia for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Maquia and Immersed are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination. Due to the size of the transaction, no HSR filing was required.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Maquia will acquire all of the outstanding equity interests of Immersed in the Business Combination, Maquia will be treated as the acquired company and Immersed will be treated as the accounting acquirer for financial statement reporting purposes. Immersed has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Immersed’s existing stockholders will have the greatest voting interest in the Post-Combination Company under the no and maximum redemption scenarios with approximately 71.9% and 76.3% voting interest, respectively;
●	Immersed’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;
●	Immersed will comprise the ongoing operations of the Post-Combination Company; and
●	Immersed’s existing senior management will be the senior management of the Post-Combination Company.

The preponderance of evidence as described above is indicative that Immersed is the accounting acquirer in the Business Combination.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus/consent solicitation statement and is incorporated by reference into this proxy statement/prospectus/consent solicitation statement. The Business Combination Agreement has been attached to this proxy statement/prospectus/consent solicitation statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Maquia, Immersed or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Maquia and Merger Sub, on the one hand, and Immersed, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Maquia and Immersed do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Maquia or Immersed, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Maquia, Merger Sub and Immersed and are modified by the disclosure schedules.

Structure of the Business Combination

Pursuant to the Business Combination Agreement, on the Closing Date, Merger Sub, a newly formed, wholly-owned direct subsidiary of Maquia, will be merged with and into Immersed, with Immersed surviving the Merger as a wholly-owned direct subsidiary of Maquia.

Conversion of Securities

Not less than five business days prior to the Effective Time, Immersed will deliver to Maquia a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration (as defined in the Business Combination Agreement), (ii) the allocation of the Aggregate Transaction Consideration among the holders of Immersed Common Stock, Immersed Preferred Stock and Immersed Options, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Immersed Common Stock and Immersed Preferred Stock and (iv) the number of shares of the Post-Combination Company Common Stock that can be purchased under the Exchanged Options (defined below).

Upon the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Maquia, Merger Sub, Immersed or the holder of any of the following securities, the following will occur:

●	All shares of Immersed Common Stock and Immersed Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding dissenting shares) will be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Post-Combination Company Common Stock set forth in the Payment Spreadsheet (the “Merger Consideration”), with each holder of Immersed Common Stock and Immersed Preferred Stock to receive the right to receive the number of shares of Post-Combination Company Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet.
●	All shares of Immersed Common Stock and Immersed Preferred Stock held in Immersed’s treasury will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto.

●	Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

The Immersed Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into options to purchase shares of Post-Combination Company Common Stock (such options, the “Exchanged Options”); provided that the exercise price and the number of shares of Post-Combination Company Common Stock purchasable pursuant to the Exchanged Options will be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Post-Combination Company Common Stock purchasable pursuant to the Exchanged Options will be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the Effective Time, the Exchanged Options will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Immersed Option(s) immediately prior to the Effective Time.

Consideration

Pursuant to the Merger, a number of shares of the Post-Combination Company Common Stock equal to $150,000,000 divided by the Maquia Redemption Price per share payable to the Public Stockholders who properly exercise their redemption rights in connection with the vote by the Public Stockholders to consider the Business Combination shall be issued to holders of Immersed Common Stock and Immersed Preferred Stock or allocated to holders of certain of Immersed’s options for issuance upon exercise thereof. All of Immersed’s options that are outstanding immediately prior to the Closing shall convert into options exercisable for Post-Combination Company Common Stock.

If, nine months after the Closing Date, at least 65% of the persons that were employees of Immersed as of the Closing Date continue to be employees of Immersed (the “Earnout Target”), then following the achievement of the Earnout Target, the Immersed stockholders as of immediately prior to the Closing (the “Earnout Recipients”), will receive and Maquia will issue an aggregate of 4,000,000 shares of Post-Combination Company Common Stock (the “Earnout Shares”) which such Earnout Shares will be allocated among the Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet. For the avoidance of doubt, the number of employees of the Company as of the Closing means the greater of: (i) twenty (20) full-time employees, and (ii) the number of full-time employees at Closing.

Closing

Unless the Business Combination Agreement is earlier terminated, the Closing will take place on the third business day following the satisfaction or waiver of all of the closing conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time as the parties agree in writing.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Immersed, Maquia and Merger Sub relating to, among other things, their organization and qualification, outstanding capitalization, the absence of certain changes or events, employee benefit plans, labor and employment matters, intellectual property matters, tax matters, material contracts, and other matters relating to their respective businesses and authority to consummate the Business Combination.

The representations and warranties made by Immersed to Maquia and Merger Sub relate to a number of matters, including the following:

●	corporate organization;
●	subsidiaries;
●	capitalization;
●	authority to enter into the Business Combination Agreement;

●	absence of conflicts with applicable laws, organizational documents, or certain other agreements, and required governmental consents and filings;
●	compliance with legal requirements and possession of government approvals;
●	financial statements;
●	absence of changes or events;
●	absence of litigation;
●	employee benefit plans;
●	labor and employment matters;
●	real property and title to assets;
●	taxes;
●	environmental matters;
●	brokers;
●	intellectual property;
●	taxes;
●	material contracts;
●	board approval and vote required;
●	interested party transactions;
●	anti-corruption and money laundering;
●	Title to and sufficiency of assets;
●	insurance; and
●	books and records;

The representations and warranties made by Maquia and Merger Sub to Immersed relate to a number of matters, including the following:

●	corporate organization;
●	absence of other subsidiaries;
●	capitalization;
●	authority to enter into the Business Combination Agreement;

●	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;
●	compliance with legal requirements and possession of government approvals;
●	proper preparation and filing of documents with the SEC and financial statements;
●	absence of certain changes or events;
●	absence of litigation;
●	absence of certain business activities;
●	the listing of Maquia Units, Maquia Class A Common Stock, and Maquia Warrants;
●	delivery and validity of definitive PIPE Investment documents;
●	the Trust Account;
●	taxes;
●	sufficiency and accuracy of information supplied;
●	board approval and vote required;
●	brokers; and
●	the Investment Company Act.

Covenants

The Business Combination Agreement also contains covenants by Immersed, Maquia and Merger Sub to conduct their businesses in the ordinary course during the Interim Period and to refrain from taking certain actions specified in the Business Combination Agreement, including those summarized below, subject to certain exceptions. Each of Immersed and Maquia has agreed to customary “no shop” obligations, summarized under “—No Solicitation” below.

Covenants of Immersed

Immersed agreed that it would not, during the Interim Period, do any of the following without Maquia’s prior written consent and subject to certain exceptions:

●	amend or otherwise change Immersed’s Governing Documents;
●	issue, sell, pledge or dispose of any shares of any class of capital stock of Immersed, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Immersed;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $250,000;

●	incur any Indebtedness for borrowed money in excess of $250,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;
●	adopt, amend and/or terminate any employee benefit plan except (i) as may be required by applicable law or is necessary in order to consummate the Proposed Transactions or (ii) in the event of annual renewals of health and welfare programs;
●	except in the ordinary course of business, make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non- United States income tax liability, in each case, that would reasonably be expected to have an adverse and material impact on Immersed;
●	materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Immersed’s material rights thereunder, in each case in a manner that is adverse to Immersed, taken as a whole, except in the ordinary course of business;
●	intentionally permit any material item of Immersed’s intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Immersed’s intellectual property; or (ii) transfer or license to any Person or otherwise extend, materially amend or modify any material item of Immersed’s intellectual property (excluding non-exclusive licenses to Company customers in the ordinary course of business consistent with past practice); or
●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Immersed or its affiliates) not in excess of $250,000.

Covenants of Maquia and Merger Sub

Each of Maquia and Merger Sub agreed that it would not, during the Interim Period, do any of the following without Immersed’s prior written consent and subject to certain exceptions:

●	amend or otherwise change the SPAC Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Maquia other than Merger Sub;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Maquia or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Maquia or Merger Sub;
●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

●	except in connection with a SPAC Extension, incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;
●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
●	make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;
●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;
●	amend the Trust Agreement or any other agreement related to the Trust Account;
●	subject to certain exceptions, enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of Maquia or Merger Sub, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Maquia or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or
●	enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Mutual Covenants of the Parties

●	The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
●	using reasonable best efforts to obtain all permits, consents, approvals, authorizations and qualifications;
●	using reasonable best efforts to consummate the Business Combination;
●	cooperating in connection with certain tax matters and filings;
●	keeping the other party apprised of the status of matters relating to the Business Combination;
●	making relevant public announcements;
●	making prompt filings or applications under antitrust laws;
●	cooperating in connection with any filing or submission and in connection with any investigation or other inquiry; and
●	keeping certain information confidential in accordance with the existing non-disclosure agreements.

Conditions to the Merger

Mutual. The obligations of Immersed, Maquia and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	The written consent of holders of Immersed Common Stock and Immersed Preferred Stock in favor of the approval and adoption of the Business Combination Agreement, the Merger and the Business Combination will have been delivered to Maquia;

●	The Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Incentive Award Plan Proposal, or the Nasdaq Proposal and any other proposals deemed necessary or desirable to consummate the Business Combination will have been approved and adopted by the requisite affirmative vote of the stockholders of Maquia in accordance with the proxy statement/prospectus/consent solicitation statement, the DGCL, Maquia’s organizational documents and the rules and regulations of Nasdaq;
●	No governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;
●	The registration statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the registration statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the registration statement will have been initiated or be threatened by the SEC;
●	The Post-Combination Company Common Stock to be issued pursuant to the Business Combination Agreement will have been approved for listing on Nasdaq, subject only to official notice of issuance thereof; and
●	Upon the Closing, after giving effect to the Maquia Redemption Rights, Maquia will have net tangible assets of at least $5,000,001.

Maquia and Merger Sub. The obligations of Maquia and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

●	Certain fundamental representations and warranties of Immersed contained in the Business Combination Agreement will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; the representations and warranties regarding the capitalization of Immersed contained in the Business Combination Agreement will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; and all other representations and warranties of Immersed contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;
●	Immersed will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time (as defined in the Business Combination Agreement);
●	No Company Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing Date;
●	Immersed will have delivered to Maquia a certificate, dated the date of the Closing, signed by an officer of Immersed, certifying as to the satisfaction of the conditions specified in the Business Combination Agreement;
●	Other than those persons identified as continuing directors or officers on an exhibit to the Business Combination Agreement, all members of the Immersed Board and officers of Immersed will have executed written resignations effective as of the Effective Time; and

●	All parties to the Registration Rights and Lock-Up Agreement (other than Maquia and the holders of equity securities of Maquia prior to the Closing contemplated to be a party thereto) will have delivered, or cause to be delivered, to Maquia a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

Immersed. The obligations of Immersed to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

●	Certain fundamental representations and warranties of Maquia and Merger Sub contained in the Business Combination Agreement will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; the representations and warranties regarding the capitalization of Maquia and Merger Sub contained in the Business Combination Agreement will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; and all other representations and warranties of Maquia and Merger Sub contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect;
●	Maquia and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	No SPAC Material Adverse Effect will have occurred between the date of the Business Combination Agreement and the Closing Date;
●	Upon the Closing, the available cash shall be equal to or greater than $25,000,000; provided, that, if the available cash at Closing is equal to $21,900,000, such condition (unless waived) may be satisfied if the Sponsor forfeits and surrenders to Maquia for cancellation 310,000 shares of Class A Common Stock; provided, further, that the share cancellation is subject to proportionate reduction to the extent the available cash exceeds $21,900,000 but is less than $25,000,000;
●	Maquia will have delivered to Immersed a certificate, dated the date of the Closing, signed by the President of Maquia, certifying as to the satisfaction of the conditions specified in the Business Combination Agreement;
●	Maquia and the holders of equity securities of Maquia prior to the Closing contemplated to be a party thereto will have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by Maquia;
●	Other than those persons identified as continuing directors or officers on an exhibit to the Business Combination Agreement, all members of the Maquia Board and all officers of Maquia will have executed written resignations effective as of the Effective Time;
●	As of the Closing, Maquia will (i) not have any Indebtedness other than the Sponsor Debt and (ii) provide evidence thereof to Immersed; and
●	Maquia will deliver to Immersed copies of the amendments to the promissory notes issued to the Sponsor by Maquia in connection with the Sponsor Debt pursuant to, and in accordance with, the Sponsor Support Agreement (as defined below).

Additional Agreements

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Closing Date, except for the covenants which by their terms expressly apply in whole or in part after the Closing (and only with respect to breaches occurring after the Closing) and certain confidentiality obligations.

No Solicitation

During the Interim Period, Immersed has agreed that it will not and will direct its representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal (as defined below), (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Immersed, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. Immersed also agreed to immediately cease any solicitations, discussions or negotiations with any person (other than the parties to the Business Combination Agreement and their respective representatives) in connection with a Company Acquisition Proposal, and Immersed acknowledged that any action taken by it or any of its representatives inconsistent with the restrictions set forth in this paragraph, whether or not such representative is purporting to act on Immersed’s behalf, will be deemed to constitute a breach of this paragraph by Immersed.

As used in the Business Combination Agreement, “Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Maquia, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of Immersed, taken as a whole (based on the fair market value thereof, as determined by the Immersed Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of Immersed, whether by way of merger, asset purchase, equity purchase or otherwise.

During the Interim Period, Maquia has agreed that it will not take, nor will it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Immersed, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with Immersed, its stockholders and its affiliates and Representatives. Maquia also agreed that it would, and would cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Proxy Statement; Registration Statement

Maquia and Immersed agreed to prepare and file with the SEC, as promptly as practicable after the execution of the Business Combination Agreement, this Proxy Statement/Registration Statement, to be sent to the stockholders of Maquia and to the stockholders of Immersed relating to (i) with respect to Immersed’s stockholders, the action to be taken by certain stockholders of Immersed pursuant to the Written Consent (as defined below) and (ii) with respect to Maquia’s stockholders, the Special Meeting to be held to consider approval and adoption of (1) the Business Combination Agreement and the Merger, (2) the issuance of Post-Combination Company Common Stock as contemplated by the Business Combination Agreement, (3) the second amended and restated Maquia Certificate of Incorporation as set forth on Exhibit B-1 of the Business Combination Agreement, (4) the Stock Incentive Plan (as defined below) and (5) any other proposals the parties deem necessary to effectuate the Proposed Transactions (collectively, the “Maquia Proposals”).

Stockholder Approvals

Pursuant to the Business Combination Agreement, Maquia agreed to call and hold the Special Meeting as promptly as practicable after the date on which this proxy statement/registration statement becomes effective for the purpose of voting solely upon the Maquia Proposals, and Maquia agreed to use its reasonable best efforts to hold the Special Meeting as soon as practicable after the date on which this proxy statement/registration statement becomes effective (but in any event no later than 25 days after the date on which the proxy statement is mailed to stockholders of Maquia). Maquia agreed to use its reasonable best efforts to obtain the approval of the Maquia Proposals at the Special Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Maquia Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Maquia Board further agreed to recommend to its stockholders that they approve the Maquia Proposals and to include such recommendation in the Proxy Statement.

Immersed agreed to seek, as promptly as practicable after the date on which this Proxy Statement/Registration Statement becomes effective, the irrevocable written consent of holders of capital stock of Immersed sufficient to approve the Business Combination in favor of the approval and adoption of the Business Combination Agreement, the Merger and the other Proposed Transactions (the “Written Consent”).

Stock Exchange Listing

Maquia agreed to use its reasonable best efforts to cause the shares of the Post-Combination Company Common Stock issued in connection with the Proposed Transactions to be approved for listing on Nasdaq at the Closing. During the period from the date of the Business Combination Agreement until the Closing (the “Interim Period”), Maquia will use its reasonable best efforts to keep the Maquia Units, Class A Common Stock and Maquia Warrants listed for trading on Nasdaq.

Maquia Extension

Unless the Closing has occurred or the Business Combination Agreement has otherwise been terminated, (i) prior to February 7, 2024, Maquia will make, or cause the Sponsor to make, the deposits into Maquia’s trust account necessary to extend the deadline by which Maquia must complete its initial business combination (the “Maquia Business Combination Deadline”) to February 7, 2024 as set forth in the proxy statement filed by Maquia on May 5, 2023 and Maquia’s organizational documents and (ii) from and after February 7, 2024, Maquia will use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending Maquia’s organizational documents and obtaining the necessary approval from Maquia’s stockholders, to further extend the Maquia Business Combination Deadline after February 7, 2024 until a date mutually agreed in writing between Maquia and Immersed.

PIPE Financing

During the Interim Period, Maquia may enter into one or more PIPE Subscription Agreements with PIPE Investors mutually agreed by Maquia and Immersed, pursuant to which Maquia would issue and sell shares of Maquia’s Class A common stock to such PIPE Investors on the Closing Date, at such prices and on such other terms as may be set forth in the PIPE Subscription Agreements; provided that unless otherwise agreed by Maquia and Immersed in writing, (i) no such PIPE Subscription Agreement will provide for a purchase price of shares of Class A Common Stock at a price less than the Maquia Redemption Price per share of Class A Common Stock (including any discounts, rebates, equity kickers or promote), and (ii) no such PIPE Subscription Agreement will provide for the issuance of any equity securities of Maquia other than shares of Class A Common Stock.

Termination

The Business Combination Agreement may be terminated and the Merger and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Immersed or Maquia, as follows:

●	by mutual written consent of Maquia and Immersed;
●	by either Maquia or Immersed if the Effective Time will not have occurred prior to February 7, 2024, unless extended; provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a closing condition set forth in the Business Combination Agreement on or prior to the Outside Date;
●	by either Maquia or Immersed if any governmental authority in the United States will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination, the Merger; or
●	by either Maquia or Immersed if any of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Incentive Award Plan Proposal, or the Nasdaq Proposal and any other proposals deemed necessary or desirable to consummate the Business Combination will fail to receive the requisite vote for approval at the Special Meeting or any adjournment thereof; or
●	by Maquia if Immersed will have failed to deliver the written consent of holders of Immersed Common Stock and Immersed Preferred Stock in favor of the approval and adoption of the Business Combination Agreement, the Merger and the Business Combination to Maquia after the registration statement becomes effective; or
●	by Maquia upon a breach of any representation, warranty, covenant or agreement on the part of Immersed set forth in the Business Combination Agreement, or if any representation or warranty of Immersed will have become untrue, in either case such that the conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided that Maquia has not waived such Terminating Company Breach and Maquia and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by Immersed, Maquia may not terminate the Business Combination Agreement for so long as Immersed continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Maquia to Immersed; or
●	by Immersed upon a breach of any representation, warranty, covenant or agreement on the part of Maquia and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Maquia and Merger Sub will have become untrue, in either case such that the conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating SPAC Breach”); provided that Immersed has not waived such Terminating SPAC Breach and Immersed is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Maquia Breach is curable by Maquia and Merger Sub, Immersed may not terminate the Business Combination Agreement for so long as Maquia and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Immersed to Maquia.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement, or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if the holders of a majority of the shares of Maquia Common Stock represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting and broker non-votes will have no effect on the vote. Abstentions will have the same effect as a vote “against” the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Board

MAQUIA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Stockholder Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Maquia, Immersed and certain stockholders of Immersed, collectively holding approximately 71.08% of the total number of outstanding shares of Immersed common stock and preferred stock (on an as converted to common basis) entered into a Stockholder Support Agreement pursuant to which, among other things, the Immersed stockholders party thereto agreed to vote their shares of Immersed common stock and Immersed preferred stock in favor of the Business Combination Agreement, the Merger and the Business Combination.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Maquia, Immersed, and the Sponsor and the directors and officers of Maquia entered into a Sponsor Support Agreement, pursuant to which, among other things, the Sponsor Parties agreed to (i) vote their shares of Maquia Common Stock in favor of the Business Combination Agreement and the Business Combination and to not effect any sale or distribution of any equity securities of Immersed held by any of them until the Closing Date or the earlier termination of the Business Combination Agreement; (ii) waive any anti-dilution provisions for the Class B Common Stock as set forth in the Maquia organizational documents; and (iii) waive their redemption rights in connection with the Business Combination.

In addition, the Sponsor agreed:

●	to, as of the Effective Time (i) forfeit and surrender to SPAC for cancellation 1,507,000 shares of Class A Common Stock (such forfeited shares of Class A Common Stock, the “Forfeited Sponsor Shares”) for no consideration and (ii) (a) forfeit and surrender to Maquia for cancellation 291,872 Private Placement Warrants (the “Forfeited/Transferred Sponsor Warrants”) or (b) transfer and assign all of its right, title and interest in the Forfeited/Transferred Sponsor Warrants to the stockholders of Immersed, which shall be allocated to, and among the stockholders of Immersed pursuant to, and in accordance with, the Payment Spreadsheet. If the Forfeited/Transferred Sponsor Warrants are (A) forfeited by Sponsor pursuant to (a) above, the Forfeited Sponsor Shares shall be cancelled and forfeited for no consideration and shall cease to exist and Maquia shall issue 291,872 Private Placement Warrants to the stockholders of Immersed in accordance with the Payment Spreadsheet or (B) transferred by Sponsor pursuant to (b) above;
●	that, should available cash at Closing be equal to $21,900,000, the minimum cash condition (unless waived) under the Business Combination Agreement may be satisfied if the Sponsor shall forfeit and surrender to Maquia for cancellation 310,000 shares of Class A Common Stock; provided, however, that the share cancellation is subject to proportionate reduction to the extent the available cash exceeds of $21,900,000 but is less than $25,000,000;
●	to, in connection with the extension of the Maquia Business Combination Deadline, (i) continue to deposit monthly funding amounts into the Trust Fund in order to extend the Maquia Business Combination Deadline until February 7, 2024, and (ii) from and after February 7, 2024, use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the Maquia organizational documents and obtaining the necessary approval from the Maquia Stockholders, to further extend the Maquia Business Combination Deadline after February 7, 2024 until a date mutually agreed in writing between Maquia and Immersed;
●	to amend the Sponsor Promissory Notes executed in connection with the Sponsor Debt such that upon, and subject to, the Closing, (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will be paid in cash to the Sponsor, (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will remain place for a period of 12 months after the Closing Date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt under the Sponsor Promissory Notes will be paid in shares of Post-Combination Company Common Stock (valued at the Maquia Redemption Price) at any time within 12 months of Closing;

●	to use commercially reasonable efforts to raise the PIPE Financing, including cooperating with Maquia and Immersed as required and necessary in connection with the PIPE Financing; and
●	to use commercially reasonable efforts to retain funds in the Trust Account and minimize and mitigate the Maquia Redemption Rights, including entering into non-redemption agreements with certain stockholders of Maquia.

Registration Rights and Lock-Up Agreement

At or prior to the Closing, Maquia, certain stockholders of Immersed and certain stockholders of Maquia will enter into a Registration Rights and Lock-Up Agreement, pursuant to which, among other things, (a) Maquia will grant the Holders certain registration rights following the Closing of the Business Combination contemplated by the Business Combination Agreement with respect to shares of Post-Combination Company Common Stock, and (b) the Holders will agree to not effect any sale or distribution of any equity securities of Maquia held by any of them until the earliest of (i) the date that is six months from the Closing Date, (ii) the last consecutive trading day where the sale price of the Post-Combination Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date commencing at least 150 days after the date of this Agreement, or (iii) such date on which Maquia completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the stockholders of Maquia having the right to exchange their shares of Post-Combination Company Common Stock for cash, securities or other property; in each case as set forth in the Registration Rights and Lock-Up Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF

THE CONVERSION RIGHTS AND THE BUSINESS COMBINATION

The following is a discussion of the material U.S. federal income tax consequences for (i) holders of Maquia Class A Common Stock that elect to have their Maquia Class A Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of Immersed Capital Stock who exchange their Immersed Capital Stock for Post-Combination Company Class A Common Stock in the Business Combination. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion applies only to shares of Maquia Class A Common Stock or Immersed Capital Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, with respect to the redemption of Maquia Class A Common Stock, the discussion is applicable only to holders who purchased Maquia Class A Common Stock in the IPO. In addition, this discussion does not address the U.S. federal income tax consequences to persons who actually or constructively own both Maquia Class A Common Stock and Immersed Capital Stock immediately prior to the Business Combination. The application and the consequences of the rules described below to persons who own shares of both Maquia Class A Common Stock and Immersed Capital Stock immediately prior to the Business Combination may differ from the application and the consequences of such rules to persons who own solely Maquia Class A Common Stock or Immersed Capital Stock immediately prior to the Business Combination. Persons who own shares of Maquia Class A Common Stock and Immersed Capital Stock immediately prior to the Business Combination should consult their tax advisors regarding the application and the consequences of the rules below to them in light of their particular circumstances.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons subject to the alternative minimum tax;
●	persons holding Maquia Class A Common Stock or Immersed Capital Stock as part of a hedge, straddle or other risk reduction strategy or as part of a redemption or conversion transaction or other integrated transaction;
●	persons that acquired Maquia Class A Common Stock or Immersed Capital Stock pursuant to an exercise of employee stock options, in connection with employee share incentive plans or otherwise as compensation;
●	persons who hold shares that constitute small business stock within the meaning of Section 1202 of the Code;
●	banks, insurance companies and other financial institutions;
●	brokers, dealers or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Maquia Class A Common Stock or Immersed Capital Stock being taken into account in an applicable financial statement;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	regulated investment companies (RICs) or real estate investment trusts (REITs);

●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Maquia Class A Common Stock or Immersed Capital Stock, as the case may be, who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or
●	an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Maquia Class A Common Stock or Immersed Capital Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Conversion to the Holders of Maquia Class A Common Stock

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of Maquia Class A Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Maquia has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Holders of Maquia Class A Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Maquia Class A Common Stock as described in this section. Maquia Class A did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the redemption of Maquia Class A Common Stock.

U.S. Holders

Redemption of Maquia Class A Common Stock. In the event that a U.S. holder’s Maquia Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of Maquia Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Maquia Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Maquia Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Maquia Class A Common Stock” below. If the redemption does not qualify as a sale of the Maquia Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Maquia’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Maquia Class A Common Stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of shares of Maquia Class A Common Stock outstanding both before and after the redemption. The redemption of Maquia Class A Common Stock generally will be treated as a sale of the Maquia Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii)results in a “complete termination” of the U.S. holder’s interest in Maquia or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Maquia Class A Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Maquia Class A Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Maquia Class A Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Maquia’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Maquia Class A Common Stock must, among other requirements, be less than 80% of the percentage of Maquia’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Maquia Class A Common Stock and the shares of Maquia Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of Maquia’s capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of Maquia’s capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Maquia Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Maquia. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Maquia will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Maquia Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Maquia Class A Common Stock. If the redemption qualifies as a sale of Maquia Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of Maquia Class A Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Maquia Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Maquia Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Maquia Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Maquia Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Maquia Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Maquia Class A Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Maquia Class A Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of Maquia Class A Common Stock) Maquia pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Maquia Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Maquia pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Maquia Class A Common Stock described in this proxy statement/prospectus/consent solicitation statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Maquia Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Maquia Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of Maquia Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Maquia Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of Maquia Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Maquia Class A Common Stock, as described under “U.S. Holders — Redemption of Maquia Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Maquia Class A Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Maquia Common Stock.   A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Maquia Class A Common Stock unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Maquia Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Maquia Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Maquia Class A Common Stock (Maquia would be treated as a buyer with respect to a redemption of Maquia Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Maquia believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Maquia Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Maquia’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Maquia’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Maquia Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Maquia Class A Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Maquia Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of Maquia Class A Common Stock) on Maquia Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Maquia Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Maquia Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Maquia Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Maquia Class A Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Maquia Class A Common Stock.

U.S. Federal Income Tax Considerations of the Business Combination for Immersed Stockholders

The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their Immersed Capital Stock for Maquia Class A Common Stock in the Business Combination. This discussion applies only to shares of Immersed Capital Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects for holders of Immersed Capital Stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither Maquia nor Immersed has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Characterization of the Business Combination

Each of Maquia and Immersed intends and expects the Business Combination to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and have agreed to report the Business Combination in accordance such qualification for all tax purposes (unless otherwise required by a judicial or administrative determination). In the Business Combination Agreement, each of Maquia and Immersed agrees not to take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. Qualification of the Business Combination as a reorganization will depend on the relevant facts at the time of the Business Combination and satisfaction of applicable requirements, including a requirement that the fair market value of Maquia Class A Common Stock issued in the Merger determined as of the Effective Time equals at least 80% or more of the fair market value of the total consideration issued in connection with the Merger. For this purpose, the total consideration issued in connection with the Merger includes the fair market value determined as of the Effective Time of Maquia Class A Common Stock issued in the Merger, the amount paid (if any) with respect to Immersed Stockholder appraisal rights with funds provided by Maquia. The fair market values as of the Effective Time of the Maquia Common Stock issued in connection with the Merger and the amounts paid with respect to Immersed Stockholder appraisal rights cannot be determined with certainty until after the Effective Time and all payments (if any) with respect to Immersed Stockholder appraisal rights are made.

U.S. Federal Income Tax Consequences for U.S. Holders

Assuming the Business Combination is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of Immersed Capital Stock will be as follows:

●	a U.S. holder will not recognize gain or loss upon the exchange of Immersed Capital Stock for Maquia Class A Common Stock pursuant to the Business Combination;
●	a U.S. holder’s aggregate tax basis for the shares of Maquia Class A Common Stock received in the Business Combination will equal the U.S. holder’s aggregate tax basis in the shares of Immersed Capital Stock surrendered in the Business Combination; and
●	the holding period of the shares of Maquia Class A Common Stock received by a U.S. holder in the Business Combination will include the holding period of the shares of Immersed Capital Stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the bases and holding periods for shares of Maquia Class A Common Stock received in the Business Combination, U.S. holders who acquired different blocks of Immersed Capital Stock at different times for different prices must calculate their bases and holding periods in their shares of Immersed Capital Stock separately for each identifiable block of such stock exchanged in the Business Combination.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of Maquia Class A Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of Immersed are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of Immersed stock surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of Immersed and Maquia.

If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and is a taxable transaction, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of Immersed Capital Stock for shares of Maquia Class A Common Stock equal to the difference between the fair market value, at the time of the exchange, of the Maquia Class A Common Stock received in the Business Combination and such U.S. holder’s tax basis in the shares of Immersed Capital Stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the Immersed Capital Stock was held for more than one year at the time of the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of Maquia Class A Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of Maquia Class A Common Stock would commence the day after the closing of the Business Combination.

U.S. Federal Income Tax Consequences for Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of Immersed Capital Stock will generally be the same as for U.S. holders except as noted below.

Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is a taxable transaction) unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or
●	Immersed is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held Immersed Capital Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s Immersed Capital Stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Immersed believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

In connection with the Business Combination, Maquia is asking its stockholders to approve the adoption of the proposed amended and restated certificate of incorporation (the “Proposed Certificate of Incorporation”) in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B, which, in the judgment of the Maquia Board, is necessary to adequately address the needs of the Post-Combination Company. If the Business Combination is consummated and the Charter Amendment Proposal is approved, Maquia will replace its current amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”) with the Proposed Certificate of Incorporation.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and the Closing. Accordingly, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect, even if approved by Maquia’s stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing. If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Summary of the Charter Amendments

The following is a summary of the material changes to be effected by the Proposed Certificate of Incorporation relative to the Existing Certificate of Incorporation, as well as the reasons of the Maquia Board for proposing these changes. Each of these proposed changes were negotiated as part of the Business Combination. This summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

a)	Change the name of Maquia. Currently, Maquia’s name is “Maquia Capital Acquisition Corporation.” If the Charter Amendment Proposal is approved, Maquia’s name will be changed to “Immersed Inc.”. The Maquia Board believes the name of the Post-Combination Company should more closely align with the operating business of the Post-Combination Company and therefore has proposed this name change. In addition, the Maquia Board believes that using the “Immersed Inc.” name will strengthen the company’s reputation, brand, and, as a result, stockholder value.
b)	Eliminate certain provisions related to Maquia’s status as a special purpose acquisition company. The Maquia Board has determined that it is in the best interest of Maquia to eliminate certain provisions of the Existing Certificate of Incorporation that are related to Maquia’s status as a special purpose acquisition company. Removal of these provisions is desirable because these provisions that relate to the operation of Maquia as a special purpose acquisition company prior to the consummation of its initial business combination will not be applicable to the Post-Combination Company following the Closing, and many of these provisions cease to apply upon the consummation of Maquia’s initial business combination. For example, these proposed amendments remove the obligation of Maquia to dissolve and liquidate if a business combination is not consummated within a certain period of time.
c)	Increase the total number of authorized shares of all classes of capital stock. The Existing Certificate of Incorporation authorizes the issuance of 111,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock. The Proposed Certificate of Incorporation authorizes the issuance of [•] shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) [•] shares of common stock and (b) [•] shares of preferred stock. The Maquia Board believes that the greater number of authorized shares of capital stock is important and desirable for the Post-Combination Company (i) to have sufficient shares to issue to the Immersed equityholders as consideration for the Business Combination and (ii) to have additional authorized shares available to support the Post-Combination Company’s growth and to provide flexibility for future corporate needs, including as part of financing for future acquisitions or forming strategic partnerships and alliances, capital-raising transactions consisting of equity or convertible debt, stock dividends or issuances under any future stock incentive plans.
d)	Eliminate the rights and privileges of Class B Common Stock and redesignate Class A Common Stock and Class B Common Stock as common stock. Under the Existing Certificate of Incorporation, all shares of Class B Common Stock automatically convert concurrently with or immediately following the Closing on a one-for-one basis into shares of Class A Common Stock. The Proposed Certificate of Incorporation eliminates the rights and privileges of the Class B Common Stock set forth in the Existing Certificate of Incorporation and redesignates all shares of Class A Common Stock and Class B

Common Stock as common stock. The Maquia Board believes that the elimination of the rights and privileges of Class B Common Stock and the redesignation of Class A Common Stock and Class B Common Stock as common stock is desirable because the automatic conversion provisions of the Class B Common Stock set forth in the Existing Certificate of Incorporation demonstrate an intention for the series of Class A Common Stock and series of Class B Common Stock to be a single class of common stock concurrently or immediately following the consummation of the Closing.
e)	Eliminate the ability of stockholders to act by written consent. The Existing Certificate of Incorporation permits only holders of Class B Common Stock to take action by written consent in lieu of taking action at a meeting of stockholders. The Proposed Certificate of Incorporation instead prohibits stockholder action by written consent by specifying that no action that is required or permitted to be taken by the stockholders at any annual or Special Meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. The Maquia Board believes that permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, would be contrary to principles of openness and good governance, and would have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, and who do not owe any fiduciary responsibilities to other stockholders, to take important actions without the involvement of, and with little or no advance notice to, the Post-Combination Company or other stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of the Post-Combination Company Board and other stockholders on a proposal before voting on a proposed action. The Maquia Board believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action.
f)	Remove the provision renouncing the corporate opportunity doctrine. The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as Maquia, to renounce any interest or expectancy of the corporation in certain business opportunities. Under the Existing Certificate of Incorporation, the corporate opportunity doctrine does not apply with respect to Maquia or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. This provision renouncing the corporate opportunity doctrine is removed from the Proposed Certificate of Incorporation. The Maquia Board believes that the removal of the provision renouncing the corporate opportunity doctrine ensures that directors, officers and controlling stockholders may not take advantage of opportunities beneficial to the Post-Combination Company for themselves without first disclosing the opportunity to the Post-Combination Company Board and giving the Post-Combination Company Board the opportunity to pursue or decline the opportunity on behalf of the Post-Combination Company.

Vote Required for Approval

The Charter Amendment Proposal will be approved and adopted if the holders of a majority of the shares of Maquia Common Stock outstanding vote “FOR” the Charter Amendment Proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus/consent solicitation statement as Annex B.

If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board

MAQUIA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NOS. 3A THROUGH 3F — THE GOVERNANCE PROPOSALS

Overview

In connection with the Business Combination, Maquia is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Certificate of Incorporation. This separate vote is not required by Delaware law separate and apart from the Charter Amendment Proposal (Proposal No. 2) but, pursuant to SEC guidance, Maquia is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, stockholder votes on these proposals (as the Governance Proposals) are advisory votes, and are not binding on Maquia or the Maquia Board. In the judgment of the Maquia Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Governance Proposals, Maquia intends that the Proposed Certificate of Incorporation will take effect at the Closing (assuming approval of the Business Combination Proposal and the Charter Amendment Proposal). Stockholders are encouraged to carefully review the terms of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex B.

Summary of the Governance Proposals

Maquia stockholders will be asked to approve, on a non-binding advisory basis, the following material changes between the Proposed Certificate of Incorporation and the Existing Certificate of Incorporation, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals:

●	Proposal No. 3A: To change the name of Maquia. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Change the name of Maquia” for a description of and reasons for the amendment to change the name of Maquia to “Immersed Inc.” from the current name of “Maquia Capital Acquisition Corporation.”
●	Proposal No. 3B: To eliminate certain provisions related to Maquia’s status as a special purpose acquisition company. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Eliminate certain provisions related to Maquia’s status as a special purpose acquisition company” for a description of and reasons for the amendment to eliminate certain provisions of the Existing Certificate of Incorporation related to Maquia’s status as a special purpose acquisition company that will not be applicable to the Post-Combination Company following the Closing.
●	Proposal No. 3C: To increase the total number of authorized shares of all classes of capital stock. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Increase the total number of authorized shares of all classes of capital stock” for a description of and reasons for the amendment to increase the total number of authorized shares of capital stock from 111,000,000 shares to [•] shares, consisting of [•] shares of common stock and [•] shares of preferred stock.
●	Proposal No. 3D: To eliminate the rights and privileges of Class B Common Stock and redesignate the Class A Common Stock and Class B Common Stock as common stock. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Eliminate the rights and privileges of Class B Common Stock” for a description of and reasons for the amendment to eliminate the rights and privileges of Class B Common Stock and to redesignate Class A Common Stock and Class B Common Stock as common stock.
●	Proposal No. 3E: To eliminate the ability of stockholders to act by written consent. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Eliminate the ability of stockholders to act by written consent” for a description of and reasons for the amendment to specify that any action required or permitted to be taken by stockholders must be effected at a duly called annual or Special Meeting and may not be effected by any consent in writing by such stockholders.
●	Proposal No. 3F: To remove the provision renouncing the corporate opportunity doctrine. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Remove the provision renouncing the corporate opportunity doctrine” for a description of and reasons for the amendment to remove the provision renouncing the corporate opportunity doctrine.

Vote Required for Approval

Approval of the Governance Proposals requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of Maquia Common Stock present and entitled to vote at the Special Meeting.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on Maquia, Immersed or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Maquia and Immersed intend that the Proposed Certificate of Incorporation, in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2).

Recommendation of the Board

MAQUIA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Stockholders are being asked to elect [•] directors to the Post-Combination Company’s board of directors, effective upon the Closing, with each director having a term that expires at the Post-Combination Company’s annual meeting of stockholders held in the year following the year of their election, or in each case until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.

Director Nominees

The Maquia Board has nominated each of [•] to serve as directors of the Post-Combination Company. Please see the section entitled “Management of the Post-Combination Company Following the Business Combination” for more information on the experience of the nominees.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. This means that the five director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting, and the Business Combination is conditioned on the approval of the Election of Directors Proposal.

Recommendation of the Board

MAQUIA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES TO THE BOARD
OF DIRECTORS IN THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE AWARD PLAN PROPOSAL

Overview

At the Special Meeting, Maquia stockholders will be asked to approve the Immersed Inc. 2023 Incentive Award Plan (the “Immersed 2023 Plan”). On [●], 2023 the Maquia Board approved the Immersed 2023 Plan, subject to stockholder approval. The Immersed 2023 Plan will become effective, if at all, upon the Closing of the Business Combination, subject to consummation of the Business Combination and subject to stockholder approval. If the Immersed 2023 Plan is not approved by Maquia stockholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the Immersed 2023 Plan will not become effective.

The Immersed 2023 Plan is described in more detail below. A copy of the Immersed 2023 Plan is attached as Annex D to this proxy statement/prospectus/consent solicitation statement.

The Immersed 2023 Plan

The purpose of the Immersed 2023 Plan is to enhance the Post-Combination Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity- linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The Maquia Board believes that equity awards are necessary for the Post-Combination Company to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.

Summary of the Immersed 2023 Plan

This section summarizes certain principal features of the Immersed 2023 Plan. The summary is qualified in its entirety by reference to the complete text of the Immersed 2023 Plan, a copy of which is attached as Annex D to this proxy statement/prospectus/consent solicitation. We urge our stockholders to carefully read the entire Immersed 2023 Plan before voting on this proposal.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the Immersed 2023 Plan. Following the Closing, the combined company is expected to have approximately [●] employees, [●] non-employee directors and [no other individual service providers] who may be eligible to receive awards under the Immersed 2023 Plan.

The Immersed 2023 Plan provides that it will be administered by the Post-Combination Company Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers of the Post-Combination Company (collectively, the “plan administrator”), subject to the limitations imposed under the Immersed 2023 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the Closing, we expect the Compensation Committee of the Post-Combination Board to be appointed by the board to administer the Immersed 2023 Plan.

The plan administrator will have the authority to take all actions and make all determinations under the Immersed 2023 Plan, to interpret the Immersed 2023 Plan and award agreements and to adopt, amend and repeal rules for the administration of the Immersed 2023 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Immersed 2023 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Immersed 2023 Plan.

Shares Available for Awards

The aggregate number of shares of Post-Combination Company Common Stock that will be available for issuance under the Immersed 2023 Plan will initially be equal to 11.7% of the total number of issued and outstanding shares of Post-Combination Company Common Stock on a fully diluted basis as of the Closing of the Business Combination. The maximum number of shares of

Post-Combination Company Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Immersed 2023 Plan will be equal to the same amount as the aggregate number of shares available for issuance under the Immersed 2023 Plan.

If an award under the Immersed 2023 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Immersed 2023 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Immersed 2023 Plan will not reduce the shares available for grant under the Immersed 2023 Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the Immersed 2023 Plan.

Awards granted under the Immersed 2023 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Immersed 2023 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Immersed 2023 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The Immersed 2023 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the Immersed 2023 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Immersed 2023 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post- termination exercise limitations. Awards other than cash awards generally will be settled in shares of Post-Combination Company Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

a)	Stock Options and SARs. Stock options provide for the purchase of shares of Post-Combination Company Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
b)	Restricted Stock. Restricted stock is an award of nontransferable shares of Post-Combination Company Common Stock that are subject to certain vesting conditions and other restrictions.
c)	RSUs. RSUs are contractual promises to deliver shares of Post-Combination Company Common Stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Post-Combination Company Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Immersed 2023 Plan.
d)	Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of Post-Combination Company Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Post-Combination Company Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
e)	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Post-Combination Company Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the Immersed 2023 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Post-Combination Company Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non- reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Immersed 2023 Plan and outstanding awards. In the event of a change in control (as defined in the Immersed 2023 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our board of directors may amend or terminate the Immersed 2023 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Immersed 2023 Plan, may materially and adversely affect an award outstanding under the Immersed 2023 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The Immersed 2023 Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the Immersed 2023 Plan or the date of the approval of the Immersed 2023 Plan by the stockholders, unless earlier terminated. No awards may be granted under the Immersed 2023 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Immersed 2023 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Immersed 2023 Plan, the plan administrator may, in its discretion, accept cash or check, shares of Post-Combination Company Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Immersed 2023 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

f)	Non-Qualified Stock Options. If an optionee is granted an NSO under the Immersed 2023 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Post-Combination Company Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Post-Combination Company Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
g)	Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Post-Combination Company Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
h)	Other Awards. The current federal income tax consequences of other awards authorized under the Immersed 2023 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Immersed 2023 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Immersed 2023 Plan and awards granted under the Immersed 2023 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Immersed 2023 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Grants under the Immersed 2023 Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Immersed 2023 Plan will depend on a number of factors, including the fair market value of the Post-Combination Company Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal

Maquia’s directors and executive officers may be considered to have an interest in the approval of the Immersed 2023 Plan because they may in the future receive awards under the Immersed 2023 Plan. Nevertheless, the Maquia Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Immersed 2023 Plan.

Vote Required for Approval

Approval of the Incentive Award Plan Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of Maquia Common Stock present and entitled to vote at the Special Meeting.

The Incentive Award Plan Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.

Recommendation of Maquia’s Board of Directors

MAQUIA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

PROPOSAL NO. 6 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance, pursuant to the Business Combination Agreement, of [•] shares of Maquia Common Stock to the Immersed stockholders in the Business Combination.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus/information statement.

Why Maquia Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (c).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue [•] shares of Maquia Class A Common Stock to the Immersed stockholders upon the Closing which will (1) constitute more than 20% of Maquia’s then outstanding shares and (2) will constitute a change of control of Maquia. Maquia is required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b).

The issuance of the shares of Maquia Class A Common Stock described above would result in significant dilution to Maquia stockholders and result in Maquia stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Maquia.

Vote Required for Approval

Approval of the Nasdaq Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of Maquia Common Stock present and entitled to vote at the Special Meeting.

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.

Recommendation of our Board of Directors

MAQUIA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Maquia’s board of directors to adjourn the Special Meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Maquia’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of stockholders to approve one or more of the proposals presented at the Special Meeting or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied. In no event will Maquia’s board of directors adjourn the Special Meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under Maquia’s Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Maquia’s stockholders, Maquia’s board of directors may not be able to adjourn the Special Meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of Maquia Common Stock present and entitled to vote at the Special Meeting.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

MAQUIA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT IMMERSED

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to the business of Immersed prior to the consummation of the Business Combination, or to the business of Immersed following the consummation of the Business Combination, as applicable.

Overview

Immersed is a leading provider of enterprise artificial intelligence (“AI”) productivity solutions that digitally transform the working environment to enhance worker and company efficiency. Founded in 2017 and headquartered in Austin, Texas, Immersed has developed some of the leading spatial computing software optimized for enterprise, that allows users to work full-time with their team in virtual augmented reality/virtual reality (“AR/VR”) offices. Immersed is also developing purpose-built spatial computing hardware that bridges the physical world to the virtual world (the “Visor”), that Immersed intends to develop with a major AR/VR manufacturing company) and an AI assistant trained for enterprise office productivity using a multi-modal Large Language Model (“LLM”) named “Curator” that is expected to considerably increase worker productivity. With our innovative spatial computing software and AI-driven solutions, we believe Immersed is well positioned to help organizations adapt to the changing dynamics of the workforce and equip employees with the skills and capabilities needed for the jobs of the future.

Products and Technology

Immersed’s workplace productivity application, which allows users to work in a virtual office environment, is currently the most used enterprise application within AR/VR measured by the number of hours spent in the application. Using its proprietary IP that has been developed over the last six years, Immersed is, to our knowledge, the only application that connects any AR/VR headset to any computer operating system (Mac, PC, or Linux) and provides up to 5 software-emulated virtual monitors. Immersed’s application is compatible with third-party hardware provided by companies like Meta, Microsoft, Apple, HTC, ByteDance, and SteamVR devices. The Immersed application allows users to optimize focus and productivity independent of the physical location where they choose to work. This can be done individually or in collaboration with a team where users can share multiple screens and whiteboard together.

As employees work within Immersed’s spatial computing application, it is intended that Curator will have the unique capability to index and analyze everything that the “virtualized” workers see, say, hear, or interact with while maintaining individual privacy and security. Curator will observe the information that the user experiences during meetings or interactions with colleagues, curate that information, and summarize it for later use. We expect that Curator will provide a mechanism for the information to be recalled using natural language prompts interpreted by the LLM in order to return the best context-related answer. We believe that using this mechanism will help employees be more productive in the tasks that require repetition but low cognitive load while freeing them up to concentrate on higher-value work that requires a higher cognitive load. We expect that the outcome for the employer will be higher productivity and cost savings.

Immersed has deployed existing class-leading, industry-proven software to deliver a seamless virtual experience. Immersed’s spatial computing software is built on the ubiquitous Unity game engine and follows OpenXR standards to easily port to any future third-party AR/VR hardware. Immersed also leverages Microsoft’s Mixed Reality Toolkit 3 which enables hand-tracked interactions to feel fluid when interacting with virtual user interface elements. Immersed has partnered with Qualcomm to adopt their Snapdragon Spaces SDK which accelerates performance for eye-tracking, face-tracking, hand-tracking, simultaneous localization and mapping (SLAM), visual see-through (VST), also known as “passthrough”, and other computationally demanding processes, leading to an overall smoother experience.

In 2022, Immersed became hardware agnostic, being able to be run on any compatible third-party hardware, and its application can now be downloaded from all major AR/VR app stores.

Business Model

Immersed has evolved from its initial consumer model, and is now primarily focused on serving enterprise clients business to business. However, we do still maintain a consumer offering.

In June 2019, Immersed released a 3-tiered SaaS model: free, $14.99 one-time payment, and $9.99/month, with each higher tier having an increased set of features. Once Immersed was released to the Meta Oculus App Store in August 2020, that model was iterated to a 2-tiered SaaS model: Free and $14.99/month (called “Elite”). In July 2022, Immersed decided to discontinue this subscription model.

The “Elite” subscription still has legacy revenue of $8,000 Monthly Recurring Revenue from customers who want to continue supporting Immersed’s efforts, churning at an average rate of 5% month over month. Immersed released a $4.99/month tier in September 2023.

Immersed’s focus on enterprise monetization consists of three revenue streams that correspond to its three solutions.

●	The first revenue stream is expected to be similar to the tiers that were released in the Meta Oculus App Store, but specifically tailored for enterprise customers. We expect that this will have additional sets of features that are relevant to teams at companies, such as User Access Management, administrator privileges, custom virtual office floor plans, Mobile Device Management, and increased security.
●	The second revenue stream is expected to be from Immersed’s sales of “Visor”, which we plan to develop in partnership with a major AR/VR manufacturing company and then sell at scale to enterprise customers to complement our revenue stream from our spatial computing software. We intend that Visor will provide a seamless and comfortable user experience, optimized specifically for enterprise work-related tasks. By combining hardware and software expertise, Immersed is aiming to deliver a vertically integrated solution that should transform the way employees work, increasing collaboration and driving productivity.
●	The third revenue stream is expected to be from monetizing “Curator” and will be charged per user, which would complement our hardware and software solutions both from Immersed’s own vertically integrated solutions and third-party hardware.

Market Size

The demand for augmented and virtual reality (XR) is growing, not just in the entertainment landscape but in the enterprise space as well. By 2026 or 2027, experts at Mordor Intelligence in their 2022 study available on mordorintelligence.com predicted that the XR market was growing at a breakneck speed, with a healthy CAGR of 57.91%. The study suggested that a significant portion of the XR market growth would come from the enterprise space, where businesses are now moving more rapidly into the age of digital transformation. Although there has long been potential for XR in the enterprise environment, most organizations have only begun to see the technology’s true value during 2020, as a result of the COVID-19 pandemic.

COVID-19 pushed companies outside of their traditional environments, shutting down physical locations, and reducing the ways that companies could interact, both internally and externally. Although there has been a return to the office for some companies, in this new landscape that includes remote working, XR is emerging as the solution to help bridge the gap separating employees.

We believe that the growing demand for immersive and collaborative technologies is fueling the adoption of Immersed’s solutions. Based on market research published by Enterprise Collaboration Market in July 2021, the global enterprise collaboration market was valued at $47.2 billion in 2021 and is expected to surpass $85.8 billion by the end of 2026, driven by the need for seamless remote collaboration, enhanced productivity, and improved communication across geographically dispersed teams. We believe Immersed is poised to capture a significant share of this market by offering cutting-edge solutions that enable organizations to unlock the full potential of their workforce.

According to Next Move Strategy Consulting, the market for AI is expected to show strong growth in the coming decade. Its value of nearly $100 billion is expected to grow twentyfold by 2030, up to nearly $2 trillion. In addition, according to the World Economic Forum, by 2025, an estimated 85 million jobs will be displaced by AI, emphasizing the urgent need for reskilling and upskilling the workforce. Furthermore, the current global corporate training market size is $380.70 billion and with a compound annual growth rate (CAGR) of 4.8%. This is a key market for Immersed solutions that fit well within the context of training new employees and retraining existing employees.

Customers

Immersed has had over 730,000 unique users as of August 2023. However, Immersed’s success can be represented by the number of hours that our users spend working in our application. Our users have spent approximately 20 million minutes working in Immersed during the quarter ended June 30, 2023. That is equivalent to 170 years of working time every quarter. Monthly active user usage has seasonality relating to holiday seasons and the school year, reaching a peak of about 87,000 monthly active users in May 2023. In 2022, we had a peak of approximately 42,000 monthly active users, and in 2021 we had a peak of approximately 23,000 monthly active users.

Product Development

In an ever-evolving industry, the key to our long-term success and growth lies in our commitment to embracing technological advancements. As pioneers in spatial computing, we understand the criticality of staying ahead of the curve, and our executive management diligently fosters an environment of innovation and adaptability. We remain vigilant in exploring and leveraging new technologies that can augment our product and service offerings, propelling us into new dimensions of efficiency and user experience. Our multi-year product roadmap is a testament to this dedication, encompassing a strategic vision that centers around expanding the application of our cutting-edge proprietary spatial computing hardware, while continually enhancing our flagship Immersed application and empowering our workforce with AI-driven assistance. We intend to deliver a comprehensive ecosystem that reshapes the way professionals work, ensuring they have access to the most advanced tools and capabilities in the ever-expanding landscape of remote collaboration.

●	Immersed Application: Revolutionizing Remote Collaboration

We believe our flagship product, the Immersed application, can be at the forefront of revolutionizing remote collaboration. We are dedicated to continually enhancing the application to provide users with a seamless and intuitive virtual workspace. As our product development cycles are tightly integrated and informed by user data, user feedback, and user interviews, our product roadmap for the Immersed application includes ongoing improvements to enhance user experience and productivity, in addition to incorporating user-requested integrations. We are actively developing features that enable more efficient virtual meetings, streamlined project management, and innovative ways to interact with digital content and co-workers. As we expand our application’s capabilities, we are committed to ensuring that it remains a leading-edge solution for enterprises seeking to optimize their remote work capabilities. This also includes capabilities for enterprise companies to recreate their real-world offices in the Immersed application.

●	Visor: Unlocking a New Dimension of Work

Complementing our Immersed application, our work-optimized spatial computing hardware, Visor, will be designed to elevate the immersive experience for professionals. We intend to develop and then continuously refine Visor’s design and capabilities to offer users comfort and performance during extended wear. The Visor product roadmap is expected to encompass advancements in display technology, enhanced tracking precision, and ergonomic design improvements. We aim to create a next-generation device that seamlessly integrates with the Immersed application, creating a cohesive and efficient workflow for remote collaboration. As we forge ahead, our goal will be to develop and then continuously improve the quality of the hardware while simultaneously reducing costs for manufacturing.

●	AI-Driven Assistance: Empowering the Workforce

Immersed is also about empowering the workforce with AI-driven assistance. We expect our AI solution, “Curator,” will function as a knowledgeable and proactive AI assistant for knowledge workers, but this will require secure training data at scale. We are dedicated to developing and then expanding Curator’s capabilities to provide users with instant access to expert knowledge, proactive task suggestions, and personalized support. In our product roadmap for AI-driven assistance, we are focused on developing Curator’s ability to comprehend and contextualize virtualized work experiences. As time progresses, Immersed intends to work to improve the cost of training while increasing the throughput of data that will greatly improve the precision and utility of our AI.

Growth Strategy

●	Enterprise Partnerships: Goal of Uniting Hardware, Channel Sales, and Expansion

At Immersed, one of our key growth strategies lies in fostering strategic partnerships with enterprise partners. Our approach goes beyond hardware development: it encompasses channel sales and a dynamic land-and-expand model. By creating alliances with major players in the enterprise sector, we aim to create a powerful ecosystem that amplifies our reach and impact. Collaborating with renowned hardware manufacturers, we will aim to ensure seamless integration of our Visor into existing enterprise setups, enhancing the immersive experience for professionals worldwide.

Furthermore, our channel sales strategy targets diverse markets and industries, leveraging established networks to bring Immersed’s spatial computing solution to a broader audience. Through carefully orchestrated land-and-expand tactics, we expect to secure new customer relationships and fortify our presence with existing clients. We believe this multi-pronged approach empowers Immersed to establish strong and lasting connections, potentially driving widespread adoption of our revolutionary spatial computing technology across enterprises.

●	Consumer Adoption: Goal of Uniting Ecosystems, Expanding Brand Awareness Globally

As part of our growth strategy, Immersed will aim to penetrate all major headset ecosystems. As consumer adoption grows, we expect brand awareness and seamless user connectivity across devices to increase with it. Our dedication to providing an immersive experience extends to users of various AR/VR headsets, proving essential hardware-agnostic software that connects users regardless of what ecosystem they are already part of.

Through currently growing SEO moats and strategic integration with leading headset ecosystems, we intend to create a unified platform where users can collaborate effortlessly, irrespective of their device preferences. We believe this holistic approach to consumer adoption will allow us to reach a broader audience and establish Immersed as the go-to solution for remote collaboration, virtual meetings, and enhanced individual productivity.

●	AI Adoption: Curator’s Path to Potential Viral Adoption and Growth

By unlocking value and streamlining the workflow of knowledge workers using data that no other company has access to, Curator has the potential to drive the viral growth of AI-empowered workers. We believe that the ability that it will have to make jobs significantly easier and more efficient will inspire users to share their experiences through word-of-mouth referrals, potentially fostering organic expansion and widespread adoption. Immersed will aim to make it very easy for users to share their experiences, whether it be through easy ways to export experiences to social media or referral incentives.

As professionals discover the ease and productivity gains afforded by Curator’s AI-powered assistance, our hope is that the appeal of Immersed’s ecosystem will increase. If we achieve our aim of making Curator an indispensable tool in the work arsenal of countless users, we expect that it will act as an ambassador for Immersed, generating organic momentum for our entire suite of products. We are committed to developing and then continually enhancing Curator’s capabilities and intelligence, solidifying its position as the ultimate AI assistant for knowledge workers and the catalyst for Immersed’s exponential growth.

Sales and Marketing

Moving ahead, Immersed is focused on advancing its sales and marketing endeavors with a strategic approach. By establishing strategic partnerships with key enterprise players, we aim to expand our market presence and capitalize on hardware development and channel sales opportunities. Our commitment to consumer adoption will continue, as we plan to extend our platform onto various headset ecosystems, bolstering brand awareness and fostering user connections across devices. In parallel, we believe that our AI-driven workforce augmentation solution, Curator, will play a pivotal role in driving organic growth through word-of-mouth referrals and user-generated social media content, unlocking new market opportunities. Through these cohesive efforts, Immersed believes it is positioned to strengthen its market position as a leading player in spatial computing and enterprise AI.

Research and Development

Our R&D activities have primarily been focused on enhancing our spatial computing software, starting to develop our AI assistant “Curator” and also developing our hardware offering “Visor”, which we plan to develop in partnership with a major AR/VR manufacturing company.

Our management believes that we must dedicate a significant amount of resources to research and development in order to develop our offerings and then maintain a competitive position in the market. Our products intersect many emerging fields including AI, spatial computing, augmented reality, and space management, and we plan to continue to innovate and patent new methods to solve problems for our customers.

Competition, Strengths, and Differentiation

We both compete and aim to collaborate and partner with companies such as Apple, Meta, Microsoft, Google, and Samsung. While aiming to co-develop mutually beneficial projects with these companies, we may also simultaneously have competing offerings with them that appeal to similar but different audiences.

We believe that we offer a unique and differentiated approach to the market that our competition is currently not positioned or not capable of servicing, as described below.

Our Platform. We understand today’s workplace is a collection of spaces, people, activity-based work, virtual and physical interactions, culture, experiences, and the technology that binds them. Immersed has built a solution that we believe helps enterprise companies build culture, foster innovation, empower employees, and create equitable experiences for a distributed workforce that is cross-platform.

Connectivity and workplace experience. The Immersed platform can connect every employee in an organization whether they are in the office or remote working. We focus on improving the workplace experience and helping companies deliver that experience direct to employees to help attract and retain top talent, keep employees engaged and invested in company culture, and support them through a hybrid workforce model that is easy to navigate and easy to use.

Comprehensive Uses. The Immersed technology supports a multitude of uses for enterprise organizations including but not limited to hybrid remote work experience, conference and meeting rooms, individual productivity, analytics, and security, across numerous industries.

Visor. Our aim is to seamlessly integrate Visor with our spatial computing platform and thereby empower professionals to work in an immersive environment with one-fifth of the weight on their heads compared to alternative solutions. Furthermore, our plan for Visor is that it should also cut costs in ways that competitive products are not incentivized to do, since Visor is expected to leverage remote rendering technology from the user’s local laptop. Unlike competitors focused on general-purpose VR, we expect Visor to be meticulously optimized for the modern workforce. We believe its scalability will accommodate client growth and diverse applications, from workplace experiences to meeting room reservations, analytics, and security. We believe Visor will reflect our commitment to leading spatial computing’s future, and expect that it will establish Immersed as a driving force in the enterprise collaboration landscape.

Scalability. We are building to support customers’ expanding needs and uses. We believe our solutions will allow for employee growth and will aid onboarding and employee orientation.

Intellectual Property

We are highly conscious of the need to protect our core technology and intellectual property. We filed a provisional patent in 2018 but out-innovated ourselves within just a few months making the provisional patent stale and not worth the cost of progressing. Given the speed of current innovation and the ongoing iterations in our technology and products, we need to time any future patent applications carefully. We intend to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright, and trade secret laws, and will continue to employ nondisclosure and invention assignment agreements with our consultants and employees and non-disclosure agreements with our commercial partners and vendors.

Unpatented research, development, know-how, and engineering skills make an important contribution to our business, but we will pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

Employees

Our employees are critical to our success. As of July 2023, we had a total of 20 full-time employees, including 1 management personnel, 3 marketing personnel, 14 technical and engineering personnel, 1 customer service personnel, and 1 finance, legal, human resource, and administration personnel. We also engage consultants and contractors to supplement our permanent workforce. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are represented by a labor union or are subject to a collective bargaining agreement.

Facilities

Our corporate headquarters is located in an 8,722-square-foot facility that we lease in Austin, Texas. Our lease of this facility expires in November 2024.

Government Regulation

In general, we are subject to numerous federal, state, and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business, and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Export and Trade Matters

We are subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance and administrative time to address. In recent years the United States government has a renewed focus on export matters. Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business.

Legal Proceedings

We are not presently a party to any litigation. However, we may from time to time be subject to claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Corporate History / Information

The incorporation of the company that is today, Immersed Inc., took place on January 4, 2017 as a Delaware Corporation under the name of “Arajoy, Inc.”. The company initially focused on building computer vision-driven AI models for autonomous drones and human-pose estimation algorithms. In 2017, the company changed its focus to working on what Immersed does today. The company changed its name to “Immersed Inc.” on November 29, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IMMERSED

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Immersed Common Stock and Immersed Preferred Stock, as of [•], 2023, for (1) each person known by Immersed to be the beneficial owner of more than 5% of the outstanding shares of Immersed Common Stock and Immersed Preferred Stock, (2) each member of the Immersed Board, (3) each of Immersed’s named executive officers and (4) all of the members of the Immersed Board and Immersed’s executive officers as a group. As of [•], 2023, Immersed had 4,645,233 shares of Immersed Common Stock outstanding, and had 8,315,264 shares of Immersed Preferred Stock outstanding.

The number of shares and the percentages of beneficial ownership below are based on the number of shares of Immersed Common Stock and Immersed Preferred Stock issued and outstanding as of [•], 2023. In computing the number of shares of Immersed Common Stock and Immersed Preferred Stock beneficially owned by a person and the percentage ownership of such person, Immersed deemed to be outstanding all shares of Immersed Common Stock and Immersed Preferred Stock subject to options held by the person that are currently exercisable or exercisable within 60 days of [•], 2023. Immersed did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Unless otherwise noted, the address of each beneficial owner is c/o Immersed Inc., 522 Congress Avenue, Suite 500, Austin, Texas 78701.

	Immersed Common Stock			Immersed Preferred Stock(1)		All Capital Stock(1)
	Number of			Number of
	Shares			Shares
	Beneficially		Percentage	Beneficially	Percentage	Percentage
Name of Beneficial Owner	Owned		Outstanding	Owned	Outstanding	Outstanding
5% Stockholders:
Sovereign’s Capital II, LP	—		—	1,638,195	19.7%	12.6%
Walter A. Winshall	—		—	879,572	10.6%	6.8%
XX Investments LLC (WeFunder)	—		—	1,930,310	23.2%	14.9%
XX Investments LLC - Reg CF	—		—	918,487	11.0%	7.1%
Directors and Named Executive Officers:
Renji Bijoy	16,594,655	(2)	96.3%	—	—	64.9%
Directors and executive officers as a group (1 person)	16,594,655		96.3%	—	—	64.9%
*	Indicates less than 1%
(1)	Each share of Immersed Preferred Stock is convertible into one share of Immersed Common Stock, subject to adjustments.
(2)	Consists of (i) 4,000,000 shares of Immersed Common Stock, (ii) 12,594,655 shares of Immersed Common Stock underlying options to acquire shares of Immersed Common Stock exercisable within 60 days of [•], 2023.

IMMERSED’S EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Immersed prior to the consummation of the Business Combination, and to the Post-Combination Company and its subsidiaries after the Business Combination. All share counts presented in this section are shown on a pre-Business Combination basis.

The following tables and accompanying narrative set forth information about the 2022 compensation provided to Immersed’s Chief Executive Officer, Renji Bijoy, during the last completed fiscal year, who will also serve as an executive officer of the Post-Combination Company following the Closing. Mr. Bijoy, is also referred to in this section as a “named executive officer.”

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

The Immersed Board has historically determined the compensation for Immersed’s executive officers. The Immersed Board has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward talented and qualified executives who share its philosophy and desire to work towards achieving Immersed’s goals. Immersed believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Immersed’s current compensation programs reflect its startup origins and consist primarily of salary, bonus and equity awards. As Immersed’s needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officer for the year ended December 31, 2022.

	Salary	Bonus	Option Awards	Total
Name and Principal Position	($)(1)	($)(2)	($)(3)	($)
Renji Bijoy
Chief Executive Officer	143,000	75,000	1,201,325	1,419,325
(1)	Reflects salary actually paid to Mr. Bijoy during 2022, which was decreased from $150,000 towards the end of the year due to the company’s cash burn. See “2022 Base Salary” below for more information.
(2)	Reflects bonus earned based on the level of Immersed Virtual Property (“vProperty”) sales in 2022.
(3)	Amounts represent the aggregate grant date fair value of stock options granted to our named executive officer computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 2 accompanying the historical audited consolidated financial statements of Immersed Inc. included in this proxy statement/prospectus/consent solicitation statement.

Narrative Disclosure to Summary Compensation Table

For 2022, the compensation program for Immersed’s named executive officer consisted of base salary, cash bonus, equity awards, and certain standard employee benefits.

2022 Base Salary

Mr. Bijoy is entitled to an annual salary of $150,000, however, the amount of salary paid to Mr. Bijoy decreased toward the end of 2022 due to Immersed’s cash burn. The actual annual base salary paid to Mr. Bijoy for the fiscal year ended December 31, 2022, is set forth in the summary compensation table above under the column heading “Salary.”

2022 Cash Bonus

The aggregate bonus earned by Mr. Bijoy for the fiscal year ended December 31, 2022, is set forth in the summary compensation table above under the column heading “Bonus.” Mr. Bijoy earned such bonus based on the level of vProperty sales in 2022.

Equity Compensation

Although Immersed does not have a formal policy with respect to the grant of equity incentive awards to its executive officers, Immersed believes that equity grants provide its executives with a strong link to its long-term performance, create an ownership culture and help to align the interests of its executives and its stockholders. In addition, Immersed believes that equity grants promote executive retention because they incentivize executive officers to remain in Immersed’s employment during the vesting period. Accordingly, the Immersed Board may grant equity incentive awards to them from time to time. For additional information regarding outstanding equity awards held by Immersed’s named executive officers as of December 31, 2022, see the “Outstanding Equity Awards at 2022 Fiscal Year-End” table below.

Immersed 2017 Stock Option Plan

General. On November 28, 2017, the Immersed Board adopted [and the Immersed stockholders approved], the Immersed 2017 Stock Option Plan (the “2017 Stock Plan”). The 2017 Stock Plan provides for the grant of incentive stock option awards to Immersed employees (and employees of any parent or majority-owned subsidiary of Immersed). The Immersed Board terminated the 2017 Stock Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2017 Stock Plan, although all outstanding stock awards granted under the 2017 Stock Plan immediately prior to the Closing, whether vested or unvested, will be converted into options to purchase shares of the Post-Combination Company and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2017 Stock Plan.

Share Reserve. As of June 30, 2023, Immersed Options to purchase 13,586,611 shares of Immersed Common Stock were outstanding and 459,539 shares of Immersed Common Stock are reserved for future grants under the 2017 Stock Plan. 2,616,048 shares of Immersed Common Stock are reserved for issuance upon the exercise of the outstanding options granted outside the 2017 Stock Plan.

Plan Administration. The Immersed Board has administered the 2017 Stock Plan. It is expected that the compensation committee of the Post-Combination Company Board will administer the 2017 Stock Plan following the Closing Date.

Types of Awards. The 2017 Stock Plan provides for the grant of incentive stock options, [non-statutory stock options, restricted stock and restricted stock units].

Benefits and Perquisites

In 2022, Immersed provided benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental, vision, flexible spending accounts, vacation and paid holidays.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table presents, for each of our named executive officers, information regarding outstanding equity awards as of December 31, 2022.

	Option Awards(1)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options	Options	Option	Option
	Award	Exercisable	Unexercisable	Exercise	Expiration
Name	Grant Date	(#)	(#)	Price(2)	Date
Renji Bijoy	11/03/18	1,318,784	—	$0.03	11/03/28
	12/31/21	1,297,264	—	$0.82	12/31/31
	12/31/21	4,912,288	—	$0.82	12/31/31
	02/01/22	3,361,969	—	$0.82	02/01/32
	11/14/22	1,704,350	—	$0.82	11/14/32
(1)	All Immersed Options listed above cover shares of Immersed Common Stock.
(2)	Represents the fair market value of a share of Immersed Common Stock on the date of grant, as determined by the Immersed Board.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, the Post-Combination Company Board is expected to develop an executive compensation program that is designed to align compensation with the Post-Combination Company’s business objectives and the creation of shareholder value, while enabling the Post-Combination Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company. Decisions regarding the executive compensation program will be made by the compensation committee of the Post-Combination Company Board.

This section describes the plans and arrangements the Post-Combination Company is expected to maintain following the consummation of the Business Combination for the benefit of employees, including the named executive officers.

Employment Agreement

The Post-Combination Company intends to enter into an employment agreement with its executive officer that is expected to govern certain terms and conditions of such executive officer’s employment as executive officer of the Post-Combination Company following the Business Combination.

2023 Incentive Award Plan

In connection with the Business Combination, the Maquia Board will adopt the 2023 Incentive Award Plan, subject to the approval of the Maquia stockholders, in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of the Post-Combination Company and its affiliates, which is essential to the Post-Combination Company’s long-term success. The 2023 Incentive Award Plan is intended to replace the 2017 Stock Plan. The Immersed Board terminated the 2017 Stock Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2017 Stock Plan, although all outstanding stock awards granted under the 2017 Stock Plan immediately prior to the Closing, whether vested or unvested, will be converted into options to purchase shares of the Post-Combination Company and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2017 Stock Plan. For additional information about the 2023 Incentive Award Plan, please see “Proposal No. 5 — The Incentive Award Plan Proposal.”

Benefits and Perquisites

The Post-Combination Company is expected to provide benefits to its named executive officers on the same basis as provided to all of its employees. The Post-Combination Company may also provide its named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Mr. Bijoy, Immersed’s sole director, did not receive any additional compensation for his service as a director during the year ended December 31, 2022.

IMMERSED MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information that Immersed’s management believes is relevant to an assessment and understanding of Immersed’s results of operations and financial condition. The discussion should be read together with the historical audited annual financial statements as of and for the years ended December 31, 2022 and 2021 and unaudited interim condensed financial statements as of June 30, 2023 and the six-month periods ended June 30, 2023 and 2022, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus/consent solicitation statement. The discussion and analysis should also be read together with Immersed’s unaudited pro forma financial information for the year ended December 31, 2022 and the six months ended June 30, 2023. See “Unaudited Pro Forma Condensed Financial Information.” This discussion may contain forward-looking statements based upon Immersed’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “Immersed” refer to the business of Immersed Inc., a Delaware corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.

Overview

Immersed is a leading provider of enterprise artificial intelligence productivity solutions that digitally transform the working environment to enhance worker and company efficiency. Founded in 2017 and headquartered in Austin, Texas, Immersed has developed some of the leading spatial computing software optimized for enterprise, that allows users to work full-time with their team in augmented reality/virtual reality (“AR/VR”) offices. Immersed is also developing purpose-built spatial computing hardware that bridges the physical world to the virtual world (the “Visor”), that Immersed intends to develop with a major AR/VR manufacturing company) and an AI assistant trained for enterprise office productivity using a multi-modal Large Language Model (“LLM”) named “Curator” that is expected to considerably increase worker productivity. With our innovative spatial computing software and AI-driven solutions, we believe Immersed is well positioned to help organizations adapt to the changing dynamics of the workforce and equip employees with the skills and capabilities needed for the future of work.

The Business Combination

On August 8, 2023, Immersed entered into the Business Combination Agreement with Maquia and Merger Sub pursuant to which, among other things and assuming a favorable vote of Maquia’s stockholders and that all other closing conditions are satisfied or waived, Immersed will merge with and into Merger Sub, with Immersed surviving the Merger as a wholly owned subsidiary of Maquia. Immersed will be deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that Immersed’s financial statements for previous periods will be disclosed in the Post-Combination Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, Immersed will be treated as the acquiring company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Immersed’s consolidated balance sheet at June 30, 2023) of between approximately $5,000,001, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $13,306,335, assuming no stockholder redemptions. Total transaction costs are estimated at approximately $1.14 million. For additional information please see the section of this proxy statement/prospectus/consent solicitation statement entitled “Unaudited Pro Forma Combined Financial Information.”

Upon the closing of the Business Combination, it is expected that the Post-Combination Company will continue to be listed on Nasdaq and trade under the ticker symbol “AIMR”. As our current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

The Business Model

Immersed provides immersive virtual reality offices where customers can spawn multiple virtual monitors and collaborate with others in the same virtual space. Immersed has evolved from its initial consumer model, and is now shifting to primarily focus on serving enterprise clients business to business. However, Immersed does still maintain a consumer offering.

During 2022, Immersed created vProperty. During 2023, Immersed decided to cancel that vProperty project due to refocusing on spatial computing. No vProperty was delivered to customers and amounts received as deposits for vProperty were returned to customers when the project was cancelled.

During 2023, Immersed began development on an augmented reality/virtual reality (“AR/VR”) headset to be used in conjunction with a laptop and designed for work. The Company announced the headset in August 2023 and started pre-orders in September 2023.

Consumer Revenue

Immersed enters into monthly and annual subscription plans with its customers. Immersed recognizes subscription revenue ratably over the term of the subscription agreement, as its performance obligation is satisfied over time. Subscription revenue accounted for 100% of Immersed’s total revenue for each of the years ended December 31, 2022 and 2021. Subscription revenue accounted for approximately 100% of Immersed’s total revenue for each of the six months ended June 30, 2023 and 2022. In July 2022, Immersed decided to discontinue the consumer subscription and has legacy revenue of $8,000 Monthly Recurring Revenue from customers who continue to support Immersed. Immersed released a new subscription plan for consumers in September 2023 that can be purchased or earned through app usage. Immersed plans to release a new subscription for enterprise customers in 2024 that will include additional collaboration features, user-access management dashboards for administrators, and other features that are important for remote hybrid teams.

The majority of Immersed’s subscription services are billed either monthly or annually in advance and are typically non-refundable. Consequently, for month-to-month subscriptions, Immersed recognizes the revenue monthly, and for annual or longer-term subscriptions, Immersed records deferred revenue on its consolidated balance sheet and recognize the deferred revenue ratably over the subscription term.

Enterprise Revenue

As Immersed shifts focus to enterprise, monetization is expected to consist of three revenue streams that correspond to its three solutions.

●	AR/VR Immersed Software Subscriptions — The first revenue stream is expected to be similar to the subscriptions that were released in other App Stores, but specifically tailored for enterprise customers. This is expected to have additional sets of features that are relevant to teams at companies, such as User Access Management, administrator privileges, custom virtual office floor plans, Mobile Device Management, and increased security.
●	AR/VR Headset Sales — The second revenue stream is expected to be from sales of Immersed’s “Visor”, which began development in March 2023 and plan to continue development in partnership with an AR/VR giant and then sell at scale to enterprise customers. This is expected to complement Immersed’s revenue stream from its spatial computing software. Visor is expected to provide a seamless and comfortable user experience, optimized specifically for enterprise work-related tasks. By combining hardware and software expertise, Immersed expects to deliver a vertically integrated solution that should transform the way employees work, increasing collaboration and driving productivity.
●	AI Services Revenue — The third revenue stream is expected to be from monetizing “Curator” and to be charged per user, which is expected to complement the hardware and software solutions both from Immersed’s own vertically integrated solutions and third-party hardware.

Key Metrics

Immersed monitors the following key metrics to help evaluate its business, identify trends affecting the business, formulate business plans, and make strategic decisions. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

Work Years Spent in Immersed Application

We track the total number of seconds that users have spent in the Immersed application and divide it by 8 hours worked per day, then divide that by 20 work days in a month, and divide that by 12 months in a year, which we refer to as work-years, because we believe that the total amount of time worked in the Immersed application is an indicator of market penetration and the growth of our business. We have a history of growing the number of our hours worked in our application. As of June 30, 2023, we had approximately 1164.66 work-years spent in the Immersed application since August 2019. We believe the hours spent in the Immersed application will continue to grow as our business expands with our current paid users and as we add new free and paid users.

The following chart shows Work Years spent in the Immersed application for each of the periods presented:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2023	2022	2022	2021	2020
Work Years in-app	324.17	214.13	420.99	247.05	98.97

Total Unique Users

We believe that our ability to increase the number of unique users on our platform is an indicator of market penetration, the growth of our business and future revenue trends. Immersed has had over 730,000 unique users since inception. Monthly active user usage has seasonality relating to holiday seasons and the school year, reaching a peak of about 87,000 monthly active users as of May 2023. The year ending December 31, 2022 had a peak of about 42,000 monthly active users, and the year ending December 31, 2021 had a peak of about 23,000 monthly active users. Over 60% of these users came from Meta’s Oculus App Store. We include both free and paid unique users in our monthly active users count.

We believe the number of total unique users on our platform is an important indicator of future revenue trends. We have demonstrated strong growth in the number of free and paid users on our platform during the year ended December 31, 2022 and six months ended June 30, 2023, with the increase in users driven by the introduction of the Immersed virtual software application to additional AR/VR headsets, specifically the Meta Quest Pro and Bytedance Pico 4. We believe that the development of the Visor, not only will grow revenue through sales of the Visor but will increase the number of unique users since the Visor is expected to seamlessly integrate with the Immersed application, creating a more cohesive and efficient workflow for remote collaboration.

NON-GAAP FINANCIAL MEASURES

In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.

Non-GAAP Loss from Operations

We calculate non-GAAP loss from operations as GAAP loss from operations excluding stock-based compensation expense. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business. Additionally, this measure eliminates the effects of stock-based compensation, which we do not consider to be indicative of our overall operating performance.

The following table presents our non-GAAP loss from operations for each of the periods presented:

	Six Months		Year Ended
	Ended June 30,		December 31,
(in thousands)	2023	2022	2022	2021
GAAP loss from operations	$(1,478)	$(2,647)	$(5,953)	$(3,945)
Add back: Stock based compensation expense, net of amounts capitalized	$159	$765	$1,242	$1,409
Non-GAAP loss from operations	$(1,319)	$(1,882)	$(4,711)	$(2,536)

Free Cash Flow

We calculate free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized software and development costs. We believe this metric provides our management and investors with an important indicator of the ability of our business to generate additional cash from our business operations or our need to access additional sources of cash, in order to fund our operations and investments.

The following table presents our free cash flow for each of the periods presented:

	Six Months Ended		Year Ended
	June 30,		December 31,
(in thousands)	2023	2022	2022	2021
Net cash used in operating activities	$(1,539)	$(1,463)	$(4,336)	$(2,742)
Less: Purchases of property and equipment, and intangibles	(201)	(34)	(48)	(101)
Free cash flow	$(1,740)	$(1,497)	$(4,384)	$(2,843)

FACTORS AFFECTING OUR PERFORMANCE

We believe that our growth and financial performance are dependent upon many factors, including the key factors described below, which are in turn subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Retention and Expansion of Existing Users

Our ability to increase revenue depends in part on retaining our existing users and expanding their use of our platform. We offer an integrated, comprehensive set of hybrid and remote work solutions including up to five virtual monitors, distraction-free environments and an assortment of remote collaboration tools. We have subscription plans to meet the needs of our users, including a free and a paid subscription plan, and we are able to provide customized subscription plans tailored to the specific needs of large enterprises. Our desire to increase our value proposition to our customers has led us to begin development on the Immersed Visor, the first AR/VR headset optimized for work, to better serve the entirety of the hybrid and remote work experience. As a result, we believe we are positioned to grow our revenue with our existing users as our platform continues to help them to more effectively and efficiently work with hybrid and remote teams.

Adoption of our Solutions by Enterprise Customers

We are pioneering the transformation of the work world from in-office to hybrid and remote. In conjunction with our software platform, we think that mass adoption of our hybrid and remote work solutions will be dependent on the successful development and distribution of the Immersed Visor, optimized for work, to enterprise customers. We plan to develop the Visor in partnership with an AR/VR giant and then sell it at scale to enterprise customers. Visor sales are expected to complement our revenue stream from our spatial computing software. We aim to create a next-generation device that seamlessly integrates with the Immersed application, creating a cohesive and efficient workflow for remote collaboration. As we forge ahead, our goal will be to develop and then continuously improve the quality of the hardware while simultaneously reducing costs for manufacturing. By combining hardware and software expertise, Immersed expects to deliver a vertically integrated solution that can transform the way employees work, increasing collaboration and driving productivity. We expect operating margins to improve over the long term as we continue to scale and gain higher operating leverage.

Investing in Research and Innovation for Growth

We plan to continue to invest in research and development to improve our Immersed virtual and augmented reality application with the goal of supporting seamless use of our platform with our computer-based customers’ work needs. We plan to concentrate on in-house innovation and expect to consider acquisitions on an opportunistic basis. We have a robust pipeline of new product releases. For example, in March 2023, we began development on the Immersed Visor, the first AR/VR headset specifically designed for work. In November 2022, we started research and development to launch Immersed on the Bytedance Pico 4 headset (except for China), which launched in March 2023, making our virtual reality offices available to additional markets in Europe and Asia. We are working toward launching our application on the Bytedance Pico 4 in China by the end of 2023. In October 2022, we launched Immersed on the Meta Quest Pro headset, making our virtual reality offices available on the headset with the highest specs for resolution and color passthrough to date, enabling users to significantly increase time spent using the application for work. In March 2022, Immersed released a new feature to enable keyboard tracking within the Immersed application, bringing a user’s keyboard inside the application, no longer requiring touch-typing. We see significant potential for future user growth as we release more products and create additional upselling opportunities through sale of additional features - extra virtual screens, virtual environments and other features. We also continue to strengthen our AI and ML capabilities as we enlarge our user data library, enabling continuous improvement of the fidelity and accuracy of our multi-modal Large Language Model and enhancing the commercial value from data-driven analytics. These investments may lower our operating profitability in the near term, but we expect our operating margins to improve over the long term as we solidify our scale and reach.

While we plan to concentrate on in-house innovation, we may also pursue acquisitions of products, teams, and technologies on an opportunistic basis to further expand the functionality of and use cases for our platform. As with organic research and development, we adopt a long-term perspective in the evaluation of acquisition opportunities in order to ensure sustainable value creation for our customers.

COMPONENTS OF RESULTS OF OPERATIONS

Revenue

Our revenue consists of subscription revenue. Immersed provides virtual reality offices for remote teams and individuals. Currently, Immersed’s technology is available on the following platforms: Meta Quest, HTC, Pico, and Immersed plans to expand onto other platforms in the future.

Immersed enters into monthly and annual subscription plans with our customers to provide immersive virtual reality offices where customers can spawn up to five virtual monitors and can collaborate with others in the same virtual space. We recognize revenue ratably over the term of the agreement, as our performance obligation is satisfied over time.

Operating Expenses

Our operating expenses consist primarily of AR/VR product expenses, marketing and advertising, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, and stock-based compensation.

AR/VR Product Expenses — AR/VR product expenses are expensed as incurred and include expenses related directly to producing and maintaining the Immersed virtual reality (AR/VR) software application and products accessed within it. Within the Immersed virtual reality (AR/VR) software application, there are both paid-use and free-use products.

Digital asset impairment losses (gain on sale), net — Immersed’s digital assets are comprised solely of Ethereum and are accounted for as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other.

General and administrative expenses—General, and administrative expenses consist primarily of personnel-related expenses associated with our finance, information technology, human resources, and administrative employees, including salaries, benefits, bonuses, and stock-based compensation. General and administrative expenses also include external legal, accounting, and other professional services fees, software and subscription services, and other corporate expenses. Following the closing of the Business Combination, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. We expect that our general and administrative expenses will increase in absolute dollars as our business grows. See “— The Business Combination” above.

Marketing and advertising expenses — Marketing and advertising expenses consist primarily of content production, paid advertisements, sponsored videos and sponsored events.

Other Income

Gain on Loan Forgiveness — On April 21, 2020, Immersed entered into a Paycheck Protection Program (“PPP”) promissory note agreement with Silicon Valley Bank and obtained a loan of $55,356 with fixed interest rate of 1% per annum. Immersed applied for loan forgiveness on December 8, 2020 in accordance with the CARES Act provisions. During the year ended December 31, 2021, Immersed was notified the full PPP promissory note and related accrued interest was forgiven and recognized as other income in the statements of operations.

Grant Income — During the year ended December 31, 2022, Immersed received a grant from Meta (Facebook) and certain milestones valued at $600,000 were achieved during 2022. These amounts are recorded to grant income on the statements of operations.

During the six month period ended June 30, 2022, Immersed received a grant from Meta (Facebook) and certain milestones valued at $450,000 were achieved during the six-month period ended June 30, 2022. During the six-month period ended June 30, 2023, Immersed achieved an additional milestone for the Meta (Facebook) grant valued at $100,000. These amounts are recorded to grant income on the statements of operations.

Interest Income — Interest income consists of interest income earned on our cash and cash equivalents.

Interest Expense — Interest expense consists primarily of interest payments for our debt facilities. See “Liquidity and Capital Resources — Debt and Financing Arrangements.”

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.

We record a valuation allowance to reduce our deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

RESULTS OF OPERATIONS

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

The following table sets forth our results of operations for the years ended December 31, 2022 and December 31, 2021 (in thousands, except percentages):

	Year Ended December 31,		Change
	2022	2021	$	%
Revenue:
Subscription	$323	$202	$121	60%

Total revenue	323	202	121	60%

Gross profit	323	202	121	60%

Gross margin	100%	100%
Operating expenses:
AR/VR product expenses	2,507	1,184	1,323	112%
Digital asset impairment losses (gain on sale), net	292	—	292	100%
Marketing and advertising	1,050	128	922	720%
General and administrative and other	3,009	2,851	158	6%

Total operating expenses	6,858	4,163	2,695	65%

Loss from operations	(6,535)	(3,961)	(2,574)	65%
Other income (expense):
Gain on loan forgiveness	—	55	(55)	(100)%
Grant income	600	—	600	100%
Interest income	43	—	43	100%
Interest expense	—	(36)	36	100%
Other (expense) income, net	(60)	(3)	(57)	1,900%

Total other income (expense)	583	16	567	3,544%

Loss before provision for income taxes	(5,952)	(3,945)	(2,008)	51%
Provision for income taxes	—	—	—	—%

Net loss	$(5,952)	$(3,945)	$(2,008)	51%

Revenues

Subscription revenue increased by $121 thousand, or 60%, to $323 thousand for the year ended December 31, 2022, from $202 thousand for the year ended December 31, 2021. The increase in revenue is attributable to growth from subscription revenue.

Gross Profit and Gross Margin

Gross profit increased by $121 thousand, or 60%, to $323 thousand for the year ended December 31, 2022, from $202 thousand for the year ended December 31, 2021.

AR/VR Product Expenses

AR/VR product expenses increased by $1.3 million, or 112%, to $2.5 million for the year ended December 31, 2022, from $1.2 million for the year ended December 31, 2021. The increase was primarily attributable to an increase in personnel-related costs associated with salaries and third-party services to support the launch of vProperty. During 2023, the Company decided to cancel that vProperty project due to refocusing on spatial computing.

General and Administrative Expenses

General and administrative expenses increased by $158 thousand, or 6%, to $3.0 million for the year ended December 31, 2022 from $2.9 million for the year ended December 31, 2021. The increase was primarily attributable to an increase in professional fees and an increase in personnel-related costs.

Digital Asset Impairment losses (gain on sale), net

Digital asset impairment losses increased by $292 thousand, or 100%, to $292 thousand for the year ended December 31, 2022 from $0 for the year ended December 31, 2021. The increase was primarily attributable to the impairment on digital assets incurred during the year ended December 31, 2022.

Marketing and Advertising Expenses

Marketing and advertising expenses increased by $922 thousand, or 720%, to $1.1 million for the year ended December 31, 2022 from $0.1 million for the year ended December 31, 2021. The increase was primarily attributable to launching and marketing a new product line, vProperty. During 2023, Immersed decided to cancel that vProperty project due to refocusing on spatial computing.

Interest Income

Interest income increased by $43 thousand, or 100%, to $43 thousand for the year ended December 31, 2022 from $0 for the year ended December 31, 2021. The increase was primarily attributable to depositing raised funds into an interest-bearing Money Market Account.

Interest Expense

Interest expense decreased by $36 thousand, or 100%, to $0 for the year ended December 31, 2022 from $36 thousand for the year ended December 31, 2021. The decrease was primarily attributable to the company not holding any debt during 2022.

Other (Expense) Income, Net

Other (expense) income, net decreased by $57 thousand, or 1900%, to $(60) thousand for the year ended December 31, 2022 from $(3) thousand for the year ended December 31, 2021. The decrease was primarily attributable to a loss recorded on the sale of Ethereum during 2022.

Gain on loan forgiveness

Gain on loan forgiveness, net decreased by $55 thousand, or 100%, to $0 for the year ended December 31, 2022 from $55 thousand for the year ended December 31, 2021. The decrease was primarily attributable to the debt being forgiven in 2021 and Immersed not having any debt during 2022.

Grant income

Grant income increased by $600 thousand, or 100%, to $600 thousand for the year ended December 31, 2022 from $0 for the year ended December 31, 2021. The increase was primarily attributable to certain milestones valued at $600,000 were achieved during the current year related to a grant from Meta (Facebook).

Provision for Income Taxes

The provision for income taxes did not significantly fluctuate year over year. The U.S. federal statutory tax rate is 21%, while our effective tax rate for the year ended December 31, 2022 and 2021 was 0% and 0%, respectively.

Six Months Ended June 30, 2023 Compared to the Six Months Ended June 30, 2022

The following table sets forth our results of operations for the six months ended June 30, 2023 and 2022 (in thousands, except percentages):

	Six Months Ended June 30,		Change
	2023	2022	$	%
Revenue:
Subscription	$112	$170	$(58)	(34)%

Total revenue	112	170	(58)	(34)%

Gross profit	112	170	(58)	(34)%

Gross margin	100%	100%
Operating expenses:
AR/VR product expenses	1,098	970	128	13%
Digital asset impairment losses (gain on sale), net	(242)	359	(601)	(167)%
Marketing and advertising	1	307	(306)	(100)%
General and administrative and other	883	1,641	(758)	(46)%

Total operating expenses	1,740	3,277	1,537	(300)%

Loss from operations	(1,628)	(3,107)	1,479	(48)%
Other income (expense):
Grant income	100	450	(350)	100%
Interest income	8	8	—	100%
Other (expense) income, net	41	3	38	1,800%

Total other income (expense)	149	461	(312)	(68)%

Loss before provision for income taxes	(1,479)	(2,646)	1,167	(44)%
Provision for income taxes	—	—	—	—%

Net loss	$(1,479)	$(2,646)	$1,167	(44)%

Revenues

Subscription revenue decreased by $58 thousand, or 34%, to $112 thousand for the six-month period ended June 30, 2023, from $170 thousand for the six-month period ended June 30, 2022. The decrease in revenue is attributable to Immersed discontinuing the consumer subscription in July 2022. A new consumer subscription model was offered in September 2023 that can be purchased or earned through app usage. Immersed plans to release a new subscription for enterprise customers in 2024 that will include additional collaboration features, user-access management dashboards for administrators, and other features that are important for remote hybrid teams.

Gross Profit and Gross Margin

Gross profit decreased by $58 thousand, or 34%, to $112 thousand for the six-month period ended June 30, 2023, from $170 thousand for the six-month period ended June 30, 2022. The decrease is attributable to Immersed discontinuing the consumer subscription in July 2022. A new consumer subscription model was offered in September 2023 that can be purchased or earned through app usage.

AR/VR Product Expenses

AR/VR product expenses increased by $128 thousand, or 13%, to $1.1 million for the six-month period ended June 30, 2023, from $1 million for the six-month period ended June 30, 2022. The increase was primarily attributable to the start of development in May 2023 on a new product, Immersed Visor, an AR/VR headset designed for work.

General and Administrative Expenses

General and administrative expenses decreased by $758 thousand, or 46%, to $0.8 million for the six-month period ended June 30, 2023 from $1.6 million for the six-month period ended June 30, 2022. The decrease was primarily attributable to an increase in professional fees and a decrease in personnel-related costs.

Digital Asset Impairment losses (gain on sale), net

Digital asset impairment losses (gain on sale) decreased by $601 thousand, or 167%, to $(242) thousand for the six-month period ended June 30, 2023 from $359 for the six-month period ended June 30, 2022. The decrease was primarily attributable to the gain on sale of digital assets incurred for the six-month period ended June 30, 2023.

Marketing and Advertising Expenses

Marketing and advertising expenses decreased by $306 thousand, or 100%, to $1 thousand for the six-month period ended June 30, 2023 from $307 thousand six-month period ended June 30, 2022. The decrease was primarily attributable to cutting marketing expense in late 2022 when vProperty sales were lower than expected and needing to decrease overall expenses.

Interest Income

Interest income stayed consistent at $8 thousand for the six-month period ended June 30, 2023 and for the six-month period ended June 30, 2022.

Other (Expense) Income, Net

Other (expense) income, net increased by $38 thousand, or 1,267%, to $41 thousand for the six-month period ended June 30, 2023 from $3 thousand for the six-month period ended June 30, 2022. The increase was primarily attributable to a gain recorded from the refund of vProperty deposits in June 2023. A gain resulted from the refunds being made in Ethereum.

Grant income

Grant income decreased by $350 thousand, or 78%, to $100 thousand for the six-month period ended June 30, 2023 from $450 for the six-month period ended June 30, 2022. The decrease was primarily attributable to certain milestones that were achieved during the current period related to a grant from Meta (Facebook).

Provision for Income Taxes

The provision for income taxes did not significantly fluctuate year over year. The U.S. federal statutory tax rate is 21%, while our effective tax rate for the year ended December 31, 2022 and 2021 was 0% and 0%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity

Our capital requirements will depend on many factors, including the growth and expansion of our paid subscribers, development of our software platform and our new AR/VR headset (including research and development efforts), expansion of our sales and marketing activities and sales, general and administrative expenses. As of June 30 2023, we had cash, cash equivalents, and restricted cash of approximately $0.8 million. As of December 31, 2022, we had cash, cash equivalents, and restricted cash of approximately

$2.5 million. Our cash equivalents are comprised primarily of cash on hand and amounts on deposit with financial institutions. To date, our principal sources of liquidity have been proceeds received from the issuance of equity and financing activities.

Until we can generate sufficient revenue from paid subscribers and sales of products and services to cover operating expenses, working capital and capital expenditures, we expect the funds raised in the Business Combination, including the PIPE Investment, to fund our cash needs. If either we or the Post-Combination Company is required to raise additional funds by issuing equity securities, dilution to the Post-Combination Company’s stockholders would result. Any equity securities issued by the Post-Combination Company may also provide for rights, preferences or privileges senior to those of holders of the Post-Combination Company’s common stock following the Business Combination. If the Post-Combination Company raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of the Post-Combination Company’s Common Stock following the Business Combination. Furthermore, the terms of any debt securities or borrowings could impose significant restrictions on our operations. In addition, the credit market and financial services industry have experienced in the past, and may experience in the future, periods of uncertainty that could impact the availability and cost of equity and debt financing.

We generated negative cash flows from operating activities during the six months ended June 30, 2023, and have incurred negative cash flows from operating activities and significant losses from operations prior to this fiscal year as reflected in our accumulated deficit of $13.2 million as of June 30, 2023. We expect to incur operating losses for the foreseeable future due to the planned spending to develop our AR/VR headset and to improve our software platform as well as costs associated with acquiring additional paid subscribers in connection with the growth of our business. As a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents, and expected net proceeds from the Business Combination, including from the PIPE Investment, will be sufficient to fund our operating and capital expenditure requirements through at least 12 months following the date of issuance of our unaudited condensed financial statements.

We have historically funded the net cash needed for operating and investing activities through the sale of equity and through debt financing. Before considering the Business Combination, we have cash and cash equivalents to fund our forecasted operating expenses, working capital requirements and capital expenditures through the first quarter of 2024. Therefore, we do not have adequate liquidity to meet our forecasted obligations for a period of one year from the date of the issuance of the quarterly financial statements for the period ended June 30, 2023. In August 2023, we entered into note purchase agreements with several investors, pursuant to which we issued to such investors convertible promissory notes in an aggregate amount of $450,000. In addition, in August 2023, we raised $3 million through a public crowdfunding campaign. If we are unable to complete the Business Combination, we plan to decrease spending levels for labor, and also plan to reduce discretionary spending, including reducing our direct and indirect labor, reducing sales and marketing costs and focusing our available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity from the convertible notes and public crowdfunding raised to fund our operations for at least one year from the date of the issuance of these financial statements. We cannot assure you that such measures would be sufficient to enable us to fund our operations for one year from the date of issuance of the financial statements if we are unable to complete the Business Combination.

Debt and Financing Arrangements

Convertible Note Financing

In August 2023, Immersed entered into three note purchase agreements with certain investors (the “Convertible Note Agreements”), pursuant to which we issued to such investors convertible promissory notes in an aggregate amount of $450,000 (the “Immersed Convertible Notes”). The Immersed Convertible Notes bear interest at a rate of 8% per annum and will automatically convert into shares of Post-Combination Company Common Stock upon Closing at a conversion price of 80% of the price per share upon issuance. All unpaid principal, together with any then unpaid and accrued interest, is payable on the earlier of (i) five days after receipt by Immersed of a written demand for payment, which shall not be earlier than, August 11, 2025 or (ii) the date the note accelerates under the terms of the Convertible Note Agreements.

Crowdfunding Offering

In August 2023, Immersed entered into a subscription agreement with WeFunder Admin, LLC (“WeFunder”), pursuant to which it sold 604,546 shares of Immersed Common Stock at a purchase price of $4.96 per share for an aggregate purchase price of $3 million, in connection with a public crowdfunding campaign.

Other commitments

We lease office space under an operating lease for our U.S. headquarters that expires in 2024. As of June 30, 2023, our 12-month lease obligations (through June 30, 2024) totaled approximately $356 thousand.

Cash Flows for the six months ended June 30, 2023 and 2022

The following table sets forth a summary of our cash flows for the six months ended June 30, 2023 and 2022:

	Six Months Ended
	June 30,
(in thousands)	2023	2022
Cash provided by (used in):
Operating activities	(1,539)	(1,463)
Investing activities	(199)	(34)
Financing activities	3	1

Net Cash Used in Operating Activities

Net cash used in operating activities was $1.5 million for the six-month period ended June 30, 2023. This amount primarily consisted of a net loss of $1.5 million, offset by certain non-cash charges, and a decrease in net operating assets and liabilities. The non-cash charges primarily consisted of $(0.2) million of digital asset impairment losses (gains on sale), and $0.2 million of stock-based compensation expense. Changes in net operating assets and liabilities primarily consisted of an increase in digital assets, and operating lease right-of-use-asset, partially offset by an increase in deferred revenue and prepaid expenses and operating lease liability.

Net cash used in operating activities was $1.5 million for the six-month period ended June 30, 2022. This amount primarily consisted of a net loss of $2.6 million, offset by non-cash charges of $1.2 million. The non-cash charges primarily consisted of $0.4 million of digital asset impairment losses (gains on sale), and $0.8 million of stock-based compensation expense. Changes of net operating assets and liabilities primarily consisted of an increase in digital assets, which was partially offset by an increase in deferred revenue.

Net Cash Used in Investing Activities

Net cash used in investing activities was $200 thousand for the six-month period ended June 30, 2023. This amount primarily consisted of purchases of intangible assets.

Net cash used in investing activities was $34 thousand for the six-month period ended June 30, 2022. This amount primarily consisted of purchases of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $3 thousand for the six-month period ended June 30, 2023. This amount primarily consisted of proceeds from the exercise of stock options of $3 thousand.

Net cash provided by financing activities was $0.8 thousand for the six-month period ended June 30, 2022. This amount primarily consisted of proceeds from the exercise of stock warrants of $0.8 thousand.

Cash Flows for the years ended December 31, 2022 and 2021

The following table sets forth a summary of our cash flows for the years ended December 31, 2022 and 2021:

	Year Ended
	December 31,
(in thousands)	2022	2021
Cash provided by (used in)
Operating activities	(4,336)	(2,472)
Investing activities	(48)	(101)
Financing activities	11	7,497

Net Cash Used in Operating Activities

Net cash used in operating activities was $4.3 million for the year ended December 31, 2022. This amount primarily consisted of a net loss of $6.0 million, offset by non-cash charges of $1.5 million. The non-cash charges primarily consisted of $0.3 million of digital asset impairment losses (gains on sale), and $1.2 million of stock-based compensation expense. Net cash provided by changes in net operating assets and liabilities primarily consisted of an increase in operating lease liability, deferred revenue and accrued expenses, partially offset by an increase in digital assets, operating lease right-of-use asset, and prepaid expenses.

Net cash used in operating activities was $2.5 million for the year ended December 31, 2021. This amount primarily consisted of a net loss of $3.9 million, offset by non-cash charges of $1.4 million. The non-cash charges primarily consisted of $1.4 million of stock-based compensation expense. Net cash provided by changes in net operating assets and liabilities primarily consisted of an increase in deferred revenue and accrued expenses.

Net Cash Used in Investing Activities

Net cash used in investing activities was $48 thousand for the year ended December 31, 2022. This amount primarily consisted of purchases of property and equipment.

Net cash used in investing activities was $101 thousand for the year ended December 31, 2021. This amount primarily consisted of purchases of property and equipment and intangible assets.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $11 thousand for the year ended December 31, 2022. This amount primarily consisted of proceeds from proceeds from the exercise of stock options and warrants $11 thousand.

Net cash provided by financing activities was $7,498 thousand for the year ended December 31, 2021. This amount primarily consisted of proceeds from the issuance of preferred stock of $7,585 thousand, proceeds from SAFE liabilities $64 thousand, offset by offering costs of $151 thousand.

Off-Balance Sheet Arrangements

As of June 30, 2023, we have not engaged in any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Class A Common Stock in the IPO, and the Post-Combination Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. We evaluated the development and selection of our critical accounting policies and estimates and believe that the following involve a higher degree of judgement or complexity and are most significant to reporting our results of operations and financial position and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgements used in the preparation of our financial statements. Actual results could differ materially from those estimates and assumptions, and those differences could be material to our financial statements.

We re-evaluate our estimates on an ongoing basis. For information on our significant accounting policies, refer to Note 2 — Summary of Significant Accounting Policies to our audited financial statements contained elsewhere in this proxy statement/prospectus/consent solicitation statement.

Revenue

Effective January 1, 2019, our revenue recognition policy is a critical policy due to the adoption of the guidance from ASC 606, Revenue from Contracts with Customers, and because of the variety of revenue generating transactions. We determine the amount of revenue to be recognized through the application of the following steps: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied.

Immersed enters into monthly and yearly subscription plans with our customers to provide immersive virtual reality offices where customers can spawn up to five virtual monitors and can collaborate with others in the same virtual space. We recognize revenue ratably over the term of the agreement, as our performance obligation is satisfied over time.

Immersed records grant income as milestones are achieved.

Stock-Based Compensation

We measure and record the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and use the straight-line method to recognize stock-based compensation. For stock options with performance conditions, we record compensation expense when it is deemed probable that the performance condition will be met. We account for forfeitures as they occur. We selected the Black-Scholes option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

We calculated the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — We estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term — The expected term of the Immersed’s options represents the period that the stock-based awards are expected to be outstanding. We have elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield available on US Treasury zero coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield — We have never declared or paid dividends and do not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Refer to Note 4 — Stockholders’ Equity, to our audited financial statements included elsewhere in this proxy statement/prospectus for details regarding our share-based compensation plans.

Common Stock Valuation

In the absence of a public trading market for our common stock, the fair value of our common stock has historically been determined by the Immersed Board with inputs from management, taking into account our most recent valuations from an independent third-party valuation specialist. The Immersed Board intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “AICPA guide”). The assumptions used to determine the estimated fair value of our common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

●	relevant precedent transactions involving our capital stock;
●	external market conditions affecting the industry and trends within the industry;
●	the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;
●	our financial condition and operating results, including our levels of available capital resources;
●	the progress of our research and development efforts, our stage of development and business strategy;
●	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our given prevailing market conditions;
●	the history and nature of our business, industry trends and competitive environment;
●	the lack of marketability of our common stock;
●	recent secondary stock sales and tender offers;
●	equity market conditions affecting comparable public companies; and
●	general U.S. and global market conditions.

In determining the fair value of our common stock, we have established the enterprise value of our business using the Market Approach: Subject Company Transaction Method. Under the Market Approach: Subject Company Transaction Method, prior transactions of the subject Company are examined. According to the AICPA guide-lines, recent securities transactions in the Company’s stock should be considered as a relevant input for computing the enterprise valuation. Accordingly, we use the Subject Company Transaction Method in conjunction with a market adjustment to equity value to account for changes at the Company, in its industry, and in the economy as a whole since the close of prior financings.

The Market Approach: Subject Company Transaction Method calculates the implied total value of an enterprise by accounting for all share class rights and preferences, as of the date of the latest financing. In order to determine the value of the Company’s common shares as of the December 2022 409a valuation, the Company’s November 2021 round of financing was used. The total equity value implied by this transaction was then applied in the context of an option pricing model (“OPM”) to determine the value of each class of the Company’s shares. The Hybrid OPM allocates a company’s equity value among the various capital investors. The Hybrid OPM takes into account the preferred shareholders’ liquidation preferences, participation rights, dividend policy, and conversion rights to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date. The exclusive reliance on the Hybrid OPM through December 31, 2022 and June 30, 2023 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of peer or comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Internal Control Over Financial Reporting

In connection with the audits of our financial statements for the years ended December 31, 2022 and 2021, material weaknesses in our internal control over financial reporting were identified. A material weakness is a deficiency or a combination of deficiencies, in a company’s internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

For a description of the identified material weaknesses see section titled “Risk Factors — Immersed has identified material weaknesses in its implementation of comprehensive entity-level internal controls over financial reporting. If unable to remediate these material weaknesses or if management identifies additional material weaknesses in the future or otherwise fail to maintain effective internal controls over financial reporting, Immersed may not be able to accurately or timely report its financial position or results of operations, which may adversely affect the Post-Combination Company’s business and stock price or cause its access to the capital markets to be impaired.”

We expect that our remediation efforts for these material weaknesses will include the following:

●	hire additional accounting and finance resources with public company experience, in addition to utilizing third-party consultants and specialists, to supplement our internal resources;
●	design and implement controls to formalize roles and review responsibilities to align the team’s skills and experience, including segregation of duties considerations;
●	design and implement comprehensive entity-level internal controls over financial reporting.

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify.

Quantitative and Qualitative Disclosures About Market Risk

Immersed is subject to market risk, primarily relating to potential losses arising from adverse changes in foreign currency exchange rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.

CERTAIN IMMERSED RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There were no related party transactions with related persons of Immersed that are reportable pursuant to applicable SEC rules.

COMPARISON OF IMMERSED STOCKHOLDERS’ RIGHTS

General

Immersed is incorporated under the laws of the State of Delaware, and the rights of Immersed Stockholders are governed by the laws of the State of Delaware, including the DGCL, the amended and restated certificate of incorporation of Immersed (the “Immersed Charter”) and the bylaws of Immersed (the “Immersed Bylaws”). As a result of the Business Combination, Immersed Stockholders who receive shares of common stock of the Post-Combination Company will become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex C. Thus, following the Business Combination, the rights of Immersed Stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Immersed Charter or the Immersed Bylaws and instead will be governed by the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Immersed Stockholders under the Immersed Charter and the Immersed Bylaws (left column), and the rights of Post-Combination Company stockholders under forms of the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws, which are attached to this proxy statement/prospectus/consent solicitation statement as Annex B and Annex C, respectively, the full text of the Immersed Charter and the Immersed Bylaws, and the relevant provisions of the DGCL.

Immersed	Post-Combination Company

Authorized Capital Stock

Immersed Common Stock. Immersed is currently authorized to issue 33,000,000 shares of Immersed Common Stock, par value $0.00001 per share and 8,950,000 shares of Immersed Preferred Stock, par value $0.00001 per share. As of [•], 2023, there were [•] shares of Immersed Common Stock outstanding and [•] shares of Immersed Preferred Stock outstanding.

Post-Combination Company Common Stock. The total number of shares of all classes of capital stock that Post-Combination Company shall have authority to issue is [•] shares, divided into two classes as follows: (i) [•] shares, par value $0.0001 per share, of common stock; and (ii) [•] shares, par value $0.0001 per share, of preferred stock. Upon the consummation of the Business Combination, we expect there will be [•] shares of Post-Combination Company common stock outstanding following consummation of the Business Combination.

Post-Combination Company Preferred Stock. Upon the consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding.

The board of directors of the Post-Combination Company is expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of preferred stock for one or more series of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of preferred stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of

Immersed	Post-Combination Company

any and all other series of preferred stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Post-Combination Company or by or pursuant to the provisions of the Proposed Certificate of Incorporation, no holder of one or more outstanding shares of any series of preferred stock then outstanding, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the preferred stock as a class.

Conversion Rights

There are no conversion rights relating to shares of Immersed Common Stock.

There are no conversion rights relating to the Post-Combination Company common stock. The Post-Combination Board is authorized to issue preferred stock with designations, preferences and relative, participating, optional or other special rights, including conversion rights, as may be stated in the resolutions of the Post-Combination Board establishing such series of preferred stock.

Number and Qualification of Directors

Subject to Section 3.4 of Immersed Bylaws, the Number of Authorized Directors may be fixed or changed: (i) by a resolution of the Board of Directors or of the stockholders, or (ii) if applicable, by action of the incorporator(s) (which includes any person(s) acting, in accordance with the Delaware General Corporation Law, on behalf of any incorporator(s) not available to act) before the election of the initial Board of Directors. Directors need not be stockholders unless so required by the certificate of incorporation or the bylaws, wherein other qualifications for directors may be prescribed.

Except for any Class/Series Directors, the board of directors of the Post-Combination Company shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Structure of Board; Election of Directors

Except as provided in Section 3.4 of Immersed Bylaws, and unless otherwise provided in the certificate of incorporation, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Pursuant to the terms of the Business Combination Agreement, effective as of the Closing, the Post-Combination Board shall consist of [•] directors (the “Initial Board”). A majority of the Post-Combination Board shall at all times be comprised of independent directors, each of whom shall meet the independence requirements under the listing rules of Nasdaq. At least three of the independent directors shall be Audit Committee Qualified Directors. The Initial Board shall consist of: Renji Bijoy, Jake Thomsen, David Willbrand and [•].

The Post-Combination Board shall be classified into three classes at the Closing, with the directors serving staggered three-year terms as follows:

Immersed	Post-Combination Company

•

Class I Directors (initial term through 2024 annual meeting of the stockholders): [•].

•

Class II Directors (initial term through 2025 annual meeting of the stockholders): [•].

•

Class III Directors (initial term through 2026 annual meeting of the stockholders): [•].

Removal of Directors

Any director or the entire board of directors may be removed, with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a Special Meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent; provided, however, that if the stockholders of the corporation are entitled to cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

Except for any Class/Series Directors, for so long as the board of directors of the Post-Combination Company is classified as provided in Section 2 of the Article Fifth of the Proposed Certificate of Incorporation, any director or the entire board of directors may be removed (a) solely and exclusively for cause and (b) solely and exclusively by the affirmative vote of the holders of at least majority in voting power of all of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.

Voting

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of the Immersed Bylaws, subject to the provisions of Section 217 and 218 of the Delaware General Corporation Law (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Except as otherwise provided by applicable law or by or pursuant to the provisions of the Proposed Certificate of Incorporation, each holder of one or more outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

Cumulative Voting

Delaware law allows for cumulative voting only if provided for in the Immersed Charter; however, the Immersed Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Certificate of Incorporation; however, the Proposed Certificate of Incorporation does not authorize cumulative voting.

Vacancies on the Board of Directors

Any director may resign at any time upon written notice to the attention of the Secretary of the corporation. Any vacancy or newly created directorship may be filled by a majority of the

Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Post-Combination Company as provided for or fixed by or pursuant to the provisions of the

Immersed	Post-Combination Company

directors then in office (including any directors that have tendered a resignation effective at a future date), though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy or newly created directorship occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy or newly created directorship by (i) voting for their own designees to fill such vacancy or newly created directorship at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

Proposed Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the board of directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Special Meeting of the Board of Directors

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board, the chief executive officer, the president, the secretary or any two directors.

Special meetings of the board of directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the board of directors, the Chief Executive Officer or by the directors entitled to cast at least half of the votes of the whole board of directors. Notice of a Special Meeting of the board of directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the Special Meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the Special Meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the Special Meeting.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of the Immersed Board and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

The Post-Combination Company reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Proposed Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Proposed Certificate of Incorporation are granted subject to the rights reserved in the Article Eighth of the Proposed Certificate of Incorporation. In addition to any affirmative vote required by applicable law or by or pursuant to the provisions of the Proposed Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) in voting power of all of the then outstanding shares of capital stock of the Post-Combination Company generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles Fifth, Sixth or Seventh of the Proposed Certificate of Incorporation or this foregoing sentence.

Immersed	Post-Combination Company

Amendment of Bylaws

The Immersed Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal Immersed Bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Immersed Bylaws.

The Post-Combination Company Bylaws may be altered, amended or repealed, and new bylaws made, by the board of directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of the Proposed Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Post-Combination Company shall require the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote, voting together as a single class.

Quorum

Board of Directors. At all meetings of the board of directors, a majority of the total number of directors then in office (but in no case less than 1/3 of the number of authorized directors) shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation.

Stockholders. The holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation.

Board of Directors. At all meetings of the board of directors the directors entitled to cast a majority of the votes of the whole board of directors shall constitute a quorum for the transaction of business. Except in cases in which the Proposed Certificate of Incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

Stockholders. Except as otherwise provided by applicable law, by or pursuant to the Proposed Certificate of Incorporation or by the bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of the Post-Combination Company Bylaws until a quorum shall be present in person or represented by proxy. Shares of the Post-Combination Company’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Post-Combination Company, (b) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Post-Combination Company or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Post-Combination Company or if such other entity is otherwise controlled, directly or indirectly, by the Post-Combination Company; provided, however, that the foregoing shall not limit the right of the Post-Combination Company to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Stockholder Action by Written Consent

Unless otherwise provided in the Immersed Charter, any action required to be taken at any annual or Special Meeting of stockholders, or any action that may be taken at any annual or

Except as otherwise provided by or pursuant to the provisions of the Proposed Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Post-Combination

Immersed	Post-Combination Company

Special Meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (a) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (b) delivered to the corporation in accordance with Section 228(a) of the Delaware General Corporation Law.

Company at any annual or Special Meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

Special Stockholder Meetings

A Special Meeting of the stockholders of Immersed may be called at any time by the board of directors, the chairperson of the board, the chief executive officer, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Except as otherwise provided by or pursuant to the provisions of the Proposed Certificate of Incorporation, Special Meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the board of directors, the Chief Executive Officer or the directors entitled to cast a majority of the votes of the whole board of directors. Except as provided in the foregoing sentence, Special Meetings of stockholders may not be called by any other person or persons. Any Special Meeting of stockholders may be postponed by action of the board of directors or by the person calling such meeting (if other than the board of directors) at any time in advance of such meeting.

Notice of Stockholder Meetings

All notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 of Immersed Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and hour of the meeting, and in the case of a Special Meeting, the purpose or purposes for which the meeting is called.

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Proposed Certificate of Incorporation or these Post-Combination Company Bylaws (as the same may be amended or amended and restated), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Stockholder Proposals

Not applicable

Nominations of one or more individuals for election to the board of directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class/Series Directors) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or

Immersed	Post-Combination Company

business other than a Nomination or Nominations required by or pursuant to the provisions of the Proposed Certificate of Incorporation to be voted on solely and exclusively by the holders of any class (voting separately as a class) or series (voting separately as a series) of capital stock of the Post-Combination Company then outstanding) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Post-Combination Company’s notice of meeting (or any supplement thereto); provided, however, that reference in the Post-Combination Company’s notice of meeting to the election of directors or the election of members of the board of directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the board of directors or (C) by any stockholder of the Post-Combination Company who was a stockholder of record of the Post-Combination Company at the time the notice provided for in the Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in the Section 1.13.

Only such Business shall be conducted at a Special Meeting of stockholders as shall have been brought before the meeting pursuant to the Post-Combination Company’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the board of directors shall not include or be deemed to include Nominations. Nominations may be made at a Special Meeting of stockholders at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) pursuant to the Post-Combination Company’s notice of meeting (or any supplement thereto) as aforesaid (provided that the board of directors has determined that directors shall be elected at such meeting) (i) by or at the direction of the board of directors or (ii) by any stockholder of the Post-Combination Company who is a stockholder of record at the time the notice provided for in the Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in the Section 1.13. In the event the Post-Combination Company calls a Special Meeting of stockholders for the purpose of electing one or more directors to the board of directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors), any such stockholder entitled to vote in such election may make a Nomination or Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Post-Combination Company’s notice of meeting pursuant to Section 1.13(b)(iii) of the Post-Combination Bylaws, if the stockholder’s notice required by Section 1.13(a)(ii) of the Bylaws shall be delivered to the Secretary at the principal executive offices of the Post-Combination Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such Special Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Special Meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such Special Meeting and of the nominee(s) proposed by the board of directors to be elected at

Immersed	Post-Combination Company

such Special Meeting. In no event shall the public announcement of an adjournment or postponement of a Special Meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Limitation of Liability of Directors and Officers

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of Immersed shall not be personally liable to Immersed or its stockholders for monetary damages for breach of fiduciary duty as a director.

A director or officer of the Post-Combination Company shall not be liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Post-Combination Company under the Article Seventh of the Proposed Certificate of Incorporation in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

Indemnification of Directors, Officers, Employees and Agents

Immersed shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of Immersed or any predecessor of Immersed, or serves or served at any other enterprise as a director or officer at the request of Immersed or any predecessor to Immersed.

The Post-Combination Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Post-Combination Company or, while a director or officer of the Post-Combination Company, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3 of the Post-Combination Company Bylaws, the Post-Combination Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors.

Dividends

The directors of Immersed, subject to any restrictions contained in (a) the Delaware General Corporation Law or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Post-Combination Company as provided for or fixed by or pursuant to the provisions of the certificate of incorporation of the Post-Combination Company (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) (as the same may be amended or amended and restated) and then outstanding, dividends may be declared and paid on common stock

Immersed	Post-Combination Company

at such times and in such amounts as the board of directors of the Post-Combination Company in its discretion shall determine.

Liquidation

Not applicable.

Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Post-Combination Company as provided for or fixed by or pursuant to the provisions of the Proposed Certificate of Incorporation and then outstanding, in the event of any liquidation, dissolution or winding up of the Post-Combination Company, the holders of outstanding shares of common stock shall be entitled to receive the assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of common stock held by them. None of a merger or consolidation of the Post-Combination Company with or into any other corporation or other entity, or a sale, lease or exchange of all or substantially all of the Post-Combination Company’s property and assets which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Post-Combination Company and the distribution of its assets, shall not be deemed to be a liquidation, dissolution or winding up of the Post-Combination Company within the meaning of the Section 2(c) of the Article Four of the Proposed Certificate of Incorporation.

Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law. Immersed does not have a stockholder rights plan currently in effect, but under the DGCL, the Immersed Board could adopt such a plan without stockholder approval.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law. The Post-Combination Company does not have a stockholder rights plan currently in effect, but under the DGCL, the Post-Combination Board could adopt such a plan without stockholder approval.

Preemptive Rights

The Immersed Charter and the Immersed Bylaws do not provide holders of Immersed Common Stock with preemptive rights. Thus, as a general matter, if additional shares of Immersed Common Stock are issued, the current holders of Immersed Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of Immersed Common Stock to the extent that they do not participate in the additional issuance.

There are no preemptive rights relating to shares of Post-Combination Company’s common stock. Thus, as a general matter, if additional shares of Post-Combination Company’s common stock or preferred stock are issued, the current holders of the Post-Combination Company’s common stock will own a proportionately smaller interest in a larger number of outstanding shares of Post-Combination Company’s common stock or preferred stock to the extent that they do not participate in the additional issuance.

Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Immersed’s affairs to use that level of care which ordinarily careful and prudent persons

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar

Immersed	Post-Combination Company

would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.	circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Immersed Board may exercise all such powers and authority of Immersed and do all such lawful acts and things as are not by statute or the Immersed Charter or the Immersed Bylaws directed or required to be exercised or done solely by the stockholders.

The Post-Combination Board may exercise all such powers and authority of the Post-Combination Company and do all such lawful acts and things as are not by statute or the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records; Stockholder Lists

Inspection. Any director shall have the right to examine Immersed’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought..

Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from the Post-Combination Company’s stock ledger, a list of its stockholders and its other books and records.

Voting List. Not applicable.

Voting List. The Post-Combination Company shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained herein shall require the Post-Combination Company to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours, at the principal place of business of the Post-Combination Company. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by the Section 1.9 of the Post-Combination Company Bylaws or to vote in person or by proxy at any meeting of stockholders. In the event that the Post-Combination Company determines to make the list available on an electronic network, the Post-Combination Company may take reasonable steps to ensure that such information is available only to stockholders of the Post-Combination Company.

Choice of Forum

Unless Immersed consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of Immersed,

Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Post-

Immersed	Post-Combination Company

(B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Immersed to Immersed or Immersed’s stockholders, (C) any action or proceeding asserting a claim against Immersed arising pursuant to any provision of the Delaware General Corporation Law or Immersed’s certificate of incorporation or bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the General Corporation Law, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.7(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

COMPARISON OF MAQUIA STOCKHOLDERS’ RIGHTS

General

Maquia is incorporated under the laws of the state of Delaware, and the rights of Maquia stockholders are governed by the laws of the state of Delaware, including the DGCL, the Existing Certificate of Incorporation and the Maquia bylaws. As a result of the Business Combination, Maquia’s stockholders who receive shares of Post-Combination Company Common Stock will become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the state of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the state of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Post-Combination Company bylaws in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex C. Thus, following the Business Combination, the rights of Maquia stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Existing Certificate of Incorporation or the Maquia bylaws and instead will be governed by the Proposed Certificate of Incorporation and the Post-Combination Company bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Maquia stockholders under the Existing Certificate of Incorporation and the Maquia Bylaws (left column), and the rights of Post-Combination Company stockholders under forms of the Proposed Certificate of Incorporation and the Post-Combination Company bylaws (right column). the summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Post-Combination Company bylaws, which are attached to this proxy statement/prospectus/consent solicitation statement as Annex B and Annex C, respectively, the full text of the Existing Certificate of Incorporation and the Maquia bylaws, and the relevant provisions of the DGCL.

Maquia	Post Combination Company

Authorized Capital Stock

Maquia Common Stock. Maquia is currently authorized to issue 111,000,000 shares of common stock, par value $0.0001 per share consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Maquia Class A Common Stock (the “Maquia Class A Common Stock”) of which as of [•], 2023 there were 3,803,156 outstanding, and (ii) 10,000,000 shares of Maquia Class B Common Stock (the “Maquia Class B Common Stock”) of which as of [•], 2023 there were 2,371,813 issued and outstanding, and (b) 1,000,000 shares of preferred stock of which none are issued and outstanding and (c) Redeemable Warrants exercisable, subject to adjustment, for one share of Maquia Class A Common Stock at $11.50 per share (“Warrants”) of which there are 8,946,732 Maquia Warrants outstanding.

Post-Combination Company Common Stock. the total number of shares of all classes of capital stock that Post-Combination Company shall have authority to issue is [•] shares, divided into two classes as follows: (i) [•] shares, par value $0.0001 per share, of common stock; and (ii) [•] shares, par value $0.0001 per share, of preferred stock. upon the consummation of the Business Combination, we expect there will be [•] shares of Post-Combination Company Common Stock outstanding following consummation of the Business Combination. Post-Combination Company Preferred Stock. Upon the consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding. the board of directors of the post-combination company is expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of preferred stock for one or more series of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. the designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of preferred stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of preferred stock at any time outstanding. except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Post-Combination Company or by or pursuant to

Maquia	Post Combination Company

the provisions of the Proposed Certificate of Incorporation, no holder of one or more outstanding shares of any series of preferred stock then outstanding, as such, shall be entitled to any voting powers in respect thereof. the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote irrespective of section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the preferred stock as a class.

Conversion Rights
Shares of Maquia Class B Common Stock shall be generally convertible into shares of Maquia Class A Common Stock on a one-for-one basis automatically on the Closing of the Business Combination.

There are no conversion rights relating to the Post-Combination Company Common Stock. The Post-Combination Board is authorized to issue preferred stock with designations, preferences and relative, participating, optional or other special rights, including conversion rights, as may be stated in the resolutions of the Post-Combination Board establishing such series of preferred stock

Number and Qualification of Directors

The number of directors of the corporation, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. Notwithstanding and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors.

Except for any class/series directors, the board of directors of the Post-Combination Company shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Post-Combination Company Board. Directors need not be stockholders.

Structure of Board; Election of Directors

The Maquia Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

Pursuant to the terms of the Business Combination Agreement, effective as of the Closing, the Post-Combination Board shall consist of [•] directors (the “Initial Board”). A majority of the Post-Combination Company Board shall at all times be comprised of independent directors, each of whom shall meet the independence requirements under the listing rules of Nasdaq. At least three of the independent directors shall be Audit Committee qualified directors. The Initial Board shall consist of: Renji Bijoy, Jake Thomsen, David Willbrand and [•]. The Post-Combination Company Board shall be classified into three classes at the Closing, with the directors serving staggered three-year terms as follows:

•

Class I Directors (initial term through 2024 annual meeting of the stockholders): [•].

•

Class II Directors (initial term through 2025 annual meeting of the stockholders): [•].

•

Class III Directors (initial term through 2026 annual meeting of the stockholders): [•].

Removal of Directors

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote

Except for any class/series directors, for so long as the Board of Directors of the Post-Combination Company is classified as provided in Section 2 of the Article Fifth of the Proposed Certificate of Incorporation, any director or the entire board of

Maquia	Post Combination Company

generally in the election of directors, voting together as a single class. Notwithstanding, except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation).

directors may be removed (a) solely and exclusively for cause and (b) solely and exclusively by the affirmative vote of the holders of at least majority in voting power of all of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.

Voting

Except as otherwise required by law or the amended and restated certificate (including any preferred stock designation), the holders of shares of common stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the corporation on which the holders of the common stock are entitled to vote. Holders of the Maquia Class A Common Stock and holders of the Maquia Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to the Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL. All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Except as otherwise provided by applicable law or by or pursuant to the provisions of the Proposed Certificate of Incorporation, each holder of one or more outstanding shares of common stock, as such, shall be entitled to one (1) vote for each outstanding share of common stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

Cumulative Voting

Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion. Maquia has not adopted cumulative voting rights.

Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion. The Proposed Certificate of Incorporation does not authorize cumulative voting

Vacancies on the Board of Directors

Newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject,

Subject to applicable law and the rights, if any, of the Holders of any class or series of capital stock of the Post-Combination Company as provided for or fixed by or pursuant to the provisions of the Proposed Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of directors resulting from the death, resignation, Disqualification, removal or other cause, shall be filled Solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director.

Maquia	Post Combination Company

however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Special Meeting of the Board of Directors

Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3 of the Bylaws, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4 of the By laws.

Special meetings of the board of directors may be held at any time or place within or without the state of Delaware whenever called by the chairperson of the Board of directors, the chief executive officer or by the Directors entitled to cast at least half of the votes of the Whole board of directors. Notice of a special meeting of the board of directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the Special Meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) Hours before the Special Meeting, or (c) in the case of notice delivered by electronic mail, at Least twenty-four (24) hours before the Special Meeting.

Amendment to Certificate of Incorporation

Maquia reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth as to provisions regarding Preferred Stock, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved for Preferred Stockholders this Amended and Restated Certificate may be amended only as provided therein.

The Post-Combination Company reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Proposed Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Proposed Certificate of Incorporation are granted subject to the rights reserved in the Article Eighth of the Proposed Certificate of Incorporation. In addition to any affirmative vote required by applicable law or by or pursuant to the provisions of the Proposed Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) in voting power of all of the then outstanding shares of capital stock of the Post-Combination Company generally entitled to vote, voting together as a single

Maquia	Post Combination Company

class, shall be required to amend, alter, repeal or adopt any Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board, the chief executive officer, the president, the secretary or any two directors. provision inconsistent with Articles Fifth, Sixth or Seventh of the Proposed Certificate of Incorporation or this foregoing sentence.

Amendment of Bylaws

The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided regarding the amendment to the indemnification provision of the Existing Certificate of Incorporation or Bylaws) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

The Post-Combination Company Bylaws may be altered, amended, or repealed, and new bylaws made, by the board of directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of the Proposed Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Post-Combination Company shall require the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote, voting together as a single class

Quorum

Board of Directors. A majority of the Maquia Board shall constitute a quorum for the transaction of business at any meeting of the Maquia Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or the By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Stockholders. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time or the By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 of the Bylaws until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment,

Board of Directors. At all meetings of the board of directors the directors entitled to cast a majority of the votes of the whole board of directors shall constitute a quorum for the transaction of business. Except in cases in which the Proposed Certificate of Incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

Stockholders. Except as otherwise provided by applicable law, by or pursuant to the Proposed Certificate of Incorporation or by the bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of the Post-Combination Company Bylaws until a quorum shall be present in person or represented by proxy. Shares of the Post-Combination Company’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Post-Combination Company, (b) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Post-Combination Company or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Post-Combination Company or if such other entity is otherwise controlled, directly or indirectly, by the Post-

Maquia	Post Combination Company

notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Combination Company; provided, however, that the foregoing shall not limit the right of the Post-Combination Company to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Stockholder Action by Written Consent

Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Initial Public Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Maquia Class B Common Stock with respect to which action may be taken by written consent.

Except as otherwise provided by or pursuant to the provisions of the Proposed Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Post-Combination Company at any annual or Special Meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

Special Stockholder Meetings

Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, Special Meetings of stockholders of Maquia may be called only by the chairman of the Board, the chief executive officer of the corporation, or the Board pursuant to a resolution adopted by a majority of the board, and the ability of the stockholders of the corporation to call a Special Meeting is hereby specifically denied. Except as provided in the foregoing sentence, Special Meetings of stockholders of Maquia may not be called by another person or persons.

Except as otherwise provided by or pursuant to the provisions of the Proposed Certificate of Incorporation, Special Meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the board of directors, the Chief Executive Officer or the directors entitled to cast a majority of the votes of the whole board of directors. Except as provided in the foregoing sentence, Special Meetings of stockholders may not be called by any other person or persons. Any Special Meeting of stockholders may be postponed by action of the board of directors or by the person calling such meeting (if other than the board of directors) at any time in advance of such meeting

Notice of Stockholder Meetings

Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 of the Bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Proposed Certificate of Incorporation or these Post-Combination Company Bylaws (as the same may be amended or amended and restated), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Maquia	Post Combination Company

which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c) of the Bylaws) given before the date previously scheduled for such meeting.
Stockholder Proposals

Pursuant to the Existing Certificate of Incorporation, nothing in this section 2.7(a) of the Existing Certificate of Incorporation shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to rule 14a-8 under the Exchange Act.

Nominations of one or more individuals for election to the board of directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class/Series Directors) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Proposed Certificate of Incorporation to be voted on solely and exclusively by the holders of any class (voting separately as a class) or series (voting separately as a series) of capital stock of the Post-Combination Company then outstanding) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Post-Combination Company’s notice of meeting (or any supplement thereto); provided, however, that reference in the Post-Combination Company’s notice of meeting to the election of directors or the election of members of the board of directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the board of directors or (C) by any stockholder of the Post-Combination Company who was a stockholder of record of the Post-Combination Company at the time the notice provided for in the Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in the Section 1.13. Only such Business shall be conducted at a Special Meeting of stockholders as shall have been brought before the meeting pursuant to the Post-Combination Company’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the board of directors shall not include or be deemed to include Nominations. Nominations may be made at a Special Meeting of stockholders at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) pursuant to the Post-Combination Company’s notice of meeting (or any supplement thereto) as aforesaid (provided that the board of directors has determined that directors shall be elected at such meeting) (i) by or at the direction of the board of directors or (ii) by any stockholder of the Post-Combination Company who is a stockholder of record at the time the notice provided for in the Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in the Section 1.13. In the event the Post-Combination Company calls a Special Meeting of stockholders for the purpose of electing one or more directors to the board of directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors), any such

Maquia	Post Combination Company

stockholder entitled to vote in such election may make a Nomination or Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Post-Combination Company’s notice of meeting pursuant to Section 1.13(b)(iii) of the Post-Combination Bylaws, if the stockholder’s notice required by Section 1.13(a)(ii) of the Bylaws shall be delivered to the Secretary at the principal executive offices of the Post-Combination Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such Special Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Special Meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such Special Meeting and of the nominee(s) proposed by the board of directors to be elected at such Special Meeting. In no event shall the public announcement of an adjournment or postponement of a Special Meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Limitation of Liability of Directors and Officers

A director of Maquia shall not be personally liable to Maquia or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Maquia or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of Maquia hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

A director or officer of the Post-Combination Company shall not be liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Post-Combination Company under the Article Seventh of the Proposed Certificate of Incorporation in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination

Indemnification of Directors, Officers, Employees and Agents

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Maquia shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Maquia or, while a director or officer of Maquia, is or was serving at the request of Maquia as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such

The Post-Combination Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Post-Combination Company or, while a director or officer of the Post-Combination Company, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3 of the Post-Combination Company Bylaws, the Post-Combination Company shall be required to

Maquia	Post Combination Company

indemnitee in connection with such proceeding. Maquia shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 of the Existing Certificate of Incorporation or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 of the Existing Certificate of Incorporation shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a) of the Existing Certificate of Incorporation, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2 of the Existing Certificate of Incorporation, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors.

Dividends

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX of the Existing Certificate of Incorporation hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Maquia) when, as and if declared

Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Post-Combination Company as provided for or fixed by or pursuant to the provisions of the certificate of incorporation of the Post-Combination Company (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of

Maquia	Post Combination Company

thereon by the Board from time to time out of any assets or funds of Maquia legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Preferred Stock) (as the same may be amended or amended and restated) and then outstanding, dividends may be declared and paid on common stock at such times and in such amounts as the board of directors of the Post-Combination Company in its discretion shall determine.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX of the Existing Certificate of Incorporation hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Maquia, after payment or provision for payment of the debts and other liabilities of Maquia, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Maquia Class A Common Stock (on an as converted basis with respect to the Maquia Class B Common Stock) held by them. In the event of a liquidation, dissolution or winding up of the company after an initial Business Combination, Maquia stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Maquia’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that Maquia will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of Maquia’s initial Business Combination, subject to the limitations described herein.

Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Post-Combination Company as provided for or fixed by or pursuant to the provisions of the Proposed Certificate of Incorporation and then outstanding, in the event of any liquidation, dissolution or winding up of the Post-Combination Company, the holders of outstanding shares of common stock shall be entitled to receive the assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of common stock held by them. None of a merger or consolidation of the Post-Combination Company with or into any other corporation or other entity, or a sale, lease or exchange of all or substantially all of the Post-Combination Company’s property and assets which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Post-Combination Company and the distribution of its assets, shall not be deemed to be a liquidation, dissolution or winding up of the Post-Combination Company within the meaning of the Section 2(c) of the Article Four of the Proposed Certificate of Incorporation.

Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law. Maquia does not have a stockholder rights plan currently in effect, but under the DGCL, the Maquia Board of Directors could adopt such a plan without stockholder approval

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law. The Post-Combination Company does not have a stockholder rights plan currently in effect, but under the DGCL, the Post-Combination Board could adopt such a plan without stockholder approval.

Preemptive Rights

The Existing Certificate of Incorporation and the Maquia Bylaws do not provide holders of Maquia Common Stock with preemptive rights. Thus, as a general matter, if additional shares of Maquia Common Stock are issued, the current holders of Maquia Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of Maquia Common Stock to the extent that they do not participate in the additional issuance.

There are no preemptive rights relating to shares of Post-Combination Company’s common stock. Thus, as a general matter, if additional shares of Post-Combination Company’s common stock or preferred stock are issued, the current holders of the Post-Combination Company’s common stock will own a proportionately smaller interest in a larger number of outstanding shares of Post-Combination Company’s common stock or preferred stock to the extent that they do not participate in the additional issuance

Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing

Maquia	Post Combination Company

Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Maquia Board of Directors may exercise all such powers and authority of Maquia and do all such lawful acts and things as are not by statute or the Existing Certificate of Incorporation or the Maquia Bylaws directed or required to be exercised or done solely by the stockholders.

Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule. The Post-Combination Board may exercise all such powers and authority of the Post-Combination Company and do all such lawful acts and things as are not by statute or the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records; Stockholder Lists

Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from the Post-Combination Company’s stock ledger, a list of its stockholders and its other books and records.

Voting List. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from the Post-Combination Company’s stock ledger, a list of its stockholders and its other books and records.

Voting List. The Post-Combination Company shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained herein shall require the Post-Combination Company to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours, at the principal place of business of the Post-Combination Company. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by the Section 1.9 of the Post-Combination Company Bylaws or to vote in person or by proxy at any meeting of stockholders. In the event that the Post-Combination Company determines to make the list available on an electronic network, the Post-Combination Company may take reasonable steps to ensure that such information is available only to stockholders of the Post-Combination Company.

Choice of Forum

Subject to the last sentence in this Section 12.1 of the Existing Certificate of Incorporation, and unless the Maquia consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any

Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or

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derivative action or proceeding brought on behalf of Maquia, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Maquia to the Corporation or the Maquia’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against Maquia, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless Maquia consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

If any action the subject matter of which is within the scope of Section 12.1 of the Existing Certificate of Incorporation is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the General Corporation Law, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.7(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

INFORMATION ABOUT MAQUIA

Overview

We are a blank check company incorporated in December 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. All activity through May 7, 2021 related to Maquia’s formation and the IPO (which was consummated on May 7, 2021). Subsequent to the IPO, Maquia has been engaged in the identification and evaluation of possible business combination targets, and after entering into the Business Combination Agreement, completing the proposed Business Combination. Maquia’s efforts to identify a prospective target business were not limited to any particular industry or geographic region.

On August 8, 2023, Maquia executed the Business Combination Agreement with Immersed. On October 4, 2023, Maquia, Immersed and Merger Sub entered into Amendment No. 1 to the Business Combination Agreement. See “The Business Combination Agreement” elsewhere in this proxy statement/prospectus/consent solicitation statement for more information.

Maquia will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. Maquia will generate non-operating income in the form of interest income or unrealized gains on investments held in the Trust Account and gains or losses from the change in the fair value of the warrant liabilities. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, Maquia is subject to all of the risks associated with early stage and emerging growth companies.

On May 7, 2021, we consummated our IPO of 16,000,000 Maquia Units. Each Maquia Unit consists of one share of Class A Common Stock, and one-half of one redeemable Maquia Warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The Maquia Units were sold at a price of $10.00 per unit, generating gross proceeds to Maquia of $160,000,000.

Simultaneously with the closing of the IPO, we completed the private sale of an aggregate of 551,000 placement units to our Sponsor at a purchase price of $10.00 per placement unit, generating gross proceeds of $5,510,000.

A total of $162,400,000, comprised of $158,113,471 of the proceeds from the IPO and $4,286,529 of the proceeds of the sale of the placement units was placed in the Trust Account Continental Stock Transfer & Trust Company, acting as trustee.

On May 10, 2021, the underwriters exercised their over-allotment option in part, and the closing of the issuance and sale of the additional 1,309,719 units (the “over-allotment units”) occurred on May 12, 2021, generating gross proceeds of $13,097,190. In connection with the closing of the purchase of the over-allotment units, the Company sold an additional 32,743 placement units to the Sponsor at a price of $10.00 per placement unit, generating an additional $327,430 of gross proceeds. The net proceeds of the Private Units was added to the net proceeds of Maquia’s IPO and the proceeds of the over-allotment units and placed in the Trust Account, such that the Trust Account held $175,497,190 at the time of closing of Maquia’s IPO.

According to our amended and restated certificate of incorporation filed at the time of the IPO, we were required to complete our initial business combination by May 7, 2022, subject to the right to extend the period of time to consummate a business combination up to two times, each by an additional three months, without submitting such proposed extensions to our stockholders for approval or offering our Public Stockholders redemption rights in connection therewith. Pursuant to the terms of our amended and restated certificate of incorporation and the Trust Agreement, in order to extend the time available for us to consummate our initial business combination, our Sponsor or its affiliates or designees, upon ten days advance notice prior to the applicable deadline, were required to deposit into the trust account $1,789,347, ($0.10 per share) on or prior to the date of the applicable deadline, for each three-month extension (or up to an aggregate of $3,578,694, or $0.20 per share if we were to extend for the full six months). Any such payments would be made in the form of a loan, with any such loans being non-interest bearing and payable upon the consummation of our initial business combination. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. If we do not complete a business combination, we will not repay such loans.

On May 4, 2022, we issued a press release announcing that the Sponsor had requested that we extend the deadline for consummating a business combination from May 7, 2022 to August 7, 2022 and that the Sponsor had notified us that it intended to deposit an aggregate of $1,730,972 into the Trust Account on or before May 7, 2022. On May 3, 2022, the Company issued a promissory note in the principal amount of $1,730,972 to the Sponsor in connection with extension. On August 4, 2022, the note was amended and restated solely to increase the principal amount thereunder to $3,461,944 in connection with the further extension of the deadline for consummating a business combination from August 7, 2022 to November 7, 2022. We refer to such three-month extensions, collectively, as the “First Extension.”

On November 4, 2022, we held a special meeting of stockholders, at which our stockholders approved, among other things, an amendment to the amended and restated certificate of incorporation which extended the date by which we had to consummate a business combination from November 7, 2022 to May 7, 2023 (or such earlier date as determined by the board) (the “Second Extension”). In connection with the Second Extension, our Sponsor agreed to deposit into the Trust Account $159,291 for each month extension. On November 14, 2022, we issued a promissory note in the principal amount of up to $955,748 to the Sponsor related to the Second Extension.

On May 5, 2023, we held a special meeting of stockholders, at which our stockholders approved, among other things, an amendment to the amended and restated certificate of incorporation which extended the date by which we had to consummate a business combination from May 7, 2023 to February 7, 2024 (or such earlier date as determined by the board) (the “Third Extension”). On May 5, 2023, the Company and the Sponsor entered into a non-redemption agreement (“Non-Redemption Agreement”) with one or more unaffiliated third party or parties in exchange for such third party or third parties agreeing not to redeem an aggregate of 847,883 shares of the Class A Common Stock sold in the IPO (“Non-Redeemed Shares”) in connection with the Special Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor agreed to transfer to such third party or third parties an aggregate of 271,323 shares of Class A Common Stock held by the Sponsor immediately following the consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the Special Meeting.

Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. Our Board will make the determination as to the fair market value of our initial business combination. If our Board is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it unlikely that our Board will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. The Maquia Board has made the determination that the Business Combination meets the 80% test and the fair value of the transaction. See “Business Combination.”

Submission of Our Initial Business Combination to a Stockholder Vote

The Special Meeting of our stockholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination with Immersed. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any shares of Maquia Common Stock owned by them in favor of the Business Combination.

Permitted Purchases of Our Securities

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, initial stockholders, directors, officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares our initial stockholders, directors, officers or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the trust account will be used to purchase shares or public warrants in such transactions prior to completion of our initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our shares of Class A common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination, whether or not such stockholder has already submitted a proxy with respect to our initial business combination. Our Sponsor, officers, directors, or their affiliates will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect that any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Conversion Rights for Public Stockholders

Holders of Public Shares, have the right to demand that Maquia convert their Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand conversion of the Public Shares as “conversion rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of Maquia’s officers and directors have agreed to waive their conversion rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of Maquia’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share conversion price. For illustrative purposes, based on funds in the Trust Account of approximately $11.8 million on August 25, 2023, the estimated per share conversion price would have been approximately $10.84. This is greater than the $10.00 IPO price of Maquia Units. Additionally, Public Shares properly tendered for conversion will only be converted if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by Maquia), in connection with the liquidation of the Trust Account.

A Holder of Public Shares may exercise its conversion rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will convert their Public Shares and no longer remain stockholders, leaving stockholders who choose not to convert their Public

Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

If you are a holder of Public Shares and wish to exercise your conversion rights, you must demand that Maquia convert your Public Shares into cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, Maquia’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the Special Meeting. Any holder of Public Shares seeking conversion will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. As of June 30, 2023, Maquia recorded an accrual of approximately $54,778 for estimated federal income taxes payable for the current year.

Any request for conversion, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If a holder of Public Shares deliver shares for conversion to Maquia’s transfer agent and later decide prior to the Special Meeting not to elect conversion, the holder may request that Maquia’s transfer agent return the shares (physically or electronically). You may make such request by contacting Maquia’s transfer agent at the address listed under the question “Who can help answer my questions?” below.

Any written demand of conversion rights must be received by Maquia’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

A holder of Public Shares (including through the ownership of Maquia Units) who exercises conversion rights, will not result in the loss of any Maquia Warrants that the holder may hold (including those contained in any Maquia Units you hold). Holders of Public Shares Maquia Warrants will become exercisable to purchase one share of Maquia Class A Common Stock for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 12 months from the closing of the IPO.

Redemption of Public Shares and Liquidation if no Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have only until February 7, 2024, to complete our initial business combination. If we are unable to complete our initial business combination within such allotted time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Combination Period.

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares and placement shares held by them if we fail to complete our initial business combination by the end of the Combination Period. However, if our Sponsor, officers or directors acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by the end of the Combination Period.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination by the end of the Combination Period or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes divided by the number of then outstanding public shares. However, we may not redeem our public shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our public shares at such time.

If we do not consummate our initial business combination by the end of the Combination Period, we expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $100,000 of proceeds held outside the trust account (as of August 25, 2023), although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the trust account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.95. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.95. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum, our independent registered public accounting firm, and the underwriters of our initial public offering, will not execute agreements with us waiving such claims to the monies held in the trust account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) 10.84 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.84 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.84 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.84 per public share.

We have sought and will continue to seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. As of the closing of our initial public offering, we had access to up to approximately $475,500 from the proceeds of our initial public offering and the sale of the placement units with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). As of August 25, 2023, the amount held outside the trust account to use for these purposes was $100,000. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by the end of the Combination Period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by the end of the Combination Period, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by the end of the Combination Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following the end of the Combination Period and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.84 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.84 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination by the end of the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our public shares if we are unable to complete our business combination by the end of the Combination Period , subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.

Facilities

Maquia currently maintains its executive offices at 50 Biscayne Boulevard, Suite 2406 Miami, FL 33132 and our telephone number is (305) 608-1395. Our executive offices are provided to us at no charge. We consider our current office space adequate for our current operations.

Employees

We currently have four officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time they devote in any time period varies based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

Directors and Executive Officers

The below lists Maquia’s current officers and directors, as well as their respective ages as of August 27, 2023. Concurrently with the consummation of the Business Combination, Maquia’s officers and directors, will resign from their respective positions at Maquia.

Name	Age	Position
Jeff Ransdell	54	Chief Executive Officer
Guillermo Cruz*	31	Chief Operating Officer
Jeronimo Peralta	31	Chief Financial Officer
Maggie Vo	36	Chief Investment Officer
Guillermo Cruz Reyes	63	Director
Luis Armando Alvarez	60	Director
Pedro Manuel Zorrilla Velasco	60	Director
Luis Antonio Marquez-Heine	57	Director
*

Mr. Guillermo Eduardo Cruz, our Chief Operating Officer, is the son of Guillermo Cruz Reyes, our director. There are no other family relationships among any of our directors or executive officers that are required to be disclosed by Regulation S-K.

Jeff Ransdell, our Chief Executive Officer since February 2021, is a venture capitalist building a portfolio of exponential technology companies at the Coconut Grove based venture capital firm Fuel Venture Capital, which he founded in 2016 following a departure from the private wealth management industry. Fuel Venture Capital currently manages a $200 million fund and has a portfolio of almost a dozen companies, such as Bolt, AdMobilize, Taxfyle, and Eyrus. Mr. Ransdell approaches venture capital with a signature “founder focused, investor driven” mindset, shaped by his experience as a top executive of Bank of America Merrill Lynch. As a managing director and market executive of Bank of America Merrill Lynch, he managed more than $130 billion of global private client investment assets, a P&L of $2 billion, and over 2,000 employees across the bank’s Southeast Wealth Management Division. He is regularly called upon to share his insights on the global economy with outlets such as CNBC, CBS and American City Business Journals. Mr. Ransdell earned a bachelor’s degree from The University of North Dakota.

Guillermo Cruz, our Chief Operating Officer since January 2021. Mr. Cruz previously served as the Chief Operating Officer of Benessere Capital Acquisition Corp. (Nasdaq:BENEU), a blank check company that is in the process of dissolving. In October 2020, Mr. Cruz formed Maquia Capital, an agricultural private equity firm which manages investments in Mexico, the United States, and Latin America. Since June 2010, Mr. Cruz has served as the Chief Executive Officer and a partner of Asesores de Consejo y Alta Direccion S.C. and Board Solutions LLC (“ACAD & Board Solutions”), the largest corporate governance consulting firm in Latin America in revenue. While Mr. Cruz was at ACAD & Board Solutions, under his leadership, the firm’s accumulated revenue increased by 150% and the firm’s client base increased to 400 clients. Since March 2017, Mr. Cruz has served on the board of directors of ACAD & Board Solutions, where he serves on the board’s audit, compensation, and governance committees. Mr. Cruz has also served as a member of the board of directors of ACAD & Board Solutions since June 2010, where he served on the company’s audit, compensation and governance committees. In March 2013, Mr. Cruz founded Governance Commitment Capital SAPI de CV, or GC Capital, a venture capital firm partnering with startups in a variety of industries, and continues to act as the Managing Partner today. At GC Capital, Mr. Cruz manages investments and participates as a member in the board of the directors of the startups, and also has served as a member of GC Capital’s board of directors since March 2013, and serves on the board’s governance committee. Since October 2020, Mr. Cruz has been a board member of Integradora Mexicana de Negocios GC SAPI de CV, where he serves on the governance committee. Mr. Cruz holds a MS in Finance from Harvard University, a certificate in business administration from the Yale School of Management, and a bachelor’s degree from the University of Texas at Austin.

Jeronimo Peralta, our Chief Financial Officer since February 2021, has served as Managing Partner and Chief Investment Officer for Maquia Capital, a private equity firm specializing in the agriculture foods industry in Mexico, since October 2020. Since March 2013, Mr. Peralta has served as the Investment Director of GC Capital, where he manages venture capital companies. Mr. Peralta has served as a director of Integradora Mexicana de Negocios GC SAPI de CV since October 2020, and serves on the board’s governance committee. Since March 2013, Mr. Peralta has served on the board of GC Capital, where he also serves on their board’s governance committee. Mr. Peralta received his Bachelor’s degree in Corporate Finance from the Universidad Anahuac, and received his Master’s degree in Business Administration from the Ipade Business School.

Maggie Vo, CFA, our Chief Investment Officer since February 2021, has more than a decade’s finance experience in the public markets, analyzing and managing investments across a wide spectrum of asset classes, both traditional and alternative. Since January 2018, Ms. Vo has served as General Partner and Chief Investment Officer of Fuel Venture Capital, Maggie spearheads due diligence processes that determine prospective investments and capital deployment and steers valuation analyses of existing portfolio companies. She previously worked as Portfolio Manager at Blue Shores Capital from November 2011 to December 2017, where she managed the boutique hedge fund’s flagship Global Long Short Equity strategy. Ms. Vo began her career in finance at Prudential Vietnam Fund Management and, later, Prudential Property Investment Managers in Singapore. Maggie holds a B.S. in Financial Economics and Mathematics from Centre College.

Luis Armando Alvarez, one of our directors since May 2021, has been the President of MXC, a boutique investment banking firm, since April 2019, where he oversees and manages the global operations of the bank. From January 2013 to April 2019, Mr. Alvarez served as the Chief Executive Officer of Banco Actinver (BMV: ACTINVRB), Mexican Financial Institution, where he oversaw and managed the global operations of the bank. Prior to that, July 2011 until December 2013, Mr. Alvarez was a Managing Director of Santander Bank, S.A. (NYSE: SAN), a Spanish multinational financial services company, where he was involved in investment banking, advisory and capital raising services. From January 2002 until June 2011, Mr. Alvarez worked at IXE Grupo Finaciero, where Mr. Alvarez was General Director of Institutional Sales, Government and Federal entities, where his work focused on specializing investment banking, institutional sales, derivatives and asset management. Mr. Alvarez earned a Degree in Accounting and a Masters in Finance both from Universidad de Valle de Mexico. We believe that Mr. Alvarez is well-qualified to serve on our board of directors based on his extensive investment banking and financial services experience.

Guillermo Cruz R., our director since May 2021, has served as the Chairman of Asesores de Consejo y Alta Dirección and Board Solutions LLC (“ACAD & Board Solutions”), Latin America´s leading firm specialized in Corporate Governance and Family Business services since September of 2008. While at ACAD & Board Solutions, Mr. Cruz has been in charge of providing corporate governance, internal audit, internal control and risk management services to public and private firms. Prior to this, from March 1999 until September 2008, Mr. Cruz was a senior Partner in Charge of Corporate Governance, Internal Audit and Risk Management Services at Deloitte Touche Tohmatsu Limited (“Deloitte”). Since March 2018, Mr. Cruz has served on the board of directors of Las Sevillanas, a milk candy brand, where he operates as the President of the governance committee. Mr. Cruz received a Bachelor’s Degree in Accounting from Instituto Politecnico Nacional, received a certification in International Management from New York University, a Ph.D in Business with a concentration in Corporate Governance & Control from Universidad Anahuac, a Master’s degree in Finance from the Instituto Tecnologico Autonomo de Mexico and a certification in Family Governance from the Wharton School of Business at the University of Pennsylvania. We believe that Mr. Cruz is well-qualified to serve on our board of directors due to his corporate governance, audit, and accounting experience.

Pedro Manuel Zorrilla Velasco, one of our directors since May 2021, served as the Executive Vice President and Chief Operating Officer for the Housing & Mortgage Development the Co-Chief Executive Officer and Chief Operating Officer for the Mexican Stock Exchange from June 2001 until March 2018. Prior to that, From May 1995 until June 2001, Mr. Zorrilla was a Technical Director at the Mexican Banks Association. Since May 2020, Mr. Zorrilla has served on the board of directors of four companies: Consorcio ARA (BMV: ARA), a Mexico-based construction company, EXITUS Capital, a Mexican financial services company, Mexican Auto Dealers Association, a Mexican car dealer organization, and Operadora Valmex de Fondos de Inversion, an authorized investment fund operator in Mexico. Mr. Zorrilla holds his Bachelor’s degree in Economics from Instituto Tecnologico Autonomo de Mexico, and received his Master’s degree in Public Administration from Harvard University’s John F. Kennedy’s School of Government. We believe that Mr. Zorrilla is well-qualified to serve on our board of directors due to his banking, investment, and securities experience.

Luis Antonio Marquez-Heine, one of our directors since May 2021, has served as the Director of the Center for Corporate Innovation and Entrepreneurship at Campus Sante Fe, and as the Director of the Full Time MBA program at EGADE Business School since March 2017. Prior to that, Mr. Maquez was a fund manager of Bricapital and Mexico Hotel Platform, two hospitality private equity funds, from 2013 to 2017. From 2004 to 2013, Mr. Marquez was the Chief Executive Officer of the Mexican Private Equity Association. Mr. Maquez has been an independent board member and the head of the Investment Committee of Hotels Mision, a Mexican-based hotel chain, Serfimex Capital, a Mexican financial institution dedicated to business investment, and Exitus Credit, a Mexican financial services company providing credit solutions to consumers. Mr. Marquez received his Bachelor’s degree in Law from the Universidad Nacional Autonoma de Mexico and received his Master’s degree in Public Administration from Harvard University. We believe that Mr. Maquez is well qualified to serve on our board of directors due to his extensive hospitality, business administration, and private equity experience.

Number and Terms of Office of Directors

We currently have four directors. Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we were not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Pedro Manuel Zorrilla Velasco and Luis Antonio Marquez-Heine expired and Mr. Zorrilla Velasco and Mr. Marquez-Heine were re-elected at the Special Meeting, which was held in lieu of an annual meeting of stockholders. The term of office of the second class of directors, consisting of Guillermo Cruz Reyes and Luis Armando Alvarez, will expire at the next annual meeting of stockholders.

MAQUIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About Maquia” and the audited financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus/consent solicitation statement. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “Maquia” refer to Maquia Capital Acquisition Corporation.

Recent Developments

On August 8, 2023, the Company, Maquia Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), and Immersed Inc., a Delaware corporation (“Immersed”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which the Company and Immersed agreed to combine. Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), Merger Sub, a newly formed, wholly-owned direct subsidiary of Maquia, will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct subsidiary of Maquia (the “Surviving Corporation”). The consideration is $150,000,000 and will be paid at closing in shares of Maquia at a per share price equal to the then applicable redemption price. On October 4, 2023, the Company, Merger Sub and Immersed entered into Amendment No. 1 to the Business Combination Agreement. In addition to the foregoing consideration, if, nine months after the Closing Date, at least 65% of the persons that were employees of Immersed as of the Closing Date continue to be employees of Immersed (the “Earnout Target”), then following the achievement of the Earnout Target, the Immersed stockholders as of immediately prior to the Closing (the “Earnout Recipients”), will receive and Maquia will issue an aggregate of 4,000,000 shares of Post-Combination Company Common Stock (the “Earnout Shares”) which such Earnout Shares will be allocated among the Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet. For the avoidance of doubt, the number of employees of the Company as of the Closing means the greater of: (i) twenty (20) full-time employees, and (ii) the number of full-time employees at Closing.

Results of Operations

We have not generated any revenues to date, and we will not be generating any operating revenues until the closing and completion of our initial business combination. Our entire activity up to June 30, 2023 was related to our formation, our initial public offering and, since the closing of our initial public offering, a search for an initial business combination target. We have, and expect to continue to generate, non-operating income in the form of interest income and unrealized gains on investments held in the trust account. We expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with the search for an initial business combination target.

For the three months ended June 30, 2023, we had net loss of $367,435, which primarily consisted of a change in fair value of the derivative warrant liabilities of $278,788, general and administrative expenses of $352,826 and income tax expense of $73,933, partially offset by unrealized gains on investments of $298,305 and a change in the fair value of the convertible note payable of $39,806.

For the three months ended June 30, 2022, we had net income of $2,107,058, which primarily consisted of change in fair value of the derivative warrant liabilities of $806,665, unrealized gain on fair value of the convertible note payable of $1,362,630 and unrealized gain on the Trust assets of $168,445, partially offset by operating expenses of $230,682.

For the six months ended June 30, 2023, we had net loss of $89,175, which primarily consisted of change in fair value of the derivative warrant liabilities of $123,221, general and administrative expenses of $522,819 and income tax expense of $164,622, partially offset by unrealized gains on investments of $706,126 and a change in the fair value of the convertible note payable of $15,361.

For the six months ended June 30, 2022, we had net income of $4,850,069, which primarily consisted of change in fair value of the derivative warrant liabilities of $3,604,499, unrealized gain on fair value of the convertible note payable of $1,362,630 and unrealized gain on the Trust assets of $290,004, partially offset by operating expenses of $407,064.

Liquidity and Capital Resources

Prior to the consummation of our initial public offering, our only source of liquidity was the initial sale of the Founder Shares to our Sponsor and advances under the promissory note with our sponsor.

Pursuant to our initial public offering, which was consummated in May 2021, the Company sold 17,309,719 units, which includes underwriters’ over-allotment, at a purchase price of $10.00 per unit generating gross proceeds to us in the amount of $173.1 million. Each unit consists of one share of our Class A common stock, par value $0.0001 per share, and one-half of one public warrant, with each whole warrant entitling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of our initial public offering, the Company consummated the private placement of an aggregate of 583,743 placement units, which includes underwriters’ over-allotment, to our sponsor at a purchase price of $10.00 per placement unit, generating gross proceeds to us in the amount of $5,837,430.

A portion of the proceeds from the placement units was added to the proceeds from our initial public offering held in the trust account. If we do not complete an initial business combination by the end of the Combination Period, the proceeds from the sale of the placement units held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the placement units will be worthless.

As indicated in the accompanying financial statements, at June 30, 2023, we had $124,267 in cash, and a working capital deficiency of $2,906,917.

We presently have no operating revenue. Through June 30, 2023, our liquidity needs were satisfied through receipt of $475,500 held outside of the trust account from the sale of the placement warrants upon the closing of our initial public offering and various loans and advances from our sponsor as described below. In the future, a portion of interest income on the funds held in the trust account may be released to us to pay tax obligations.

In order to finance transaction costs in connection with an initial business combination, our sponsor or an affiliate of our sponsor, or our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes and any other loans made by our sponsor or its affiliates (including the loans made to effectuate extensions as described below), our officers and directors, or our company and its affiliates prior to or in connection with an initial business combination may be converted upon consummation of an initial business combination into additional placement units at a price of $10.00 per placement unit. In the event that an initial business combination does not close, we may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. As of June 30, 2023 and December 31, 2022, we had no borrowings under the Working Capital Loans.

On May 3, 2022 the Company issued a convertible note payable (the “Note”) in the principal amount of $1,730,972 (the “Extension Payment”) to the Sponsor in connection with the First Extension. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Note may be converted into units of the Company (the “Conversion Units”) with the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units. On August 4, 2022, the Company amended and restated the Note (the “Amended Note”) in its entirety solely to increase the principal amount thereunder from $1,730,972 to $3,461,944.

On November 14, 2022, the Company issued a promissory note in the principal amount of up to $955,748 to the Sponsor as a result of stockholder approval of the Second Extension and the Company’s implementation thereof, pursuant to which the Sponsor loaned to the Company up to an aggregate of $955,748 (the “Second Extension Funds”) to deposit into the Company’s trust account for each share of the Company’s Class A common stock that was not redeemed in connection with the Second Extension.

On May 22, 2023, the Company issued a promissory note in the aggregate principal amount of up to $245,412 to the Sponsor in connection with the Third Extension, pursuant to which the Sponsor agreed to loan to the Company up to $245,412 to deposit into the Company’s Trust Account for the Public Shares, for each calendar month (commencing on May 7, 2023 and each month thereafter) until February 7, 2024, with each monthly contribution being $27,268 based on 1,090,718 Public Shares outstanding following the approval of the Third Extension.

On May 22, 2023, the Company also issued a promissory note (the “May Working Capital Note”) in the principal amount of $250,000 to the Sponsor to fund the Company’s ongoing working capital needs. The May Working Capital Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company. The outstanding balance as of June 30, 2023 and December 31, 2022 was $117,536 and $0, respectively

On August 2, 2023, the Company issued a promissory note (the “August Working Capital Note”) in the principal amount of up to $150,000 to the Sponsor to fund the Company’s ongoing working capital needs. The August Working Capital Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company.

On September 28, 2023, Maquia entered into a satisfaction and discharge agreement with EF Hutton pursuant to which EF Hutton agreed that in lieu of Maquia tendering the full amount of the deferred underwriting commission ($5,192,916) in cash, EF Hutton will accept cash and shares of Maquia Common Stock as satisfaction of the deferred underwriting commission.

We may also need to obtain additional financing either to complete a business combination or because we become obligated to redeem a significant number of shares of our Class A common stock upon completion of the business combination, in which case we may issue additional securities or incur debt in connection with the business combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern,” the Company has until February 7, 2024, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 7, 2024.

There is no assurance that our plans to consummate an initial business combination will be successful by February 7, 2024. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies

We have identified the following as our critical accounting policies:

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Class A Common Stock Subject to Possible Redemption

We account for the Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480, “Distinguishing Liabilities from Equity.” Shares of the common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of the common stock (including shares of the common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the issuer’s control) are classified as temporary equity. At all other times, shares of the common stock are classified as stockholders’ equity. The Class A common stock features certain redemption rights that are considered by the Company to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022, the shares of the Class A common stock subject to possible redemption in the amount of $11,899,026 and $37,247,257 are presented as temporary equity, outside of the stockholders’ (deficit) equity section of our balance sheets.

Net income (loss) per share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. We apply the two-class method in calculating income (loss) per share of common stock. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) initial public offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 8,946,731 shares of Class A common stock in the aggregate. As of June 30, 2023 and 2022, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income per common share for the periods presented.

Founder shares subject to forfeiture are not included in weighted average shares outstanding until the forfeiture restrictions lapse.

Financial Instruments

We determine fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 Inputs:Unadjusted quoted prices for identical assets or instruments in active markets.

Level 2 Inputs:Quoted prices for similar instruments in active markets and quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs:Significant inputs into the valuation model are unobservable.

We do not have any recurring Level 2 assets or liabilities, see Note 9 of the financial statements for recurring Level 3 liabilities. The carrying value of our financial instruments including its cash and accrued liabilities approximate their fair values principally because of their short-term nature.

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” Our derivative instruments are recorded at fair value as of the closing date of our initial public offering (i.e., May 7, 2021) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date. We have determined that the public warrants and the placement warrants are derivative instruments. As the public warrants and the placement warrants meet the definition of a derivative, the public warrants and the placement warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statement of operations in the period of change.

Warrant Instruments

We account for the public warrants and the placement warrants issued in connection with our initial public offering and the private placement, respectively, in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging,” whereby under that provision the public warrants and the placement warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the public warrants and the placement warrants are exercised or expire, and any change in fair value will be recognized in our statement of operations. The fair value of the public warrants and the placement warrants will be estimated using an internal valuation model. Our valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.

CERTAIN MAQUIA RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Maquia Related Person Transactions

On January 28, 2021, we issued an aggregate of 5,750,000 Founder Shares to our Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of our initial public offering (excluding the representative shares, the placement units and underlying securities). In May 2021, our Sponsor returned to us, at no cost, an aggregate of 1,150,000 Founder Shares, which we cancelled. The Maquia Common Stock and associated accounts have been retroactively restated to reflect the surrender of 1,150,000 shares of Maquia Class B Common Stock to us for no consideration in May 2021. Our Sponsor also transferred 70,000 Founder Shares to ARC Group Limited in consideration of services provided by such party as financial advisor to us in connection with our initial public offering and recorded $529,200 which is recorded as a stock issuance cost. As a result, our Sponsor owned 4,530,000 Founder Shares. Such Maquia Class B Common Stock included an aggregate of up to 600,000 shares subject to forfeiture by our Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that our Sponsor will collectively own 20% of our issued and outstanding shares after the initial public offering (assuming the initial stockholders do not purchase any public shares in the initial public offering and excluding the placement units and underlying securities). On May 7, 2021, we issued 160,000 shares of Maquia Class B Common Stock to the underwriter for services rendered and recorded $1,209,600 which is recorded as a stock issuance cost. On May 10, 2021, simultaneously with the exercise of the over-allotment, we consummated the private placement of an additional 32,743 placement units to the Sponsor, as a result of the underwriters’ election to partially exercise their over-allotment option, 327,430 Founder Shares were no longer subject to forfeiture by our Sponsor. The remaining 272,570 Founder Shares were forfeited by our Sponsor. On May 12, 2021, we issued 13,098 shares of Maquia Class B Common Stock to the underwriter for services rendered in connection with our initial public offering and recorded $99,021 which is recorded as a stock issuance cost.

Our Sponsor purchased an aggregate of 583,743 Private Units at a price of $10.00 per unit for an aggregate purchase price of $5,837,430. There will be no redemption rights or liquidating distributions from the trust account with respect to the Founder Shares, placement shares or placement warrants, which will expire worthless if we do not consummate a business combination initially by May 7, 2023, and now by extensions to February 7, 2024.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been or will be paid by us to our Sponsor, officers or directors or any affiliate of our Sponsor, officers or directors prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and determines which expenses and the amount of expenses that are reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Sponsor Promissory Notes, Advances & Extensions

On December 10, 2020, we issued an unsecured promissory note to our Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the initial public offering. The note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the consummation of the initial public offering. In 2021, Maquia borrowed $177,111 under this promissory note, which was repaid in full. As of December 31, 2022, the balance outstanding under the promissory note with our Sponsor was $0.

Pursuant to our amended and restated certificate of incorporation, we could extend the period of time to consummate a business combination subject to shareholder vote. In order to effectuate such extensions, our Sponsor or its affiliates or designees, upon ten days advance notice prior to the applicable deadline, were required to deposit into the trust account $1,789,347 ($0.10 per share) on or prior to the date of the applicable deadline, for each three-month extension (or up to an aggregate of $3,578,694), or $0.20 per share if we were to extend for the full six months). Any such payments would be made in the form of a loan. Any such loans would be non-interest bearing and payable upon the consummation of our initial business combination. If we were to complete our initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. Furthermore, the letter agreement with our initial stockholders contains a provision pursuant to which our Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the trust account in the event that we do not complete a business combination. Our Sponsor and its affiliates or designees are not obligated to fund the trust account to extend the time for us to complete our initial business combination. If we do not complete a business combination, such loans will not be repaid.

On May 4, 2022, we issued a press release announcing that the Sponsor had requested that we extend the deadline for consummating a business combination from May 7, 2022 to August 7, 2022 and that the Sponsor had notified us that it intended to deposit an aggregate of $1,730,972 into the trust account on or before May 7, 2022. On May 3, 2022, we issued the first extension Sponsor Promissory Note, a promissory note in the principal amount of $1,730,972 to the Sponsor in connection with the initial extensions. On August 4, 2022, the first extension Sponsor Promissory Note was amended and restated solely to increase the principal amount thereunder to $3,461,944 in connection with the further extension of the deadline for consummating a business combination from August 7, 2022 to November 7, 2022.

The first extension Sponsor Promissory Note, as amended, bears no interest and is due and payable upon the earlier to occur of (i) the date on which our initial business combination is consummated and (ii) the liquidation of Maquia on or before November 7, 2022 or such later liquidation date as may be approved by our stockholders. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the first extension Sponsor Promissory Note, as amended, may be converted into units of Maquia identical to the placement units (the “Conversion Units”), with the total Conversion Units so issued to be equal to: (x) the portion of the principal amount of the May 3 Sponsor Promissory Note being converted divided by (y) the conversion price of $10.00, rounded up to the nearest whole number of units.

In connection with the approval of the extension amendment proposal at the Special Meeting, the Sponsor agreed to contribute to tMaquia as a loan an aggregate of $0.045 for each public share that is not redeemed for each calendar month (commencing on November 7, 2022 and on the 7th day of each subsequent month) until May 7, 2023 that is needed to complete an initial business combination, with each such contribution to be deposited into the Trust Account within five business days from the beginning of such calendar month (or portion thereof). Based on the outstanding 3,539,809 Public Shares following redemptions as disclosed above, each monthly contribution will be $159,291. On November 14, 2022, Maquia issued Sponsor Promissory Note in the principal amount of up to $955,748 to the Sponsor. On May 5, 2023, we held a special meeting of stockholders, at which our stockholders approved, among other things, an amendment to the amended and restated certificate of incorporation which extended the date by which we had to consummate a business combination from May 7, 2023 to February 7, 2024 (or such earlier date as determined by the board) and Maquia issued a Sponsor Promissory Note for this third extension in the principal amount of $245,411.55. Following stockholder redemptions as a result of the extension amendment, the amount held in Maquia’s Trust Account was $11,972,269 as of September 29, 2023.

On May 5, 2023, the Company and the Sponsor entered into a non-redemption agreement with one or more unaffiliated third party or parties in exchange for such third party or third parties agreeing not to redeem an aggregate of 847,883 shares of the Maquia Class A Common Stock sold in the IPO in connection with the special meeting. In exchange for the foregoing commitments not to redeem such non-redeemed shares, the Sponsor agreed to transfer to such third party or third parties an aggregate of 271,323 shares of Maquia Class A Common Stock held by the Sponsor immediately following the consummation of an initial business combination if they continue to hold such non-redeemed shares through the special meeting.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us working capital loans on a non-interest bearing basis as may be required. If we complete an initial business combination, we would repay such working capital loans. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such working capital loans but no proceeds from our Trust Account would be used for such repayment.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Maquia, Immersed, and the Sponsor and the directors and officers of Maquia (the “Sponsor Parties”) entered into a Sponsor Support Agreement, pursuant to which, among other things, the Sponsor and associated parties agreed to (i) vote their shares of Maquia Common Stock in favor of the Business Combination Agreement and the Business Combination and to not effect any sale or distribution of any equity securities of Immersed held by any of them until the Closing Date or the earlier termination of the Business Combination Agreement; (ii) waive any anti-dilution provisions for the Maquia Class B Common Stock as set forth in the Maquia organizational documents; and (iii) waive their redemption rights in connection with the Business Combination. On October 4, 2023, Maquia, Immersed and the Sponsor Parties entered into Amendment No. 1 to the Sponsor Support Agreement, in which the Sponsor agreed:

●	to, as of the Effective Time (i) forfeit and surrender to SPAC for cancellation 1,507,000 shares of Class A Common Stock (such forfeited shares of Class A Common Stock, the “Forfeited Sponsor Shares”) for no consideration and (ii) (a) forfeit and surrender to Maquia for cancellation 291,872 Private Placement Warrants (the “Forfeited/Transferred Sponsor Warrants”) or (b) transfer and assign all of its right, title and interest in the Forfeited/Transferred Sponsor Warrants to the stockholders of Immersed, which shall be allocated to, and among the stockholders of Immersed pursuant to, and in accordance with, the Payment Spreadsheet. If the Forfeited/Transferred Sponsor Warrants are
(A)

forfeited by Sponsor pursuant to (a) above, the Forfeited Sponsor Shares shall be cancelled and forfeited for no consideration and shall cease to exist and Maquia shall issue 291,872 Private Placement Warrants to the stockholders of Immersed in accordance with the Payment Spreadsheet or

(B)	transferred by Sponsor pursuant to (b) above;
●	that, should available cash at Closing be equal to $21,900,000, the minimum cash condition (unless waived) under the Business Combination Agreement may be satisfied if the Sponsor shall forfeit and surrender to Maquia for cancellation 310,000 shares of Class A Common Stock; provided, however, that the share cancellation is subject to proportionate reduction to the extent the available cash exceeds of $21,900,000 but is less than $25,000,000;
●	to, in connection with the extension of the Maquia Business Combination Deadline, (i) continue to deposit monthly funding amounts into the Trust Fund in order to extend the Maquia Business Combination Deadline until February 7, 2024, and (ii) from and after February 7, 2024, use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the Maquia organizational documents and obtaining the necessary approval from the Maquia Stockholders, to further extend the Maquia Business Combination Deadline after February 7, 2024 until a date mutually agreed in writing between Maquia and Immersed;
●	to amend the Sponsor Promissory Notes executed in connection with the Sponsor Debt such that upon, and subject to, the Closing, (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will be paid in cash to the Sponsor, (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes will remain place for a period of 12 months after the Closing Date with an interest rate of 8% per annum, and
(c)

the remaining amount of the Sponsor Debt under the Sponsor Promissory Notes will be paid in shares of Post-Combination Company Common Stock (valued at the Maquia Redemption Price) at any time within 12 months of Closing;

●	to use commercially reasonable efforts to raise the PIPE Financing, including cooperating with Maquia and Immersed as required and necessary in connection with the PIPE Financing; and
●	to use commercially reasonable efforts to retain funds in the Trust Account and minimize and mitigate the Maquia Redemption Rights, including entering into non-redemption agreements with certain stockholders of Maquia.

We have not sought and do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management, or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

The holders of the Founder Shares, the representative shares, placement units, and conversion units (and in each case holders of their component securities, as applicable) will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement upon Closing (see below). These holders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by us.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Registration Rights and Lock-Up Agreement

At or prior to the Closing, Maquia, certain stockholders of Immersed and certain stockholders of Maquia (the “Holders”) will enter into a registration rights and lock-up agreement (the “Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, (a) Maquia will grant the Holders certain registration rights following the Closing of the Business Combination contemplated by the Business Combination Agreement with respect to shares of Post-Combination Company Common Stock, and (b) the Holders will agree to not effect any sale or distribution of any equity securities of Maquia held by any of them until the earliest of (i) the date that is six months from the Closing Date, (ii) the last consecutive trading day where the sale price of the Post-Combination Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date commencing at least 150 days after the date of this Agreement, or (iii) such date on which Maquia completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the stockholders of Maquia having the right to exchange their shares of Post-Combination Company Common Stock for cash, securities or other property; in each case as set forth in the Registration Rights and Lock-Up Agreement.

Policies and Procedures for Related Person Transactions

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

Prior to the consummation of this offering, we will adopt a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Maquia.

In addition, our audit committee, pursuant to a written charter that we will adopt prior to the consummation of this offering, will be responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that our initial business combination is fair to Maquia from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to our Sponsor, officers or directors or any affiliate of our Sponsor, officers or directors prior to, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments have or will be made to our Sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of this offering held in the trust account prior to the completion of our initial business combination:

●	Repayment of up to an aggregate of $300,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;
●	Payment to ARC Group Ltd., our financial advisor, of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;
●	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and
●	Repayment of non-interest bearing loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which (other than as described above) have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the placement units.

Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

MANAGEMENT OF THE POST-COMBINATION COMPANY
FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and “Immersed” generally refer to Immersed prior to the consummation of the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth certain information regarding the persons who are expected to serve as executive officers and directors of the Post-Combination Company upon the Closing and assuming the election of the nominees at the Special Meeting as set forth in the Election of Directors Proposal.

Name	Age	Title
Executive Officer
Renji Bijoy	32	Chief Executive Officer and Director
Directors
Renji Bijoy	32	Director
Jake Thomsen	41	Independent Director Nominee
David Willbrand	53	Independent Director Nominee
[•]	[•]	Independent Director Nominee

Information about Anticipated Executive Officers and Directors upon the Closing

Executive Officer

Renji Bijoy has served as Chief Executive Officer and sole director of Immersed since he founded the company in January 2017. Mr. Bijoy is part of 2021’s Forbes 30 Under 30. He earned a Bachelor of Science degree in Math and Computer Science from Emory University and a Masters degree from Georgia Tech in Computer Vision and Machine Learning (Computer Science). Mr. Bijoy was also a Techstars portfolio founder (top 10 of 10,000 candidates, top 0.1%), and was a lead software architect at GreatBigStory.com.

Directors

Jake Thomsen has served as Managing Partner of Sovereign’s Capital Management, a registered investment advisor, since September 2016. Previously, among other roles, from July 2013 to September 2016, he served as Lead Associate and Manager of the Strategic Innovation Group at Booz Allen Hamilton. Mr. Thomsen earned a Bachelors Degree in Economics from Pomona College, an MBA in Corporate Finance and Energy and Environment from Duke University and an MPP in International Development and Energy/Environment Policy from Duke University.

David Willbrand has served as Chief Legal Officer at Pasaco, Inc., a company that creates an accessible category of second-home ownership, since April 2021. Previously, from May 2004 to April 2021, [he founded and provided legal services at Thompson Hine LLP, a startup and venture capital legal practice.] Mr. Willbrand is the author of “Seed Deals: How to Grow from Startup to Venture Capital,” and is a professor of law at the University of Michigan. He is also an Entrepreneur-in-Residence at Miami University, and a guest lecturer and instructor at universities and accelerators. Mr. Willbrand earned a Bachelor of Arts Degree in General Studies from Harvard College and a Juris Doctor from University of Cincinnati College of Law.

Composition of the Post-Combination Company Board After the Business Combination

The Post-Combination Company’s business and affairs will be managed under the direction of the Post-Combination Company Board. As described above, we anticipate that the Post-Combination Company Board will consist of [four] members upon the Closing. [•] will serve as Chairman of the Post-Combination Company Board. In accordance with the Proposed Certificate of Incorporation that will be in effect upon the Closing, immediately after the Closing, the Post-Combination Company Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. We anticipate that our directors will be divided among the three classes as follows:

●	the Class I directors are expected to be [•], and their terms will expire at the Post-Combination Company’s first annual meeting of stockholders to be held after the Closing;
●	the Class II directors are expected to be [•], and their terms will expire at the Post-Combination Company’s second annual meeting of stockholders to be held after the Closing; and
●	the Class III directors are expected to be [•], and their terms will expire at the Post-Combination Company’s third annual meeting of stockholders to be held after the Closing.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly equal in number as reasonably as possible, each class will consist of one-third of the directors. The division of the Post-Combination Company Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of The Post-Combination Company’s Securities — Certain Anti-Takeover Provisions of Delaware Law — Classified Board of Directors.”

Director Independence

Upon the Closing, the Post-Combination Company Board is expected to determine, based on information provided by each director concerning their background, employment and affiliations, that [•] do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the Post-Combination Company Board will consider the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Post-Combination Company Board deems relevant in determining their independence, including the beneficial ownership of our securities by each non-employee director and the transactions described in the section titled “Certain Immersed Relationships and Related Party Transactions.”

Board Committees

Effective upon the Closing, the Post-Combination Company Board will establish an audit committee and a compensation committee, each of which is expected to have the composition and the responsibilities described below. Each of these committees will operate under a written charter, to be approved by the Post-Combination Company Board and effective upon the Closing, that will satisfy the applicable listing standards of Nasdaq, copies of which will be made available on the investor relations portion of our website. Members will serve on these committees until their resignation or until otherwise determined by the Post-Combination Company Board. The Post-Combination Company Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Upon the completion of the Business Combination, we anticipate that our audit committee will consist of [•], with serving as chair. Rule 10A-3 of the Exchange Act and the Nasdaq listing standards require that our audit committee be composed entirely of independent members. The Post-Combination Company Board is expected to determine that each of [•] meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE listing standards and also meets the financial literacy requirements of the Nasdaq listing standards. In addition, the Post-Combination Company Board is expected to determine that [•] will qualify as an “audit committee financial expert” within the meaning of the SEC regulations.

The primary purpose of the audit committee will be to discharge the responsibilities of the Post-Combination Company Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. The principal functions of the audit committee are expected to include, among other things:

●	helping the Post-Combination Company Board oversee our corporate accounting and financial reporting processes;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm;
●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

Compensation Committee

Upon the completion of the Business Combination, we anticipate that our compensation committee will consist of [•], with [•] serving as chair. The Post-Combination Company Board is expected to determine that each meet the definition of “independent director” for purposes of serving on the compensation committee under the Nasdaq listing standards, including the heightened independence standards for members of a compensation committee.

The primary purpose of our compensation committee will be to discharge the responsibilities of the Post-Combination Company Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal functions of the compensation committee are expected to include, among other things:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;
●	reviewing on an annual basis our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	if required, producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Compensation Committee Interlocks and Insider Participation

None of the anticipated members of the Post-Combination Company’s compensation committee is currently, or has been at any time, one of Immersed’s, Maquia’s or the Post-Combination Company’s officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee during 2022.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the investor relations portion of our website upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

DESCRIPTION OF THE POST-COMBINATION COMPANY’S SECURITIES

The following summary of the material terms of the Post-Combination Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the Post-Combination Company’s securities following the Business Combination. The changes proposed to be made to the Existing Certificate of Incorporation through the adoption of the Proposed Certificate of Incorporation are described in “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A-3F — The Governance Proposals” and the full text of the Proposed Certificate of Incorporation is attached as Annex B to this proxy statement/prospectus/consent solicitation statement.

Authorized and Outstanding Capital Stock

The Proposed Certificate of Incorporation authorizes the issuance of [•] shares of common stock, $0.0001 par value per share and [•] shares of preferred stock, $0.0001 par value. The outstanding shares of Maquia Common Stock are, and the shares of Maquia Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Special Meeting, there were 6,161,891 shares of Maquia Common Stock issued and outstanding and no shares of preferred stock of Maquia issued or outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Post-Combination Company common stock will possess all voting power for the election of the Post-Combination Company directors and all other matters submitted to a vote of stockholders of the Post-Combination Company. Holders of the Post-Combination Company common stock will have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of the Post-Combination Company common stock, as such, will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences or other terms of one or more outstanding series of Post-Combination Company preferred stock if the holders of such affected series of Post-Combination Company preferred stock are entitled to vote on such amendment pursuant to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock of the Post-Combination Company, holders of the Post-Combination Company common stock will be entitled to receive dividends when, as and if declared by the Post-Combination Board ,payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Post-Combination Company preferred stock having liquidation preferences, if any, the holders of the Post-Combination Company common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution.

Preemptive or Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of Post-Combination Company common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of Post-Combination Company common stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of the Post-Combination Company’s securities. The rights, powers, preferences and privileges of holders of the Post-Combination Company common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the Post-Combination Board may authorize and issue in the future.

Election of Directors

The Post-Combination Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

Pursuant to the Existing Certificate of Incorporation, if Maquia does not consummate an initial business combination by February 7, 2024, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. If Maquia is forced to liquidate prior to an initial business combination, its Public Stockholders will be entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account. The Sponsor and Maquia’s officers and directors have agreed to waive their rights to participate in any liquidation distribution from the Trust Account occurring upon Maquia’s failure to consummate an initial business combination with respect to the shares of Maquia Common Stock held prior to the IPO. The Sponsor and Maquia’s officers and directors will therefore not participate in any liquidation distribution from the Trust Account with respect to such shares. They will, however, participate in any liquidation distribution from the Trust Account with respect to any shares of Maquia Common Stock acquired following the IPO.

The Maquia stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Maquia Common Stock, except that Public Stockholders have the right to sell their Public Shares to Maquia in a tender offer or have their Public Shares converted to cash equal to their pro rata share of the Trust Account in connection with a business combination if completed. Public Stockholders who sell or convert their Public Shares into their share of the Trust Account still have the right to exercise the Public Warrants that they received as part of the Maquia Units.

If Maquia seeks to amend any provisions of the Existing Certificate of Incorporation that would affect the Public Stockholders’ ability to convert their Public Shares in connection with a business combination or the timing of its obligation to redeem 100% of the Public Shares if it does not complete a business combination within the required time period, Maquia will provide Public Stockholders with the opportunity to convert their Public Shares in connection with any such vote.

Preferred Stock

The Proposed Certificate of Incorporation provides that shares of Post-Combination Company preferred stock may be issued from time to time in one or more series. The Post-Combination Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Post-Combination Company preferred stock. The Post-Combination Board will be able to, without stockholder approval, issue Post-Combination Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Post-Combination Company common stock and could have anti-takeover effects. The ability of the Post-Combination Board to issue Post-Combination Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Post-Combination Company or the removal of existing management.

Maquia has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.

Warrants

As of [●], 2023, there were 8,946,732 Maquia Warrants to purchase Maquia Common Stock outstanding, consisting of 8,654,860 Public Warrants and 291,872 Private Warrants held by the Sponsor. Each whole Maquia Warrant entitles the registered holder to purchase one share of Maquia Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or February 7, 2024. The Maquia Warrants will expire on the fifth anniversary of Maquia’s completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Holders of Maquia Warrants will not be exercisable for cash unless Maquia has an effective and current registration statement covering the shares of Maquia Common Stock issuable upon exercise of the Maquia Warrants and a current prospectus relating to such shares of Maquia Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Maquia Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Maquia’s initial business combination, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when Maquia has failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Maquia Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Maquia Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of Maquia Class A Common Stock for the five trading days ending on the trading day prior to the date of exercise.

Maquia may call the Maquia Warrants for redemption (excluding the Private Warrants and any warrants underlying additional units issued in payment of Working Capital Loans made to Maquia), in whole and not in part, at a price of $0.01 per warrant, (i) at any time after the Maquia Warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of Maquia Warrants after the warrants become exercisable, (iii) if, and only if, the reported last sale price of the shares of Maquia Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the Maquia Warrants become exercisable and ending on the third business day prior to the notice of redemption to holders of Maquia Warrants, and (iv) if, and only if, there is a current registration statement in effect with respect to the shares of Maquia Class A Common Stock underlying such warrants.

The right to exercise will be forfeited unless the Maquia Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Maquia Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If Maquia calls the Maquia Warrants for redemption as described above, Maquia’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Maquia Warrants for that number of shares of Maquia Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Maquia Class A Common Stock underlying the Maquia Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of Maquia Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Maquia Warrants.

The exercise price and number of shares of Maquia Class A Common Stock issuable on exercise of the Maquia Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Maquia Warrants will not be adjusted for issuances of shares of Maquia Class A Common Stock at a price below their respective exercise prices.

In addition, if (x) Maquia issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by Maquia’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of Maquia’s initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the “market value” (as defined below) is below $9.20 per share, the exercise price of the Maquia Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the market value or (ii) the price at which Maquia issues the additional shares of common stock or equity-linked securities. The “market value” for this purpose means the volume weighted average trading price of Maquia Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which Maquia consummates its initial business combination.

No fractional shares will be issued upon exercise of the Maquia Warrants. If, upon exercise of the Maquia Warrants, a holder would be entitled to receive a fractional interest in a share, Maquia will, upon exercise, round up to the nearest whole number the number of shares of Maquia Class A Common Stock to be issued to the warrant holder.

Dividends

Maquia has not paid any cash dividends on the Maquia Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

The Maquia Class A Common Stock, Maquia Warrants and Maquia Units are currently listed on Nasdaq under the symbols “MAQC,” “MAQCW” and “MAQCU,” respectively. Maquia intends to apply to continue the listing of the Post-Combination Company Common Stock on Nasdaq under the symbol “AIMR” upon the Closing.

Transfer Agent and Registrar

The transfer agent and registrar for the Maquia Class A Common Stock is, and for the Post-Combination Company Common Stock is expected to be, Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Proposed Certificate of Incorporation provides that the Post-Combination Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Board.

Authorized but Unissued Shares

The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Post-Combination Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Post-Combination Company by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or Special Meetings of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Post-Combination Company Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Post-Combination Company Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Post-Combination Company to the extent expressly provided in the applicable Preferred Stock Designation. Further, the Proposed Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Post Combination Company, only the Post-Combination Board, the chairperson of Post-Combination Board or the chief executive officer of the Post-Combination Company may call Special Meetings of stockholders, thus prohibiting a holder of the Post-Combination Company’s common stock from calling a Special Meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Post-Combination Company Bylaws provide that stockholders seeking to bring business before the Post-Combination Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, except in the case of a Special Meeting to nominate candidates for election as directors, timely notice shall not less than the later of 90 days prior to the Special Meeting or the 10th day following the day on which public disclosure of the date of the Special Meeting is first made by the Post-Combination Company). In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company. The Post-Combination Company’s bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Post-Combination Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Post-Combination Company Bylaws may be amended or repealed by the Post-Combination Board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the capital stock of the Post-Combination Company entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Certificate of Incorporation.

Board Vacancies

Any vacancy on the Post-Combination Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of the Post Combination Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law or the Post-Combination Company Bylaws, in the event of a vacancy in the Post-Combination Board, the remaining directors may exercise the powers of the full Post-Combination Board until the vacancy is filled.

Exclusive Forum Selection

The Proposed Certificate of Incorporation provides that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or stockholders, (iii) any action arising under the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws or the DGCL or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Certificate of Incorporation. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although Maquia believes these provisions benefit Maquia by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the Post-

Combination Company stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

Maquia is, and the Post-Combination Company will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or Special Meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Post-Combination Company to negotiate in advance with the Post-Combination Board because the stockholder approval requirement would be avoided if the Post-Combination Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Post-Combination Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation provides that the Post-Combination Company’s directors and officers will be indemnified and advanced expenses by the Post-Combination Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Certificate of Incorporation provides that the Post-Combination Company’s directors will not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Proposed Certificate of Incorporation also permits the Post-Combination Company to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Post-Combination Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against the Post-Combination Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Post-Combination Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Post-Combination Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Maquia believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Post-Combination Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Maquia will have [•] shares of Maquia Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus/ consent solicitation statement, up to [•] shares of Maquia Common Stock issued and outstanding, assuming no shares of Maquia Class A Common Stock are converted in connection with the Business Combination. All of the shares of Maquia Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Maquia’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Maquia Common Stock in the public market could adversely affect prevailing market prices of the Maquia Class A Common Stock.

Lock-up Agreements and Registration Rights

In connection with the Business Combination, Maquia and the Holders will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $5 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides that the Holders will agree to not effect any sale or distribution of any equity securities of Maquia held by any of them until the earliest of (i) the date that is six months from the Closing Date, (ii) the last consecutive trading day where the sale price of the Post-Combination Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date commencing at least 150 days after the date of this Agreement, or (iii) such date on which Maquia completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the stockholders of Maquia having the right to exchange their shares of Post-Combination Company Common Stock for cash, securities or other property; in each case as set forth in the Registration Rights and Lock-Up Agreement

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Rule 144

A person who has beneficially owned restricted shares of Maquia Common Stock or restricted Maquia Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Maquia Common Stock or restricted Maquia Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

●	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal [•] shares of Maquia Common Stock (assuming no conversions) and [•] Maquia Warrants; or
●	the average weekly trading volume of Maquia Common Stock of the same class or Maquia Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Maquia under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Maquia.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus/consent solicitation statement, there are 6,161,891 shares of Maquia Common Stock outstanding. Of these shares, the 1,090,718 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 5,071,173 shares owned collectively by the Sponsor and EF Hutton are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus/consent solicitation statement, there are a total of 8,946,732 Maquia Warrants outstanding. Each warrant is exercisable for one share of Maquia Common Stock, in accordance with the terms of the warrant agreement governing the Maquia Warrants. 8,654,860 of these Maquia Warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 8,946,732 shares of Maquia Common Stock that may be issued upon the exercise of the public Maquia Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Immersed’s employees, consultants or advisors who purchases equity shares from Maquia in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MAQUIA

The following table sets forth information regarding (i) the actual beneficial ownership of Maquia Common Stock as of [•], 2023 and (ii) expected beneficial ownership of the Post-Combination Company common stock immediately following the Closing, assuming that no Public Shares are converted, and alternatively that the maximum number of Public Shares are converted, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Maquia Common Stock or of the Post-Combination Company common stock;
●	each of our current executive officers and directors;
●	each person who will become an executive officer or director of the Post-Combination Company post-Business Combination; and
●	all executive officers and directors of Maquia as a group pre-Business Combination and all executive officers and directors of the Post-Combination Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Maquia believes that all persons named in the table have sole voting and investment power with respect to all shares of Maquia Common Stock beneficially owned by them.

The beneficial ownership of shares of Maquia Common Stock pre-Business Combination is based on 6,161,891 shares of Maquia Common Stock (including 1,090,718 Public Shares, 4,257,430 Founder Shares, 230,000 Representative Shares and 583,743 Private Shares) issued and outstanding as of [•], 2023.

The expected beneficial ownership of shares of the Post-Combination Company common stock post-Business Combination assuming none of the Public Shares are converted has been determined based upon the following: (i) that no Public Stockholders exercise their conversion rights (no conversions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Maquia Common Stock (pre-Business Combination) or the Post-Combination Company common stock (post-Business Combination), (iii) that 13,748,854 shares of the Post-Combination Company common stock are issued to the Immersed Stockholders, and (iv) there will be an aggregate of 19,120,785 shares of the Post-Combination Company common stock issued and outstanding at Closing.

The expected beneficial ownership of shares of the Post-Combination Company common stock post-Business Combination assuming the maximum number of Public Shares have been converted has been determined based on the following: (i) that holders of 13,748,854 Public Shares exercise their conversion rights (maximum conversion scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Maquia Common Stock (pre-Business Combination) or the Post-Combination Company common stock (post-Business Combination), (iii) that 13,748,854 shares of the Post-Combination Company common stock are issued to the Immersed Stockholders, and (iv) there will be an aggregate of 18,030,067 shares of the Post-Combination Company common stock issued and outstanding at Closing.

After the Business Combination
	Before the Business		Assuming No		Assuming Maximum
	Combination		Conversion		Conversion
			Number of		Number of
			shares of		shares of
	Number of		Post-		Post-
	shares of		Combination		Combination
	Maquia		Company		Company
	Common		Common		Common
Name and Address of Beneficial Owner (1)	Stock	%	Stock	%	Stock	%
Maquia Investments North America LLC(2)	4,841,173	78.6%	3,588,850	18.8%	3,588,850	19.9%
All Directors and Executive Officers of Maquia as a Group ([8 individuals)
Guillermo Eduardo Cruz (2)	4,841,173	78.6%	3,588,850	18.8%	3,588,850	19.9%
Jeff Ransdell	—
Maggie Vo	—
Jeronimo Peralta	—
Guillermo Cruz Reyes	—
Luis Antonio Marquez Heinz	—
Pedro Zorrilla Velasco	—
Luis Armando Alvarez	—
All Directors and Executive Officers of Maquia as a Group ([•] individuals(4))	4,841,173	78.6%	3,588,850	18.8%	3,588,850	19.9%

Directors and Executive Officers of the Post-Combination Company Post-Business Combination
Renji Bijoy	—
Jake Thomsen	—
David Willbrand	—
[•]	—
All Directors and Executive Officers of the Post-Combination Company as a Group ([•] individuals)

Five Percent and Greater Holders:

*

(1)	Unless otherwise indicated, the business address of each of the individuals is 50 Biscayne Boulevard, Suite 2406, Miami, FL 33132.
(2)	Maquia Investments North America, LLC, our sponsor, is the record holder of the securities reported herein. Guillermo Cruz, is the director and stockholder of our sponsor. By virtue of this relationship, Guillermo Cruz may be deemed to share beneficial ownership of the securities held of record by our sponsor. Guillermo Cruz disclaims any such beneficial ownership except to the extent of his pecuniary interest.

MARKET PRICE AND DIVIDEND INFORMATION

Maquia

Market Price of Maquia Class A Common Stock, Maquia Warrants and Maquia Units

The Maquia Class A Common Stock, Maquia Warrants and Maquia Units are currently listed on Nasdaq under the symbols “MAQC,” “MAQCW” and “MAQCU,” respectively. Maquia has applied to list the shares of common stock of the Post-Combination Company on Nasdaq under the symbol “AIMR” upon the Closing. All outstanding Maquia Units will be separated into their component securities immediately prior to the Closing. Accordingly, Maquia will not have any units following consummation of the Business Combination, and therefore there will be no Nasdaq listing of the Maquia Units following the consummation of the Business Combination.

The closing price of the Maquia Class A Common Stock, Maquia Warrants and Maquia Units on August 7, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $11.20, $0.03 and $11.20, respectively. As of [•], 2023, the record date for the Special Meeting, the most recent closing price for the Maquia Common Stock, Maquia Warrants and Maquia Units was $[•], $[•] and $[•], respectively.

Holders

As of [•], 2023, the record date for the Special Meeting, there were [•] holders of record Maquia Units, [•] holders of record of Maquia Class A Common Stock, and [•] holders of record of Maquia Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Maquia Units, Maquia Common Stock and Maquia Warrants are held of record by banks, brokers and other financial institutions.

Dividends

Maquia has not paid any cash dividends on the Maquia Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Immersed

Historical market price information regarding Immersed is not provided because there is no public market for its securities. See “Immersed Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ADDITIONAL INFORMATION

Other Matters

The Maquia Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

As of the date of this proxy statement/prospectus/consent solicitation statement, the Maquia Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus/consent solicitation statement. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

Legal Matters

The validity of the shares of Maquia Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Law Offices of Allan M. Lerner, P.A. and Homer Bonner, P.A.

Experts

The financial statements of Immersed Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus/consent solicitation statement, have been audited by BF Borgers CPA PC LLP, independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the proxy statement/prospectus/consent solicitation statement. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Maquia Capital Acquisition Corporation as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus/consent solicitation statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Maquia Capital Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Maquia and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Maquia will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify Maquia of their requests by calling or writing Maquia at its principal executive offices at (212) 647-0166 and 50 Biscayne Boulevard, Suite 2406, Miami, FL 33132.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the Maquia Class A Common Stock and the warrant agent for the Maquia Warrants is Continental Stock Transfer & Trust Company. Maquia has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

IMMERSED APPRAISAL RIGHTS

Under the DGCL, if an Immersed Stockholder does not wish to accept the transaction consideration provided for in the Business Combination Agreement and does not consent to the adoption of the Business Combination Agreement and the Business Combination is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Immersed Common Stock and to receive payment in cash for the fair value of his, her or its shares of Immersed Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Immersed Common Stock. These rights are known as appraisal rights. The “fair value” of such shares of Immersed Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the transaction consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Immersed Common Stock under the terms of the Business Combination Agreement. Holders of Immersed Common Stock who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Holders of Immersed Common Stock who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Business Combination Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that an Immersed Stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this proxy statement/prospectus/consent solicitation statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of Immersed Common Stock exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Immersed Common Stock immediately prior to the effective time of the Business Combination as to which appraisal rights are asserted. A person having a beneficial interest in shares of Immersed Common Stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Business Combination is approved and no later than 10 days after the effective date of the Business Combination. Only those Immersed Stockholders who did not submit a written consent adopting the Business Combination Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Immersed. If given at or after the effective date of the Business Combination, the notice must also specify the effective date of the Business Combination; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus/consent solicitation statement is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Following Immersed’s receipt of sufficient written consents to adopt the Business Combination Agreement, Immersed will send all non-consenting Immersed Stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. An Immersed Stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Immersed Stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Business Combination Agreement. As described below, you must also continue to hold your shares of Immersed Common Stock through the effective date of the Business Combination.

If you elect to demand appraisal of your shares of Immersed Common Stock, you must, within 20 days after the date of mailing of the notice, make a written demand for the appraisal of your shares of Immersed Common Stock to Immersed, at the specific address which will be included in the notice of appraisal rights. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

An Immersed Stockholder wishing to exercise appraisal rights must hold of record the shares of Immersed Common Stock that are the subject of such rights on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record such shares of Immersed Common Stock through the effective date of the Business Combination. Appraisal rights will be lost if your shares of Immersed Common Stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Immersed Common Stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Business Combination is completed, your shares of Immersed Common Stock (assuming that you hold them through the effective time of the Business Combination) will be converted into the right to receive the transaction consideration in respect thereof, as provided for in the Business Combination Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, an Immersed Stockholder wishing to exercise his, her or its appraisal rights must, within 20 days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Immersed Common Stock. The demand must reasonably inform Immersed of the identity of the stockholder of record and his, her or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Immersed Common Stock issued and outstanding immediately prior to the effective date will be entitled to assert appraisal rights for the shares of Immersed Common Stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Immersed Common Stock, fully and correctly, as the stockholder’s name appears on the Immersed stock certificate(s) or electronic certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Immersed Common Stock in connection with the Business Combination. The demand cannot be made by the beneficial owner of shares of Immersed Common Stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Immersed Common Stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Immersed of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Immersed Common Stock are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian) execution of the demand for appraisal should be made in that capacity. If shares of Immersed Common Stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Immersed Common Stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Immersed Common Stock as to which appraisal is sought. Where no number of shares of Immersed Common Stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Immersed Common Stock held in the name of the record holder. Stockholders who hold their shares of Immersed Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the effective date of the Business Combination, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the transaction consideration for his, her or its shares of Immersed Common Stock by delivering to Immersed a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Business Combination will require written approval of Immersed. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Business Combination, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Immersed Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Immersed does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the transaction consideration for his, her or its shares of Immersed Common Stock.

Within 120 days after the effective date of the Business Combination, either Immersed (as the surviving corporation following the Business Combination) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Immersed Common Stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Immersed. Maquia has no present intent to cause Immersed to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Immersed will file a petition. Accordingly, it is the obligation of the holders of Immersed Common Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Immersed Common Stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the Business Combination, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from Immersed a statement setting forth the aggregate number of shares of Immersed Common Stock for which a written consent adopting the Business Combination Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Immersed or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Immersed Common Stock may, in such person’s own name, file a petition for appraisal or request from Immersed such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon Immersed, then Immersed will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Immersed Common Stock and with whom agreements as to the value of their shares of Immersed Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Immersed Common Stock that are represented by stock certificates to submit such stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Immersed Common Stock, the Delaware Court of Chancery will appraise such shares of Immersed Common Stock, determining their fair value as of the effective date of the Business Combination after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Immersed stock certificates or electronic certificates, as applicable, representing their shares of Immersed Common Stock. Holders of Immersed Common Stock considering seeking appraisal should be aware that the fair value of their shares of Immersed Common Stock as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the Business Combination if they did not seek appraisal of their shares of Immersed Common Stock. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Business Combination through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Business Combination and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Immersed may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the transaction consideration. Moreover, neither of Maquia nor Immersed anticipates offering more than the transaction consideration to any stockholder exercising appraisal rights and Maquia and Immersed reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Immersed Common Stock is less than the per share Immersed Common Stock consideration.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Immersed Common Stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

Holders of Maquia Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

Maquia files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Maquia’s SEC filings, including this proxy statement/prospectus/consent solicitation statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus/consent solicitation statement or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Maquia by telephone or in writing:

Maquia Capital Acquisition Corporation

50 Biscayne Boulevard, Suite 2406

Miami, FL 33132

Telephone: (212) 647-0166

Attention: Secretary

You may also obtain these documents by requesting them in writing or by telephone from Maquia’s proxy solicitor at:

Advantage Proxy, Inc.

[Address]

Telephone: [•]

Banks and brokers can call collect at: [•]

Email: [•]

If you are a stockholder of Maquia and would like to request documents, please do so by one week prior to the meeting date to receive them before the Special Meeting. If you request any documents from Maquia, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

This proxy statement/prospectus/consent solicitation statement is part of a registration statement and constitutes a prospectus of Maquia with respect to the shares of Maquia Class A Common Stock to be issued if the Business Combination is consummated in addition to being a proxy statement of Maquia for its Special Meeting of stockholders. This proxy statement/prospectus/consent solicitation statement also constitutes a consent solicitation of Immersed Stockholders with respect to the approval of the Business Combination Agreement and Business Combination. As allowed by SEC rules, this proxy statement/prospectus/consent solicitation statement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus/consent solicitation statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus/consent solicitation statement.

All information contained or incorporated by reference in this proxy statement/prospectus/consent solicitation statement relating to Maquia has been supplied by Maquia, and all such information relating to Immersed has been supplied by Immersed. Information provided by either Maquia or Immersed does not constitute any representation, estimate or projection of any other party.

Neither Maquia or Immersed has authorized anyone to give any information or make any representation about the Business Combination or their respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation statement or in any of the materials that have been incorporated in this proxy statement/prospectus/consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus/consent solicitation statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus/consent solicitation statement does not extend to you. The information contained in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
MAQUIA CAPITAL ACQUISITION CORPORATION FINANCIAL STATEMENTS
Condensed Financial Statements (unaudited) as of June 30, 2023 and December 31, 2022 and for the three and six-month periods ended June 30, 2023 and June 30, 2022
Condensed Balance Sheets	F-2
Condensed Statements of Operations	F-3
Condensed Statements of Changes in Stockholders’ Deficit	F-4
Condensed Statements of Cash Flows	F-5
Notes to Financial Statements	F-6
Financial Statements as of December 31, 2022 and 2021 and for the years then ended
Independent Auditor’s Report	F-25
Balance Sheets	F-26
Statements of Operations	F-27
Statements of Changes in Stockholders’ Deficit	F-28
Statements of Cash Flows	F-29
Notes to Financial Statements	F-30
IMMERSED INC. FINANCIAL STATEMENTS
Condensed Financial Statements (unaudited) as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and June 30, 2022
Condensed Balance Sheets	F-47
Condensed Statements of Operations	F-48
Condensed Statements of Changes in Stockholders’ Equity	F-49
Condensed Statements of Cash Flows	F-50
Notes to Condensed Financial Statements	F-51
Financial Statements as of December 31, 2022 and 2021 and for the years then ended
Independent Auditor’s Report (PCAOB Firm ID # 5041)	F-63
Balance Sheets	F-64
Statements of Operations	F-65
Statements of Changes in Stockholders’ Equity	F-66
Statements of Cash Flows	F-67
Notes to Financial Statements	F-68

MAQUIA CAPITAL ACQUISITION CORPORATION

BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current asset
Cash and cash equivalents	$124,267	$67,022
Cash – restricted	261,900	—
Prepaid expenses	35,000	66,301
Total current assets	421,167	133,323

Investments held in the Trust Account	11,868,068	37,570,177
Total Assets	$12,289,235	$37,703,500

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$596,298	$379,783
Excise tax payable	265,380	—
Income tax payable	54,778	291,112
Due to Trust Account	261,900	—
Notes payable – Sponsor at cost	1,127,818	318,582
Convertible Note payable – Sponsor at fair value (cost: $3,461,944 at June 30, 2023 and December 31, 2022)	1,021,911	1,037,272
Total current liabilities	3,328,085	2,026,749

Deferred tax liability	100,266	46,496
Deferred underwriting compensation	5,192,916	5,192,916
Warrant liability - Private Placement Warrants	14,594	11,675
Warrant liability - Public Warrants	431,878	311,575
Total liabilities	9,067,739	7,589,412

Commitments and Contingencies (Note 5)
Class A Common Stock subject to possible redemption; 1,090,718 and 3,539,809 shares at redemption value of $10.91 and $10.52 per share as of June 30, 2023 and December 31, 2022, respectively	11,899,026	37,247,257

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,712,438 and 583,743 issued and outstanding (excluding 1,090,718 and 3,539,809 shares subject to possible redemption, as of June 30, 2023 and December 31, 2022, respectively)	271	58
Class B common stock, par value $0.0001; 10,000,000 shares authorized; 2,371,813 and 4,500,528 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	237	450
Accumulated deficit	(8,678,038)	(7,133,678)
Total Stockholders’ Deficit	(8,677,530)	(7,133,170)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$12,289,235	$37,703,500

The accompanying notes are an integral part of these unaudited financial statements

MAQUIA CAPITAL ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

(unaudited)

	For the	For the	For the	For the
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
General and administrative expenses	$352,825	$230,682	$522,819	$407,064
Total expenses	352,825	230,682	522,819	407,064

Other income (expenses)
Unrealized and realized gain on investment held in Trust Account	298,305	168,445	706,126	290,004
Change in fair value of derivative liabilities	(238,982)	2,169,295	(107,860)	4,967,129
Total other income	59,323	2,337,740	598,266	5,257,133
Income (loss) before tax	(293,502)	2,107,058	75,447	4,850,069
Income tax expense	(73,933)	—	(164,622)	—
Net income (loss)	$(367,435)	$2,107,058	$(89,175)	$4,850,069
Weighted average shares outstanding of Class A Common Stock, basic and diluted	3,926,398	17,893,462	4,024,430	17,893,462
Basic and diluted net income (loss) per share – Class A Common Stock	$(0.05)	$0.09	$(0.01)	$0.22
Weighted average shares outstanding of Class B Common Stock, basic and diluted	3,190,560	4,500,528	3,841,930	4,500,528
Basic and diluted net income (loss) per share - Class B Common Stock	$(0.05)	$0.09	$(0.01)	$0.22

The accompanying notes are an integral part of these unaudited financial statements

MAQUIA CAPITAL ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(unaudited)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Class A		Class B
	Common Stock		Common Stock		Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Deficit	Deficit
Balance as of January 1, 2023	583,723	$58	4,500,528	$450	$(7,133,678)	$(7,133,170)
Remeasurement of Class A common stock to redemption value	—	—	—	—	(745,006)	(745,006)
Net income	—	—	—	—	278,260	278,260
Balance March 31, 2023	583,723	58	4,500,528	450	(7,600,424)	(7,599,916)
Conversion of Class B to Class A common stock	2,128,715	213	(2,128,715)	(213)	—	—
Remeasurement of Class A common stock to redemption value	—	—	—	—	(444,799)	(444,799)
Finance cost of shares to be issued under non-redemption agreements					879,900	879,900
Contribution from Sponsor of shares to be issued under non-redemption agreements					(879,900)	(879,900)
Excise tax on redemption of Class A common stock	—	—	—	—	(265,380)	(265,380)
Net loss	—	—	—	—	(367,435)	(367,435)
Balance as of June 30, 2023	2,712,438	$271	2,371,823	$237	$(8,678,038)	$(8,677,530)

FOR THE SIX MONTHS ENDED JUNE 30, 2022

	Class A		Class B
	Common Stock		Common Stock		Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Deficit	Deficit
Balance as of January 1, 2022	583,723	$58	4,500,528	$450	$(9,310,329)	$(9,309,821)
Net income	—	—	—	—	2,743,011	2,743,011
Balance March 31, 2022	583,723	$58	4,500,528	450	(6,567,318)	(6,566,810)
Remeasurement of Class A common stock to redemption value	—	—	—	—	(1,730,972)	(1,730,972)
Net income	—	—	—	—	2,107,058	2,107,058
Balance as of June 30, 2022	583,723	$58	4,500,528	$450	$(6,191,232)	$(6,190,724)

The accompanying notes are an integral part of these unaudited financial statements

MAQUIA CAPITAL ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

(unaudited)

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2023	2022
Cash Flows From Operating Activities:
Net (loss) income	$(89,175)	$4,850,069
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized and realized gains on investments held in the Trust Account	(706,126)	(290,004)
Change in fair value of derivative liabilities	107,860	(4,967,129)
Changes in operating assets and liabilities:
Prepaid expenses	31,301	78,750
Income taxes payable	(236,334)	—
Deferred income taxes	53,770	—
Accounts payable and accrued expenses	216,514	(94,604)
Net Cash Used In Operating Activities	(622,190)	(422,917)

Cash Flows From Investing Activities:
Cash deposited into the Trust	(691,701)	(1,730,972)
Cash withdrawn from Trust for redemptions	26,538,036	—
Cash withdrawn from Trust for taxes	823,798	—
Net Cash Used In Investing Activities	26,670,133	(1,730,972)

Cash Flows From Financing Activities:
Cash paid for redemptions	(26,538,036)	—
Proceeds from Note payable - sponsor	809,238	1,730,972
Net Cash Provided By Investing Activities	(25,728,798)	1,730,972

Net change in cash and restricted cash	319,145	(422,917)

Cash and restricted cash at beginning of period	67,022	475,500

Cash and restricted cash at end of period	$386,167	$52,583

Supplemental disclosure of non-cash financing activities:
Excise tax on redemptions of Class A common stock subject to possible redemption	$265,380	$—
Remeasurement of Class A common stock subject to possible redemption	$1,189,805	$1,730,972
Due to Trust	$261,900	$—
Finance costs of shares to be issued under non-redmeption agreements	$879,900	$—

The accompanying notes are an integral part of these unaudited financial statements

MAQUIA CAPITAL ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Organization and General

Maquia Capital Acquisition Corporation (the “Company”) is a blank check company incorporated in the State of Delaware on December 10, 2020. There was no activity from December 10, 2020 through December 31, 2020. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on companies in the technology-focused middle market and emerging growth companies in North America.

At June 30, 2023, the Company had not yet commenced any operations. All activity through June 30, 2023 related to the Company’s formation and the Initial Public Offering which was consummated on May 7, 2021 (as defined below) and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income or unrealized gains on investments held in the trust account and gains or losses from the change in the fair value of the warrant liabilities. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Sponsor and Initial Financing

The Company’s sponsor is Maquia Investment North America LLC, (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on May 4, 2021. On May 7, 2021, the Company closed its Initial Public Offering of 16,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $160 million, and incurring offering costs of approximately $7.0 million, inclusive of $5,192,916 million in deferred underwriting commissions (Note 5). Each Unit consists of one share of the Company’s Class A common stock (the “Public Shares”) and one-half of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). On May 7, 2021, the Company issued 160,000 shares of Class B common stock to the underwriter for services rendered and recorded $1,209,600 which is recorded as a stock issuance cost.

Simultaneously with the closing of the Initial Public Offering, the Company consummated a private sale (the “Private Placement”) of 551,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) to the Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of approximately $5,510,000 (Note 4). The Private Placement Units are identical to the Units in the Initial Public Offering, except as otherwise disclosed in the Registration Statement. No underwriting discounts or commissions were paid with respect to such sale.

On May 10, 2021, the Company consummated the closing of the sale of 1,309,719 additional units of the Company’s Class A common stock, $0.0001 par value at a price of $10.00 per unit upon receiving notice of the underwriters’ election to partially exercise their overallotment option (“Over-allotment Units”), generating additional gross proceeds of $13,097,190 and incurred additional offering costs of $130,972 in underwriting fees. Each Over-allotment Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one warrant (each, an “Over-allotment Warrant” and, collectively, the “Over-allotment Warrants”). Each whole Warrant entitles the holder to purchase one Class A common stock at a price of $11.50 per share. Simultaneously with the exercise of the over-allotment, the Company consummated the private placement of an additional 32,743 private placement units (the “Over-allotment Private Placement Units”) to the Sponsor, generating gross proceeds of $327,430. As a result of the underwriters’ election to partially exercise their over-allotment option, 327,430 Founder Shares are no longer subject to forfeiture. The remaining 272,570 Founders shares were forfeited. On May 12, 2021, the Company issued 13,098 shares of Class B common stock to the underwriter for services rendered and recorded $99,021 which is recorded as a stock issuance cost.

The Trust Account

Following the closing of the Initial Public Offering in May 2021, $175.7 million of the net proceeds of the sale of the Units, the Private Placement Units, the Over-allotment Units and the Over-allotment Private Placement Units were placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company. The funds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

On May 5, 2023 the Company held a special meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the date by which the Company must consummate its initial business combination (the “Initial Business Combination”) from May 7, 2023 to February 7, 2024 (or such earlier date as determined by the board of directors) (the “Third Extension Charter Amendment”).

In connection with the May 5, 2023 special meeting, stockholders holding 2,449,091 shares of Class A common stock (“Public Shares”) exercised their right to redeem such shares. Following redemptions, the Company has 1,090,718 Public Shares outstanding. The Company withdrew from the Trust Account and disbursed to the redeeming public stockholders approximately $26.5 million.

In connection with the redemption, the Company recorded excise tax of $265,380. This excise tax may be reduced by shares issued by the Company in 2023.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes and up to $100,000 of interest that may be used for dissolution expenses, the proceeds from the Initial Public Offering and the Private Placement will not be released from the Trust Account until the earlier of: (i) the completion of the Company’s Initial Business Combination; (ii) the redemption of any Public Shares that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of Public Shares if the Company does not complete its Initial Business Combination within 24 months, now 30 months following the completion of the Third Extension (as defined below), from the closing of the Initial Public Offering or such a later date pursuant to stockholder approval or (B) with respect to any other provision relating to stockholders’ right or pre-Initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within the Combination Period (as defined below), subject to the requirements of applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, which was increased by an additional $0.20 per unit following our sponsor’s initial election to extend the period of time to consummate a business combination from 12-months following closing of our Initial Public Offering to 18 months following our Initial Public Offering (the “First Extension”))), plus the additional contributions to the Trust Account made by our sponsor in connection with the Second Extension (as defined below) and the Third Extension plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the shares of Class A common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. Because of the redemption feature noted above, the shares of Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The re-measurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor has agreed (a) to vote its Class B common stock, the common stock included in the Private Placement Units (the “Placement Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B common stock) and Private Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Class B common stock and Private Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company initially had until May 7, 2022 to consummate a Business Combination, which period was extended to November 7, 2022 following the First Extension. On November 4, 2022, the Company held a special meeting of stockholders in which the Company’s stockholders approved an amendment to extend the date by which the Company must consummate a Business Combination from November 7, 2022 to May 7, 2023 (the “Second Extension”).

On May 5, 2023, the Company held a special meeting of stockholders in which the Company’s stockholders approved another amendment to extend the date by which the Company must consummate a Business Combination from May 7, 2023 to February 7, 2024 (the “Third Extension,” and period of time through the Third Extension, the “Combination Period”).

On May 5, 2023, the Company and the Sponsor entered into a non-redemption agreement (“Non-Redemption Agreement”) with one or more unaffiliated third party or parties in exchange for such third party or third parties agreeing not to redeem an aggregate of 847,883 shares of the Company’s Class A common stock sold in its initial public offering (“Non-Redeemed Shares”) in connection with the special meeting of the stockholders called by the Company (the “Special Meeting”) to consider and approve an extension of time for the Company to consummate an initial business combination (the “Extension Proposal”) from May 7, 2023 to February 7, 2024 (the “Extension”). In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor has agreed to transfer to such third party or third parties an aggregate of 271,323 shares of the Company’s Class A common stock held by the Sponsor immediately following the consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the Special Meeting. The Company recorded $879,900 related to the non redemption agreements as a contribution from Sponsor and an adjustment to accumulated deficit in the statement of changes in stockholders’ deficit.

In connection with the Second Extension, the Sponsor made monthly loans of $159,291 through May 7, 2023. In connection with the Third Extension, the Sponsor will make additional monthly loans of $27,268 for each monthly period following May 7, 2023 through February 7, 2024 (or nine monthly contributions in total if the full Combination Period is required). As of December 31, 2022, an aggregate of $318,582 had been deposited into the trust account account related to the Second and Third Extensions.. As of June 30, 2023, an aggregate of $1,010,282 had been deposited into the trust account account related to the Second and Third Extensions.. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.15 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On August 8, 2023, the Company, Maquia Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), and Immersed Inc., a Delaware corporation (“Immersed”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which the Company and Immersed agreed to combine. Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), Merger Sub, a newly formed, wholly-owned direct subsidiary of Maquia, will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct subsidiary of Maquia (the “Surviving Corporation”). The consideration is $150,000,000 and will be paid at closing in shares of Maquia at a per share price equal to the then applicable redemption price.

Going Concern and Liquidity

In May 2021, the Company closed its Initial Public Offering of 17,309,719 Units at $10.00 per Unit, which includes underwriters’ over-allotment, generating gross proceeds of $173.1 million. Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 583,743 Private Placement Warrants, which includes underwriters’ over-allotment, to the Sponsor at a purchase price of $10.00 per Private Placement Warrant, generating gross proceeds of approximately $5,837,430.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares (Note 4), and a loan of $177,111 under an unsecured and noninterest bearing promissory note – related party (Note 4). Subsequent to the consummation of the Initial Public Offering, the Company plans to address its liquidity through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. The Company has incurred and expects to incur significant costs in pursuit of its acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern,” the Company has until February 7, 2024, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 7, 2024.

There is no assurance that the Company’s plans to consummate an Initial Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

The Inflation Reduction Act (“IR Act”) was enacted on August 16, 2022. The IR Act includes provisions imposing a 1% excise tax on share repurchases that occur after December 31, 2022 and introduces a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income. The CAMT was effective for the Company on January 1, 2023 and as a result of the redemptions in May 2023, the Company recorded an excise tax liability in the amount of $265,380.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.

In the opinion of the Company’s management, the unaudited financial statements as of June 30, 2023 include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of June 30, 2023 and its results of operations and cash flows for the three and six months ended June 30, 2023. The results of operations for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2023 or any future interim period.

Emerging growth company

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.

The Company will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the Initial Public Offering, (b) in which the Company’s total annual gross revenue is at least $1.235 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (ii) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at June 30, 2023 or December 31, 2022.

Restricted cash

Cash that is encumbered or otherwise restricted as to its use is included in restricted cash. As of June 30, 2023 and December 31, 2022, the balance was $261,900 and $0, respectively. Restricted cash at June 30, 2023 represents cash that was over withdrawn from the Trust Account and was subsequently returned to the Trust Account after June 30, 2023.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Deferred offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Upon completion of the Initial Public Offering, offering costs associated with warrant liabilities have been expensed and presented as non-operating expenses in the statement of operations and offering costs associated with the Class A common stock have been charged to stockholders’ equity. Offering costs of $584,295 consisted principally of costs incurred in connection with preparation for the Initial Public Offering. These offering costs, together with the underwriter fees of $6,923,888, were charged to additional paid-in capital upon completion of the Initial Public Offering. Of these costs, $494,344 were allocated to the Public Warrants and the Private Placement Warrants and are included in the statement of operations as a component of other income (expense). After the Initial Public Offering occurred, offering costs with a fair value of $1,837,821 were recorded in connection with Class B Common Stock issued to the underwriters and a consultant.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2023 and December 31, 2022 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

While ASC 740 identifies usage of the effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant unusual or infrequent. Computing the ETR for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants for any other change in fair value of a complex financial instrument), the timing of any potential Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expenses in the current period based on 740-270-25-3 which states, “if an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (or benefit) but is otherwise able to make a reliable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the unusual elements that can impact its annualized book income and its impact on ETR. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2023.

The Company’s effective tax rate was (25.2)% and 218.2% for the three and six months ended June 30, 2023, respectively. The Company’s effective tax rate was 0% for the three and six months ended June 30, 2022. The effective tax rate differs from the statutory tax rate of 21.0% for the three and six months ended June 30, 2023 and 2022, due to changes in the valuation allowance on the deferred tax assets.

Class A Common Stock Subject to Possible Redemption

The Company accounts for the Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480, “Distinguishing Liabilities from Equity.” Shares of the common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of the common stock (including shares of the common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the issuer’s control) are classified as temporary equity. At all other times, shares of the common stock are classified as stockholders’ equity. The Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022, the shares of the Class A common stock subject to possible redemption in the amount of $11,899,026 and $37,247,257, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value, which approximates fair value, at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial carrying value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

	Shares	Dollars
Gross proceeds	17,309,719	$175,693,636
Less:	—
Proceeds allocated to the fair value of warrants	—	(11,760,676)
Class A common stock issuance costs and overallotment costs	—	(3,832,731)
Plus:
Accretion of carrying value to redemption value	—	15,593,409
Class A common stock subject to possible redemption – December 31, 2021	17,309,719	175,693,636
Sponsor deposits	—	3,780,526
Redemption and withdrawals	(13,769,910)	(143,462,986)
Remeasurement carrying value to redemption value	—	5,016,618
Class A common stock subject to possible redemption – December 31, 2022	3,539,809	37,247,257
Remeasurement carrying value to redemption value	—	745,006
Class A common stock subject to possible redemption – March 31, 2023	3,539,809	37,992,263
Redemption and withdrawals	(2,449,091)	(26,538,036)
Remeasurement carrying value to redemption value	—	444,799
Class A common stock subject to possible redemption – June 30, 2023	1,090,718	$11,899,026

Net income (loss) per share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating income per share of common stock. Re-measurement associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 8,946,731 shares of Class A common stock in the aggregate. As of June 30, 2023 and December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented.

Class B Founder Shares subject to forfeiture are not included in weighted average shares outstanding until the forfeiture restrictions lapse.

Non-redeemable common stock includes the Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	For the Three Months		For the Six Months
	Ended June 30, 2023		Ended June 30, 2023
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share
Numerator:
Allocation of net loss	$(202,713)	$(164,723)	$(45,622)	$(43,553)
Denominator:
Basic and diluted weighted average shares outstanding	3,926,398	3,190,560	4,024,430	3,841,930

Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.01)	$(0.01)

	For the Three Months		For the Six Months
	Ended June 30, 2022		Ended June 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$1,685,646	$421,412	$3,875,305	$974,764
Denominator:
Basic and diluted weighted average shares outstanding	17,893,462	4,500,528	17,893,462	4,500,528

Basic and diluted net income per share	$0.09	$0.09	$0.22	$0.22

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of June 30, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1	Inputs: Unadjusted quoted prices for identical assets or instruments in active markets.
Level 2

Inputs: Quoted prices for similar instruments in active markets and quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3	Inputs: Significant inputs into the valuation model are unobservable.

The Company does not have any recurring Level 2 assets or liabilities, see Note 8 for Level 3 assets and liabilities. The carrying value of the Company’s financial instruments including its cash and accrued liabilities approximate their fair values principally because of their short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” The Company’s derivative instruments are recorded at fair value as of the closing date of the Initial Public Offering (i.e., March 15, 2021) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

The Company has determined that the Public Warrants and the Private Placement Warrants are derivative instruments. As the Public Warrants and the Private Placement Warrants meet the definition of a derivative, the Public Warrants and the Private Placement Warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statement of operations in the period of change.

The Company has determined that the conversion option of the Convertible Note payable (the “Note”) is a derivative instrument. The Company has elected to recognize the Note, including the conversion option, at fair value as permitted under ASC Topic 815. The Note is measured at fair value at issuance and at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statement of operations in the period of change. The Company recognized an unrealized gain on fair value of debt for the change in the fair value of the Note of $39,806 and $15,361 for the three and six months ended June 30, 2023, which is included in change in fair value of derivative liabilities on the accompanying statements of operations. There were gains of $1,362,630 and $1,362,630 for the three and six months ended June 30, 2022, which is included in change in fair value of derivative liabilities on the accompanying statements of operations.

Warrant Instruments

The Company accounts for the Public Warrants and the Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement, respectively, in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging,” whereby under that provision the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the Public Warrants and the Private Placement Warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statement of operations. The fair value of the Public Warrants and the Private Placement Warrants will be estimated using an internal valuation model. The Company’s valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.

Recently issued accounting pronouncements

We do not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, which was consummated in May 2021, the Company sold 17,309,719 Units, which includes underwriters’ over-allotment, at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $173.1 million. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment.

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On January 28, 2021, the Company issued an aggregate of 5,750,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash. On May 4, 2021, the Sponsor returned to the Company, at no cost, an aggregate of 1,150,000 founder shares, which the Company cancelled. Shares and associated accounts have been retroactively restated to reflect the surrender of 1,150,000 Class B ordinary shares to the Company for no consideration on May 4, 2021. The Sponsor also transferred 70,000 founder shares to ARC Group Limited in consideration of services provided by such party as financial advisor to the Company in connection with the offering and recorded $529,200 which is recorded as a stock issuance cost. As a result, the Sponsor currently owns 4,530,000 founder shares. Such Class B common stock included an aggregate of up to 600,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Units and underlying securities). On May 7, 2021, the Company issued 160,000 shares of Class B common stock to the underwriter for services rendered and recorded $1,209,600 which is recorded as a stock issuance cost. On May 12, 2021, the Company issued 13,098 shares of Class B common stock to the underwriter for services rendered and recorded $99,021 which is recorded as a stock issuance cost. As a result of the underwriters’ election to partially exercise their over-allotment option on May 10, 2021, 272,570 Founder Shares are no longer subject to forfeiture.

The initial stockholder has agreed not to transfer, assign or sell any of the Class B common stock or shares of Common Stock issuable upon conversion thereof, until the earlier to occur of (A) six months after the completion of the Company’s initial Business Combination and (B) subsequent to the Company’s initial Business Combination, (x) if the reported last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

On April 21, 2023, the Sponsor elected to convert on a one-for-one basis one-half of the Founder Shares held by it, or 2,128,715 shares of the Company’s Class B common stock (the “Founder Conversion”), into shares of Class A common, and following the Founder Conversion, the Sponsor continued to own 2,128,715 shares of Class B common stock. The 2,128,715 shares of Class A common stock issued to the Sponsor in connection with the Founder Conversion and the 2,128,715 shares of Class B common stock continued to be owned by our Sponsor are collectively referred to herein, where the context warrants after the Founder Conversion, as the “Founder Shares”. The Founder Shares following the Founder Conversion are subject to the same restrictions as the Class B common stock before the Founder Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for the IPO. The Founder Shares are entitled to registration rights.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of an aggregate of 583,743 units, which includes underwriters’ over-allotment, to the Sponsor at a purchase price of $10.00 per unit, generating gross proceeds to the Company in the amount of $5,837,430. During the three months ended September 30, 2021, due to the downsizing of the Initial Public Offering, $124,289 of funds were returned to the Sponsor.

A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.

Promissory Note – Related Party

On January 29, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Initial Public Offering. The note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the consummation of the Initial Public Offering. In 2021, the Company borrowed $177,111 under this promissory note, which was repaid in full. As of June 30, 2023 and December 31, 2022, the Company had no balance outstanding under the promissory note with the Sponsor.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required

(“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes and any other loans made by the Sponsor or its affiliates (including the loans made to effectuate extensions as described below), the Company’s officers and directors, or the Company’s and their affiliates prior to or in connection with a Business Combination may be converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Pursuant to its amended and restated certificate of incorporation, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination). In order to effectuate such extensions, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,730,972 ($0.10 per share) on or prior to the date of the applicable deadline, for each three-month extension (or up to an aggregate of $3,461,944 or $0.20 per share if the Company extends for the full six months). Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of a Business Combination out of the proceeds of the trust account released to it. If the Company does not consummate a Business Combination, such loans will not be repaid.

On May 3, 2022 the Company issued a convertible note payable (the “Note”) in the principal amount of $1,730,972 (the “Extension Payment”) to the Sponsor in connection with the First Extension. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Note may be converted into units of the Company (the “Conversion Units”) with the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units. On August 4, 2022, the Company amended and restated the Note (the “Amended Note”) in its entirety solely to increase the principal amount thereunder from $1,730,972 to $3,461,944. The Company has elected the fair value option of accounting for this note (see Note 8).

The table below provides the balances for the convertible extension notes as of June 30, 2023 and December 31, 2022:

			(Carrying
	(At Cost)		value)
	Convertible		Convertible
	Extension	Fair value	Extension
	Note	adjustment	Note
Balance, January 1, 2022	$—	$—	$—
Proceeds	3,461,944	—	3,461,944
Fair value adjustment	—	(2,424,672)	(2,424,672)
Balance, December 31, 2022	3,461,944	(2,424,672)	1,037,272
Fair value adjustment	—	24,445	24,445
Balance, March 31, 2023	3,461,944	(2,400,227)	1,061,717
Fair value adjustment	—	(39,806)	(39,806)
Balance, June 30, 2023	$3,461,944	$(2,440,033)	$1,021,911

As a result of stockholder approval of the Second Extension Charter Amendment, and the Company’s implementation thereof, the Sponsor or its designees will contribute to the Company as a loan an aggregate of $ 0.045 for each share of Class A commons stock that is not redeemed, for each calendar month (commencing on November 7, 2022 and on the 7th day of each subsequent month) until May 7, 2023 (each, a “Second Extension Period”), or portion thereof, that is needed to complete an initial business combination (the “Second Extension Contribution”).

As a result of stockholder approval of the Second Extension and the Company’s implementation thereof, on November 14, 2022, the Company issued a promissory note in the principal amount of up to $955,748 to the Sponsor, pursuant to which the Sponsor loaned to the Company up to an aggregate of $955,748 (the “Second Extension Funds”) to deposit into the Company’s trust account for each share of the Company’s Class A common stock that was not redeemed in connection with the Second Extension.

The Company deposited the Second Extension Funds into the Trust Account, which equates to approximately $0.045 per non-redeemed Public Share, for each month past November 7, 2022 until May 7, 2023 that the Company needed to complete an Initial Business Combination.

Based on the outstanding 3,539,809 Public Shares following redemptions in connection with Second Extension, each monthly Contribution was $159,291 which was deposited in the Trust Account within five (5) business days from the beginning of such calendar month (or portion thereof).

In connection with the Third Extension, on May 22, 2023, the Company issued a promissory note in the aggregate principal amount of up to $245,412 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $245,412 to deposit into the Company’s Trust Account for the Public Shares, for each calendar month (commencing on May 7, 2023 and each month thereafter) until February 7, 2024, with each monthly contribution being $27,268 based on 1,090,718 Public Shares outstanding following the approval of the Third Extension.

The Company will have the sole discretion whether to continue extending for additional calendar months until February 7, 2024. If the Company opts not to utilize any remaining portion of the Third Extension, then the Company will liquidate and dissolve promptly in accordance with its charter, and its Sponsor’s obligation to make additional contribution in connection with Third Extension will terminate.

On May 22, 2023, the Company also issued a promissory note (the “May Working Capital Note”) in the principal amount of $250,000 to the Sponsor to fund the Company’s ongoing working capital needs. The May Working Capital Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company.

The table below provides the notes payable balances as of June 30, 2023 and December 31, 2022:

	2nd	3rd
	Extension	Extension	Working	Total Notes
	Note	Note	capital	payable
Balance, January 1, 2022	$—	$—	$—	$—
Proceeds	318,582	—		318,582
Balance, December 31, 2022	318,582	—	—	318,582
Proceeds	477,873	—		477,873
Balance, March 31, 2023	796,455	—	—	796,455
Proceeds	159,291	54,536	117,536	331,363
Balance, June 30, 2023	$955,746	$54,536	$117,536	$1,127,818

Non-redemption agreements

On May 5, 2023, the Company and the Sponsor entered into a non-redemption agreement (“Non-Redemption Agreement”) with one or more unaffiliated third party or parties in exchange for such third party or third parties agreeing not to redeem an aggregate of 847,883 shares of the Company’s Class A common stock sold in its initial public offering (“Non-Redeemed Shares”) in connection with the special meeting of the stockholders called by the Company (the “Special Meeting”) to consider and approve an extension of time for the Company to consummate an initial business combination (the “Extension Proposal”) from May 7, 2023 to February 7, 2024 (the “Extension”). In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor has agreed to transfer to such third party or third parties an aggregate of 271,323 shares of the Company’s Class A common stock held by the Sponsor immediately following the consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the Special Meeting. The Company recorded $879,900 related to the non redemption agreements as a contribution from Sponsor and an adjustment to accumulated deficit in the statement of changes in stockholders’ deficit.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, the representative shares (see Note 7) as well as the holders of the Private Placement Units (and underlying securities) and any securities issued in payment of working capital loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. Notwithstanding anything to the contrary, such holders may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the Initial Public Offering. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these common stock are to be released from escrow. The holders of a majority of the Private Placement Units (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, such holders may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,400,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with this issuance, the Company recorded an over-allotment liability of $162,847. On May 12, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,309,719 Units. Upon partial exercise of the over-allotment option, an additional 32,743 private units were purchased and $59,141 of the remaining overallotment liability was recorded to change in fair value of derivative liabilities in the accompanying statement of operations. As a result of the underwriters’ election to partially exercise their over-allotment option, 272,570 Founder Shares are no longer subject to forfeiture.

The underwriters were entitled to a cash underwriting discount of: (i) one percent (1.00%) of the gross proceeds of the Initial Public Offering. The cash discount of $1,730,972 was paid in May 2021 upon the closing of the IPO. In addition, the underwriters are entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Initial Public Offering upon the closing of a Business Combination. The deferred fee after the IPO was consummated in May 2021 was $5,192,916. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Right of First Refusal

For a period beginning on the closing of this offering and ending 18 months from the closing of a business combination, we have granted EF Hutton, division of Benchmark Investment, LLC a right of first refusal to acting as sole investment banker, sole book runner and/or sole placement for any and all future private or public equity and debt offerings, including equity-linked financings during such period. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement of which this prospectus forms a part.

NOTE 6. WARRANTS

At June 30, 2023 and December 31, 2022, the Company had 8,654,860 Public Warrants and 291,872 Private Placement Warrants outstanding, respectively.

On April 12, 2021, the SEC issued a statement with respect to the accounting for warrants issued by special purchase acquisition companies. In light of the SEC Staff’s Statement, the Company has determined that the fair value of the warrants should be classified as a warrant liability on the Company’s balance sheets and subsequent changes to the fair value of the warrants will be recorded in the Company’s statements of operations.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or

(b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Public Warrants are exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,
●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and
●	if, and only if, there is a current registration statement in effect with respect to the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants are not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The exercise price is $11.50 per share, subject to adjustment as described herein. In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classified each Warrant as a liability at its fair value, and the Warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the Warrants will be reclassified as of the date of the event that causes the reclassification.

In the Company’s fiscal quarter ended on June 30, 2021, the warrants detached from the units and started trading, therefore, since the fiscal quarter ended on June 30, 2021, the trading price for the public warrants will be used as the fair value of the public warrants.

For the private warrants at June 30, 2023 and December 31, 2022, the following assumptions were used to calculate the fair value:

	June 30,	December 31,
	2023	2022
Risk-free interest rate	4.08%	3.98%
Expected life	5.60 years	5.35 years
Expected volatility of underlying stock	0%	0%
Dividends	0%	0%

As of June 30, 2023 and December 31, 2022, the derivative liability was $446,473 and $323,251, respectively. In addition, for the three and six months ended June 30, 2023 and 2022, the Company recorded losses of $278,788 and $123,221, respectively, on the change in fair value of the derivative warrants which is included in change in fair value of derivative liabilities in the accompanying statements of operations. For the three and six months ended June 30, 2022, the Company recorded gains of $806,665 and $3,604,499, respectively, on the change in fair value of the derivative warrants which is included in change in fair value of derivative liabilities in the accompanying statements of operations.

NOTE 7. STOCKHOLDERS’ DEFICIT

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 3,803,156 and 4,123,552 shares of the Class A Common Stock, including 1,090,718 and 3,539,809, of shares of the Class A Common Stock subject to possible redemption, that were classified as temporary equity in the accompanying balance sheets.

On November 4, 2022, the Company held a special meeting in lieu of the 2022 annual meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the date by which the Company must consummate its initial business combination from November 7, 2022 to May 7, 2023 or such earlier date as determined by the Company’s board of directors (the “Board”). The Company filed the Charter Amendment with the Secretary of State of the State of Delaware on November 4, 2022.

In connection with the November 4, 2022 Meeting, stockholders holding 13,769,910 shares of Class A common stock (“Public Shares”) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account (“Trust Account”). As a result, approximately $143,462,997 (approximately $10.42 per Public Share) was removed from the Trust Account and paid to such holders and approximately $36.9 million remains in the Trust Account after the redemption event. Following redemptions, the Company has 3,539,809 Public Shares outstanding.

On May 5, 2023, the Company held a special meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s Charter Amendment to extend the date by which the Company must consummate its initial business combination from May 7, 2023 to February 7, 2024 or such earlier date as determined by the Board. The Company filed the Charter Amendment with the Secretary of State of the State of Delaware on May 5, 2023.

In connection with the May 5, 2023 Meeting, stockholders holding 2,449,091 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account. As a result, approximately $26,538,036 (approximately $10.84 per Public Share) was removed from the Trust Account and paid to such holders and approximately $11.6 million remains in the Trust Account after the redemption event. Following redemptions, the Company has 1,090,718 Public Shares outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 2,371,813 and 4,500,528 shares of Class B common stock issued and outstanding held by the Sponsor, a consultant and the underwriter. On May 4, 2021, the Company effected a cancellation agreement with the Sponsor, pursuant to which the Company cancelled 1,150,000 founder shares, resulting in the Sponsor holding 4,600,000 founder shares (of which 600,000 of such shares being subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full) so that the initial stockholders will own 20% of the issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering and excluding the Founder Shares). The Sponsor also transferred 70,000 Founder Shares to ARC Group Limited in consideration of services provided by such party as financial advisor to the Company in connection with the Initial Public Offering. Shares and associated accounts have been retroactively restated to reflect the surrender of 1,150,000 Class B ordinary shares. The Class B common stock will automatically convert into shares of Class A common stock at the time of the consummation of our initial business combination, on a one-for-one basis. In connection with April 21, 2023 Meeting, the Sponsor exchanged 2,128,715 Class B shares for 2,128,715 Class A shares.

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value at June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		June 30,	December 31,
Description	Level	2023	2022
Assets:
Marketable securities held in the Trust Account	1	$11,868,068	$37,570,177

Liabilities:
Convertible Note payable – Sponsor	3	$1,021,911	$1,037,272
Warrant Liability – Private Placement Warrants	3	$14,594	$11,675
Warrant Liability – Public Warrants	1	$431,878	$311,575

The Public Warrants and the Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities in the balance sheets. The Warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of Warrant liabilities in the statement of operations.

Upon consummation of the Initial Public Offering, the Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of the Class A Common Stock and one-half of one Public Warrant), (ii) the sale of the Private Placement Warrants and (iii) the issuance of the Class B Common Stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to the Class A Common Stock subject to possible redemption (temporary equity), the Class A Common Stock (permanent equity) and the Class B Common Stock (permanent equity) based on their relative fair values at the initial measurement date. At the initial measurement date, the Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs.

As of June 30, 2023 and December 31, 2022, the Public Warrants were valued using the publicly available price for the Warrant and are classified as Level 1 on the Fair Value Hierarchy. As of June 30, 2023 and December 31, 2022, the Company used a modified Black-Scholes model to value the Private Placement Warrants. The Company relied upon the implied volatility of the Public Warrants and the implied volatilities of comparable companies and the closing price as of June 30, 2023 and December 31, 2022 per Public Warrant to estimate the volatility for the Private Placement Warrants. As of June 30, 2023 and December 31, 2022, the Private Placement Warrants were classified within Level 3 of the Fair Value Hierarchy at the measurement dates due to the use of unobservable inputs.

As of June 30, 2023, the fair value of the convertible note payable is the aggregate of (i) the liquidation-adjusted present value of the straight debt, discounted by a six-month risk-free yield of 5.5% and spread on extrapolatable corporate bonds of 8.8% prevalent at the time of valuation; (ii) the liquidation-adjusted fair value of the call option using the Black-Scholes method taking the stock price $10.74, six-month risk-free yield of 5.5% and volatility of 23.7% observed in extrapolatable benchmarks, prevalent at the time of the valuation; and (iii) the fair value of the warrants derived at $0.10 from the convertible units. The assumption for the probably of a business combination is 30%.

As of December 31, 2022, the fair value of the convertible note payable is the aggregate of (i) the liquidation-adjusted present value of the straight debt, discounted by a six-month risk-free yield of 4.7% and spread on extrapolatable corporate bonds of 10.2% prevalent at the time of valuation; (ii) the liquidation-adjusted fair value of the call option using the Black-Scholes method taking the stock price $10.64, six-month risk-free yield of 4.7% and volatility of 28.1% observed in extrapolatable benchmarks, prevalent at the time of the valuation; and (iii) the fair value of the warrants derived at $0.10 from the convertible units. The assumption for the probably of a business combination is 30%.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On August 2, 2023, the Company issued a promissory note (the “August Working Capital Note”) in the principal amount of up to $150,000 to the Sponsor to fund the Company’s ongoing working capital needs. The August Working Capital Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company.

On August 8, 2023, the Company, Maquia Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), and Immersed Inc., a Delaware corporation (“Immersed”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which the Company and Immersed agreed to combine. Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), Merger Sub, a newly formed, wholly-owned direct subsidiary of Maquia, will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct subsidiary of Maquia (the “Surviving Corporation”). The consideration is $150,000,000 and will be paid at closing in shares of Maquia at a per share price equal to the then applicable redemption price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Maquia Capital Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Maquia Capital Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022 and, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has until May 7, 2023 to complete a Business Combination or the Company will cease all operations except for the purpose of liquidating. Further, the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT
April 3, 2023

MAQUIA CAPITAL ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
Current asset
Cash and cash equivalents	$67,022	$475,500
Prepaid expenses	66,301	157,500
Total current assets	133,323	633,000

Other assets	—	50,300
Investments held in the Trust Account	37,570,177	175,719,039
Total Assets	$37,703,500	$176,402,339

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$670,895	$326,436
Notes payable – Sponsor at cost	318,582	—
Note payable – Sponsor at fair value (cost: $3,461,944 and $0 at December 31, 2022 and December 31, 2021, respectively)	1,037,272	—
Total current liabilities	2,026,749	326,436

Deferred tax liability	46,496	—
Deferred underwriting compensation	5,192,916	5,192,916
Warrant liability - Private Placement Warrants	11,675	182,128
Warrant liability - Public Warrants	311,575	4,317,044
Total liabilities	7,589,412	10,018,524

Commitments and Contingencies (Note 5)
Class A Common Stock subject to possible redemption; 3,539,809 and 17,309,719 shares at redemption value of $10.52 and $10.15 per share as of December 31, 2022 and 2021, respectively	37,247,257	175,693,636

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 583,743 issued and outstanding (excluding 3,539,809 and 17,309,719 shares subject to possible redemption, as of December 31, 2022 and 2021, respectively)	58	58
Class B common stock, par value $0.0001; 10,000,000 shares authorized; 4,500,528 issued and outstanding	450	450
Accumulated deficit	(7,133,678)	(9,310,329)
Total Stockholders’ Deficit	(7,133,170)	(9,309,821)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$37,703,500	$176,402,339

The accompanying notes are an integral part of these financial statements

MAQUIA CAPITAL ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2022	2021
General and administrative expenses	$1,012,437	$468,814
Total expenses	1,012,437	468,814

Other income
Unrealized and realized gain on investment held in Trust Account	1,942,709	25,391
Offering costs allocated to warrants	—	(494,344)
Change in fair value of derivative liabilities	6,600,605	7,320,644

Total other income	8,543,314	6,851,691
Income before tax	7,530,877	6,382,877
Income tax expense	(337,607)	—
Net income	$7,193,270	$6,382,877
Weighted average shares outstanding of Class A Common Stock, basic and diluted	15,737,185	12,860,378
Basic and diluted net income per share - Class A Common Stock	$0.36	$0.37
Weighted average shares outstanding of Class B Common Stock, basic and diluted	4,500,528	4,534,875
Basic and diluted net income per share - Class B Common Stock	$0.36	$0.37

The accompanying notes are an integral part of these financial statements

MAQUIA CAPITAL ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE YEAR ENDED DECEMBER 31, 2021

	Class A		Class B
	Common Stock		Common Stock		Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Deficit	(Deficit)
Balance as of January 1, 2022	583,723	$58	4,500,528	$450	$(9,310,329)	$(9,309,821)

Remeasurement of Class A common stock to redemption value	—	—	—	—	(5,016,618)	(5,016,618)
Net income	—	—	—	—	7,193,270	7,193,270
Balance December 31, 2022	583,723	$58	4,500,528	$450	(7,133,678)	(7,133,170)

	Class A		Class B			Additional
	Common Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2021	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	4,600,000	460	24,540	—	25,000

Forfeiture of Class B Common Stock	—	—	(272,570)	(27)	27	—	—

Accretion of Class A common stock to redemption amount	583,723	58	173,098	17	(24,567)	(15,568,917)	(15,593,409)

Return of private placement funds to Sponsor (see Note 4)	—	—	—	—	—	(124,289)	(124,289)

Net income	—	—	—	—	—	6,382,877	6,382,877

Balance as of December 31, 2021	583,723	$58	4,500,528	$450	$—	$(9,310,329)	$(9,309,821)

The accompanying notes are an integral part of these financial statements

MAQUIA CAPITAL ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2022	2021
Cash Flows From Operating Activities:
Net income	$7,193,270	$6,382,877
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized and realized gains on investments held in the Trust Account	(1,942,709)	(25,391)
Offering costs allocated to warrants	—	494,344
Change in fair value of derivative liabilities	(6,600,605)	(7,320,644)
Changes in operating assets and liabilities:
Prepaid expenses	141,499	(207,800)
Deferred tax liability	46,496	—
Accounts payable and accrued expenses	344,460	326,435
Net Cash Used In Operating Activities	(817,590)	(350,179)

Cash Flows From Investing Activities:
Cash withdrawn from the Trust Account	143,872,097	—
Cash deposited into Trust Account	(3,780,526)	(175,693,648)
Net Cash Provided by (Used In) Financing Activities	140,091,571	(175,693,648)

Cash Flows From Financing Activities:
Sale of Units in the Initial Public Offering, net of underwriting discount	—	171,366,206
Sale of Private Placement Units to Sponsor	—	5,837,430
Proceeds from the Sponsor promissory note	3,780,526	177,111
Repayment of the Sponsor promissory note	—	(177,111)
Return of excess private placement funds to Sponsor	—	(124,900)
Payment of offering costs	—	(584,409)
Redemption of Class A common stock	(143,462,986)	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Net Cash (Used in) Provided By Financing Activities	(139,682,460)	176,519,327

Net change in cash	(408,479)	475,500

Cash at beginning of period	475,500	—

Cash at end of period	$67,022	$475,500

Supplemental disclosure of cash payments:
Cash paid for taxes	$—	$—

Supplemental disclosure of non-cash financing activities:
Initial value of Class A Common Stock subject to possible redemption	$—	$175,693,648
Remeasurement of Class A common stock subject to possible redemption	$5,016,618	$5,192,916
Deferred underwriting compensation charged to additional paid-in capital in connection with the Initial Public Offering	$—	$162,847
Initial classification of fair value of warrants	$—	$11,760,676

The accompanying notes are an integral part of these financial statements

MAQUIA CAPITAL ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Organization and General

Maquia Capital Acquisition Corporation (the “Company”) is a blank check company incorporated in the State of Delaware on December 10, 2020. There was no activity from December 10, 2020 through December 31, 2020. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on companies in the technology-focused middle market and emerging growth companies in North America.

At December 31, 2022, the Company had not yet commenced any operations. All activity through December 31, 2022 related to the Company’s formation and the Initial Public Offering which was consummated on May 7, 2021 (as defined below) and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income or unrealized gains on investments held in the trust account and gains or losses from the change in the fair value of the warrant liabilities. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Sponsor and Initial Financing

The Company’s sponsor is Maquia Investment North America LLC, (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on May 4, 2021. On May 7, 2021, the Company closed its Initial Public Offering of 16,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $160 million, and incurring offering costs of approximately $7.0 million, inclusive of $5,192,916 million in deferred underwriting commissions (Note 5). Each Unit consists of one share of the Company’s Class A common stock (the “Public Shares”) and one-half of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). On May 7, 2021, the Company issued 160,000 shares of Class B common stock to the underwriter for services rendered and recorded $1,209,600 which is recorded as a stock issuance cost.

Simultaneously with the closing of the Initial Public Offering, the Company consummated a private sale (the “Private Placement”) of 551,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) to the Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of approximately $5,510,000 (Note 4). The Private Placement Units are identical to the Units in the Initial Public Offering, except as otherwise disclosed in the Registration Statement. No underwriting discounts or commissions were paid with respect to such sale.

On May 10, 2021, the Company consummated the closing of the sale of 1,309,719 additional units of the Company’s Class A common stock, $0.0001 par value at a price of $10.00 per unit upon receiving notice of the underwriters’ election to partially exercise their overallotment option (“Over-allotment Units”), generating additional gross proceeds of $13,097,190 and incurred additional offering costs of $130,972 in underwriting fees. Each Over-allotment Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one warrant (each, an “Over-allotment Warrant” and, collectively, the “Over-allotment Warrants”). Each whole Warrant entitles the holder to purchase one Class A common stock at a price of $11.50 per share. Simultaneously with the exercise of the over-allotment, the Company consummated the private placement of an additional 32,743 private placement units (the “Over-allotment Private Placement Units”) to the Sponsor, generating gross proceeds of $327,430. As a result of the underwriters’ election to partially exercise their over-allotment option, 327,430 Founder Shares are no longer subject to forfeiture. The remaining 272,570 Founders shares were forfeited. On May 12, 2021, the Company issued 13,098 shares of Class B common stock to the underwriter for services rendered and recorded $99,021 which is recorded as a stock issuance cost.

The Trust Account

Following the closing of the Initial Public Offering in May 2021, $175.7 million of the net proceeds of the sale of the Units, the Private Placement Units, the Over-allotment Units and the Over-allotment Private Placement Units were placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company. The funds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. See Note 4 for the November redemption.

In connection with the November 4, 2022 special meeting, stockholders holding 13,769,910 shares of Class A common stock (“Public Shares”) exercised their right to redeem such shares. Following redemptions, the Company has 3,539,809 Public Shares outstanding.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes and up to $100,000 of interest that may be used for dissolution expenses, the proceeds from the Initial Public Offering and the Private Placement will not be released from the Trust Account until the earlier of: (i) the completion of the Company’s Initial Business Combination; (ii) the redemption of any Public Shares that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of Public Shares if the Company does not complete its Initial Business Combination within 24 months from the closing of the Initial Public Offering or such a later date pursuant to stockholder approval or (B) with respect to any other provision relating to stockholders’ right or pre-Initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within the Combination Period (as defined below), subject to the requirements of applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share (subject to an increase of up to an additional $0.20 per unit in the event that our sponsor elects to extend the period of time to consummate a business combination, as described in more detail in this report)), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the shares of Class A common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. Because of the redemption feature noted above, the shares of Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The re-measurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor has agreed (a) to vote its Class B common stock, the common stock included in the Private Placement Units (the “Placement Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B common stock) and Private Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Class B common stock and Private Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

Prior to the amendment to the Company’s charter on November 4, 2022, the Company had until November 7, 2022 to consummate a Business Combination. On November 4, 2022, the Company held a special meeting of stockholders in which the Company’s stockholders approved an amendment to extend the date by which the Company must consummate a Business Combination from November 7, 2022 to May 7, 2023 (the “Combination Period”). The Sponsor will make monthly loans of $159,291 for this extension. As of December 31, 2023, an aggregate of $318,582 had been deposited into the trust account to support the first five month of the extension. As of April 3, 2023, an aggregate of $796,457 had been deposited into the trust account to support the first five month of the extension. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.15 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity

In May 2021, the Company closed its Initial Public Offering of 17,309,719 Units at $10.00 per Unit, which includes underwriters’ over-allotment, generating gross proceeds of $173.1 million. Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 583,743 Private Placement Warrants, which includes underwriters’ over-allotment, to the Sponsor at a purchase price of $10.00 per Private Placement Warrant, generating gross proceeds of approximately $5,837,430.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares (Note 4), and a loan of $177,111 under an unsecured and noninterest bearing promissory note – related party (Note 4). Subsequent to the consummation of the Initial Public Offering, the Company plans to address its liquidity through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. The Company has incurred and expects to incur significant costs in pursuit of its acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern,” the Company has until May 7, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 7, 2023.

There is no assurance that the Company’s plans to consummate an Initial Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

The Inflation Reduction Act (“IR Act”) was enacted on August 16, 2022. The IR Act includes provisions imposing a 1% excise tax on share repurchases that occur after December 31, 2022 and introduces a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income. The CAMT will be effective for us beginning in fiscal year 2024. We currently are not expecting the IR Act to have a material adverse impact to our financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging growth company

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.

The Company will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the Initial Public Offering, (b) in which the Company’s total annual gross revenue is at least $1.235 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (ii) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 2022 or December 31, 2021.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Deferred offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Upon completion of the Initial Public Offering, offering costs associated with warrant liabilities have been expensed and presented as non-operating expenses in the statement of operations and offering costs associated with the Class A common stock have been charged to stockholders’ equity. Offering costs of $584,295 consisted principally of costs incurred in connection with preparation for the Initial Public Offering. These offering costs, together with the underwriter fees of $6,923,888, were charged to additional paid-in capital upon completion of the Initial Public Offering. Of these costs, $494,344 were allocated to the Public Warrants and the Private Placement Warrants and are included in the statement of operations as a component of other income (expense). After the Initial Public Offering occurred, offering costs with a fair value of $1,837,821 were recorded in connection with Class B Common Stock issued to the underwriters and a consultant.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2022 and December 31, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Class A Common Stock Subject to Possible Redemption

The Company accounts for the Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480, “Distinguishing Liabilities from Equity.” Shares of the common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of the common stock (including shares of the common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the issuer’s control) are classified as temporary equity. At all other times, shares of the common stock are classified as stockholders’ equity. The Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and December 31, 2021, the shares of the Class A common stock subject to possible redemption in the amount of $37,247,257 and $175,693,636, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value, which approximates fair value, at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial carrying value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

	Shares	Dollars
Gross proceeds	17,309,719	$175,693,636
Less:	—
Proceeds allocated to the fair value of warrants	—	(11,760,676)
Class A common stock issuance costs and overallotment costs	—	(3,832,731)
Plus:	—
Accretion of carrying value to redemption value	—	15,593,409
Class A common stock subject to possible redemption - December 31, 2021	17,309,719	175,693,636
Sponsor deposits	—	3,780,526
Redemption and withdrawals	(13,769,910)	(143,462,986)
Remeasurement carrying value to redemption value	—	5,016,618
Class A common stock subject to possible redemption – December 31, 2022	3,539,809	$37,247,257

Net income per share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating income per share of common stock. Re-measurement associated with the redeemable shares of Class A common stock is excluded from income per common share as the redemption value approximates fair value.

The calculation of diluted income per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 8,946,731 shares of Class A common stock in the aggregate. As of December 31, 2022 and December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per common share is the same as basic net income per common share for the period presented.

Class B Founder Shares subject to forfeiture are not included in weighted average shares outstanding until the forfeiture restrictions lapse.

Non-redeemable common stock includes the Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	For the Year
	Ended December 31,
	2022
	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$5,593,607	$1,599,663
Denominator:
Basic and diluted weighted average shares outstanding	15,737,185	4,500,528

Basic and diluted net income per share	$0.36	$0.36

	For the
	Year Ended
	December 31, 2021
	Class A	Class B
Basic and diluted net income (per share
Numerator:
Allocation of net income	$4,718,886	$1,663,991
Denominator:
Basic and diluted weighted average shares outstanding	12,860,378	4,534,875

Basic and diluted net income per share	$0.37	$0.37

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of December 31, 2022 and 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1    Inputs: Unadjusted quoted prices for identical assets or instruments in active markets.

Level 2    Inputs: Quoted prices for similar instruments in active markets and quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3    Inputs: Significant inputs into the valuation model are unobservable.

The Company does not have any recurring Level 2 assets or liabilities, see Note 8 for Level 3 assets and liabilities. The carrying value of the Company’s financial instruments including its cash and accrued liabilities approximate their fair values principally because of their short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” The Company’s derivative instruments are recorded at fair value as of the closing date of the Initial Public Offering (i.e., March 15, 2021) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

The Company has determined that the Public Warrants and the Private Placement Warrants are derivative instruments. As the Public Warrants and the Private Placement Warrants meet the definition of a derivative, the Public Warrants and the Private Placement Warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statement of operations in the period of change.

The Company has determined that the conversion option of the Note is a derivative instrument. The Company has elected to recognize the Note, including the conversion option, at fair value as permitted under ASC Topic 815. The Note is measured at fair value at issuance and at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statement of operations in the period of change. The Company recognized an unrealized gain on fair value of debt for the change in the fair value of the Note of $2,424,673 for year ended December 31, 2022, which is included in change in fair value of derivative liabilities on the accompanying statements of operations. There were no unrealized gains or losses for the year ended December 31, 2021.

Warrant Instruments

The Company accounts for the Public Warrants and the Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement, respectively, in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging,” whereby under that provision the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the Public Warrants and the Private Placement Warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statement of operations. The fair value of the Public Warrants and the Private Placement Warrants will be estimated using an internal valuation model. The Company’s valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.

Recently issued accounting pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We early adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

We do not believe that any recently other issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, which was consummated in May 2021, the Company sold 17,309,719 Units, which includes underwriters’ over-allotment, at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $173.1 million. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment.

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On January 28, 2021, the Company issued an aggregate of 5,750,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash. On May 4, 2021, the Sponsor returned to the Company, at no cost, an aggregate of 1,150,000 founder shares, which the Company cancelled. Shares and associated accounts have been retroactively restated to reflect the surrender of 1,150,000 Class B ordinary shares to the Company for no consideration on May 4, 2021. The Sponsor also transferred 70,000 founder shares to ARC Group Limited in consideration of services provided by such party as financial advisor to the Company in connection with the offering and recorded $529,200 which is recorded as a stock issuance cost. As a result, the Sponsor currently owns 4,530,000 founder shares. Such Class B common stock included an aggregate of up to 600,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Units and underlying securities). On May 7, 2021, the Company issued 160,000 shares of Class B common stock to the underwriter for services rendered and recorded $1,209,600 which is recorded as a stock issuance cost. On May 12, 2021, the Company issued 13,098 shares of Class B common stock to the underwriter for services rendered and recorded $99,021 which is recorded as a stock issuance cost. As a result of the underwriters’ election to partially exercise their over-allotment option on May 10, 2021, 272,570 Founder Shares are no longer subject to forfeiture.

The initial stockholder has agreed not to transfer, assign or sell any of the Class B common stock or shares of Common Stock issuable upon conversion thereof, until the earlier to occur of (A) six months after the completion of the Company’s initial Business Combination and (B) subsequent to the Company’s initial Business Combination, (x) if the reported last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of an aggregate of 583,743 units, which includes underwriters’ over-allotment, to the Sponsor at a purchase price of $10.00 per unit, generating gross proceeds to the Company in the amount of $5,837,430. During the three months ended September 30, 2021, due to the downsizing of the Initial Public Offering, $124,289 of funds were returned to the Sponsor.

A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.

Promissory Note – Related Party

On January 29, 2021, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the Initial Public Offering. The note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the consummation of the Initial Public Offering. In 2021, the Company borrowed $177,111 under this promissory note, which was repaid in full. As of December 31, 2022 and 2021, the balance outstanding under the promissory note with the Sponsor was $0.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes and any other loans made by the Sponsor or its affiliates (including the loans made to effectuate extensions as described below), the Company’s officers and directors, or the Company’s and their affiliates prior to or in connection with a Business Combination may be converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Pursuant to its amended and restated certificate of incorporation, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination). In order to effectuate such extensions, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,730,972 ($0.10 per share) on or prior to the date of the applicable deadline, for each three-month extension (or up to an aggregate of $3,461,944 or $0.20 per share if the Company extends for the full six months). Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of a Business Combination out of the proceeds of the trust account released to it. If the Company does not consummate a Business Combination, such loans will not be repaid.

On May 3, 2022 the Company issued a promissory note (the “Note”) in the principal amount of $1,730,972 (the “Extension Payment”) to the Sponsor in connection with the First Extension (as defined below). The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial business combination is consummated and (ii) the liquidation of the Company. At the election of the Sponsor, up to $1,500,000 of the unpaid principal amount of the Note may be converted into units of the Company (the “Conversion Units”) with the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units. On August 4, 2022, the Company amended and restated the Note (the “Amended Note”) in its entirety solely to increase the principal amount thereunder from $1,730,972 to $3,461,944 in connection with the Second Extension.

As a result of stockholder approval of the Charter Amendment, and the Company’s implementation thereof, the Sponsor or its designees will contribute to the Company as a loan an aggregate of $ 0.045 for each share of Class A commons stock that is not redeemed, for each calendar month (commencing on November 7, 2022 and on the 7th day of each subsequent month) until May 7, 2023 (each, an “Extension Period”), or portion thereof, that is needed to complete an initial business combination (the “Contribution”).

As a result of stockholder approval of the Extension and the Company’s implementation thereof, on November 14, 2022, the Company issued a promissory note in the principal amount of up to $955,748 to the Sponsor, pursuant to which the Sponsor loaned to the Company up to an aggregate of $955,748 (the “Extension Funds”) to deposit into the Company’s trust account for each share of the Company’s Class A common stock that was not redeemed in connection with the Extension.

The Company will cause the Extension Funds to be deposited into the Trust Account, which equates to approximately $0.045 per non-redeemed Public Share, for each month past November 7, 2022 until May 7, 2023 that the Company needs to complete an Initial Business Combination.

The Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s Initial Business Combination, or (b) the date of the liquidation of the Company.

Based on the outstanding 3,539,809 Public Shares following redemptions, each monthly Contribution will be $159,291 which will be deposited in the Trust Account within five (5) business days from the beginning of such calendar month (or portion thereof). The Company will have the sole discretion whether to continue extending for additional calendar months until May 7, 2023. If the Company opts not to utilize any remaining portion of the Extension Period, then the Company will liquidate and dissolve promptly in accordance with its charter, and its Sponsor’s obligation to make additional Contributions will terminate. The Company made deposits totaling $318,582 during the year ended December 31, 2022 representing the first two months of extension payments.

The Company has elected the fair value options for the notes, as of December 31, 2022 outstanding loans were $3,461,944 and the carrying value was $1,082,647 as the $3,143,362 of such loans are carried at fair value (see Note 8).

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, the representative shares (see Note 7) as well as the holders of the Private Placement Units (and underlying securities) and any securities issued in payment of working capital loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. Notwithstanding anything to the contrary, such holders may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the Initial Public Offering. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these common stock are to be released from escrow. The holders of a majority of the Private Placement Units (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, such holders may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,400,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with this issuance, the Company recorded an over-allotment liability of $162,847. On May 12, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,309,719 Units. Upon partial exercise of the over-allotment option, an additional 32,743 Private Placement Units were purchased and $59,141 of the remaining overallotment liability was recorded to change in fair value of derivative liabilities in the accompanying statement of operations. As a result of the underwriters’ election to partially exercise their over-allotment option, 272,570 Founder Shares are no longer subject to forfeiture.

The underwriters were entitled to a cash underwriting discount of: (i) one percent (1.00%) of the gross proceeds of the Initial Public Offering. The cash discount of $1,730,972 was paid in May 2021 upon the closing of the IPO. In addition, the underwriters are entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Initial Public Offering upon the closing of a Business Combination. The deferred fee after the IPO was consummated in May 2021 was $5,192,916. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Right of First Refusal

For a period beginning on the closing of this offering and ending 18 months from the closing of a business combination, we have granted EF Hutton, division of Benchmark Investment, LLC a right of first refusal to acting as sole investment banker, sole book runner and/or sole placement for any and all future private or public equity and debt offerings, including equity-linked financings during such period. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement of which this prospectus forms a part.

NOTE 6. WARRANTS

At December 31, 2022 and December 31, 2021, the Company had 8,654,860 Public Warrants and 291,872 Private Placement Warrants outstanding, respectively.

On April 12, 2021, the SEC issued a statement with respect to the accounting for warrants issued by special purchase acquisition companies. In light of the SEC Staff’s Statement, the Company has determined that the fair value of the warrants should be classified as a warrant liability on the Company’s balance sheets and subsequent changes to the fair value of the warrants will be recorded in the Company’s statements of operations.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Public Warrants are exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and
●	if, and only if, there is a current registration statement in effect with respect to the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants are not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The exercise price is $11.50 per share, subject to adjustment as described herein. In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classified each Warrant as a liability at its fair value, and the Warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the Warrants will be reclassified as of the date of the event that causes the reclassification.

In the Company’s fiscal quarter ended on June 30, 2021, the warrants detached from the units and started trading, therefore, since the fiscal quarter ended on June 30, 2021, the trading price for the public warrants will be used as the fair value of the public warrants.

For the private and public warrant at the IPO date, and for the Private Placement Warrants at December 31, 2022, the following assumptions were used to calculate the fair value:

	December 31,		December 31,		May 7,
	2022		2021		2021
Risk-free interest rate	3.98%		0.32-1.26%		0.8%
Expected life	5.35	years	5	years	5.0	years
Expected volatility of underlying stock	0%		5 – 12%		20%
Dividends	0%		0%		0%

As of December 31, 2022 and December 31, 2021, the derivative liability was $323,251 and $4,499,172, respectively. In addition, for the years ended December 31, 2022 and 2021, the Company recorded gains of $4,175,922 and $7,320,644, respectively, on the change in fair value of the derivative warrants which is included in change in fair value of derivative liabilities in the accompanying statements of operations.

NOTE 7. STOCKHOLDERS’ EQUITY (DEFICIT)

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2022 and December 31, 2021, there were 4,123,552 and 17,893,462 shares of the Class A Common Stock, including 3,539,809 and 17,309,719, respectively, of shares of the Class A Common Stock subject to possible redemption, that were classified as temporary equity in the accompanying balance sheets.

On November 4, 2022, the Company held a special meeting in lieu of the 2022 annual meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the date by which the Company must consummate its initial business combination from November 7, 2022 to May 7, 2023 or such earlier date as determined by the Company’s board of directors (the “Board”). The Company filed the Charter Amendment with the Secretary of State of the State of Delaware on November 4, 2022.

In connection with the Meeting, stockholders holding 13,769,910 shares of Class A common stock (“Public Shares”) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account (“Trust Account”). As a result, approximately $143,462,997 (approximately $10.42 per Public Share) was removed from the Trust Account and paid to such holders and approximately $36.9 million remains in the Trust Account after the redemption event. Following redemptions, the Company has 3,539,809 Public Shares outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 4,500,528 shares of Class B common stock issued and outstanding held by the Sponsor a consultant and the underwriter. On May 4, 2021, the Company effected a cancellation agreement with the Sponsor, pursuant to which the Company cancelled 1,150,000 founder shares, resulting in the Sponsor holding 4,600,000 founder shares (of which 600,000 of such shares being subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full) so that the initial stockholders will own 20% of the issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering and excluding the Founder Shares). The Sponsor also transferred 70,000 Founder Shares to ARC Group Limited in consideration of services provided by such party as financial advisor to the Company in connection with the Initial Public Offering. Shares and associated accounts have been retroactively restated to reflect the surrender of 1,150,000 Class B ordinary shares. The Class B common stock will automatically convert into shares of Class A common stock at the time of the consummation of our initial business combination, on a one-for-one basis.

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,	December 31,
Description	Level	2022	2021
Assets:
Marketable securities held in the Trust Account	1	$37,570,177	$175,719,039

Liabilities:
Note payable – Sponsor	3	$1,037,272	—
Warrant Liability – Private Placement Warrants	3	$11,675	$182,128
Warrant Liability – Public Warrants	1	$311,575	$4,317,044

The Public Warrants and the Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities in the balance sheets. The Warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of Warrant liabilities in the statement of operations.

Upon consummation of the Initial Public Offering, the Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of the Class A Common Stock and one-half of one Public Warrant), (ii) the sale of the Private Placement Warrants and (iii) the issuance of the Class B Common Stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to the Class A Common Stock subject to possible redemption (temporary equity), the Class A Common Stock (permanent equity) and the Class B Common Stock (permanent equity) based on their relative fair values at the initial measurement date. At the initial measurement date, the Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs.

As of December 31, 2022 and 2021, the Public Warrants were valued using the publicly available price for the Warrant and are classified as Level 1 on the Fair Value Hierarchy. As of December 31, 2022 and 2021, the Company used a modified Black-Scholes model to value the Private Placement Warrants. The Company relied upon the implied volatility of the Public Warrants and the implied volatilities of comparable companies and the closing price as of December 31, 2022 and 2021 per Public Warrant to estimate the volatility for the Private Placement Warrants. As of December 31, 2022 and 2021, the Private Placement Warrants were classified within Level 3 of the Fair Value Hierarchy at the measurement dates due to the use of unobservable inputs.

As of December, 31, 2022, the fair value of the note is the aggregate of (i) the liquidation-adjusted present value of the straight debt, discounted by a six-month risk-free yield of 4.5% and spread on extrapolatable corporate bonds of 11.2% prevalent at the time of valuation; (ii) the liquidation-adjusted fair value of the call option using the Black-Scholes method taking the stock price $10.42, six-month risk-free yield of 4.5% and volatility of 31.6% observed in extrapolatable benchmarks, prevalent at the time of the valuation; and (iii) the fair value of the warrants derived at $0.10 from the convertible units. The assumption for the probably of a business combination is 30%.

At issuance, the fair value of the note is the aggregate of (i) the liquidation-adjusted present value of the straight debt, discounted by a six-month risk-free yield of 1.4% and spread on extrapolatable corporate bonds of 7.8% prevalent at the time of valuation; (ii) the liquidation-adjusted fair value of the call option using the Black-Scholes method taking the stock price $10.15, six-month risk-free yield of 4.5% and volatility of 26.4% observed in extrapolatable benchmarks, prevalent at the time of the valuation; and (iii) the fair value of the warrants derived at $0.10 from the convertible units. The assumption for the probably of a business combination is 20%.

NOTE 9. TAXES

The Company’s net deferred tax assets (liabilities) is as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets (liabilities):
Net operating losses	$—	$107,105
Start up costs	207,331	—
Unrealized gain on investments held in Trust account	(46,496)	(1,603)
Total deferred tax assets	160,835	105,502

Valuation Allowance	(207,331)	(105,502)

Deferred tax liability, net	$(46,496)	$—

Below is breakdown of the income tax provision.

	For the	For the
	Year	Year
	Ended	Ended
	December 31, 2022	December 31, 2021
Federal
Current	$234,087	$—
Deferred	(38,730)	(93,119)
State and local
Current	48,434	—
Deferred	(8,013)	(12,383)
Change in valuation allowance	101,829	105,502
Income tax provision	$337,607	$—

As of December 31, 2021, the Company had $450,159 of U.S. federal loss carryovers and $450,159 of state operating loss carryovers that do not expire and are available to offset future taxable income. There were no NOLs as of December 31, 2022. The net operating losses are not available to be used until the tax returns are filed.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and 2021, the change in the valuation allowance was $101,829 and $105,502.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	For the	For the
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2022	2021
U.S. federal statutory rate	21.0%	21.0%
State tax, net of federal tax benefit	4.4%	2.8%
Change in fair value of warrant liability	(14.1)%	(27.3)%
Change in fair value of debt	8.2%	—
Warrant issuance costs	—%	1.8%
Other	—%	—%
Valuation allowance	1.4%	1.7%
Income tax provision	4.5%	—

The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2022 and 2021, due to the valuation allowance recorded on the Company’s net operating losses and start up costs as well as the change in the fair value of the warrant liability and debt, state tax, net of federal tax benefit and the warrant issuance costs. The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers Florida to be a significant state tax jurisdiction.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as identified below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

IMMERSED INC.

CONDENSED BALANCE SHEETS (UNAUDITED)

As of June 30, 2023 and December 31, 2022

	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash in bank	$757,333	$2,491,953
Accounts receivable	309	13,569
Prepaid expenses and other assets	234,784	199,697
Total Current Assets	992,426	2,705,219

Non-Current Assets:
Digital assets, net	122,685	353,463
Operating lease right-of-use asset, net	466,051	622,176
Intangible assets - domain name, net	222,001	25,338
Property and equipment, net	72,808	95,543
Total Non-Current Assets	883,545	1,096,520
TOTAL ASSETS	$1,875,971	$3,801,739

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$220,845	$142,757
Deferred revenue	263,480	783,917
Operating lease liability, current	356,109	341,918
Total Current Liabilities	840,434	1,268,592

Non-Current Liabilities:
Operating lease liability, non-current	155,269	337,381
Total Non-Current Liabilities	155,269	337,381
Total Liabilities	995,703	1,605,973

Stockholders’ Equity:
Series 1 Preferred stock, $0.00001 par value, 8,950,000 shares authorized, 8,315,265 shares issued and outstanding, liquidation preference of $34,184,635, as of both December 31, 2022 and 2021	82	82
Common stock, $0.00001 par value, 30,000,000 shares authorized, 4,641,185 and 4,547,352 shares issued and outstanding as of December 31, 2022 and 2021, all respectively	46	46
Additional paid-in capital	14,155,527	13,993,016
Accumulated deficit	(13,275,387)	(11,797,378)
Total Stockholders’ Equity	880,268	2,195,766
TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$1,875,971	$3,801,739

See accompanying notes, which are an integral part of these condensed financial statements.

IMMERSED INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month periods ended June 30, 2023 and June 30, 2022

	June 30
	2023	2022

Revenues:
Subscription revenue	$112,260	$170,337
Total revenues	112,260	170,337

Operating Expenses:
General and administration expenses	778,870	1,602,464
AR/VR product expenses	1,098,276	970,469
Marketing and advertising	736	307,285
Digital asset impairment losses (gains on sale), net	(242,268)	359,156
Professional fees	103,543	39,022
Total Operating Expenses	1,739,157	3,278,396

Loss from Operations	(1,626,897)	(3,108,059)

Other Income (Expenses):
Grant income	100,000	450,000
Interest income	7,932	7,913
Other income	41,209	3,217
Loss on disposal of property and equipment	(253)	—
Total Other Income (Expenses):	148,888	461,130

Net Loss	$(1,478,009)	$(2,646,929)

Weighted average common stock outstanding - basic and diluted	4,642,393	4,618,612
Net loss per share - basic and diluted	$(0.32)	$(0.57)

See accompanying notes, which are an integral part of these condensed financial statements.

IMMERSED INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

For the six-month periods ended June 30, 2023 and June 30, 2022

	Series 1 Preferred Stock		Common Stock		Additional		Total
	Number of		Number of		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity/(Deficit)
Balance at December 31, 2021	8,315,265	$82	4,547,352	$46	$12,740,040	$(5,843,974)	$6,896,194
Issuance of common stock upon exercise of stock warrants	—	—	81,633	—	816	—	816
Stock-based compensation - stock options	—	—	—	—	764,766	—	764,766
Net loss	—	—	—	—	—	(2,646,929)	(2,646,929)
Balance at June 30, 2022	8,315,265	82	4,628,985	46	13,505,622	(8,490,903)	5,014,847

Balance at December 31, 2022	8,315,265	$82	4,641,185	$46	$13,993,016	$(11,797,378)	$2,195,766
Issuance of common stock upon exercise of stock options	—	—	4,048	—	3,320	—	3,320
Stock-based compensation - stock options	—	—	—	—	159,191	—	159,191
Net loss	—	—	—	—	—	(1,478,009)	(1,478,009)
Balance at June 30, 2023	8,315,265	$82	4,645,233	$46	$14,155,527	$(13,275,387)	$880,268

See accompanying notes, which are an integral part of these condensed financial statements.

IMMERSED INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month periods ended June 30, 2023 and June 30, 2022

	June 30
	2023	2022
Cash Flows from Operating Activities
Net loss	$(1,478,009)	$(2,646,929)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	24,924	15,664
Bad debt expense	16,497	13,437
Stock-based compensation	159,191	764,766
Amortization of discount on operating lease liability	15,242	—
Loss on disposal of property and equipment	253	—
Digital asset impairment losses (gains on sale), net	(242,268)	359,156
Change in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(3,237)	(25,057)
(Increase)/decrease in prepaid expenses	(35,087)	(19,065)
(Increase)/decrease in digital assets	473,047	(615,323)
(Increase)/decrease in operating lease right-of-use asset	156,125	—
Increase/(decrease) in accounts payable	136,344	9,660
Increase/(decrease) in accrued expenses	(58,256)	32,870
Increase/(decrease) in deferred revenue	(520,437)	648,248
Increase/(decrease) in operating lease liability	(183,162)	—
Net Cash Used in Operating Activities	(1,538,833)	(1,462,573)

Cash Flows from Investing Activities
Purchase of intangible assets	(200,000)	—
Proceeds from sale of property and equipment	1,975	—
Purchase of property and equipment	(1,082)	(33,933)
Cash Used in Investing Activities	(199,107)	(33,933)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	3,320	814
Net Cash Provided by Financing Activities	3,320	814

Net change in cash in bank	(1,734,620)	(1,495,692)
Cash in bank at beginning of year	2,491,953	6,864,753
Cash in bank at end of year	$757,333	$5,369,061

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

See accompanying notes, which are an integral part of these condensed financial statements.

NOTE 1: NATURE OF OPERATIONS

Immersed Inc., previously known as AraJoy Inc., (“the Company”) was incorporated on January 4, 2017 under the laws of the State of Delaware. Effective November 29, 2017, the Company amended its certificate of incorporation to change its corporate name from AraJoy Inc. to Immersed Inc.

The Company is a software company providing virtual reality offices for remote teams and individuals. Currently, the Company’s technology is available on the following platforms: Facebook/Meta Quest, HTC, coming soon to Pico and planning to expand onto other platforms in the future.

During 2022, the Company created Immersed Virtual Property (“vProperty”) to enable customers to own and customize their own virtual spaces. The deeds to the virtual property were in the form of non-fungible tokens (NFT’s). In 2023, the Company decided to cancel that project due to refocusing on spatial computing. The Company has since refunded the majority of vProperty sales.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history. The Company has not yet produced significant revenues and also has unknown impacts from the ongoing COVID-19 pandemic.

Going Concern

The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America (“US GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company sustained net losses amounting to $1,478,009 and $2,646,929 for the six-month periods ended June 30, 2023 and 2022, respectively, and has an accumulated deficit of $13,275,387 as of June 30, 2023. The Company has negative cash flows from operating activities of $1,538,833 and $1,462,573 for the six-month periods ended June 30, 2023 and 2023, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to mitigate the conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern include immediate plans to raise additional funds to meet obligations through both a private capital raise and a public crowdfunding campaign and to increase revenue through hiring sales staff and aggressively selling current and future product offerings. The Company’s ability to meet its obligations as they become due is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, and/or to obtain additional external capital financing. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as going concern.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of June 30, 2023 and December 31, 2022, the Company’s cash in bank balance exceeded federally insured limits by $381,347 and $2,042,675, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with customers and other factors. Provisions for losses on accounts receivable are determined based on loss experience, known and inherent risk in the account balance and current economic conditions. As of June 30, 2023 and December 31, 2022, management considers its accounts receivable as fully collectible and no allowance for doubtful accounts has been recorded.

For the six-month periods ended June 30, 2023 and 2022, the Company wrote off $16,497 and $13,437 of its accounts receivable as bad debt expense.

Prepaid Expenses

Prepaid expenses include rent paid in advance, service fees and subscription fees for periods subsequent to June 30, 2023 and December 31, 2022.

Digital Assets

During the period ended June 30, 2022, the Company acquired 297 Ethereum through the sale of Immersed Virtual Property (“vProperty”). The deeds to the vProperty are in the form of Non-Fungible Tokens (“NFTs”). See deferred revenue accounting policy for additional information on deposits held from these vProperty sales.

The Company accounts for its digital assets, which are comprised solely of Ethereum, as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other. The Company has ownership of and control over its Ethereum and uses a self-custodial wallet to store its Ethereum. The Company’s digital assets are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition.

The Company determines the fair value of its Ethereum on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market for Ethereum (Level 1 inputs). The Company performs an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices on the active exchange, indicate that it is more likely than not that any of the assets are impaired. In determining if an impairment has occurred, the Company considers the lowest price of one Ethereum quoted on the active exchange at any time since acquiring the specific Ethereum held by the Company. If the carrying value of an Ethereum exceeds that lowest price, an impairment loss has occurred with respect to that Ethereum in the amount equal to the difference between its carrying value and such lowest price.

Impairment losses are recognized as “Digital asset impairment losses” in the Company’s statements of operations in the period in which the impairment occurs. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains (if any) are not recorded until realized upon sale, at which point they would be presented net of any impairment losses in the Company’s statements of operations. In determining the gain to be recognized upon sale, the Company calculates the difference between the sales price and carrying value of the specific Ethereum sold immediately prior to sale.

During the period ended June 30, 2022 the Company recorded digital asset impairment losses of $359,156. The Company did not sell any digital assets during the period ended June 30, 2022 and held 286 Ethereum as of June, 30, 2022.

The Company did not sell any digital assets during the year ended December 31, 2022 and held 362 Ethereum as of December 31, 2022.

During the period ended June 30, 2023, the Company acquired 1 additional Ethereum through the sale of vProperty and subsequently sold the 363 Ethereum held on February 18, 2023, recording a gain of $259,048.

During the period ended June 30, 2023, the Company decided to cancel that vProperty project due to refocusing on spatial computing. The Company purchased 327 Ethereum to facilitate refunds of the vProperty deposits and refunded 251 Ethereum of the vProperty deposits resulting in a gain on the refund settlements of $37,235. The Company held 76 Ethereum at the end of the period ended June 30, 2023 and recorded digital asset impairment losses of $16,779 on the remaining 76 Ethereum held.

The Company may continue to incur significant digital asset impairment losses in the future.

Property and Equipment and Domain

Property and equipment and domains are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. Depreciation/amortization is recorded for property and equipment and domain names using the straight-line method over the estimated useful lives of assets, which is currently 5-7 years.

Property and equipment as of June 30, 2023 and December 31, 2022 were as follows:

	2023	2022
Equipment	$107,412	$109,698
Furniture and fixture	34,250	34,250
Total property and equipment	141,662	143,948
Less accumulated depreciation	68,854	48,405
Property and equipment, net	$72,808	$95,543

	2023	2022
Domain name	$228,685	$28,685
Less accumulated amortization	6,684	3,347
Domain name, net	$222,001	$25,338

Depreciation and amortization expense of $24,924 and $15,664 was recorded on these assets for the six-month periods ended June 30, 2023 and 2022, respectively.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. The adoption of ASC 842 had no impact on the Company’s balance sheet as of January 1, 2022.

Impairment of Long-Lived Assets

The management continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the management assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the management recognizes an impairment loss based on the excess of the carrying amount over the fair value of the Company’s long-lived assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

For the six-month periods ended June 30, 2023 and 2022, the Company disposed property and equipment with carrying amount of $2,229 and $0, received $1,975 and $0 in proceeds, and recognized a $253 and $0 as loss on disposals of property and equipment in the statements of operations, all respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash in bank, accounts receivable, digital assets, accounts payable, and accrued expenses.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

As of June 30, 2023 and December 31, 2022, the carrying amounts of the Company’s financial assets and liabilities reported in the balance sheets approximate their fair value.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

Revenue Recognition

ASC Topic 606, Revenue from Contracts with Customers establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted on January 1, 2019 and retroactively applied to the periods presented.

The Company enters into monthly and yearly subscription plans with our customers to provide immersive virtual reality offices where customers can spawn up to 5 virtual monitors and can collaborate with others in the same virtual space. We recognize revenue ratably over the term of the agreement, as our performance obligation is satisfied over time.

During 2022, the Company received a grant from Meta (Facebook) and certain milestones valued at $450,000 were achieved during the six-month period ended June 30, 2023. These amounts are recorded to grant income on the statements of operations. During 2023, the Company achieved an additional milestone for the Meta (Facebook) grant valued at $100,000 during the six-month period ended June 30, 2023.

Deferred Revenue

As of June 30, 2023 and December 31, 2022, deferred revenue pertaining to revenue collected but not yet earned amounted to $263,480 and $783,917, respectively, and are recognized as current liabilities in the balance sheets.

As of June 30, 2023 and December 31, 2022, deferred revenue pertaining to the Immersed virtual reality application annual subscription amounted to $30,171 and $36,820, respectively. The Company expects to recognize all deferred revenue for subscriptions in 2023.

During 2022, the Company created Immersed Virtual Property (“vProperty”) and was paid 297 Ethereum in deposits for vProperty for the period through June 30, 2022 and was paid a total of 377 Ethereum in deposits for vProperty for the period through December 31, 2022.

As of the date of the deposits, the Ethereum received was valued at $643,660 for deposits thru June 30, 2022 and $747,096 for total deposits through December 31, 2022 and these amounts are recorded in deferred revenue on the balance sheet and will be recognized as revenue when the vProperty is developed and accessible to customers.

During the period ended June 30, 2023, the Company was paid 2 Ethereum in deposits for vProperty valued at $2,338 as of the date of the deposits.

During the period ended June 30, 2023, the Company decided to cancel that vProperty project due to refocusing on spatial computing. No vProperty was delivered to customers. As customers returned the vProperty deeds, the Company refunded the vProperty deposits to customers in Ethereum.

During the period ending June 30, 2023, the Company refunded deposits in the amount of 258 Ethereum valued at $516,125 as of the date of the deposits. The remaining balance of vProperty deposits as of June 30, 2023 was 121 Ethereum valued at $233,309 as of the date of the deposits. Remaining vProperty deposits will continue to be refunded as vProperty deeds are returned by customers.

See digital assets accounting policy for additional information regarding digital assets.

Marketing and Advertising Expense

Marketing and advertising expenses are expensed as incurred.

Marketing and advertising expenses consists of the following for the six-month period ended June 30, 2023 and 2022:

	June 30
	2023	2022
Meetings & materials for funding	$—	$7,337
Business conference tickets	8	5,223
Paid advertisements	50	270
Content production	678	198,776
Sponsored videos	—	—
Sponsored events	—	95,679
Public relations and communications	—	—
Marketing and advertising expenses	$736	$307,285

AR/VR Product Expenses

AR/VR product expenses are expensed as incurred and include expenses related directly to producing and maintaining the Immersed virtual reality (AR/VR) software application and products accessed within it. Within the Immersed virtual reality (AR/VR) software application, there are both paid-use and free-use products.

Stock Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-

dilutive as of June 30, 2023 and 2022, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of June 30, 2023 and 2022 consist of outstanding options (Note 3).

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments, the accounting for contracts in an entity’s own equity, and the related earnings per share calculations. The new standard is effective for fiscal years beginning after December 15, 2023. Management does not expect the adoption of ASU 2020-06 to have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the Company’s financial statements. As the new accounting pronouncements become effective, the Company will adopt those that are applicable under the circumstances.

NOTE 3: STOCKHOLDERS’ EQUITY

Capital Structure

During November 2022, the Company amended and restated its articles of incorporation (the “Amended Articles”). The Amended Articles authorized 8,950,000 shares of preferred stock, designated as Series 1 Preferred Stock, and 30,000,000 shares of common stock, both $0.00001 par value per share.

As of June 31, 2022, the Company had 8,315,265 issued and outstanding shares of preferred stock and 4,628,985 issued and outstanding shares of common stock.

As of June 31, 2023, the Company had 8,315,265 issued and outstanding shares of preferred stock and 4,654,233 issued and outstanding shares of common stock.

Preferred Stock

The holders of Series 1 Preferred Stock are entitled to various protective provisions and preferences, as defined in the certificate of designation of Series 1 Preferred Stock (the “Agreement”). Holders of Series 1 Preferred Stock are entitled to vote on an as-converted basis with holders of Common Stock.

The holders of Series 1 Preferred Stock are entitled to a dilution protected dividend preferences over holders of Common Stock, as defined in the agreement. The holders of Series 1 Preferred Stock are entitled to a liquidation preference over holders of Common Stock at the original issuance price ($4.11107) per share, providing a total liquidation preference of $34,184,635 as of June 30, 2023, or such greater amount as would be payable on an as-converted basis to Common Stock.

The Series 1 Preferred Stock are convertible, at the holder’s election, into Common Stock at a dilution protected conversion rate that is currently 1:1.

Common Stock

On January 9, 2017, the founder was granted 4,000,000 shares of common stock which are subject to 4-year vesting period. Vested common stock issued and outstanding as of June 30, 2023 and June 30, 2022 were 4,645,233 and 4,628,985, respectively.

During January 2022, 81,633 stock warrants were exercised for $816 and converted into 81,633 shares of common stock.

During October 2022, 12,200 stock options were exercised for $10,002 and converted into 12,200 shares of common stock.

During May 2023, 4,048 stock options were exercised for $3,319 and converted into 4,048 shares of common stock.

Stock Warrants

The Company has granted stock warrants, associated with its convertible promissory note, to acquire shares of the Company’s common stock, which in accordance to Topic 470-20, Debt, such warrants should be recorded in equity as additional paid-in capital at fair value as of the date of issuance and amortized to interest expense over the life of the loan. 81,633 stock warrants, calculated as 0.02 times the fully-diluted outstanding common stock of the Company at the grant date of January 24, 2017, were issued and recognized at its fair value of $960 based on a Black-Scholes calculation and remained outstanding as of December 31, 2021. These warrants had an exercise price of $0.01 and had a remaining term to expiration of 0.08 years as of December 31, 2021. These stock warrants were exercised and converted into common stock during 2022.

Stock Options

The Company accounts for stock-based compensation under the provisions of Topic 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and non-employee officers based on estimated fair values as of the date of grant. Compensation expense is recognized on a straight-line basis over the requisite service period. The Company has a stock-based employee compensation plan, the 2017 Stock Option Plan (the “Plan”), for which 1,400,000 shares of common stock were initially reserved for issuance under the Plan to certain employees. Awards granted under the Plan are made in the form of Incentive Stock Options (ISOs). During May 2021, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 1,874,022 to 7,480,000 shares of common stock. During February 2022, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 7,480,000 to 12,000,000 shares of common stock. During November 2022, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 12,000,000 to 14,062,398 shares of common stock. 459,539 and 912,727 shares were available for issuance under the Plan as of June 30, 2023 and June 30, 2022, respectively.

ISOs are granted to certain employees of the Company from time to time. As of June 30, 2023 and June 30, 2022, 2,328,589 and 2,813,016 ISOs were issued and outstanding, respectively, under the Plan. Vested ISOs were 1,398,615 and 851,788 as of June 30, 2023 and June 30, 2022, respectively. During the six-month periods ended June 30, 2023 and 2022, 204,842 and 439,933 ISOs were forfeited, respectively.

NQSOs are granted to certain employees of the Company from time to time. As of June 30, 2023 and June 30, 2022, 11,258,022 and 8,274,257 NQSOs were issued and outstanding, respectively, under the Plan. Vested NQSOs were 10,037,852 and 8,274,257 as of June 30, 2023 and June 30, 2022, respectively. During the six-month periods ended June 30, 2023 and 2022, 41,712 and 0 NQSOs were forfeited, respectively.

Outside the Plan, prior to 2020, the Company granted 1,318,784 non-qualified stock options (“NQSOs”) with an exercise price of $0.03 per share. During the year ended December 31, 2021, the Company granted 1,297,264 NQSOs with an exercise price of $0.82 per share. NQSOs of 2,616,048 and 2,616,048 remain outstanding as of June 30, 2023 and June 30, 2022, respectively, of which 2,616,048 and 2,478,675 NQSOs were vested as of June 30, 2023 and June 30, 2022, respectively.

The Company’s ISOs and NQSOs typically expire ten years after the grant date and vesting occurs immediately or over a period of four years.

A summary of options activities for the six-month periods ended June 30, 2023 and 2022 is as follows:

	June 30, 2023		June 30, 2022
		Weighted Average		Weighted Average
	Options	Exercise Price	Options	Exercise Price

Balance beginning of period	16,394,016	$0.71	9,154,978	$0.65
Granted	59,245	$0.56	4,988,276	$0.82
Excercised	(4,048)	$0.82	—	$—
Forfeited	(246,554)	$0.82	(439,933)	$0.61
Outstanding - end of period	16,202,659	$0.71	13,703,321	$0.68

Exercisable at end of period	14,052,515	$0.69	11,604,718	$0.69

Intrinsic value of options outstanding at year-end	$1,249,840		$1,249,840

Weighted average duration (years) to expiration of outstanding options at year-end	8.24		8.94

Weighted average duration (years) to expiration of exercisable options at year-end	8.09		8.96

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. In accordance with ASC 718, as a private company, the Company has elected to use a 0% forfeiture rate in calculating its stock compensation expense.

The stock option issuances were valued using the following inputs for the six-month periods ended June 30, 2023 and 2022:

	June 30, 2023	June 30, 2022

Risk Free Interest Rate	3.37%	1.63% - 1.76%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	33.75%	27.50%
Expected Life (years)	5	5-7
Fair Value per Stock Option	$0.199	$0.224 - $0.270

As of June 30, 2023 and June 30, 2022, there was $617,425 and $384,451, respectively, of costs to be recognized over a weighted-average period of approximately 2.88 years and 2.73 years, all respectively.

The fair value of stock options issued during the six-month periods ended June 30, 2023 and 2022 was $11,790 and $1,192,184, respectively.

NOTE 4: INCOME TAXES

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which result in taxable or deductible amounts in the future.

As of June 30, 2023 and December 31, 2022, the Company had net deferred tax assets before valuation allowance of $2,153,503 and $1,825,675, respectively. The following table presents the deferred tax assets and liabilities by source:

	6/30/2023	12/31/2022
Net operating loss carryforward	$2,114,755	$1,786,927
Research & development credits	50,100	50,100
Depreciation methods	(11,352)	(11,352)
Deferred tax assets	2,153,503	1,825,675
Valuation allowance	(2,153,503)	(1,825,675)
Net deferred tax assets	$—	$—

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the six-month periods ended June 30, 2023 and 2022, cumulative losses through June 30, 2023, and no history of generating taxable income. Therefore, valuation allowances of $2,153,503 and $1,825,675 were recorded as of June 30, 2023 and December 31, 2022, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 21.0%. The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of June 30, 2023 and December 31, 2022, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $10,070,261 and $8,509,175, respectively, which may be carried forward to offset future income.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2019-2022 tax years remain open to examination.

NOTE 5: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. As of June 30, 2023 and December 31, 2022, the Company has not reported any lawsuit or known plans of litigation by or against the Company.

NOTE 6: LEASE COMMITMENTS

On October 15, 2020, the Company entered into sublease agreement for its office space with CSI 1023 Holdings, LLC for twenty-four months which commenced 15 days from the date of agreement. Monthly base rent on this sublease agreement for the first twelve months amounted to $3,833 and $4,333 for the next twelve months. A security deposit amounting to $5,587 is payable in monthly installments of $36 which is included in the monthly base rent.

In September 2022, the Company entered into a 25-month operating lease agreement for office space, which started in November 2022. The agreement called for a security deposit of $70,000 and monthly payments of $30,527 for the first year, and $31,443 for the remaining 13 months. Additionally, the Company is responsible for $16,287 of the monthly common area maintenance charges. The Company initially recognized operating lease right-of-use asset and operating lease liability of $673,673, discounted using the Company’s incremental borrowing rate of 5.0% and lease term of 25 months. As of December 31, 2022, the carrying amount of the operating lease right-of-use asset was $622,176, net of accumulated amortization of $51,497 and the carrying amount of operating lease liability was $679,299, net of unamortized interest of $34,731.

For the six-month periods ended June 30, 2023 and 2022, the Company incurred $37,806 and $288,600 of rent expense, respectively. As of June 30, 2023, the remaining term for this lease was 1.41 years.

The following is a schedule of operating lease liability as of June 30, 2023:

2023	$184,994
2024	345,873
Total undiscounted cash flows	530,867
Unamortized interest	(19,489)
Present value of operating lease liability	$511,378

Operating lease liability, current	$356,109
Operating lease liability, non-current	155,269
Present value of operating lease liability	$511,378

NOTE 7: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through August 1, 2023 the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements.

Immersed Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report
December 31, 2022 and 2021

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Immersed Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Immersed Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2023

Lakewood, CO

August 1, 2023

IMMERSED INC.

BALANCE SHEETS

As of December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash in bank	$2,491,953	$6,864,753
Accounts receivable	13,569	461
Prepaid expenses and other assets	199,697	37,689
Total Current Assets	2,705,219	6,902,903

Non-Current Assets:
Digital assets, net	353,463	—
Operating lease right-of-use asset, net	622,176	—
Intangible assets - domain name, net	25,338	27,091
Property and equipment, net	95,543	79,792
Total Non-Current Assets	1,096,520	106,883
TOTAL ASSETS	$3,801,739	$7,009,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$142,757	$76,236
Deferred revenue	783,917	37,356
Operating lease liability, current	341,918	—
Total Current Liabilities	1,268,592	113,592

Non-Current Liabilities:
Operating lease liability, non-current	337,381	—
Total Non-Current Liabilities	337,381	—
Total Liabilities	1,605,973	113,592

Stockholders’ Equity:
Series 1 Preferred stock, $0.00001 par value, 8,950,000 shares authorized, 8,315,265 shares issued and outstanding, liquidation preference of $34,184,635, as of both December 31, 2022 and 2021	82	82
Common stock, $0.00001 par value, 30,000,000 shares authorized, 4,641,185 and 4,547,352 shares issued and outstanding as of December 31, 2022 and 2021, all respectively	46	46
Additional paid-in capital	13,993,016	12,740,040
Accumulated deficit	(11,797,378)	(5,843,974)
Total Stockholders’ Equity	2,195,766	6,896,194
TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$3,801,739	$7,009,786

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

IMMERSED INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2022 and 2021

	2022	2021

Revenues:
Subscription revenue	$323,077	$202,119
Total revenues	323,077	202,119

Operating Expenses:
General and administration expenses	2,878,644	2,797,441
AR/VR product expenses	2,507,178	1,183,708
Marketing and advertising	1,050,123	128,045
Digital asset impairment losses	291,840	—
Professional fees	130,127	54,054
Total Operating Expenses	6,857,912	4,163,248

Loss from Operations	(6,534,835)	(3,961,129)

Other Income (Expenses):
Gain on loan forgiveness	—	55,356
Grant income	600,000	—
Interest income	42,675	—
Other expense	(68,486)	—
Other income	9,572	—
Loss on disposal of property and equipment	(2,330)	(3,226)
Interest expense	—	(36,030)
Total Other Income (Expenses):	581,431	16,100

Net Loss	$(5,953,404)	$(3,945,029)

Weighted average common stock outstanding - basic and diluted	4,626,147	4,502,306
Net loss per share - basic and diluted	$(1.29)	$(0.88)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

IMMERSED INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2022 and 2021

	Series 1 Preferred Stock		Common Stock		Additional		Total
	Number of		Number of		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity/(Deficit)
Balance at December 31, 2020	—	$—	4,466,358	$45	$38,496	$(1,898,945)	$(1,860,404)
Conversion of SAFEs to preferred stock	2,527,569	25	—	—	1,773,485	—	1,773,510
Conversion of convertible notes to preferred stock	3,942,747	39	—	—	2,085,210	—	2,085,249
Issuance of preferred stock	1,844,949	18	—	—	7,584,695	—	7,584,713
Offering costs	—	—	—	—	(217,580)	—	(217,580)

Issuance of common stock in connection with anti-dilution rights	—	—	80,994	1	66,414	—	66,415
Stock-based compensation - stock options	—	—	—	—	1,409,320	—	1,409,320
Net loss	—	—	—	—	—	(3,945,029)	(3,945,029)
Balance at December 31, 2021	8,315,265	82	4,547,352	46	12,740,040	(5,843,974)	6,896,194
Stock-based compensation - stock options	—	—	—	—	1,242,158	—	1,242,158
Issuance of common stock upon exercise of stock warrants	—	—	81,633	—	816	—	816
Issuance of common stock upon exercise of stock options	—	—	12,200	—	10,002	—	10,002
Net loss	—	—	—	—	—	(5,953,404)	(5,953,404)
Balance at December 31, 2022	8,315,265	$82	4,641,185	$46	$13,993,016	$(11,797,378)	$2,195,766

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

IMMERSED INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2022 and 2021

	2022	2021
Cash Flows from Operating Activities
Net loss	$(5,953,404)	$(3,945,029)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,497	18,754
Bad debt expense	28,082	2,412
Stock-based compensation	1,242,158	1,409,320
Amortization of discount on operating lease liability	5,626	—
Loss on disposal of property and equipment	2,330	3,226
Gain on loan forgiveness	—	(55,356)
Digital asset impairment losses	291,840	—
Change in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(41,190)	(2,519)
(Increase)/decrease in prepaid expenses	(92,008)	(8,169)
(Increase)/decrease in security deposits	(70,000)	—
(Increase)/decrease in digital assets	(645,303)	—
(Increase)/decrease in operating lease right-of-use asset	(622,176)	—
Increase/(decrease) in accounts payable	7,626	(260)
Increase/(decrease) in accrued expenses	58,895	88,540
Increase/(decrease) in deferred revenue	746,561	17,076
Increase/(decrease) in operating lease liability	673,673	—
Net Cash Used in Operating Activities	(4,335,793)	(2,472,005)

Cash Flows from Investing Activities
Purchase of intangible assets	—	(28,685)
Purchase of property and equipment	(47,825)	(72,361)
Cash Used in Investing Activities	(47,825)	(101,046)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	10,818	—
Proceeds from issuance of SAFE liabilities	—	63,568
Proceeds from issuance of preferred stock	—	7,584,713
Offering costs	—	(151,165)
Net Cash Provided by Financing Activities	10,818	7,497,116

Net change in cash in bank	(4,372,800)	4,924,065
Cash in bank at beginning of year	6,864,753	1,940,688
Cash in bank at end of year	$2,491,953	$6,864,753

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental Disclosure of Non-Cash Financing and Investing Activities
Issuance of common stock in connection with anti-dilution rights	$—	$66,415
Conversion of SAFEs, convertible debt, and related accrued interest into preferred stock	$—	$3,858,759

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

NOTE 1: NATURE OF OPERATIONS

Immersed Inc., previously known as AraJoy Inc., (“the Company”) was incorporated on January 4, 2017 under the laws of the State of Delaware. Effective November 29, 2017, the Company amended its certificate of incorporation to change its corporate name from AraJoy Inc. to Immersed Inc.

The Company is a software company providing virtual reality offices for remote teams and individuals. Currently, the Company’s technology is available on the following platforms: Facebook/Meta Quest, HTC, coming soon to Pico and planning to expand onto other platforms in the future.

During 2022, the Company created Immersed Virtual Property (“vProperty”) to enable customers to own and customize their own virtual spaces. The deeds to the virtual property were in the form of non-fungible tokens (NFT’s). In 2023, the Company decided to cancel that project due to refocusing on spatial computing. The Company has since refunded the majority of vProperty sales.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history. The Company has not yet produced significant revenues and also has unknown impacts from the ongoing COVID-19 pandemic.

Going Concern

The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America (“US GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company sustained net losses amounting to $5,953,404 and $3,945,029 for the years ended December 31, 2022 and 2021, respectively, and has an accumulated deficit of $11,797,378 as of December 31, 2022. The Company has negative cash flows from operating activities of $4,335,793 and $2,472,005 for the years ended December 31, 2022 and 2021, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to mitigate the conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern include immediate plans to raise additional funds to meet obligations through both a private capital raise and a public crowdfunding campaign and to increase revenue through hiring sales staff and aggressively selling current and future product offerings. The Company’s ability to meet its obligations as they become due is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, and/or to obtain additional external capital financing. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as going concern.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2022 and 2021, the Company’s cash in bank balance exceeded federally insured limits by $2,042,675 and $6,450,000, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with customers and other factors. Provisions for losses on accounts receivable are determined based on loss experience, known and inherent risk in the account balance and current economic conditions. As of December 31, 2022 and 2021, management considers its accounts receivable as fully collectible and no allowance for doubtful accounts has been recorded.

For the years ended December 31, 2022 and 2021, the Company wrote off $28,082 and $2,412 of its accounts receivable as bad debt expense.

Prepaid Expenses

Prepaid expenses include rent paid in advance, service fees and subscription fees for periods subsequent to December 31, 2022 and 2021.

Digital Assets

During the year ended December 31, 2022, the Company acquired 384 Ethereum through the sale of Immersed Virtual Property (“vProperty”). The deeds to the vProperty are in the form of Non-Fungible Tokens (“NFTs”). See deferred revenue accounting policy for additional information on deposits held from these vProperty sales.

The Company accounts for its digital assets, which are comprised solely of Ethereum, as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other. The Company has ownership of and control over its Ethereum and uses a self-custodial wallet to store its Ethereum. The Company’s digital assets are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition.

The Company determines the fair value of its Ethereum on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market for Ethereum (Level 1 inputs). The Company performs an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices on the active exchange, indicate that it is more likely than not that any of the assets are impaired. In determining if an impairment has occurred, the Company considers the lowest price of one Ethereum quoted on the active exchange at any time since acquiring the specific Ethereum held by the Company. If the carrying value of a Ethereum exceeds that lowest price, an impairment loss has occurred with respect to that Ethereum in the amount equal to the difference between its carrying value and such lowest price.

Impairment losses are recognized as “Digital asset impairment losses” in the Company’s statements of operations in the period in which the impairment occurs. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains (if any) are not recorded until realized upon sale, at which point they would be presented net of any impairment losses in the Company’s statements of operations. In determining the gain to be recognized upon sale, the Company calculates the difference between the sales price and carrying value of the specific Ethereum sold immediately prior to sale.

During the year ended December 31, 2022 the Company recorded digital asset impairment losses of $291,840. The Company did not sell any digital assets during the year ended December 31, 2022 and holds 362 Ethereum as of December 31, 2022. The Company may continue to incur significant digital asset impairment losses in the future.

Property and Equipment and Domain

Property and equipment and domains are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. Depreciation/amortization is recorded for property and equipment and domain using the straight-line method over the estimated useful lives of assets, which is currently 5-7 years. Property and equipment as of December 31, 2022 and 2021 were as follows:

	2022	2021
Equipment	$109,698	$82,955
Furniture and fixture	34,250	16,923
Total property and equipment	143,948	99,878
Less accumulated depreciation	48,405	20,086
Property and equipment, net	$95,543	$79,792

	2022	2021
Domain name	$28,685	$28,685
Less accumulated amortization	3,347	1,594
Domain name, net	$25,338	$27,091

Depreciation and amortization expense of $31,497 and $18,754 was recorded on these assets for the years ended December 31, 2022 and 2021, respectively.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. The adoption of ASC 842 had no impact on the Company’s balance sheet as of January 1, 2022.

Impairment of Long-Lived Assets

The management continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the management assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the management recognizes an impairment loss based on the excess of the carrying amount over the fair value of the Company’s long-lived assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

For the years ended December 31, 2022 and 2021, the Company disposed property and equipment with carrying amount of $2,330 and $3,226, respectively, and recognized as loss on disposals of property and equipment in the statements of operations.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash in bank, accounts receivable, digital assets, accounts payable, and accrued expenses.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

As of December 31, 2022 and 2021, the carrying amounts of the Company’s financial assets and liabilities reported in the balance sheets approximate their fair value.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

Beneficial Conversion Features

Accounting for Convertible Notes and Securities with Beneficial Conversion Features Convertible debt is accounted for under the guidelines established by ASC 470-20, Debt with Conversion and Other Options. ASC 470-20 governs the calculation of an embedded beneficial conversion, which is treated as an additional discount to the instruments where derivative accounting does not apply. The amount of the beneficial conversion feature may reduce the carrying value of the instrument. The discounts relating to the initial recording of the derivatives or beneficial conversion features are accreted over the term of the debt. When beneficial conversion features are based on a future contingent event, the beneficial conversion feature is deferred and recorded at the time when the contingency no longer exists.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable GAAP.

Revenue Recognition

ASC Topic 606, Revenue from Contracts with Customers establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted on January 1, 2019 and retroactively applied to the periods presented.

The Company enters into monthly and yearly subscription plans with our customers to provide immersive virtual reality offices where customers can spawn up to 5 virtual monitors and can collaborate with other in the same virtual space. We recognize revenue ratably over the term of the agreement, as our performance obligation is satisfied over time.

During 2022, the Company received a grant from Meta (Facebook) and certain milestones valued at $600,000 were achieved during the current year. These amounts are recorded to grant income on the statements of operations.

Deferred Revenue

As of December 31, 2022 and 2021, deferred revenue pertaining to revenue collected but not yet earned amounted to $783,917 and $37,356, respectively, and are recognized as current liabilities in the balance sheets. The Company expects to recognize all the deferred revenue in 2023.

As of December 31, 2022 and December 31, 2021, deferred revenue pertaining to the Immersed virtual reality application annual subscription amounted to $36,820 and $37,356, respectively. The Company expects to recognize all deferred revenue for subscriptions in 2023.

During 2022, the Company created Immersed Virtual Property (“vProperty”) and was paid a total of 377 Ethereum in deposits for vProperty during the current year. As of the date of the deposits, the Ethereum received was valued at $747,096 and these amounts are recorded in deferred revenue on the balance sheet and will be recognized as revenue when the vProperty is developed and accessible to customers.

During 2023, the Company decided to cancel that vProperty project due to refocusing on spatial computing. No vProperty was delivered to customers. The Company began to refund customers as they returned the vProperty deeds in June 2023. The Company refunded the vProperty deposits to customers in Ethereum. Remaining vProperty deposits will continue to be refunded as vProperty deeds are returned by customers.

See digital assets accounting policy for additional information regarding digital assets.

AR/VR Product Expenses

AR/VR product expenses are expensed as incurred and include expenses related directly to producing and maintaining the Immersed virtual reality (AR/VR) software application and products accessed within it. Within the Immersed virtual reality (AR/VR) software application, there are both paid-use and free-use products.

Marketing and Advertising Expense

Marketing and advertising expenses are expensed as incurred.

Marketing and advertising expenses consists of the following for the years ended December 31, 2021 and 2022:

	2022	2021
Meetings & materials for funding	$7,337	$665
Business conference tickets	5,236	46
Paid advertisements	12,890	104,060
Content production	704,464	20,444
Sponsored videos	152,000	2,830
Sponsored events	161,696	—
Public relations and communications	6,500	—
Marketing and advertising expenses	$1,050,123	$128,045

Stock Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

Reclassifications

Certain reclassifications have been made to prior year financial statements to conform to classifications used in the current year. These reclassifications had no impact on reported net loss.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2022 and 2021 consist of outstanding options (Note 4).

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU no. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019, excluding entities eligible to be smaller reporting company. For all other entities, the requirements are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. ASU 2016-13 has been amended by ASU 2019-04, ASU 2019-05, and ASU 2019-11. For entities that have not yet adopted ASU No. 2016-13, the effective dates and transition methodology for ASU 2019-04, ASU 2019-05, and ASU 2019-11 are the same as the effective dates and transition methodology in ASU 2016-13. Management does not expect the adoption of ASU 2016-13 to have a material impact on the Company’s financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted this standard in 2022, which did not have a material impact on Company’s financial condition or results of operations.

In August 2020, the FASB issued Accounting Standards Update No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments, the accounting for contracts in an entity’s own equity, and the related earnings per share calculations. The new standard is effective for fiscal years beginning after December 15, 2023. Management does not expect the adoption of ASU 2020-06 to have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the Company’s financial statements. As the new accounting pronouncements become effective, the Company will adopt those that are applicable under the circumstances.

NOTE 3: DEBT FINANCING AGREEMENTS

Convertible Notes Payable

Prior to December 31, 2018, the Company issued ten convertible promissory notes totaling $755,000 which are subject to automatic conversion upon a qualified equity financing arrangements and optional conversion as follows:

●	$50,000 promissory note and all interest accrued are subject to automatic conversion into the Company’s common stock upon sale of equity securities by the Company with minimum gross proceeds of $1,000,000. The conversion price is 75% of price per share upon issuance in qualified financing. If and upon a non-qualified financing, the note holder has the option to convert at the terms in the triggering financing. The note is also convertible anytime at the option of the holder, of which the conversion price is based on most recent valuation of the Company or as mutually agreed by the Company and the holder. The note provides for a payment of 150% of the then outstanding principal and interest if and upon an exit transaction, as defined in the note agreement. This note included 80,000 stock warrants which were calculated at 0.02 times the fully diluted outstanding common stock of the Company at issuance date, as discussed in Note 4.
●	$100,000 promissory note and all interest accrued are subject to automatic conversion into the Company’s common stock upon sale of equity securities by the Company with minimum gross proceeds of $250,000. Conversion price is lesser of 80% of price per share for such shares sold and quotient of $3,000,000 (cap conversion price) divided by number of fully diluted outstanding common stock of the Company prior to closing of the qualified financing. The note is also convertible after maturity at the option of the holder. The conversion price is equal to the quotient of $2,000,000 divided by number of fully diluted outstanding common stock as of election date. If and upon a sale of the Company, the note is convertible at a conversion price equal to the quotient of $2,000,000 divided by number of fully diluted outstanding common stock as of election date.
●	Six promissory notes totaling $340,000 and all interest accrued are subject to automatic conversion into the Company’s common stock upon sale of equity securities by the Company with minimum gross proceeds of $250,000. Conversion price is lesser of 80% of price per share for such shares sold and quotient of $4,000,000 (cap conversion price) divided by number of fully diluted outstanding common stock of the Company prior to closing of the qualified financing. The notes are also convertible after maturity at the option of the holder. Conversion price is equal to the quotient of $3,000,000 divided by number of fully diluted outstanding common stock as of election date. If and upon a sale of the Company, the note is convertible at a conversion price equal to the quotient of $3,000,000 divided by number of fully diluted outstanding common stock as of election date.
●	Two promissory notes totaling $265,000 and all interest accrued are subject to automatic conversion into the Company’s common stock upon sale of preferred shares by the Company with minimum gross proceeds of $1,000,000. Conversion price is lesser of 80% of price per share for such shares sold and quotient of $6,000,000 (cap conversion price) divided by number of fully diluted outstanding common stock of the Company prior to closing of the qualified financing. The notes are also convertible after maturity at the option of the holder. Conversion price is equal to the quotient of $5,000,000 divided by number of fully diluted outstanding common stock as of election date. If and upon a sale of the Company, the note is convertible at a conversion price equal to the quotient of $5,000,000 divided by number of fully diluted outstanding common stock as of election date.

In November 2019, the Company and noteholders amended certain sections of these promissory notes to extend the maturity dates to May 17, 2020 and further amended in January to April 2020 to extend its maturity dates to May 17, 2021. These notes and all related accrued interest were converted into preferred stock during 2021 (see Note 4). The total outstanding principal on the balance sheet amounted to $755,000 as of December 31, 2020. Interest accrued on these notes at 5% per annum and amounted to $108,355 as of December 31, 2020. Total interest expense recognized on these notes for the years ended December 31, 2022 and 2021 amounted to $0 and $13,859, respectively.

During the year ended December 31, 2020, the Company issued sixteen new convertible notes amounting to a total of $1,150,000. These notes and all related accrued interest were converted into preferred stock during 2021 (see Note 4). These notes and all interest accrued are subject to automatic conversion into the Company’s common stock upon sale of preferred shares by the Company with minimum gross proceeds of $1,000,000. The conversion price is lesser of 80% of price per share for such shares sold and the quotient of $7,000,000 (cap conversion price) divided by number of fully diluted outstanding common stock of the Company prior to closing of the qualified financing. The notes are also convertible after maturity on May 21, 2021 at the option of the holder at a conversion price equal to the quotient of $6,000,000 divided by number of fully diluted outstanding common stock as of election date. If and upon a change in control event (as defined in the agreements), the noteholders may elect either a payment of 150% of the then outstanding principal and interest or the payment they would receive if they converted into common stock at a conversion price equal to the quotient of $7,000,000 divided by number of fully diluted outstanding common stock as of election date. The outstanding principal on the balance sheet amounted to $1,150,000 as of December 31, 2020. Interest accrued on these notes at 5% per annum and amounted to $35,864 as of December 31, 2020. Total interest expense recognized on these notes for the years ended December 31, 2022 and 2021 amounted to $0 and $22,171, respectively.

Term Loan - PPP

On April 21, 2020, the Company entered into Paycheck Protection Program (PPP) promissory note agreement with Silicon Valley Bank and obtained a loan of $55,356 with fixed interest rate of 1% per annum. The loan is unsecured and is payable in eighteen equal monthly installments of principal and interest commencing on one month after a six-month deferral period up to its maturity on April 21, 2022. No payment was made on this loan during the year ended December 31, 2020 as the Company applied for loan forgiveness on December 8, 2020 in accordance with the CARES Act provisions. Interest expense for the year and accrued as of December 31, 2020 amounted to $382.

During the year ended December 31, 2021, the Company was notified the full PPP promissory note and related accrued interest was forgiven and recognized as other income in the statements of operations.

NOTE 4: STOCKHOLDERS’ EQUITY

Capital Structure

During November 2022, the Company amended and restated its articles of incorporation (the “Amended Articles”). The Amended Articles authorized 8,950,000 shares of preferred stock, designated as Series 1 Preferred Stock, and 30,000,000 shares of common stock, both $0.00001 par value per share. As of December 31, 2022, the Company had 8,315,265 issued and outstanding shares of preferred stock and 4,641,185 issued and outstanding shares of common stock.

Preferred Stock

The holders of Series 1 Preferred Stock are entitled to various protective provisions and preferences, as defined in the certificate of designation of Series 1 Preferred Stock (the “Agreement”). Holders of Series 1 Preferred Stock are entitled to vote on an as-converted basis with holders of Common Stock.

The holders of Series 1 Preferred Stock are entitled to a dilution protected dividend preferences over holders of Common Stock, as defined in the agreement. The holders of Series 1 Preferred Stock are entitled to a liquidation preference over holders of Common Stock at the original issuance price ($4.11107) per share, providing a total liquidation preference of $34,184,635 as of December 31, 2022, or such greater amount as would be payable on an as-converted basis to Common Stock.

The Series 1 Preferred Stock are convertible, at the holder’s election, into Common Stock at a dilution protected conversion rate that is currently 1:1.

During the year ended December 31, 2021, the Company conducted a concurrent Regulation CF and Regulation D offering of its Series 1 Preferred Stock at an issuance price of $4.11107 per share, providing gross proceeds of $7,584,713 from the issuance of 1,844,949 shares of Series 1 Preferred Stock. The Company incurred $151,165 of offering costs on this offering. This offering triggered conversion of all outstanding SAFE agreements (see Note 4) and convertible notes (see Note 3). The SAFE agreements with a then outstanding total purchase amount of $1,773,510 were converted into a total of 2,527,569 shares of Series 1 Preferred Stock. The convertible notes with then outstanding principal of $1,905,000 and accrued interest of $180,249 were converted into 3,942,747 shares of Series 1 Preferred Stock.

Common Stock

On January 9, 2017, the founder was granted 4,000,000 shares of common stock which are subject to 4-year vesting period. Vested common stock issued and outstanding as of December 31, 2022 and 2021 were 4,641,185 and 4,547,352, respectively.

On June 9, 2017, the Company issued 255,320 common stock to an investor which is subject to 6% anti-dilution protection clause, calculated on a fully-diluted basis, including common and preferred stock but excluding convertible debt or equity instruments, until immediately prior to the sale and issuance of the Company’s capital stock in a future bona fide equity financing that results in an aggregate purchase price paid to the Company by investors that are not related to or otherwise affiliated with the Company’s founders of not less than $250,000, excluding all convertible securities. As of December 31, 2022, a cumulative total of 292,032 shares of common stock had been issued for no consideration as a result of this anti-dilution protection clause, of which 80,994 were issued during the year ended December 31, 2021. The 2021 issuance was valued at $66,415 based on the estimated fair value of the Company’s common stock and recorded against offering costs.

These additional shares of common stock issued are triggered by stock warrants and stock options issued by the Company to its officers, employers and lender. The provision ceased in 2021 with the closing of the Series 1 Preferred Stock offering.

During 2022, 81,633 stock warrants were exercised for $816 and converted into 81,633 shares of common stock.

During 2022, 12,200 stock options were exercised for $10,002 and converted into 12,200 shares of common stock.

Stock Warrants

The Company has granted stock warrants, associated with its convertible promissory note, to acquire shares of the Company’s common stock, which in accordance to Topic 470-20, Debt, such warrants should be recorded in equity as additional paid-in capital at fair value as of the date of issuance and amortized to interest expense over the life of the loan.

81,633 stock warrants, calculated as 0.02 times the fully-diluted outstanding common stock of the Company at the grant date of January 24, 2017, were issued and recognized at its fair value of $960 based on a Black-Scholes calculation and remained outstanding as of December 31, 2021. These warrants had an exercise price of $0.01 and had a remaining term to expiration of 0.08 years as of December 31, 2021. These stock warrants were exercised and converted into common stock during 2022.

Stock Options

The Company accounts for stock-based compensation under the provisions of Topic 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and non-employee officers based on estimated fair values as of the date of grant. Compensation expense is recognized on a straight-line basis over the requisite service period. The Company has a stock-based employee compensation plan, the 2017 Stock Option Plan (the “Plan”), for which 1,400,000 shares of common stock were initially reserved for issuance under the Plan to certain employees. Awards granted under the Plan are made in the form of Incentive Stock Options (ISOs). During May 2021, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 1,874,022 to 7,480,000 shares of common stock. During February 2022, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 7,480,000 to 12,000,000 shares of common stock. During November 2022, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 12,000,000 to 14,062,398 shares of common stock. 284,430 and 941,070 shares were available for issuance under the Plan as of December 31, 2022 and 2021, respectively.

ISOs are granted to certain employees of the Company from time to time. As of December 31, 2022 and 2021, 2,537,479 and 1,626,642 ISOs were issued and outstanding, respectively, under the Plan. Vested ISOs were 969,253 and 843,188 as of December 31, 2022 and 2021, respectively. During the years ended December 31, 2022 and 2021, 703,270 and 0 ISOs were forfeited, respectively.

NQSOs are granted to certain employees of the Company from time to time. As of December 31, 2022 and 2021, 11,240,489 and 4,912,288 NQSOs were issued and outstanding, respectively, under the Plan. Vested NQSOs were 9,978,607 and 4,912,288 as of December 31, 2022 and 2021, respectively. During both years ended December 31, 2022 and 2021, there were no NQSOs forfeited.

Outside the Plan, prior to 2020, the Company granted 1,318,784 non-qualified stock options (“NQSOs”) with an exercise price of $0.03 per share. During the year ended December 31, 2021, the Company granted 1,297,264 NQSOs with an exercise price of $0.82 per share. NQSOs of 2,616,048 and 2,616,048 remain outstanding as of December 31, 2022 and 2021, respectively, of which 2,616,048 and 2,313,827 NQSOs were vested as of December 31, 2022 and 2021, respectively.

The Company’s ISOs and NQSOs typically expire ten years after the grant date and vesting occurs immediately or over a period of four years.

A summary of options activities for the years ended December 31, 2022 and 2021 is as follows:

	December 31, 2022		December 31, 2021
		Weighted Average		Weighted Average
	Options	Exercise Price	Options	Exercise Price

Outstanding - beginning of year	9,154,978	$0.65	2,900,131	$0.13
Granted	7,954,508	$0.82	6,254,847	$0.82
Excercised	(12,200)	$0.82	—	$—
Forfeited	(703,270)	$0.47	—	$—
Outstanding - end of year	16,394,016	$0.71	9,154,978	$0.65

Exercisable at end of year	13,563,908	$0.71	8,069,303	$0.67

Intrinsic value of options outstanding at year-end	$1,249,840		$1,637,616

Weighted average duration (years) to expiration of outstanding options at year-end	8.73		9.14

Weighted average duration (years) to expiration of exercisable options at year-end	8.61		9.30

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. In accordance with ASC 718, as a private company, the Company has elected to use a 0% forfeiture rate in calculating its stock compensation expense.

The stock option issuances were valued using the following inputs for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021

Risk Free Interest Rate	1.63% - 4.00%	1.26% - 1.44%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	27.50%	27.50%
Expected Life (years)	5-7	5-7
Fair Value per Stock Option	$0.224 - $0.317	$0.218 - $0.263

As of December 31, 2022 and 2021, there was $801,011 and $174,560, respectively, of costs to be recognized over a weighted-average period of approximately 3.22 years and 2.02 years, all respectively.

The fair value of stock options issued during the year ended December 31, 2022 and 2021 was $2,040,445 and $1,365,595, respectively. On December 31, 2021, the Company modified the exercise price of ISOs held by 9 employees. As a result of that modification, the Company will recognize additional cost of $31,013 over the remaining applicable vesting period.

SAFE Agreements

On May 12, 2020, the Company entered into a Simple Agreement for Future Equity (SAFE) agreement with a third party under a most favored nation (MFN) clause in exchange for $50,000. The SAFE agreement has no maturity date and bears no interest. The agreement provides the third party the right to future equity in the Company by automatic conversion into shares of the Company’s preferred stock equal to the purchase amount divided by the lowest price per share of preferred stock issued upon a qualified equity financing before the termination of the SAFE. As defined in the agreement, an equity financing mean a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed valuation including but not limited to, a pre-money or post-money valuation. If there is a liquidity event before the termination of this SAFE, the SAFE will automatically be entitled to receive a portion of proceeds, due and payable to the investors immediately prior to, or concurrent with, the consummation of such liquidity event, equal to the greater of the purchase amount or the amount payable on the number of shares of common stock equal to the purchase amount divided by the liquidity price, defined as the fair value of the common stock at the time. If and upon a dissolution of the Company, SAFE holders have liquidation preference on purchase amount over common stockholders but junior to outstanding debts of the Company.

During the year ended December 31, 2020 and into 2021, the Company undertook an offering of SAFE agreements pursuant to a concurrent Regulation Crowdfunding and Regulation D offering. The SAFE agreements have no maturity date and bear no interest. As discussed in Note 4, all outstanding SAFE agreements were converted to preferred stock during 2021. The agreements provide the holders the right to future equity in the Company by automatic conversion into shares of the Company’s preferred stock equal to the purchase amount divided by the conversion price upon a qualified equity financing before the termination of the SAFE. As defined in the agreements, an equity financing mean a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed valuation including but not limited to, a pre-money or post-money valuation. Conversion price shall mean the (i) SAFE price, which is the price per share equal to the post-money valuation cap of $10,000,000 divided by the Company capitalization, or (ii) the price per share of preferred stock sold in the equity financing. If there is a liquidity event before the termination of this SAFE, the SAFE will automatically be entitled to receive a portion of proceeds, due and payable to the investors immediately prior to, or concurrent with, the consummation of such liquidity event, equal to the greater of the purchase amount or the amount payable on the number of shares of common stock equal to the purchase amount divided by the liquidity price defined in the agreements. If and upon a dissolution event, SAFE holders are entitled to payment of the purchase amount if such funds are available after satisfying senior liquidation rights such as the Company’s debts and convertible notes. During the year ended December 31, 2020, the Company received total gross proceeds of $1,709,942 from this offering. The Company also incurred offering costs for the year ended December 31, 2020 amounting to $42,800 and recognized as interest expense in the statements of operations immediately as the term they will be outstanding was unknown. During the year ended December 31, 2021, the Company received total gross proceeds of $63,568 from this offering.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company previously engaged a related party for accounting services for the Company. For the years ended December 31, 2022 and 2021, the Company recognized accounting fees amounting to $0 and $1,800, respectively, under the arrangement. There is no outstanding balance due to or from related party as of December 31, 2022 and 2021. This related party joined the Company as a full-time employee during 2021.

NOTE 6: INCOME TAXES

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which result in taxable or deductible amounts in the future.

As of December 31, 2022 and 2021, the Company had net deferred tax assets before valuation allowance of $1,825,675 and $994,765, respectively. The following table presents the deferred tax assets and liabilities by source:

	2022	2021
Net operating loss carryforward	$1,786,927	$872,252
Research & development credits	50,100	121,589
Depreciation methods	(11,352)	924
Deferred tax assets	1,825,675	994,765
Valuation allowance	(1,825,675)	(994,765)
Net deferred tax assets	$—	$—

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2022 and 2021, cumulative losses through December 31, 2022, and no history of generating taxable income. Therefore, valuation allowances of $1,825,675 and $994,765 were recorded as of December 31, 2022 and 2021, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 21.0%. The effective rate is reduced to 0% for the years 2022 and 2021 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of December 31, 2022 and 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $8,509,175 and $4,153,583, respectively, which may be carried forward to offset future income.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2019-2022 tax years remain open to examination.

NOTE 7: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. As of December 31, 2022 and 2021, the Company has not reported any lawsuit or known plans of litigation by or against the Company.

NOTE 8: LEASE COMMITMENTS

On October 15, 2020, the Company entered into sublease agreement for its office space with CSI 1023 Holdings, LLC for twenty-four months which commenced 15 days from the date of agreement. Monthly base rent on this sublease agreement for the first twelve months amounted to $3,833 and $4,333 for the next twelve months. A security deposit amounting to $5,587 is payable in monthly installments of $36 which is included in the monthly base rent.

In September 2022, the Company entered into a 25-month operating lease agreement for office space, which started in November 2022. The agreement called for a security deposit of $70,000 and monthly payments of $30,527 for the first year, and $31,443 for the remaining 13 months. Additionally, the Company is responsible for $16,287 of the monthly common area maintenance charges. The Company initially recognized operating lease right-of-use asset and operating lease liability of $673,673, discounted using the Company’s incremental borrowing rate of 5.0% and lease term of 25 months. As of December 31, 2022, the carrying amount of the operating lease right-of-use asset was $622,176, net of accumulated amortization of $51,497 and the carrying amount of operating lease liability was $679,299, net of unamortized interest of $34,731.

For the years ended December 31, 2022 and 2021, the Company incurred $155,336 and $94,623 of rent expense, respectively. As of December 31, 2022, the remaining term for this lease was 1.91 years.

The following is a schedule of operating lease liability as of December 31, 2022:

2023	$368,156
2024	345,874
Total undiscounted cash flows	714,030
Unamortized interest	(34,731)
Present value of operating lease liability	$679,299

Operating lease liability, current	$341,918
Operating lease liability, non-current	337,381
Present value of operating lease liability	$679,299

NOTE 9: SUBSEQUENT EVENTS

Deferred Revenue

As of June 1, 2023, management decided to cancel Immersed Virtual Property (“vProperty”) project due to refocusing on spatial computing. The Company has since refunded the majority of vProperty sales that were recorded to deferred revenue as of 12/31/22.

Stock options

During June 2023, the Company granted 59,245 stock options with an exercise price of $0.56. These stock options had a grant date fair value of $11,789 and vested immediately.

Management’s Evaluation

Management has evaluated subsequent events through August 1, 2023 the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements.

Annex A-1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Maquia Capital Acquisition Corporation,

Maquia Merger Sub, Inc.,

and Immersed Inc.

Dated as of August 8, 2023

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EXHIBIT A	Form of Registration Rights and Lock-Up Agreement	A-1-1
EXHIBIT B-1	Form of SPAC Second Amended and Restated Certificate of Incorporation	B-1
EXHIBIT B-2	Form of SPAC Amended and Restated Bylaws	B-2
EXHIBIT C	Directors and Officers of the Surviving Corporation and SPAC	C-1

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	SPAC Knowledge Parties
SCHEDULE C	Key Company Stockholders

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BUSINESS COMBINATION AGREEMENT, dated as of August 8, 2023 (this “Agreement”), by and among Maquia Capital Acquisition Corporation, a Delaware corporation (“SPAC”), Maquia Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Immersed Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub and the Company are sometimes referred to individually as a “Party” and, collectively, as “Parties”.

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of SPAC;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), SPAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of SPAC;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously

(a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Merger Consideration to stockholders of the Company pursuant to this Agreement and the other Transactions, and

(b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of SPAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously

(a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, SPAC, as the sole stockholder of Merger Sub, has determined that the Merger is fair to, and in the best interests of, Merger Sub, and has approved and adopted this Agreement and the Merger;

WHEREAS, SPAC, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, (a) the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, SPAC, the Company, the Sponsor and the directors and officers of SPAC (together with Sponsor, the “Sponsor Parties”), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), providing that, among other things, (a) the Sponsor Parties will vote their shares of SPAC Common Stock in favor of this Agreement and the Transactions, and (b) Sponsor will (i) subject a certain number of its shares of New SPAC Common Stock to an earnout, (ii) agree to receive repayment of a portion of the working capital loans made by Sponsor to SPAC in the form of shares of New SPAC Common Stock instead of cash, (iii) waive any anti-dilution provisions for the SPAC Class B Common Stock as set forth in the SPAC Organizational Documents, (iv) continue to deposit required monthly funding amounts into the Trust Fund to extend the time for SPAC to consummate its initial business combination until February 7, 2024, and (v) agree to amend the Sponsor Promissory Notes executed in connection with the Sponsor Debt, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Closing, SPAC, certain stockholders of the Company and certain stockholders of SPAC shall enter into an Amended and Restated Registration Rights Agreement of SPAC (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A; and

WHEREAS, for United States federal income Tax purposes, (a) it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and SPAC are parties to such reorganization within

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the meaning of Section 368(b) of the Code and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354, 361 and the 368 of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01    Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Transaction Consideration” means a number of shares of New SPAC Common Stock equal to the quotient of (a) the Company Value divided by (b) the SPAC Redemption Price.

“Ancillary Agreements” means (a) the Stockholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Registration Rights and Lock-Up Agreement, and (d) all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, excluding Personal Information, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company as currently conducted.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than SPAC, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of the Company, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company dated January 4, 2017, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.00001 per share.

“Company Convertible Notes” means, collectively, the convertible notes issued by the Company to the holders identified therein as set forth on Section 1.01 of the Company Disclosure Schedule.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

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“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case, which SPAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (v), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates.

“Company Equity Plan” means the 2017 Stock Option Plan, as such may have been amended, supplemented or modified from time to time.

“Company Option” means an option to purchase a share of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Equity Plan or otherwise, that are outstanding immediately prior to the Closing.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s Series 1 convertible preferred stock, par value $0.00001 per share.

“Company Stockholder Requisite Approval” means the affirmative vote of the holders of at least

(a)    a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock voting together as a single class and on an as-converted to Company Common Stock basis, and (b) a majority of the outstanding shares of Company Preferred Stock voting as a separate class on an as-converted to Company Common Stock basis.

“Company Value” means an amount equal to $150,000,000.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

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“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the outstanding principal of and premium (if any) in respect of all indebtedness for borrowed money of such Person, including accrued and unpaid interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (c) the outstanding principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such Person, (d) unpaid breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (c), and (e) all Indebtedness of another Person referred to in clauses (a) through (d) above guaranteed directly or indirectly, jointly or severally by such Person.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights; (h) all other intellectual property or proprietary rights of any kind or description; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule C.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of SPAC, the actual knowledge of the persons listed on Schedule B after reasonable inquiry.

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“Leased Real Property” means the real property leased by the as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws.

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means The Nasdaq Stock Market LLC.

“New SPAC Common Stock” means the common stock of SPAC, par value $0.0001 per share, as set forth in the SPAC Second Amended and Restated Certificate of Incorporation.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, or sublicenses to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“PIPE Financing” means purchases of shares of SPAC Class A Common Stock on the Closing Date and immediately prior to the Closing by one or more investors pursuant to Section 7.21.

“PIPE Financing Proceeds” means cash proceeds to be funded by investors participating in the PIPE Financing immediately prior to or concurrently with the Closing to SPAC pursuant to the PIPE Subscription Agreements.

“PIPE Financing Subscription Agreement” means a subscription agreement executed by an investor and SPAC after the date hereof pursuant to which such investor has agreed to purchase for cash shares of SPAC Class A Common Stock from SPAC on the Closing Date and immediately prior to the Closing pursuant to Section 7.21.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information.

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“Products” mean any products or services, designed, developed, manufactured, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company from which the Company has derived previously, or, is currently deriving, revenue from the sale or provision thereof.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated SPAC Certificate of Incorporation dated May 4, 2021, as amended.

“SPAC Class A Common Stock” means SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God, (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, (viii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, or (ix) the consummation and effects of any exercise of SPAC Redemption Rights by stockholders of SPAC provided for in the SPAC Organizational Documents, except, in the cases of clauses (i) through (v), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operate.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, by-laws, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Redemption Price” means an amount equal to the price at which each share of SPAC Class A Common Stock is redeemed pursuant to the SPAC Redemption Rights (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like prior to the applicable redemption or conversion).

“SPAC Redemption Rights” means the redemption rights provided for in Section 9.2(a) of the SPAC Certificate of Incorporation.

“SPAC Units” means one share of SPAC Common Stock and one-half of one SPAC Warrant.

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“SPAC Warrant Agreement” means that certain warrant agreement dated May 4, 2021, by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Sponsor” means Maquia Investments North America, LLC.

“Sponsor Debt” means the working capital and extension loans made by Sponsor to SPAC in the amount of (a) USD $ 3,461,943.80 pursuant to the promissory note dated August 4, 2022; (b) USD $ 955,748 pursuant to the promissory note dated November 14, 2022; (c) USD $ 245,411.55 pursuant to the promissory note dated May 22, 2023; (d) USD $ 250,000.00 pursuant to the promissory note dated May 22, 2023; and (e) USD $ 150,000.00 pursuant to the promissory note dated July 27, 2023.

“Sponsor Promissory Notes” means the following promissory notes issued to Sponsor by SPAC in connection with the Sponsor Debt: (a) promissory note dated August 4, 2022 , (b) promissory note dated November 14, 2022; (c) promissory note dated May 22, 2023; (d) promissory note dated May 22, 2023; and (e) promissory note dated July 27, 2023.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

Section 1.02   Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2023 Balance Sheet	§ 4.07(b)
Action	§ 4.09
Agreement	Preamble
Antitrust Laws	§ 7.13(a)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	ArticleIV
Company Permits	§ 4.06
Confidentiality Agreement	§ 7.04(b)

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Defined Term	Location of Definition

Continuing Employees	§ 7.06(a)
Data Security Requirements	§ 4.13(h)
DGCL	Recitals
Dissenting Shares	§ 3.05(a)
D&O Tail	§ 7.07(b)
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Options	§ 3.01(b)(iv)
Financial Statements	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(j)
Intended Tax Treatment	Recitals
Interim Period	§ 6.01(a)
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(a)
Lease Documents	§ 4.12(a)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Consideration	§ 3.01(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding SPAC Transaction Expenses	§ 3.04(b)
Party; Parties	Preamble
Payment Spreadsheet	§ 3.01(a)
Plans	§ 4.10(a)
PPACA	§ 4.10(j)
Proxy Statement	§ 7.01(a)
Registered IP	§ 4.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Service Agreements	§ 4.10(a)
SPAC	Preamble
SPAC Amended and Restated Bylaws	§ 2.04(c)
SPAC Board	Recitals
SPAC Business Combination Deadline	§ 7.16(a)
SPAC Extension	§ 7.16
SPAC Extension Proxy Statement	§ 7.16(a)
SPAC Preferred Stock	§ 5.03(a)
SPAC Proposals	§ 7.01(a)
SPAC SEC Reports	§ 5.07(a)

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Defined Term	Location of Definition

SPAC Second Amended and Restated Certificate of Incorporation	§ 2.04(c)
SPAC Stockholders’ Meeting	§ 7.01(a)
Stand Alone Option	§ 4.03(a)
Stock Incentive Plan	§ 7.15
Stockholder Support Agreement	Recitals
Surviving Corporation	§ 2.01
Tax	§ 4.14(m)
Tax Return	§ 4.14(m)
Terminating Company Breach	§ 9.01(f)
Terminating SPAC Breach	§ 9.01(g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Written Consent	§ 7.03

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Section 1.03    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02    Effective Time; Closing.

(a)    As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Parties shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Merger) being the “Effective Time”).

(b)    Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall take place remotely by electronic exchange of executed documents for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03   Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

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Section 2.04   Certificate of Incorporation; By-laws.

(a)    At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certification of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety in a form as shall be mutually agreed by the Parties.

(b)    At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws, as applicable.

(c)    At the Closing, SPAC shall amend and restate, effective as of the Effective Time, (i) the SPAC Amended and Restated Certificate of Incorporation to be as set forth on Exhibit B-1 (the “SPAC Second Amended and Restated Certificate of Incorporation”), and (ii) the bylaws of SPAC to be as set forth on Exhibit B-2.

Section 2.05   Directors and Officers.

(a)    The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Exhibit C hereto, which all such initial directors and initial officers of the Surviving Corporation shall be designated by the Company, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)    The Parties shall cause the SPAC Board and the initial officers of SPAC as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit C hereto, which all such initial directors of the SPAC Board and initial officers of SPAC shall be designated by the Company, each to hold office in accordance with the SPAC Certificate of Incorporation and the by-laws of SPAC. SPAC shall initially have the right to designate one (1) board observer to the SPAC Board.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01   Conversion of Securities.

(a)    Payment Spreadsheet. Not less than five (5) Business Days prior to the Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration, (ii) the allocation of the Aggregate Transaction Consideration among the holders of Company Common Stock, Company Preferred Stock and Company Options, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Company Common Stock and Company Preferred Stock and (iv) the number of shares of New SPAC Common Stock that can be purchased under the Exchanged Options. The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Company Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all Parties and shall be used by SPAC and Merger Sub for purposes of issuing the Merger Consideration to the holders of Company Common Stock and Company Preferred Stock and conversion of the Company Options into the Exchanged Options pursuant to this Article III, absent manifest error.

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, the Company or the holders of any of the following securities:

(i)    all shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of New SPAC Common Stock set forth in the Payment Spreadsheet (the “Merger Consideration”), with each holder of Company Common Stock and Company Preferred Stock to receive the right to receive the number of shares of New SPAC Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet;

(ii)    all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

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(iii)    each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and

(iv)    the Company Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into options to purchase shares of New SPAC Common Stock (such options, the “Exchanged Options”) in accordance with the Payment Spreadsheet, with each holder of Company Options to receive options to purchase the number of shares of New SPAC Common Stock set forth opposite such holder’s name on the Payment Spreadsheet; provided that the exercise price and the number of shares of New SPAC Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of New SPAC Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their respective boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

Section 3.02   Exchange of Certificates.

(a)    Exchange Agent. On the Closing Date, SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all Parties, for the benefit of the holders of Company Common Stock and Company Preferred Stock, for exchange in accordance with this Article III, the number of shares of New SPAC Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such shares of New SPAC Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. As promptly as practicable after the date hereof, SPAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock and Company Preferred Stock entitled to receive the Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock and Company Preferred Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and SPAC shall cause the Exchange Agent to deliver, the Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c)    Distributions with Respect to Unexchanged Shares of New SPAC Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the New SPAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New SPAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of the certificates representing shares of New SPAC Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of New SPAC Common Stock, and (ii) at the appropriate payment

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date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of New SPAC Common Stock.

(d)    No Further Rights in Company Common Stock and Company Preferred Stock. The Merger Consideration payable upon conversion of the Company Common Stock and Company Preferred Stock in

accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock and Company Preferred Stock.

(e)    Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New SPAC Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock and Company Preferred Stock for one year after the Effective Time shall be delivered to SPAC, upon demand, and any holders of Company Common Stock and Company Preferred Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to SPAC for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock and Company Preferred Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of SPAC free and clear of any claims or interest of any person previously entitled thereto.

(g)    No Liability. None of the Exchange Agent, SPAC or the Surviving Corporation shall be liable to any holder of Company Common Stock or Company Preferred Stock for any such Company Common Stock or Company Preferred Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h)    Withholding Rights. Each of the Surviving Corporation and SPAC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or SPAC, as the case may be, and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Preferred Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or SPAC, as the case may be. Notwithstanding the foregoing, prior to withholding or deducting any amounts hereunder from any consideration payments other than consideration payments that are treated for tax purposes as compensation for the performance of services, the party intending to withhold or deduct such amounts shall reasonably cooperate with and provide a reasonable opportunity to the payee to provide forms, documentation or other evidence that would exempt such payments from withholding or deductions or reduce or minimize the amount of any such withholding or deduction under applicable Law.

(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

Section 3.03   Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock and Company Preferred Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or SPAC for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.01.

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Section 3.04   Payment of Expenses.

(a)    No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses.

(b)    No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of SPAC or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC or Merger Sub in connection with the Transactions or otherwise in connection with SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”). On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.

(c)    SPAC shall not pay or cause to be paid any Outstanding SPAC Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

Section 3.05   Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

(b)    Prior to the Closing, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC and Merger Sub as follows:

Section 4.01    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to

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own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b)    Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not have any subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c)    Section 4.01(c) of the Company Disclosure Schedule lists all jurisdictions in which the Company conducts its business, or is qualified to conduct business (including any d/b/a names).

Section 4.02   Certificate of Incorporation and By-laws. The Company has made available a complete and correct copy of the Company Certificate of Incorporation and Company by-laws, each as amended to date, of the Company. Such Company Certificates of Incorporation and by-laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificates of Incorporation or its by-laws, except any such violations which would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.03   Capitalization.

(a)    The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 8,950,000 shares of Company Preferred Stock. As of the date hereof, (i) 4,645,233 shares of Company Common Stock are issued and outstanding, (ii) 8,315,264 shares of Company Preferred Stock are issued and outstanding, (iii) 13,527,366 shares of Company Common Stock are reserved for issuance upon the exercise of the outstanding Company Options, in each case, granted under the Company Equity Plan, (vii) 518,784 shares of Company Common Stock are reserved for future grants under the Company Equity Plan, and (viii) 2,616,048 shares of Company Common Stock are reserved for issuance upon the exercise of the outstanding Company Options granted outside the Company Equity Plan (the “Stand Alone Options”).

(b)    Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, (i) other than awards granted under the Company Equity Plan and the Stand Alone Options, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (ii) other than awards granted under the Company Equity Plan, the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(c)    There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d)    (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option solely as a result of the Transactions, and (ii) all outstanding shares of the Company, all outstanding Company Options under the Company Equity Plan and all Stand Alone Options have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(e)    The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company Common Stock and Company Preferred Stock held by the stockholders of the Company, the Company Options granted under the Company Equity Plan and the Stand Alone Options, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

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(f)    All outstanding shares of Company Common Stock and Company Preferred Stock have been issued and granted in compliance with (i) applicable securities laws and other applicable laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

Section 4.04   Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, (a) with respect to the Merger, the Company Stockholder Requisite Approval, which the Written Consent shall satisfy, and (b) the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05   No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Certificates of Incorporation or the by-laws of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06   Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. The Company is not in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.07   Financial Statements.

(a)    The Company has made available to SPAC true and complete copies of the unaudited condensed balance sheet of the Company as of December 31, 2021 and December 31, 2022, and the related unaudited condensed statements of operations and cash flows of the Company for each of the years then ended (collectively, the “Financial Statements”). Each of the Financial Statements fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and the absence of notes.

(b)    The Company has made available to SPAC a true and complete copy of the unaudited condensed balance sheet of the Company as of June 30, 2023 (the “2023 Balance Sheet”), and the related unaudited condensed statements of operations and cash flows of the Company for the six-month period then ended. Such unaudited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)    Except as and to the extent set forth on the Financial Statements or the 2023 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2023 Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)    In the past three (3) years, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)    To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 4.08   Absence of Certain Changes or Events. Since the date of the 2023 Balance Sheet, except as set forth in Section 4.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b).

Section 4.09   Absence of Litigation. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority or person (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority or person. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10   Employee Benefit Plans.

(a)    All non-standard employment and consulting contracts or agreements to which the Company is a party, with respect to which the Company has any severance obligation (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to SPAC (collectively, the “Service Agreements”). In addition,

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Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick paid and vacation and other material employee benefit plans, programs or arrangements, in each case, which are material and which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b)    With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding. The Company does not have any express, legally-binding commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)    Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d)    Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, the Company is not and will not be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director and/or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code.

(e)    Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, none of the Plans nor Service Agreements provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)    Except as would not reasonably be expected to have a Company Material Adverse Effect, each Plan and each Service Agreement is in compliance in accordance with its terms and the requirements of all applicable Laws including, without ERISA and the Code. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h)    All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

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(i)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each ERISA Affiliate have each complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(j)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), to the knowledge of the Company, and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(k)    Except as would not reasonably be expected to have a Company Material Adverse Effect, each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 4.11   Labor and Employment Matters.

(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no Actions pending or, to the knowledge of the Company, threatened against the Company by any of its current or former employees; (ii) the Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board; and (iv) in the past three (3) years, there has not been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company.

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is and, in the past three (3) years, has been in compliance with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes.

Section 4.12   Real Property; Title to Assets.

(a)    Section 4.12(a) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the Company the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(b)    There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

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(c)    The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 4.13   Intellectual Property.

(a)    Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: registered Patents, Trademarks, domain names and other agreements or permissions under which the Company is the licensor or licensee and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar).

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company-Owned IP that is material to the business of, the Company as currently conducted is subsisting and, to the knowledge of the Company, valid and enforceable. Except as (i) is specified on Section 4.13(b) of the Company Disclosure Schedule or (ii) would not reasonably be expected to have a Company Material Adverse Effect, no loss or expiration of any material Company-Owned IP is threatened or pending.

(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Company has not disclosed any such trade secrets or Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there have been no claims properly filed with a Governmental Authority and served on the Company, or threatened in writing (including email) to be filed, against the Company with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company as currently conducted or contemplated to be conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

(e)    Except as (i) specified on Section 4.13(e) of the Company Disclosure Schedule or (ii) would not reasonably be expected to have a Company Material Adverse Effect, all current and past founders, officers, management employees, and contractors who have contributed, developed or conceived any Company-Owned IP have executed valid, written agreements with the Company, substantially in the form made available to Merger Sub or SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company and to assign to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company does not use and has not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any license requiring the Company to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by the Company which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such

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Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Product components at no or minimal charge.

(g)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2021, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced. The Company has purchased a sufficient number of seat licenses for its Business Systems.

(h)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company currently and previously since January 1, 2021 has complied with (i) all applicable Privacy/Data Security Laws, (ii) industry standards to which the Company is legally bound, and (iii) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Company (collectively, the “Data Security Requirements”). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Company, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2021, to the Company’s knowledge, the Company has not (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(i)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has all rights to use the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Merger Sub or SPAC from receiving or using Personal Information held or processed by or on behalf of the Company, in a materially similar manner to which the Company receives and uses such Personal Information and Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

Section 4.14   Taxes.

(a)    The Company: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Effective Time; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)    The Company is not a party to, is not bound by, and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

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(c)    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d)    The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e)    The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f)    The Company has no material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(g)    The Company has no request for a material ruling in respect of Taxes pending between the Company and any Tax authority.

(h)    The Company has made available to SPAC true, correct and complete copies of the final filed U.S. federal income Tax Returns filed by the Company for tax years 2019 through 2022.

(i)    The Company has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)    The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)    Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any material Taxes against the Company that has not been resolved.

(l)    There are no material Tax Liens upon any assets of the Company except for Permitted

Liens.

(m)    As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

Section 4.15   Environmental Matters. Except as (i) set forth in Section 4.15 of the Company Disclosure Schedule Except or (ii) would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company is not, or has not been in the past three (3) years, in violation of any applicable Environmental Law; (b) to the knowledge of the Company, the Company has not released or caused any release of Hazardous Substances on or from any property currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) in violation of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, the Company has not transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by the Company, in violation of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company under any Environmental Law; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company is in compliance with the terms and conditions of its Environmental Permits; and (f) the Company has delivered to SPAC true and

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complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased, or operated by the Company (or its or their predecessors) that are in possession, custody or control of the Company.

Section 4.16   Material Contracts.

(a)    Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)    each contract and agreement with consideration paid or payable to or by the Company of more than $250,000, in the aggregate, over the 12-month period ending December 31, 2022;

(ii)    each contract and agreement with Suppliers to the Company for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over the 12-month period ending December 31, 2022;

(iii)    each contract and agreement with customers of the Company that involves consideration payable to the Company of more than $250,000, in the aggregate, over the 12-month period ending December 31, 2022;

(iv)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that are material to the business of the Company;

(v)    all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(vi)    all contracts and agreements evidencing Indebtedness (or any guaranty therefor) for borrowed money in an amount greater than $250,000;

(vii)    all partnership, joint venture or similar agreements that are material to the business of the Company;

(viii)    all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(ix)    all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person,

(x)    all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(xi)    all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(b) of the Company Disclosure Schedule; and

(xii)    contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted: (A) to customers or distributors in the ordinary course of business consistent with past practice; (B) to vendors and service providers for the purpose of providing the applicable services to the Company; or (C) in the ordinary course of business for the use of a Trademark of the Company for marketing or similar purposes.

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and the Company is not in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or

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default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract.

Section 4.17   Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Requisite Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.18   Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, employee, trustee, beneficiary or any other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.18.

Section 4.19   Brokers. Except as set forth on Section 4.19 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.20   Anti-Corruption; Money Laundering.

(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company, nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its directors or officers, or, to the knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, Sudan, Russia, the Crimean region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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Section 4.21   Title to and Sufficiency of Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens,

(b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the 2023 Balance Sheet and (d) Liens set forth on the Company Disclosure Schedule. Except as would not reasonably be expected to have a Company Material Adverse Effect, the assets (including intellectual property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted.

Section 4.22   Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Company conducts its business. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement.

Section 4.23   Books and Records. Except as would not reasonably be expected to have a Company Material Adverse Effect, the of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

Section 4.24   Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Section 4.25   Investigation and Reliance. The Company is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC and Merger Sub and other information that they have requested in connection with their investigation of SPAC, Merger Sub and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, Merger Sub or any of their Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule). None of SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives shall have any liability to the Company or its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (which disclosure in the SPAC Disclosure Schedules shall be deemed to qualify or provide disclosure in response to (a) the section or subsection of this Article V that corresponds to the section or subsection of the SPAC Disclosure Schedules in which any such disclosure is set forth, and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or

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subsection is reasonably apparent on the face of such disclosure) and (iii) the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing in disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company as follows:

Section 5.01   Corporate Organization.

(a)    Each of SPAC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)    Merger Sub is the only subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Certificate of Incorporation and By-laws. Each of SPAC and Merger Sub has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. The SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents except as would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.03   Capitalization.

(a)    The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, (ii) 10,000,000 shares of Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “SPAC Preferred Stock”). As of the date of this Agreement (i) 3,963,176 shares of SPAC Class A Common Stock are issued and outstanding and (ii) 2,198,715 shares of SPAC Class B are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of SPAC Common Stock are held in the treasury of SPAC, (iii) 8,654,860 SPAC Warrants are issued and outstanding, and (iv) 8,654,860 shares of SPAC Class A Common Stock are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

(b)    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)    All outstanding SPAC Units, shares of SPAC Common Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(d)    The Merger Consideration being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents. The Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)    Except for securities issued by SPAC as permitted by this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-

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assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Other than (i) the SPAC Redemption Rights and (ii) the Sponsor’s rights to convert Sponsor Debt into New SPAC Common Stock under the Sponsor Promissory Notes, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04   Authority Relative to This Agreement. Each of SPAC, and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and Merger Sub and the consummation by each of SPAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of SPAC Common Stock and by the holders of a majority of the then- outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of SPAC Common Stock and the amendment and restatement of the SPAC Certificate of Incorporation pursuant to this Agreement, the approval of majority of the then-outstanding shares of SPAC Common Stock). This Agreement has been duly and validly executed and delivered by SPAC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05   No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub, subject to approval by the majority of the outstanding shares of SPAC Common Stock, will not (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of SPAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an SPAC Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06   Compliance. Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

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Section 5.07   SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)    SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since May 4, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)    Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(d)    SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)    SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)    SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the SPAC Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over

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financial reporting of SPAC. Since May 4, 2021, there have been no material changes in SPAC internal control over financial reporting.

(g)    There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)    As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08   Absence of Certain Changes or Events. Since May 4, 2021, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, (b) there has not been any SPAC Material Adverse Effect and (c) (c) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02(b).

Section 5.09   Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority or person. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 5.10   Board Approval; Vote Required. The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of SPAC approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of SPAC at the SPAC Stockholders’ Meeting.

(b)    The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

(c)    The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d)    The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transaction is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

(e)    SPAC, as the sole stockholder and of Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and SPAC and (ii) approved and adopted this Agreement and the Merger.

Section 5.11   No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub will have no material assets, liabilities or obligations at all times prior to the Effective Time.

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Section 5.12   Brokers; Underwriter. Other than EF Hutton, division of Benchmark Investment, LLC (“EF Hutton”), B. Riley Securities, Inc., R.F. Lafferty & Co., Inc. and ARC Group Limited, no broker, finder, underwriter or investment banker is entitled to any brokerage, finder’s, underwriter’s fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub.

Section 5.13   SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $11,606,169 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 4, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B)     upon the exercise of SPAC Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of SPAC who shall have exercised their SPAC Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger (including fees owed by SPAC to EF Hutton pursuant to that certain Underwriting Agreement, dated May 4, 2021, between EF Hutton and SPAC. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Effective Time.

Section 5.14   Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the SPAC, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

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Section 5.15   Taxes.

(a)    SPAC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of SPAC, for any material Taxes of SPAC that have not been paid, whether or not shown as being due on any Tax Return.

(b)    Neither SPAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of SPAC.

(c)    None of SPAC or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d)    Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e)    Neither SPAC nor Merger Sub has any material liability for the Taxes of any person (other than SPAC and Merger Sub) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(f)    Neither SPAC nor Merger Sub has any request for a material ruling in respect of Taxes pending between SPAC and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g)    Neither SPAC nor Merger Sub has within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)    Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)    Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any material Taxes against SPAC that has not been resolved.

(j)    There are no material Tax Liens upon any assets of SPAC except for Permitted Liens.

(k)    SPAC and Merger Sub have not taken any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

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Section 5.16   Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MAQCU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MAQC”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MAQCW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.

Section 5.17   Investigation and Reliance. Each of SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.18   Investment Company Act. Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19   Takeover Statutes and Charter Provisions. The SPAC Board has taken all action necessary so that the restrictions on business combination set forth in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Merger and the issuance of New SPAC Common Stock. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to SPAC or Merger Sub in connection with this Agreement, the Merger, the issuance of New SPAC Common Stock or any of the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC or Merger Sub is subject, party or otherwise bound.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01   Conduct of Business by the Company Pending the Merger.

(a)    The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with Section 9.01 (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall conduct its business in the ordinary course of business.

(b)    By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)    amend or otherwise change the Company Certificate of Incorporation or the Company’s by-laws;

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(ii)    other than in connection with the conversion of the Company Convertible Notes, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company; provided that none of (1) the exercise of any Company Options or (2) the grants of Company Options as set forth on Section 6.01 of the Company Disclosure Schedule shall require the consent of SPAC; or (B) any material assets of the Company;

(iii)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(iv)    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $250,000; or (B) incur any Indebtedness for borrowed money in excess of $250,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(v)    adopt, amend and/or terminate any Plan except (x) as may be required by applicable Law or is necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;

(vi)    except in the ordinary course of business, make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non- United States income tax liability, in each case, that would reasonably be expected to have an adverse and material impact on the Company;

(vii)    materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business;

(viii)    (x) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or (y) transfer or license to any Person or otherwise extend, materially amend or modify any material item of Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice); or

(ix)    waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $250,000.

Section 6.02   Conduct of Business by SPAC and Merger Sub Pending the Merger. Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any PIPE Financing Subscription Agreements), (2) set forth on Schedule 6.02, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and Merger Sub shall be conducted in the ordinary course of business. By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth on Schedule 6.02, or (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither SPAC nor Merger Sub shall, during the Interim Period, directly or indirectly, do any of the

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following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)    amend or otherwise change the SPAC Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of SPAC other than Merger Sub;

(b)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC or Merger Sub;

(e)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)    except in connection with a SPAC Extension, incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(g)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)    make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;

(j)    amend the Trust Agreement or any other agreement related to the Trust Account;

(k)    other than as set forth on Section 6.02(k) of the Company Disclosure Schedule, enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of SPAC or Merger Sub, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or

(l)    enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

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Section 6.03   Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.01   Proxy Statement; Registration Statement.

(a)    As promptly as practicable after the execution of this Agreement, (i) SPAC and the Company shall prepare and file with the SEC a joint consent solicitation/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of SPAC and to the stockholders of the Company relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to SPAC’s stockholders, the special meeting of SPAC’s stockholders (the “SPAC Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of New SPAC Common Stock as contemplated by this Agreement, (3) the second amended and restated SPAC Certificate of Incorporation as set forth on Exhibit B-1, (4) the Stock Incentive Plan and (5) any other proposals the Parties deem necessary to effectuate the Transactions (collectively, the “SPAC Proposals”) and (ii) SPAC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of New SPAC Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the stockholders of SPAC immediately prior to the Effective Time. SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of New SPAC Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and SPAC shall mail the Proxy Statement to their respective stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)    No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). SPAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the New SPAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

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(c)    SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective,

(ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC and the Company, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to SPAC or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)    The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC and the Company, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02   SPAC Stockholders’ Meetings; Merger Sub Stockholder’s Approval.

(a)    SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 25 days after the date on which the Proxy Statement is mailed to stockholders of SPAC). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement.

(b)    Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Merger and the other Transactions, as the sole stockholder of Merger Sub.

Section 7.03   Company Stockholders’ Written Consent. As promptly as practicable after the Registration Statement becomes effective, the Company shall seek the irrevocable written consent (the “Written Consent”) of holders of the Company Stockholder Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement, the Merger and the other Transactions.

Section 7.04   Access to Information; Confidentiality.

(a)    During the Interim Period, the Company and SPAC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.08, neither the Company nor SPAC shall be required to provide access to or disclose information to the extent such Party has been advised by legal

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counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b)    All information obtained by the Parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated May 25, 2023 (the “Confidentiality Agreement”), between SPAC and the Company.

(c)    Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05   No Solicitation.

(a)    During the Interim Period, the Company shall not and shall direct its Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non- public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall and shall instruct its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the Parties and their respective Representatives) in connection with a Company Acquisition Proposal, and the Company acknowledges that any action taken by it or any of its Representatives inconsistent with the restrictions set forth in this Section 7.05(a), whether or not such Representative is purporting to act on the Company’s behalf, shall be deemed to constitute a breach of this Section 7.05(a) by the Company.

(b)    During the Interim Period, SPAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and its affiliates and Representatives. SPAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.06   Employee Benefits Matters.

(a)    SPAC shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, SPAC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing

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condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b)    SPAC shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.

(c)    The provisions of this Section 7.06 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, SPAC, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07   Directors’ and Officers’ Indemnification; D&O Tail.

(a)    The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b)    Each of SPAC and the Surviving Corporation shall purchase (which shall be paid for in full by SPAC) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or SPAC as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Effective Time for the benefit of the Company’s directors and officers, and shall remain in effect for the six-year period following the Closing.

Section 7.08   Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of during the Interim Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail. No notification given by SPAC or the Company under this Section 7.08 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party contained in this Agreement.

Section 7.09   Further Action; Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b)    Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the

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matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.10   Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, during the Interim Period, unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.11   Tax Matters.

(a)    SPAC and the Company intend that, for United States federal income Tax purposes, the Merger will qualify for the Intended Tax Treatment. None of the Company or SPAC knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

(b)    On or prior to the Closing, the Company shall deliver to SPAC a properly executed certification that shares of Company’s capital stock and any other interests in the Company are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; provided, however, that if the Company fails to deliver the foregoing certification and notice, the sole remedy of SPAC and Merger Sub shall be to withhold on payments of consideration in accordance with and subject to the provisions Section 3.02(h) to the extent required by applicable Law.

Section 7.12   Stock Exchange Listing. SPAC will use its reasonable best efforts to cause the Merger Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Common Stock and SPAC Warrants listed for trading on Nasdaq.

Section 7.13   Antitrust.

(a)    To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly (and in connection with the any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

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(b)    Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)    No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14   Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC’s Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15   Stock Incentive Plan. SPAC shall, prior to the Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and SPAC shall mutually agree.

Section 7.16   SPAC Extension.

(a)    The Company acknowledges that SPAC filed a proxy statement (as amended, the “SPAC Extension Proxy Statement”) and on May 5, 2023, received approval from the stockholders of SPAC of an amendment to the SPAC Organizational Documents, including its certificate of incorporation, pursuant to which the deadline by which SPAC must complete its initial business combination (the “SPAC Business Combination Deadline”) was extended for up to an additional nine one-month periods, from May 7, 2023 to up to February 7, 2024, and upon the exercise of each such extension of the SPAC Business Combination Deadline, Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the amount set forth in the SPAC Extension Proxy Statement for each share of SPAC Class A Common Stock that remains outstanding.

(b)    Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 9.01, (i) prior to February 7, 2024, SPAC shall make, or cause Sponsor to make, the deposits into the Trust Account necessary to extend the SPAC Business Combination Deadline to February 7, 2024 as set forth in the SPAC Extension Proxy Statement and the SPAC Organizational Documents and (ii) from and after February 7, 2024, SPAC shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the SPAC Organizational Documents and obtaining the necessary approval from the SPAC Stockholders, to further extend the SPAC Business Combination Deadline after February 7, 2024 (each extension in clause (i) and (ii), a “SPAC Extension”) until a date mutually agreed in writing between SPAC and the Company.

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Section 7.17   Company Convertible Notes. The Company shall use commercially reasonable efforts to enforce its rights under the Company Convertible Notes and take all other actions reasonably necessary to effect the conversion of all Company Convertible Notes into shares of Company Common Stock prior to the Exchange Effective Time pursuant to the terms and conditions of the Company Convertible Notes.

Section 7.18   PIPE Financing.

(a)    During the Interim Period, SPAC may execute PIPE Financing Subscription Agreements mutually agreed by SPAC and the Company that would constitute a PIPE Financing; provided that unless otherwise agreed by SPAC and the Company in writing, no such PIPE Financing Subscription Agreement shall provide for a purchase price of shares of SPAC Class A Common Stock at a price less than the SPAC Redemption Price per share of SPAC Class A Common Stock (including any discounts, rebates, equity kickers or promote), and (ii) no such PIPE Financing Subscription Agreement shall provide for the issuance of any equity securities of SPAC other than shares of SPAC Class A Common Stock. Each of SPAC and the Company shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any PIPE Financing as may be reasonably requested by each other.

(b)    Unless otherwise consented in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Financing Subscription Agreements. Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Financing Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Financing Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the PIPE Financing Subscription Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such PIPE Financing Subscription Agreements, in the event that all conditions in the PIPE Financing Subscription Agreements (other than conditions that the Company, SPAC or any of their respective affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the PIPE Financing Subscription Agreements) have been satisfied, consummate the transactions contemplated by the PIPE Financing Subscription Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the PIPE Financing Subscription Agreements; and (iv) deliver notices to the applicable counterparties to the PIPE Financing Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the PIPE Financing Subscription Agreements. Without limiting the generality of the foregoing, SPAC shall give the Company prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Financing Subscription Agreements known to SPAC; (B) of the receipt of any notice or other communication from any party to any PIPE Financing Subscription Agreements by SPAC with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any PIPE Financing Subscription Agreements or any provisions of any PIPE Financing Subscription Agreements; and (C) if SPAC does not expect to receive all or any portion of the PIPE Financing Proceeds on the terms, in the manner or from one or more investors as contemplated by the PIPE Financing Subscription Agreements. SPAC shall take all actions required under the PIPE Financing Subscription Agreements with respect to the timely book-entry or other records evidencing the share of SPAC Class A Common Stock as and when required under any such PIPE Financing Subscription Agreements. Each of the Parties shall use its reasonable efforts to, and shall instruct its advisors to, keep the other Parties and the other Parties’ advisors reasonably informed with respect to the PIPE Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the other Parties or the other Parties’ advisors with respect to the PIPE Financing.

ARTICLE VIII.

CONDITIONS TO THE MERGER

Section 8.01   Conditions to the Obligations of Each Party. The obligations of the Company, SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)    Written Consent. The Written Consent shall have been delivered to SPAC.

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(b)    SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of Nasdaq.

(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d)    Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre- Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)    Stock Exchange Listing. The New SPAC Common Stock comprising the Merger Consideration to be issued pursuant to this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(g)    Net Tangible Assets Test. Upon the Closing, after giving effect to the SPAC Redemption Rights, SPAC shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Section 8.02   Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08(b) (Absence of Certain Changes or Events) and Section 4.19 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(d)    Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e)    Resignation. Other than those persons identified as continuing directors or officers on Exhibit C, all members of the Company Board and officers of the Company shall have executed written resignations effective as of the Effective Time.

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(f)    Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be a party thereto) shall have delivered, or cause to be delivered, to SPAC a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

Section 8.03   Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of SPAC and Merger Sub contained in Section 5.01 (Corporate Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of SPAC and Merger Sub contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an SPAC Material Adverse Effect.

(b)    Agreements and Covenants. SPAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(d)    Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

(e)    Registration Rights and Lock-Up Agreement. SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be a party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by SPAC and such holders of equity securities of SPAC.

(f)    Resignations. Other than those persons identified as continuing directors or officers on Exhibit C, all members of the SPAC Board and all officers of SPAC shall have executed written resignations effective as of the Effective Time.

(g)    Indebtedness of SPAC. As of the Closing, SPAC shall (i) not have any Indebtedness other than the Sponsor Debt and (ii) provide evidence thereof to the Company.

(h)    Sponsor Promissory Notes. SPAC shall deliver to the Company copies of the amendments to the Sponsor Promissory Notes in connection with the Sponsor Debt pursuant to, and in accordance with, the Sponsor Support Agreement.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01   Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a)    by mutual written consent of SPAC and the Company; or

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(b)    by either SPAC or the Company if the Effective Time shall not have occurred prior to February 7, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c)    by either SPAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d)    by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting or any adjournment thereof; or

(e)    by SPAC if the Company shall have failed to deliver the Written Consent to SPAC after the Registration Statement becomes effective; or

(f)    by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company; or

(g)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC and Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC.

Section 9.02   Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.

Section 9.03   Expenses.

(a)    Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger and the other Transactions are consummated. SPAC shall use its reasonable best efforts to cause its advisors to take a material portion of their fees and expenses in shares of New SPAC Common Stock.

(b)    At the Closing, upon release of funds from the Trust Account, SPAC shall pay all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses.

Section 9.04   Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

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Section 9.05   Waiver. At any time prior to the Effective Time, (i) SPAC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC and/or Merger pursuant hereto and (c) waive compliance with any agreement of SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

Section 10.01   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or Merger Sub:

Maquia Capital Acquisition Corporation

c/o Maquia Investments North America, LLC

2901 Florida Ave. Suite 840, Miami, Florida, 33133 Attention: Guillermo E Cruz

Email: guillermo@maquiacapital.com

with a copy to:

Allan M. Lerner, P.A.

2888 E. Oakland Park Blvd.

Fort Lauderdale, FL 33306

Attention: Allan M. Lerner

Email: allan@lernerpa.com

&

HomerBonner

1200 Four Seasons Tower

1441 Brickell Avenue

Miami Florida 33131

Attention.: Peter Homer

Email: phomer@ homerbonner.com

if to the Company:

Immersed Inc.

522 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Renji Bijoy

Email: renji@immersed.com

with a copy to:

Greenberg Traurig, LLP

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan Annex

Email: alan.annex@gtlaw.com

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Section 10.02   Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing,(b) this Article X and (c) any corresponding definitions set forth in Article I.

Section 10.03   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04   Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 10.05   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06   Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 10.07   Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09   Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in the state court of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

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IN WITNESS WHEREOF, SPAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAQUIA CAPITAL ACQUISITION CORPORATION

By	/s/ Jeff Ransdell
Name: Jeff Ransdell
Title: Chief Executive Officer

MAQUIA MERGER SUB, INC.

By	/s/ Guillermo Eduardo Cruz
Name: Guillermo Eduardo Cruz
Title: Director

IMMERSED INC.

By	/s/ Renji Bijoy
Name: Renji Bijoy
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

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IN WITNESS WHEREOF, SPAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAQUIA CAPITAL ACQUISITION CORPORATION

By
Name:
Title:

MAQUIA MERGER SUB, INC.

By
Name:
Title:

IMMERSED INC.

By	/s/ Renji Bijoy
Name: Renji Bijoy
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

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EXHIBIT A

Registration Rights and Lock-Up Agreement

[Attached.]

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Final Form

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of [•], 2023 and effective as of the Effective Time (as defined in the Business Combination Agreement (as defined below)) by and among Immersed Inc. (f/k/a Maquia Capital Acquisition Corporation), a Delaware corporation (the “Company”), and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement.

RECITALS

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of August 8, 2023 (the “Business Combination Agreement”), by and among the Company, Maquia Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Immersed Inc., a Delaware corporation (“Immersed”), pursuant to which, among other things, Merger Sub will merge with and into Immersed (the “Merger”), with Immersed surviving as a wholly owned subsidiary of the Company;

WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of May 4, 2021 (the “Prior Agreement”);

WHEREAS, as of the Effective Time, the Original Holders hold [•] shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, certain of the Original Holders currently hold an aggregate of [•] warrants (the “Private Placement Warrants”) to purchase, at an exercise price of $11.50 per share, one share of Class A Common Stock;

WHEREAS, at the Effective Time, pursuant to the Merger and subject to, and in accordance with, the Business Combination Agreement, the shares of common stock and preferred stock of Immersed held by certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) will be automatically cancelled and extinguished and converted into the right to receive shares of Common Stock (the “Business Combination Shares”);

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the New Holders identified herein; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights following the closing of the transactions contemplated by the Business Combination Agreement with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

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“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto. “Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the Board or to direct the operations of the Company.

“Commission” shall mean the Securities and Exchange Commission. “Common Stock” shall have the meaning given in the Recitals hereto. “Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.4.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3.

“Holders” shall have the meaning given in the Preamble.

“Lock-up Period” shall have the meaning given in subsection 5.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Minimum Amount” shall have the meaning given in subsection 2.1.4

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“New Holders” shall have the meaning given in the Recitals hereto.

“New Registration Statement” shall have the meaning given in subsection 2.1.5.

“Original Holders” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

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“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security”, “Registrable Securities” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the Closing Date and (c) any other equity security of the Company issued or issuable with respect to any such security described in (a) or (b) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable and documented fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable and documented fees and disbursements of counsel for the Company;

(E)    reasonable and documented fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)    reasonable and documented fees and expenses of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration, (ii) the majority-in-interest of the Demanding Holders initiating a Shelf Underwritten Offering, or (iii) the majority-in-interest of participating Holders under Section 2.1 if the Registration was initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective

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amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time. “SEC Guidance” shall have the meaning given in subsection 2.1.5. “Shelf Takedown Notice” shall have the meaning given in subsection 2.1.4.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.4.

“SUO Requesting Holder” shall have the meaning given in subsection 2.1.4.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1   Resale Shelf Registration Rights

2.1.1    Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than forty-five (45) days following the Closing Date, a Registration Statement to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 of the Securities Act or any successor thereto on the terms and conditions specified in this subsection 2.1.1 (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-1 (or such other form of registration statement as is then available to permit Registration of such Registrable Securities for resale). The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, the Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to remain effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in Section 5.1 of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders. The Company shall use reasonable best efforts to convert the Resale Shelf Registration Statement on Form S-1 to a Resale Shelf Registration Statement on Form S-3 as promptly as practicable after the Company is eligible to use a Resale Shelf Registration Statement on Form S-3 and have the Resale Shelf Registration Statement on Form S-3 declared effective as promptly as practicable and to cause such Resale Shelf Registration Statement on Form S-3 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities.

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2.1.2    Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3    Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.1.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its reasonable best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.1.4    At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”); provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $5,000,000 from such Shelf Underwritten Offering (such amount of Registrable Securities, as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within two (2) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Shelf Underwritten Offering (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Shelf Underwritten Offering, a “SUO Requesting Holder”) shall so notify the Company of its intent to participate in such Shelf Underwritten Offering, in writing, within three (3) business days after the receipt by such Holder of the Company Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a SUO Requesting Holder(s) to the Company, subject to the provisions of subsection 2.2.4, the Company shall include in such Shelf Underwritten Offering all Registrable Securities of such SUO Requesting Holder(s). The Company shall, together with all participating Holders of Registrable Securities of the Company proposing (and permitted) to distribute their securities through such Shelf Underwritten Offering, enter into an underwriting agreement in customary form for such Shelf Underwritten Offering with the managing Underwriter or Underwriters selected by the majority-in-interest of the participating Holders after consultation with the Company and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.4, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain representations, covenants, indemnities and other rights and obligations in customary form for such Shelf Underwritten Offering by the Company.

2.1.5    Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single Registration Statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-1 (or such other form of registration statement as is then available to permit Registration of such Registrable Securities for resale); provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best

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efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly- available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used its reasonable best efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clause (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.6    Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

Section 2.2   Demand Registration.

2.2.1    Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 or subsection 2.1.2 covering Registrable Securities, at any time and from time to time on or after the Effective Time, Holders holding at least $5,000,000 of the then-outstanding number of Registrable Securities held by all Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-1 (or such other form of registration statement as is then available to permit Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall (i) file a Registration Statement in respect of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holder(s) pursuant to such Demand Registration, not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, and (ii) effect the Registration thereunder as soon thereafter as practicable. Under no circumstances shall the Company be obligated to effect more than an aggregate of five (5) Demand Registrations under this subsection 2.2.1.

2.2.2    Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority- in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after such stop order or injunction is removed, rescinded or otherwise terminated, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2.3    Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5    Demand Registration Withdrawal. A majority-in-interest of the combined Demanding Holders and Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demanding Holders and Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.2.5, then such registration shall not count as a Demand Registration provided for in Section 2.2. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.

Section 2.3   Piggyback Registration.

2.3.1    Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (other than Holders of Registrable Securities, which offerings are covered by Section 2.1 or Section 2.2), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) filed in connection with any business combination or acquisition involving the Company, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed

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Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to this Section 2.3, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)    If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3   Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4   Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

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Section 2.4   Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, the Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

COMPANY PROCEDURES

Section 3.1   General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action reasonably necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be reasonably necessary, following opinion of Company legal counsel, by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable, following opinion of Company legal counsel, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each Holder of such Registrable Securities covered by such Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each Holder of such Registrable Securities or its counsel;

3.1.10    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11    permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12    obtain a “cold comfort” letter from the Company’s independent registered public accountants (and the independent accountant of any other entity whose financial statements are included in (or incorporated by reference in) a Registration Statement) in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

3.1.13    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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Section 3.2   Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3   Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4   Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

Section 3.5   Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Closing Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings upon request. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6   Limitations on Registration Rights. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1   Indemnification

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection

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with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of Registrable Securities. The Company and each Holder of Registrable Securities participating in an offering also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any reasonable and documented legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

LOCK-UP

Section 5.1   Lock-Up. Except as permitted by Section 5.2, until the earliest of: (i) the date that is six (6) months from the date of this Agreement, (ii) the last consecutive trading day where the sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date commencing at least 150 days after the date of this Agreement, or (iii) such date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the stockholders of the Company having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”), each Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

Section 5.2   Exceptions.    The provisions of Section 5.1 shall not apply to:

5.2.1    transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2    Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3    Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the Holder or any other person with whom the Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4    Transfers by will or intestate succession upon the death of the Holder;

5.2.5    the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6    if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

5.2.7    Transfers to the Company’s officers, directors or their affiliates;

5.2.8    pledges of shares of Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9    pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; and

5.2.10    the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-up Period; provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.2 through 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

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ARTICLE VI

GENERAL PROVISIONS

Section 6.1   Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2   Prior Agreement. The Company and the Original Holders, as parties to the Prior Agreement, hereby agree that the Prior Agreement is terminated with respect to such parties as of the Closing Date and is replaced in its entirety by this Agreement and none of the Original Holders shall have any further rights thereunder.

Section 6.3   Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.4   Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder of Registrable Securities or of any assignee of the applicable Holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 6.4. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.5   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.6   Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a Holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.7   Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.8   Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising

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out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.9   Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Section 6.10   Term. This Agreement shall terminate (a) with respect to any Holder on the date on which such Holder ceases to hold Registrable Securities and (b) otherwise upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in each case in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Article IV shall survive any termination.

(Next Page is Signature Page)

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

Immersed Inc.

By:
Name:
Title:

Address for Notice:

[Signature Page to Registration Rights and Lock-Up Agreement]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Name:

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

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Schedule A

Original Holders

Name of Holder	Number of Shares of Common Stock	Number of Private Placement Units
Maquia Investments North America, LLC
Kingswood Capital Markets, Division of Benchmark Investments, Inc.

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New Holders

Name of Holder	Number of Shares of Common Stock

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Annex A-2

Execution Version

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of October 4, 2023, is made by and among Maquia Capital Acquisition Corporation, a Delaware corporation (“SPAC”), Maquia Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Immersed Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub and the Company are referred to herein collectively as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of August 8, 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to the Business Combination Agreement.

(a)    Insert New Definition. The following new definition of “Available Cash” is hereby inserted in Section 1.01(b) of the Business Combination Agreement:

““Available Cash” means, without duplication, an amount equal to the sum of (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the SPAC Redemption Rights) immediately prior to the Closing, plus (b) the aggregate amount of cash of SPAC on hand immediately prior to the Closing, plus (c) the net amount of the PIPE Financing Proceeds received or to be received by SPAC on or prior to the Closing, plus (d) an aggregate amount of $3,000,000 received by the Company on or prior to the Closing in connection with the Crowdfunding Raise (as defined in the Company Disclosure Schedule), plus (e) an aggregate amount of $3,100,000 received by the Company on or prior to the Closing in connection with any equity or debt financing, plus (f) an aggregate amount of $11,900,000 in connection with the Backstop Agreement (as defined in the Sponsor Support Agreement), plus (g) an aggregate amount of $7,000,000 in connection with any equity line of credit or standby equity purchase agreement entered into by SPAC and/or the Company prior to the Closing Date.”

(b)    Amended and Restated the definition “Company Acquisition Proposal”. The definition “Company Acquisition Proposal” is hereby amended and restated in its entirety as follows:

““Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than SPAC, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of the Company, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise; provided, that, no equity or debt financing received by the Company on or prior to the Closing shall be deemed to constitute a “Company Acquisition Proposal.”

(c)    Amended and Restated Section 3.01(a). Section 3.01(a) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(a) Payment Spreadsheet. Not less than five (5) Business Days prior to the Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration, (ii) the allocation of the Aggregate Transaction Consideration among the holders of Company Common Stock, Company

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Preferred Stock and Company Options, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Company Common Stock and Company Preferred Stock, (iv) the number of shares of New SPAC Common Stock that can be purchased under the Exchanged Options and (v) the allocation of the Earnout Shares among the Earnout Recipients. The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Company Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all Parties and shall be used by SPAC and Merger Sub for purposes of issuing the Merger Consideration to the holders of Company Common Stock and Company Preferred Stock and conversion of the Company Options into the Exchanged Options pursuant to this Article III, absent manifest error.”

(d)    Insert New Section 3.06. The following new Section 3.06 of the Business Combination Agreement is hereby inserted immediately following Section 3.05:

“Section 3.06 Company Stockholders Earnout.

(a)    Following the Closing, in addition to the consideration to be received pursuant to Section 3.01(b)(i), if, on the date that is nine (9) months after the Closing Date, a number equal to at least 65% of the persons that were employees of the Company as of the Closing Date continue to be employees of the Company (the “Earnout Target”), then as promptly as practicable (and in any event within five (5) Business Days) following the achievement of the Earnout Target, the stockholders of the Company as of immediately prior to the Closing (the “Earnout Recipients”), SPAC shall issue an aggregate of 4,000,000 shares of New SPAC Common Stock (the “Earnout Shares”) to the Earnout Recipients, which such Earnout Shares shall be allocated among the Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet. For the avoidance of doubt, the people that were employees of the Company as of the Closing shall mean the greater of: (i) twenty (20) full time employees, and (ii) the number of full-time employees at Closing.

(b)   The aggregate number of Earnout Shares issuable to the Earnout Recipients shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of New SPAC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of New SPAC Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares are delivered to the Earnout Recipients, if any.

(d)  Notwithstanding anything to the contrary, in the event of a transaction that results in a Change of Control, then the Earnout Shares that have not been previously issued pursuant to this Section 3.06 shall be issued to the Earnout Recipients effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the Earnout Recipients shall receive such Earnout Shares, and all proceeds thereof, in connection with such transaction. For purposes of this Section, “Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of SPAC and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of SPAC resulting in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of SPAC or the surviving person outstanding immediately after such combination (for the avoidance of doubt, excluding any Earnout Shares that may be issued in connection with such transaction(s) pursuant to Section 3.06); or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) (i) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of SPAC representing more than fifty percent (50%) of the voting power of the capital stock of SPAC entitled to vote for the election of directors of SPAC or (ii) otherwise acquiring, directly or indirectly, the power to direct or cause the direction of the management or policies of SPAC, whether through the ability to exercise voting power, by contract or otherwise.”

(e)   Amended and Restated Section 7.15. Section 7.15 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Stock Incentive Plan. SPAC shall, prior to the Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and SPAC shall mutually agree. The Stock Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to 11.7% of the number of shares of New SPAC Common Stock outstanding on a pre- diluted basis at the Closing.”

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(f)    Insert New Section 8.03(i). The following new Section 8.03(i) of the Business Combination Agreement is hereby inserted immediately following Section 8.03(h):

“(i) Available Cash. Prior to giving effect to the payment of all Outstanding SPAC Transaction Expenses and Outstanding Company Transaction Expenses, the Available Cash at Closing shall be equal to or greater than $25,000,000; provided, that, if (i) the Available Cash at Closing is equal to $21,900,000 and (ii) Sponsor forfeits and surrenders to SPAC for cancellation 310,000 shares of SPAC Class A Common Stock pursuant to Section 3(c) in the Sponsor Support Agreement, the condition in this Section 8.03(i) shall be deemed to be satisfied; provided, further, that if the Available Cash at Closing is greater than $21,900,000 but less than $25,000,000, subject to and contingent upon the Effective Time, the Available Cash Forfeited Sponsor Shares shall be reduced proportionately by such number of shares equal to (i) the quotient of (x) the amount of the Available Cash in excess of $21,900,000 (the “Excess Cash”) and (y) $3,100,000 multiplied by (ii) 310,000. By way of example, if the Excess Cash is $500,000 (i.e., the Available Cash at Closing is $22,400,000), then the proportionate reduction shall be equal to 16% of 310,000 or 50,000 shares of SPAC Class A Common Stock, leaving a balance of 260,000 Available Cash Forfeited Sponsor Shares. Notwithstanding the condition in this Section 8.03(i), if the Closing occurs, on the Closing Date, all Outstanding SPAC Transaction Expenses and Outstanding Company Transaction Expenses shall be paid from the balance of the Available Cash in accordance with Section 3.04.”

(g)   Amended and Restated Section 9.01(b). Section 9.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(b) by either SPAC or the Company if the Effective Time shall not have occurred prior to March 7, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date.”

(h)   Amended and Restated Section 9.02. Section 9.02 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party. For the avoidance of doubt, the failure to satisfy the condition set for in Section 8.03(i) shall not be deemed a willful material breach of this Agreement by either Party.

2.   Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Business Combination Agreement, as amended by this Amendment, shall mean August 8, 2023.

3.   Construction. This Amendment shall be governed by all provisions of the Business Combination Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

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4.   Entire Agreement. This Amendment together with the Business Combination Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

5.   Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:	/s/ Jeff Ransdell
Name: Jeff Ransdell
Title: Chief Executive Officer

MAQUIA MERGER SUB, INC.

By:	/s/ Guillermo Eduardo Cruz
Name: Guillermo Eduardo Cruz
Title: Director

IMMERSED INC.

By:
Name: Renji Bijoy
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

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IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:
Name: Jeff Ransdell
Title: Chief Executive Officer

MAQUIA MERGER SUB, INC.

By:
Name: Guillermo Eduardo Cruz
Title: Director

IMMERSED INC.

By:	/s/ Renji Bijoy
Name: Renji Bijoy
Title: Chief Executive Officer

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Annex B

Final Form

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAQUIA CAPITAL ACQUISITION CORPORATION

The present name of the corporation is “Maquia Capital Acquisition Corporation.” The corporation was incorporated under the name “Maquia Acquisition Corporation” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on December 10, 2020. This Second Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The corporation’s certificate of incorporation is hereby amended and restated to read in its entirety as follows:

FIRST.   The name of the corporation is Immersed Inc. (the “Corporation”).

SECOND.   The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Services Company.

THIRD.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”).

FOURTH.   Capital Stock.

1.   Authorized Shares of Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is [•] shares, divided into two classes as follows: (i) [•] shares, par value $0.0001 per share, of common stock (“Common Stock”); and (ii) [•] shares, par value $0.0001 per share, of preferred stock (“Preferred Stock”).

2.   Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of Common Stock are as follows:

(a)   Dividends. Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) (as the same may be amended or amended and restated, the “Certificate of Incorporation”) and then outstanding, dividends may be declared and paid on Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(b)   Voting. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each holder of one or more outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

(c)   Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. None of a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease or exchange of all or substantially all of the Corporation’s property and assets which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2(c) of this Article FOURTH.

3.   Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of the Certificate of Incorporation, no holder of one or more outstanding shares of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the Preferred Stock as a class.

FIFTH.   Board of Directors.

1.   Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.   Classified Board. Except for those directors, if any, elected solely and exclusively by the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Certificate of Incorporation and then outstanding (collectively, the “Class/Series Directors” and each, a “Class/Series Director”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation of the Corporation in accordance with the General Corporation Law (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation, disqualification or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Class/Series Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. For the avoidance of doubt, the classification of the Board of Directors into three (3) classes shall become effective upon the Classification Effective Time.

3.   Removal of Directors. Except for any Class/Series Directors, for so long as the Board of Directors is classified as provided in Section 2 of this Article FIFTH, any director or the entire Board of Directors may be removed (a) solely and exclusively for cause and (b) solely and exclusively by the affirmative vote of the holders of at least majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

4.   Vacancies and Newly Created Directorships. Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

5.   Automatic Increase/Decrease in Total Authorized Number of Directors. During any period when the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding have the right to elect one or more Class/Series Directors, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Class/Series Director or Class/Series Directors, and the holders of such class or series of capital stock shall be entitled to elect such Class/Series Director or Class/Series Directors; and (b) each such Class/Series Director shall serve until such Class/Series Director’s successor shall have been duly elected and qualified, or until such Class/Series Director’s right to hold such office terminates by or pursuant to the provisions of the Certificate of Incorporation, whichever occurs earlier, subject to such Class/Series Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any class or series of capital stock then outstanding having the right to elect one or more Class/Series Directors by or pursuant to the provisions of the Certificate of Incorporation are divested of such right by or pursuant to the provisions of this Certificate of Incorporation, the term of office of each such Class/Series Director elected by the holders of such class or series of capital stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Class/Series Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

6.   No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7.   Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least majority in voting power of all of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

8.   Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer or the directors entitled to cast a majority of the votes of the whole Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

SIXTH.   Stockholder Action. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

SEVENTH.   Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article SEVENTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

EIGHTH.   Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to the rights reserved in this Article EIGHTH. In addition to any affirmative vote required by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles FIFTH, SIXTH or SEVENTH or this sentence.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Second Amended and Restated Certificate of Incorporation this [•] day of [•], 2023.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:
Name:
Office:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C

Final Form

AMENDED AND RESTATED

BYLAWS

OF

IMMERSED INC.

ARTICLE I

Meetings of Stockholders

Section 1.1    Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution or resolutions of the Board of Directors (the “Board of Directors”) of Immersed Inc. (as such name may be changed in accordance with applicable law, the “Corporation”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2    Special Meetings. Except as otherwise provided by or pursuant to the provisions of the Corporation’s certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock of the Corporation) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer or by the directors entitled to cast a majority of the votes of the whole Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3    Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Amended and Restated Bylaws (as the same may be amended or amended and restated, these “Bylaws”), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4    Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with Section 1.3 of these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5    Quorum. Except as otherwise provided by applicable law, by or pursuant to the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall be present in person or represented by proxy. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Section 1.6    Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7    Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation) may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than Class/Series Directors (as defined below)) at which a quorum is present, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. For purposes of this Section 1.7, a “majority of votes cast” means that the number of votes cast “for” a question or business exceeds the number of votes cast “against” such question or business.

Section 1.8    Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation), when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9    List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10    Action By Consent in Lieu of Meeting. Except as otherwise permitted by or pursuant to the provisions of the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is proposed to be taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, by less than unanimous consent, prompt notice of the taking of the action by consent shall be given to those stockholders who are entitled thereto under applicable law.

Section 1.11    Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders,the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12    Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the individual presiding over the meeting. The Board of Directors may adopt (by resolution or resolutions thereof) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the individual presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the individual presiding over the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other individuals as the individual presiding over the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants in the meeting of stockholders. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the individual presiding over any meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at the meeting, and, if the Board of Directors or the individual presiding over the meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before the meeting of stockholders and shall be disregarded and not be considered or transacted at the meeting, the individual presiding over the meeting shall declare to the meeting that such election, question or business was not properly made, proposed or brought before the meeting and shall be disregarded and not be considered or transacted at the meeting, and any such election, question or business shall not be considered or transacted at the meeting. Unless and to the extent determined by the Board of Directors or the individual presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13    Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class/Series Directors (as defined below)) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Certificate of Incorporation to be voted on solely and exclusively by the holders of any class (voting separately as a class) or series (voting separately as a series) of capital stock of the Corporation then outstanding) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

(ii)    For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in any proxy statement as a nominee and to serving as director if elected, (3) a description of any direct or indirect compensation or benefit (including, without limitation, indemnification and/or advancement rights) to which the individual subject to such Nomination may be entitled under any agreement, arrangement or understanding with any person other than the Corporation (including, without limitation, the amount of any such monetary compensation) in connection with such individual’s nomination or service as a director of the Corporation and (4) a description of any other material relationship or relationships between or among the individual subject to such Nomination and/or such individual’s affiliates and associates, on the one hand, and the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Nominations is/are made and/or such stockholder’s or beneficial owner’s respective affiliates and associates, or others acting in concert with such stockholder or beneficial owner or their respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate, associate or other person were the “registrant” for purposes of such rule and the individual subject to such Nomination was a director or officer of such registrant; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the Business is proposed; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is/are made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business and (4) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders. The Corporation may require (1) any individual subject to such Nomination to furnish such other information as the Corporation may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the Corporation if elected and (2) the stockholder giving notice to furnish such other information as the Corporation may reasonably require to demonstrate that any Business is a proper matter for stockholder action at an annual meeting of stockholders.

(iii)    Notwithstanding anything in the second sentence of Section 1.13(a)(ii) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)    Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid (provided that the Board of Directors has determined that directors shall be elected at such meeting) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors), any such stockholder entitled to vote in such election may make a Nomination or Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to Section 1.13(b)(iii) of these Bylaws, if the stockholder’s notice required by Section 1.13(a)(ii) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)    General. (i) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders, and only such Business shall be conducted at an annual or special meeting of stockholders as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board of Directors or the individual presiding over an annual or special meeting of stockholders shall have the power and duty to determine whether (A) a Nomination or any Business proposed to be brought before the meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13 and (B) any proposed Nomination, Nominations or Business shall be disregarded or that such Nomination, Nominations or Business shall not be considered or transacted at the meeting. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders to present a Nomination, Nominations or Business, such Nomination, Nominations or Business shall be disregarded and such Nomination, Nominations or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)    For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.

(iii)    Nothing in this Section 1.13 shall be deemed to affect any (A) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the Corporation or such proposals are subject to Rule 14a-8), (B) rights or obligations, if any, of stockholders with respect to the inclusion of a nominee in a universal proxy card pursuant to Rule 14a-19 (or any successor thereto) promulgated under the Exchange Act or (C) rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or filed by or pursuant to the Certificate of Incorporation and then outstanding to, solely and exclusively, elect one or more directors outstanding (collectively, the “Class/Series Directors” and each, a “Class/Series Director”).

ARTICLE II

Board of Directors

Section 2.1    Number; Qualifications. Except for any Class/Series Directors, the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2    Resignation; Vacancies and Newly Created Directorships. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3    Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4    Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer or by the directors entitled to cast at least half of the votes of the whole Board of Directors. Notice of a special meeting of the Board of Directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the special meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the special meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the special meeting.

Section 2.5    Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6    Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7    Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8    Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Certificate of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of the State of Delaware (the “General Corporation Law”). After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2    Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

Officers

Section 4.1    Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, Chief Financial Officer and a Secretary, and shall choose a Chairperson of the Board of Directors from among its members. The Board of Directors may also choose a President, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Certificate of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2    Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3    Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution or resolutions adopted by the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board of Directors or the Chief Executive Officer.

ARTICLE V

Stock

Section 5.1    Certificates. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chairperson of the Board of Directors, the Chief Executive Officer and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 5.2    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3    Restrictions. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S AMENDED AND RESTATED BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

ARTICLE VI

Indemnification

Section 6.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3 of these Bylaws, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.2    Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3    Claims. If (a) a claim for indemnification (following the final disposition of such proceeding) under this Article VI is not paid in full within sixty (60) days after a written claim therefor by the Covered Person has been received by the Corporation or (b) a claim for advancement of expenses under this Article VI is not paid in full within twenty (20) days after a written claim therefor by the Covered Person has been received by the Corporation, as applicable, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In any such action to enforce a claim for indemnification under this Article VI, neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met such applicable standard of conduct.

Section 6.4    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5    Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6    Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7    Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8    Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

ARTICLE VII

Miscellaneous

Section 7.1    Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2    Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3    Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4    Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5    Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6    Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall require the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.7    Forum for Adjudication of Disputes.

(a)    Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the General Corporation Law, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.7(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b)    Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c)    Application. Failure to enforce the foregoing provisions of this Section 7.7 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.7. This Section 7.7 shall not apply to any action asserting claims arising under the Exchange Act.

Adopted Effective As of [•], 2023.

Annex D

IMMERSED INC.

2023 EQUITY INCENTIVE PLAN

1.   Purposes of the Plan.   The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonus Awards.

2.   Definitions.   As used herein, the following definitions will apply:

(a)   “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)   “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c)   “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d)   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonus Awards.

(e)   “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)   “Board” means the Board of Directors of the Company.

(g)   “Cause” means, with respect to the termination of a Participant’s status as a Service Provider: (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendre to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s intentional damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(h)   “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i)   The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii)   The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));

(iii)   A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board prior to the date of the appointment or election; or

(iv)   The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)   a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;

(2)   a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3)   the Company; and

(4)   a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(i)   “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include (i) such section of the Code, any guidance and regulations promulgated under such section of the Code, including any successor provisions, guidance and regulations thereto, and (ii) any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j)   “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(k)   “Common Stock” means the common stock of the Company.

(l)   “Company” means Immersed Inc., a Delaware corporation, or any successor thereto.

(m)   “Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.

(n)   “Director” means a member of the Board.

(o)   “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined by the Social Security Administration or the long-term disability plan maintained by the Company; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws. The Administrator in its discretion may determine whether a total and permanent disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)   “Effective Date” means [].

(q)   “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)   “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (x) any action described in Section 15 or any action taken in connection with a Change in Control transaction nor (y) any transfer or other disposition permitted under Section 14. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s stockholders.

(t)   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)   If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii)   In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.

(u)   “Fiscal Year” means the fiscal year of the Company.

(v)   “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)   “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Affiliate and is compensated for such services.

(x)   “Insider” means an Officer or Director or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.

(y)   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)   “Option” means a stock option granted pursuant to the Plan.

(bb)   “Outside Director” means a Director who is not an Employee.

(cc)   “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(dd)   “Participant” means the holder of an outstanding Award.

(ee)   “Performance Goal” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(ff)   “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(gg)   “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(hh)   “Plan” means this Immersed Inc. 2023 Equity Incentive Plan, as may be amended from time to time.

(ii)   “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(jj)   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk)   “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll)   “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm)   “Service Provider” means an Employee, Director or Independent Contractor.

(nn)   “Share” means a share of Common Stock, as adjusted in accordance with Section 15 of the Plan.

(oo)   ”Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp)   “Stock Bonus” or “Stock Bonus Award” means an Award granted pursuant to Section 10 of the Plan.

(qq)   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(rr)   “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

3.   Stock Subject to the Plan.

(a)   Stock Subject to the Plan.   Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is [●].2 The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 15 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a), plus the number of Shares added to the Plan pursuant to Section 3(b) below, plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that become available for issuance pursuant to Section 3(c).

(b)   Automatic Share Reserve Increase.   The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2024 Fiscal Year through and including the first day of the 2033 Fiscal Year, in each case, in an amount equal to the lessor of (i) five percent (5%) of the total number of Shares that are issued and outstanding on the first day of the applicable Fiscal Year, (ii) the number of Shares initially reserved for issuance under the Plan pursuant to the first sentence of Section 3(a) above, and (iii) such smaller number of Shares as may be determined by the Board.

[2]	NTD: To equal a number of shares of Common Stock equal to 11.7% of the Common Stock issued and outstanding as of immediately following Closing.

(c)   Lapsed Awards.   To the extent any Award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

(d)   Assumption or Substitution of Awards by the Company.   The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any Fiscal Year.

4.   Administration of the Plan.

(a)   Procedure.

(i)   Multiple Administrative Bodies.   Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)   Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)   Other Administration.   Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)   Powers of the Administrator.   Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i)   to determine the Fair Market Value in accordance with Section 2(t);

(ii)   to select the Service Providers to whom Awards may be granted hereunder;

(iii)   to determine the number of Shares to be covered by each Award granted hereunder;

(iv)   to approve forms of Award Agreements for use under the Plan;

(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions may include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)   to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;

(vii)   to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)   correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(ix)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);

(x)   to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to the terms and conditions of the Plan and compliance with all Applicable Laws, including, without limitation, Section 6(b) of the Plan regarding Incentive Stock Options and Section 409A of the Code);

(xi)   adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;

(xii)   to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(xiii)   to authorize any person to execute on behalf of the Company any instrument required to give effect to the grant of an Award previously granted by the Administrator;

(xiv)   to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xv)   to make all other determinations deemed necessary or advisable for administering the Plan.

(c)   Effect of Administrator’s Decision.   The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.

(d)   Delegation.   To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or Officers.

(e)   Administration of Awards Subject to Performance Goals.   The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

(f)   Section 16 of the Exchange Act.   Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5.   Award Eligibility.   Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonus Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.   Stock Options.

(a)   Limitations.   Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted.

(b)   Term of Option.   The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)   Option Exercise Price and Consideration.

(i)   Exercise Price.   The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)   In the case of an Incentive Stock Option

(A)   granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)   granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)   In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)   Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)   Exercisability and Vesting.   At the time an Option is granted, the Administrator will fix the period within which the Option may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised. An Option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(iii)   Form of Consideration.   The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the

Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)   Exercise of Option.

(i)   Procedure for Exercise; Rights as a Stockholder.   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii)   Termination of Relationship as a Service Provider.   If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, to the extent the Option is vested, the Participant may exercise his or her vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, the Participant may exercise his or her Option for three (3) months following the Participant’s termination. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.

(iii)   Disability of Participant.   If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, to the extent the Option is vested, the Participant may exercise his or her vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, the Participant may exercise his or her vested Option for twelve (12) months following the Participant’s termination as a result of Participant’s Disability. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.

(iv)   Death of Participant.   If a Participant dies while a Service Provider, the Participant’s designated beneficiary (provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator) may exercise the Participant’s vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, any such designated beneficiary may exercise Participant’s vested Option for twelve (12) months following Participant’s death. If no such beneficiary has been designated by the Participant, then such vested Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the vested Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant’s designated beneficiary, the personal representative of the Participant’s estate or the person(s) to whom the vested Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution, as applicable, does not exercise the Participant’s vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.

(v)   Termination for Cause.   If a Participant ceases to be a Service Provider as a result of being terminated for Cause, (i) the Participant may exercise his or her vested Option within such period of time (if any) as is specified in the Award Agreement or, (ii) if there is no specified time in the Award Agreement, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her vested Option from and after the date of such notification. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time (if any), the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option, if any.

7.   Restricted Stock.

(a)   Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)   Vesting Criteria and Other Terms.   Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the Period of Restriction has lapsed. The Period of Restriction will lapse at such time, and upon such terms, as are determined by the Administrator, which may include the completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the Period of Restriction will lapse upon the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(c)   Transferability.   Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)   Other Restrictions.   The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)   Removal of Restrictions.   Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)   Voting Rights.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)   Dividends and Other Distributions.   Unless the Administrator provides otherwise, during the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, and any such dividends or distributions will be subject to the same terms, including, without limitation, vesting and restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.

(h)   Return of Restricted Stock to Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.

8.   Restricted Stock Units.

(a)   Grant.   Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b)   Vesting Criteria and Other Terms.   The Administrator will set vesting criteria and other terms in its discretion, which, depending on the extent to which the vesting criteria and other terms are met, will determine the number of Restricted Stock Units that settle. A Restricted Stock Unit Award will vest at such time, and upon such terms, as are determined by the Administrator, which may include upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If Restricted Stock Units vest based upon satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(c)   Earning Restricted Stock Units.   Upon meeting the applicable vesting criteria and any other conditions, the Participant will be entitled to have the Restricted Stock Units settled as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria or other conditions that must be met for the Restricted Stock Units to settle.

(d)   Dividend Equivalents.   The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Absent a contrary provision in an Award Agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the Restricted Stock Units with respect to which the dividends accrue and shall not be settled unless and until the related Restricted Stock Units have vested and been earned.

(e)   Form and Timing of Settlement.   Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f)   Cancellation.   On the date set forth in the Award Agreement, all Shares underlying any unvested, unearned Restricted Stock Units will be forfeited to the Company for future issuance.

9.   Stock Appreciation Rights.

(a)   Grant of Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)   Number of Shares.   The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)   Exercise Price and Other Terms.   Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)   Exercisability and Vesting.   At the time a Stock Appreciation Right is granted, the Administrator will fix the period within which the Stock Appreciation Right may vest and/or be exercised and will determine any conditions that must be satisfied before the Stock Appreciation Right may vest and/or be exercised. A Stock Appreciation Right will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period;

(y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(e)   Expiration of Stock Appreciation Rights.   A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)   Payment of Stock Appreciation Right Amount.   Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)   The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)   The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.   Stock Bonus Awards.

(a)   Awards of Stock Bonuses.   A Stock Bonus Award is an award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonus Awards may be made, but are not required to be made, pursuant to an Award Agreement.

(b)   Number of Shares.   The Administrator will have complete discretion to determine the number of Shares to be awarded to any Participant under a Stock Bonus Award and any other terms applicable to such Stock Bonus Award.

(c)   Form and Timing of Payment.   Payment of a Stock Bonus Award will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.

11.   Outside Director Limitations.   Stock awards granted during a single Fiscal Year under the Plan or otherwise, taken together with any cash fees paid during such Fiscal Year for services on the Board, shall not exceed $750,000 in total value for any Outside Director, except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.

12.   Leaves of Absence/Transfer Between Locations.   The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Affiliate. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

13.   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time), the Administrator, in its sole discretion, may (i) make a corresponding reduction in the number of Shares or cash amount subject to any portion of any outstanding Award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding Award (in accordance with all Applicable Laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Administrator takes any action pursuant to this Section 13, the Participant will have no right with respect to any portion of any affected Award.

14.   Transferability of Awards.   Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

15.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)   Adjustments.   In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b)   Dissolution or Liquidation.   In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(c)   Corporate Transaction.   In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Awards; (D) the cancellation of such outstanding Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided that, at the discretion of the Administrator and to the extent permissible under all Applicable Laws (including without limitation Section 409A of the Code), such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; (E) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding Awards; (F) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to Shares previously acquired pursuant to any Awards; (G) the opportunity for Participants to exercise such outstanding Options and/or Stock Appreciation Rights prior to the occurrence of the Corporate Transaction and the termination of such outstanding, unexercised Options and/or Stock Appreciation Rights upon the consummation of such Corporate Transaction for no consideration; or (H) the cancellation of such outstanding Awards in exchange for no consideration.

(d)   Change in Control.   An Award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

16.   Tax.

(a)   Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise or settlement thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that the Company or any Affiliate is required to withhold or deduct or that is otherwise applicable with respect to such Award.

(b)   Withholding Arrangements.   The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, (iii) delivering to the Company already-owned Shares, or (iv) such other method as may be set forth in the Award Agreement; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c)   Compliance With Section 409A of the Code.   Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Section 409A of the Code.

17.   No Effect on Employment or Service.   Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.   Date of Grant.   The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.   Corporate Records Control.   In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

20.   Clawback/Recovery.   The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under, or benefits provided pursuant to, the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

21.   Term of Plan.   Subject to Section 25 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.

22.   Amendment and Termination of the Plan.

(a)   Amendment and Termination.   The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)   Stockholder Approval.   The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)   Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23.   Conditions Upon Issuance of Shares.

(a)   Legal Compliance.   Shares will not be issued pursuant to the vesting, exercise, settlement or payment (as applicable) of an Award unless the vesting, exercise, settlement or payment of such Award and the issuance and delivery of such Shares or cash will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)   Investment Representations.   As a condition to the vesting, exercise, settlement or payment of an Award, the Company may require the Participant to represent and warrant at the time of any such vesting, exercise, settlement or payment that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24.   Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares, or payment of cash, hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares, or pay such cash, as to which such requisite authority will not have been obtained.

25.   Stockholder Approval.   The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.   Governing Law.   The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

Annex E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of Annex E-3 any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT, dated as of August 8, 2023 (this “Agreement”), by and among Immersed Inc., a Delaware corporation (the “Company”), Maquia Capital Acquisition Corporation, a Delaware corporation (“SPAC”), and certain of the stockholders of the Company whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, SPAC, Maquia Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SPAC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of SPAC; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.   Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 5, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly after the Company requests such delivery, which request will only be made after the Registration Statement becomes effective), all of such Stockholder’s Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2.   Transfer of Shares. Subject to the earlier termination of this Agreement in accordance with Section 5, each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), Lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

3.   Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to SPAC as follows:

(a)   The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) in relation to the Stockholders that are not natural persons, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

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(b)   As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s Certificate of Incorporation and bylaws. As of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c)   Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

4.   Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 4 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

5.   Miscellaneous.

(a)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 5(b)):

If to SPAC , to it at:

Maquia Capital Acquisition Corporation

c/o Maquia Investments North America, LLC

2901 Florida Ave., Suite 840

Miami, FL 33133

Attention: Guillermo E. Cruz

Email: guillermo@maquiacapital.com

with a copy to:

Allan M. Lerner, P.A.

2888 E. Oakland Park Blvd.

Fort Lauderdale, FL 33306

Attention: Allan M. Lerner

Email: allan@lernerpa.com

and

HomerBonner

1200 Four Seasons Tower

1441 Brickell Avenue

Miami, Florida 33131

Attention: Peter Homer

Email: phomer@ homerbonner.com if

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to the Company, to it at:

Immersed Inc.

522 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Renji Bijoy

Email: renji@immersed.com

with a copy to:

Greenberg Traurig, LLP

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan Annex

Email: alan.annex@gtlaw.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(b)   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(d)   This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f)   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto; provided, however, that an amendment, modification or supplement to this Agreement that only affects a particular Stockholder may be entered into by an instrument in writing signed by the Company, SPAC and that particular Stockholder.

(g)   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its

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property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above- named courts.

(i)   This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)   Without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k)   This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, SPAC and Merger Sub.

(l)   Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of such Stockholder or any of its affiliates in his or her capacity as an officer or director of the Company.

(m)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto

(i)   certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 5(n).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:	/s/ Jeff Ransdell
Name: Jeff Ransdell
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IMMERSED INC.

By:	/s/ Renji Bijoy
Name: Renji Bijoy
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

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Annex G-1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of August 8, 2023 (this “Agreement”), by and among Maquia Investments North America, LLC, a Delaware limited liability company (“Sponsor”), certain of the stockholders, officers and directors of Maquia Capital Acquisition Corporation, a Delaware corporation (“SPAC”), whose names appear on the signature pages of this Agreement (together with the Sponsor, the “Sponsor Parties”), and Immersed Inc, a Delaware corporation (the “Company”).

WHEREAS, SPAC, Maquia Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SPAC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of SPAC;

WHEREAS, as of the date hereof, each Sponsor Party owns of record the number of shares of SPAC Class A Common Stock and/or SPAC Class B Common Stock as set forth opposite such Sponsor Party’s name on Exhibit A hereto (all such shares of SPAC Class A Common Stock and SPAC Class B Common Stock and any shares of SPAC Class A Common Stock and SPAC Class B Common Stock of which ownership of record or the power to vote is hereafter acquired by any of the Sponsor Parties prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, at the Closing, Sponsor will subject 1,362,000 of its shares of New SPAC Common Stock (the “Sponsor Earn-Out Shares”) to forfeiture pursuant to Section 3 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.   Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 13, each Sponsor Party, severally and not jointly, agrees that, at the SPAC Stockholders’ Meeting and in connection with any written consent of the SPAC Stockholders, such Sponsor Party shall vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of his, her or its Shares (i) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the SPAC Stockholders in connection with the Transactions, and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the BCA or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated. Each Sponsor Party acknowledges receipt and review of a copy of the BCA.

2.   No Transfer. Subject to the earlier termination of this Agreement in accordance with Section 13, each Sponsor Party, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), Lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of SPAC that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

3.   Sponsor Earn-Out.

(a)   Following the Closing, if, at any time during the period following the Closing and expiring on the second (2nd) anniversary of the Closing Date (the “Earn-Out Period”), (i) the price of the shares of New SPAC Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any period of five (5) consecutive Trading Days (the “First Level Earn-Out Target”), 500,000 Sponsor Earn-Out Shares (the “First Level

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Sponsor Earn-Out Shares”) shall no longer be subject to forfeiture pursuant to this Section 3; (ii) the price of the shares of New SPAC Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any period of five (5) consecutive Trading Days (the “Second Level Earn-Out Target”), an additional 500,000 Sponsor Earn-Out Shares (the “Second Level Sponsor Earn-Out Shares”) shall longer be subject to forfeiture pursuant to this Section 3; and (iii) the price of the shares of New SPAC Common Stock equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any period of five (5) consecutive Trading Days (the “Third Level Earn-Out Target” and, together with the First Level Earn-Out Target and the Second Level Earn-Out Target, the “Earn-Out Targets”), an additional 362,000 Sponsor Earn-Out Shares (the “Third Level Sponsor Earn-Out Shares”) shall longer be subject to forfeiture pursuant to this Section 3.

(b)   If any Earn-Out Target is, or all of the Earn-Out Targets are, achieved on or prior to the last day of the Earn-Out Period, then following the achievement of the applicable Earn-Out Target, Sponsor shall provide written notice to SPAC informing SPAC that the applicable Earn-Out Target(s) have been satisfied and that the First Level Sponsor Earn-Out Shares, the Second Level Sponsor Earn-Out Shares or the Third Level Sponsor Earn-Out Shares, as applicable, are no longer subject to forfeiture.

(c)   If any Earn-Out Target has not, or all of the Earn-Out Targets have not, been achieved on or prior to the last day of the Earn-Out Period, then, the First Level Sponsor Earn-Out Shares, the Second Level Sponsor Earn-Out Shares or the Third Level Sponsor Earn-Out Shares, as applicable, shall be forfeited and cancelled. Upon the forfeiture and cancellation of the First Level Sponsor Earn-Out Shares, the Second Level Sponsor Earn-Out Shares or the Third Level Sponsor Earn-Out Shares, as applicable, pursuant to the foregoing sentence, Sponsor shall surrender to SPAC for cancellation, the First Level Sponsor Earn-Out Shares, the Second Level Sponsor Earn-Out Shares or the Third Level Sponsor Earn-Out Shares, as applicable

(d)   For purposes of this Section 3, “Trading Day” means any day on which shares of Common Stock are actually traded on The Nasdaq Stock Market LLC.

4.   Sponsor Promissory Note Amendments. Sponsor and SPAC hereby agree to amend the terms of the Sponsor Promissory Notes, which such amended terms shall be reasonably acceptable to the Company, such that upon, and subject to, the Closing, (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes shall be paid in cash to the Sponsor, (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes shall remain place for a period of twelve (12) months after the Closing Date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt under the Sponsor Promissory Notes shall be paid in shares of New SPAC Common Stock (valued at the SPAC Redemption Price) at any time within twelve (12) months of Closing.

5.   SPAC Extension Payments.

(a)   Sponsor acknowledges that SPAC filed a proxy statement (as amended, the “SPAC Extension Proxy Statement”) and on May 5, 2023, received approval from the stockholders of SPAC of an amendment to the SPAC Organizational Documents, including its certificate of incorporation, pursuant to which the deadline by which SPAC must complete its initial business combination (the “SPAC Business Combination Deadline”) was extended for up to an additional nine one-month periods, from May 7, 2023 to up to February 7, 2024, and upon the exercise of each such extension of the SPAC Business Combination Deadline, Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the amount set forth in the SPAC Extension Proxy Statement for each share of SPAC Class A Common Stock that remains outstanding.

(b)   Subject to the earlier termination of this Agreement in accordance with Section 13, (i) prior to February 7, 2024, Sponsor shall make the deposits into the Trust Account necessary to extend the SPAC Business Combination Deadline to February 7, 2024 as set forth in the SPAC Extension Proxy Statement and the SPAC Organizational Documents and (ii) from and after February 7, 2024, SPAC and Sponsor shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the SPAC Organizational Documents and obtaining the necessary approval from the SPAC Stockholders, to further extend the SPAC Business Combination Deadline after February 7, 2024 (each extension in clause (i) and (ii), a “SPAC Extension”) until a date mutually agreed in writing between SPAC and the Company.

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6.   Waiver of Redemption Rights. Each Sponsor Party, severally and not jointly, agrees not to (a) demand that SPAC redeem the Shares in connection with Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Shares for redemption.

7.   Waiver of Anti-Dilution Rights. Each Sponsor Party, severally and not jointly, hereby waives the provisions of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Certificate of Incorporation) in connection with the Transactions.

8.   Confidentiality; No Solicitation. Each Sponsor Party, severally and not jointly, agrees to be bound by and subject to Section 7.04 (Access to Information; Confidentiality) and Section 7.05(b) (No Solicitation) of the BCA to the same extent as such provisions apply to SPAC as if the Sponsor Parties were a party thereto.

9.   Insider Letter Agreement. As applicable, each Sponsor Party shall comply with, and fully perform all of its obligations, covenants, and agreements set forth in, that certain Letter Agreement, dated as of May 4, 2021 (the “Insider Letter Agreement”). The Sponsor Parties shall not modify or amend the Insider Letter Agreement.

10.   Manage Redemptions. Subject to the earlier termination of this Agreement in accordance with Section 13, Sponsor shall use its commercially reasonable efforts to (i) retain funds in the Trust Account and (ii) minimize and mitigate the SPAC Redemption Rights, including entering into non-redemption agreements with certain stockholders of SPAC Shareholders.

11.   PIPE Financing. Subject to the earlier termination of this Agreement in accordance with Section 13, Sponsor shall use its commercially reasonable efforts to raise the PIPE Financing, including cooperating with SPAC and the Company as required and necessary in connection with the PIPE Financing.

12.   Representations and Warranties. Each Sponsor Party, severally and not jointly, represents and warrants to the Company as follows:

(a)   The execution, delivery and performance by such Sponsor Party of this Agreement and the consummation by such Sponsor Party of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Sponsor Party, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) in relation to the Sponsor Parties that are not natural persons, conflict with or result in a breach of or constitute a default under any provision of such Sponsor Party’s governing documents.

(b)   As of the date of this Agreement, such Sponsor Party owns exclusively and has good and valid title to the Shares set forth opposite such Sponsor Party’s name on Exhibit A free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) the SPAC Organizational Documents. As of the date of this Agreement, such Sponsor Party has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Shares, and such Sponsor Party does not own, directly or indirectly, any other shares of SPAC Common Stock.

(c)   Such Sponsor Party has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Sponsor Party.

13.   Termination. Notwithstanding anything in this Agreement to the contrary, the obligations of the Sponsor Parties under (a) Sections 1, 2, 5, 6, 7, 8, 10, 11, 12, 13 and 14 of this Agreement shall automatically terminate upon the earliest of (i) the Effective Time, (ii) the termination of the BCA in accordance with its terms, and (iii) the effective date of a written agreement of the parties hereto terminating this Agreement; (b) Section 3 of this Agreement shall automatically terminate upon the earliest of (i) the day after the last day of the Earn-Out Period and (ii) the termination of the BCA in accordance with its terms; (c) Section 4 of this Agreement shall automatically terminate upon the earliest of (i) the repayment to Sponsor of the remaining amount of the Sponsor Debt under the Sponsor Promissory Notes in shares of New SPAC Common Stock pursuant to Section 4(b)) and (ii) the termination of the BCA in accordance with its terms; and (d) Section 9 of this Agreement shall automatically terminate upon the termination of the Insider Letter Agreement. Upon termination of this Agreement, no party shall have any further obligations or

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liabilities under this Agreement. Notwithstanding any termination of this Agreement; provided that nothing in this Section 13 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

14.   Miscellaneous.

(a)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 14(a)):

If to SPAC or Sponsor, to:

Maquia Capital Acquisition Corporation

c/o Maquia Investments North America, LLC

2901 Florida Ave. Suite 840, Miami, Florida, 33133

Attention: Guillermo E Cruz

Email: guillermo@maquiacapital.com

with a copy to:

Allan M. Lerner, P.A.

2888 E. Oakland Park Blvd.

Fort Lauderdale, FL 33306

Attention: Allan M. Lerner

Email: allan@lernerpa.com

&

HomerBonner

1200 Four Seasons Tower

1441 Brickell Avenue

Miami, Florida 33131

Attention: Peter Homer

Email: phomer@ homerbonner.com

If to the Company, to:

Immersed Inc

522 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Renji Bijoy

Email: renji@immersed.com

with a copy to:

Greenberg Traurig, LLP

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan Annex

Email: alan.annex@gtlaw.com

If to a Sponsor Party other than Sponsor, to the address or email address set forth for such Sponsor Party on the signature page hereof.

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(b)   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(d)   This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Sponsor Party shall be liable for the breach by any other Sponsor Party of this Agreement.

(f)   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto; provided, however, that an amendment, modification or supplement to this Agreement that only affects a particular Sponsor Party may be entered into by an instrument in writing signed by the Company and that particular Sponsor Party.

(g)   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(i)   This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)   Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k)   This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SPAC, Merger Sub and the Company.

(l)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or

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the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 14(l).

[Signature pages follow]

G-1-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:	/s/ Jeff Ransdell
Name:	Jeff Ransdell
Title:	Chief Executive Officer

MAQUIA INVESTMENTS NORTH AMERICA, LLC

By:	/s/ Guillermo Eduardo Cruz
Name:	Guillermo Eduardo Cruz
Title:	Director

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IMMERSED INC.

By:	/s/ Renji Bijoy
Name:	Renji Bijoy
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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EXHIBIT A

SPONSOR PARTIES

Name of Stockholder	Number of Shares of SPAC Class A Common Stock Owned	Number of Shares of SPAC Class B Common Stock Owned
Maquia Investments North America, LLC	4,257,430	583,743

Officers:

•	Jeff Ransdell: Chief Executive Officer

•	Guillermo Cruz: Chief Operating Officer

•	Jeronimo Peralta: Chief Financial Officer

•	Maggie Vo: Chief Investment Officer

Directors:

•	Guillermo Cruz Reyes

•	Luis Armando Alvarez

•	Pedro Manuel Zorilla Velasco

•	Luis Antonio Marquez-Heine

G-1-9

Annex G-2

Execution Version

AMENDMENT NO. 1 TO SPONSOR SUPPORT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of October 4, 2023, to the Sponsor Support Agreement, dated as of August 8, 2023 (the “Sponsor Support Agreement”), is made by and among Maquia Investments North America, LLC, a Delaware limited liability company (“Sponsor”), certain of the stockholders, officers and directors of Maquia Capital Acquisition Corporation, a Delaware corporation (“SPAC”), whose names appear on the signature pages of this Amendment (together with the Sponsor, the “Sponsor Parties”), and Immersed Inc, a Delaware corporation (the “Company”). Sponsor, the Sponsor Parties, SPAC and the Company are referred to herein collectively as the “Parties.” Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Sponsor Support Agreement.

WHEREAS, the Parties desire to amend the Sponsor Support Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE SPONSOR SUPPORT AGREEMENT

1.  Amended and Restated Section 3. Section 3 of the Sponsor Support Agreement is hereby amended and restated in its entirety as follows:

“3. Sponsor Founder Shares and Private Placement Warrants Forfeiture.

(a)

Sponsor hereby agrees that, subject to and contingent upon the Effective Time, automatically and without any further action by any other Person, Sponsor shall forfeit and surrender to SPAC for cancellation 1,507,000 shares of SPAC Class A Common Stock (such forfeited shares of SPAC Class A Common Stock, the “Forfeited Sponsor Shares”), and all such Forfeited Sponsor Shares shall be cancelled and forfeited for no consideration and shall cease to exist.

(b)

Sponsor hereby agrees that, subject to and contingent upon the Effective Time, automatically and without any further action by any other Person, Sponsor shall (i) forfeit and surrender to SPAC for cancellation 291,872 Private Placement Warrants (as defined below) (the “Forfeited/Transferred Sponsor Warrants”) or (ii) transfer and assign all of its right, title and interest in the Forfeited/Transferred Sponsor Warrants to the stockholders of the Company, which shall be allocated to, and among the stockholders of the Company pursuant to, and in accordance with, the Payment Spreadsheet. Sponsor, SPAC and the Company will work together in good faith with each of their respective advisors to structure the forfeiture or transfer of the Forfeited/Transferred Sponsor Warrants taking into account tax, legal and/or other business considerations. If the Forfeited/Transferred Sponsor Warrants are (A) forfeited by Sponsor pursuant to Section 3(b)(i), the Forfeited Sponsor Shares shall be cancelled and forfeited for no consideration and shall cease to exist and SPAC shall issue 291,872 Private Placement Warrants to the stockholders of the Company (i.e., such transactions shall be effectuated as a forfeiture and reissuance), which shall be allocated to, and among the stockholders of the Company pursuant to, and in accordance with, the Payment Spreadsheet, or (B) transferred by Sponsor pursuant to Section 3(b)(ii), Sponsor and SPAC shall take all reasonably necessary actions required to effect the transfer and assignment of the Forfeited/Transferred Sponsor Warrants as of immediately prior to the Effective Time pursuant to this Section 3(b). For purposes of this Section 3(b), “Private Placement Warrants” means the Private Placement Warrants as defined in that certain letter agreement, dated May 4, 2021, among SPAC, certain directors of SPAC, Sponsor and Kingswood Capital Markets, Division of Benchmark Investments, Inc.

(c)

Sponsor hereby agrees that, pursuant to Section 8.03(i) of the BCA, if the Available Cash at Closing is equal to $21,900,000, subject to and contingent upon the Effective Time, automatically and without any further action by any other Person, Sponsor shall forfeit and surrender to SPAC for cancellation 310,000 shares of SPAC Class A Common Stock (such forfeited shares of SPAC Class A Common Stock, the “Available Cash Forfeited Sponsor Shares”), and all such Available Cash Forfeited Sponsor Shares shall be cancelled and forfeited for no consideration and shall cease to exist and the condition in Section 8.03(i) of the BCA shall be deemed to be satisfied; provided, further, that if the Available Cash at Closing is greater than $21,900,000 but less than $25,000,000, subject to and contingent upon the Effective Time, the Available Cash Forfeited Sponsor Shares shall be reduced proportionately by such number of shares equal to (i) the quotient of (x) the amount of the

G-2-1

Available Cash in excess of $21,900,000 (the “Excess Cash”) and (y) $3,100,000 multiplied by (ii) 310,000. By way of example, if the Excess Cash is $500,000 (i.e., the Available Cash at Closing is $22,400,000), then the proportionate reduction shall be equal to 16% of 310,000 or 50,000 shares of SPAC Class A Common Stock, leaving a balance of 260,000 Available Cash Forfeited Sponsor Shares.”

2.    Amended and Restated Section 10. Section 10 of the Sponsor Support Agreement is hereby amended and restated in its entirety as follows:

“10. Backstop Agreement. Subject to the earlier termination of this Agreement in accordance with Section 13, during the Interim Period, Sponsor and SPAC may enter into a backstop agreement with third party (the “Backstop Provider”), in form and substance satisfactory to the Company (including with respect to the Backstop Provider), pursuant to which the Backstop Provider shall, in a manner compliant with all applicable laws, rules and regulations (including, without limitation, question 166.01 of the U.S. Securities and Exchange Commissions compliance and disclosure interpretations regarding tender offer rules and schedules, to the extent applicable), (i) purchase shares of SPAC Class A Common Stock in aggregate amount of $11,900,000 prior to the SPAC Stockholders’ Meeting and (ii) not redeem such shares pursuant to the SPAC Redemption Rights (the “Backstop”). In connection with the Backstop, the Company shall issue to the Backstop Provider an aggregate of 650,000 shares of New SPAC Common Stock, which such shares shall be allocated from the Forfeited Sponsor Shares.

ARTICLE II

MISCELLANEOUS

1.   No Further Amendment. Except as expressly amended hereby, the Sponsor Support Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Sponsor Support Agreement or any of the documents referred to therein.

2.   Effect of Amendment. This Amendment shall form a part of the Sponsor Support Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Sponsor Support Agreement shall be deemed a reference to the Sponsor Support Agreement as amended hereby.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

4.  Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible

5.  Counterparts; Electronic Delivery. This Amendment may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

G-2-2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:	/s/ Jeff Ransdell
Name: Jeff Ransdell
Title: Chief Executive Officer

MAQUIA INVESTMENTS NORTH AMERICA, LLC

By:	/s/ Guillermo Eduardo Cruz
Name: Guillermo Eduardo Cruz
Title: Director

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

IMMERSED INC.

By:	/s/ Renji Bijoy
Name: Renji Bijoy
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

JEFF RANSDELL

By:	/s/ Jeff Ransdell

Address: 2901 Florida Ave., Miami, Florida, 33132 E-mail: jeff@fuelventurecapital.com

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

JERONIMO PERALTA

By:	/s/ Jeronimo Peralta

Address: Calle Londres 40, Col Juarez, Ciudad de Mexico, Mexico, 06600 E-mail: jeronimo@maquiacapital.com

G-2-3

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

GUILLERMO CRUZ

By:	/s/ Guillermo Cruz

Address: 50 Biscayne Blvd, Apt 2406, Miami, Florida, 33132 E-mail: guillermo@maquiacapital.com

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MAGGIE VO

By:	/s/ Maggie Vo

Address: 2901 Florida Ave, Miami, Florida, 33132

E-mail: maggie@fuelventurecapital.com

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

GUILLERMO CRUZ REYES

By:	/s/ Guillermo Cruz Reyes

Address: Calle Londres 40, Col Juarez, Ciudad de Mexico, Mexico, 06600

E-mail: gcruz@acad-mx.com

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

PEDRO MANUEL ZORRILLA VELASCO

By:	/s/ Pedro Manuel Zorrilla Velasco

Address: Calle Londres 40, Col Juarez, Ciudad de Mexico, Mexico, 06600

E-mail: pzorrillav@gmail.com

G-2-4

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

LUIS ANTONIO MARQUEZ-HEINE

By:	/s/ Luis Antonio Marquez-Heine

Address: Calle Londres 40, Col Juarez, Ciudad de Mexico, Mexico, 06600

E-mail: lamhz@hotmail.com

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

LUIS ARMANDO ALVAREZ

By:	Luis Armando Alvarez

Address: Calle Londres 40, Col Juarez, Ciudad de Mexico, Mexico, 06600

E-mail: lalvarez@mxccapital.com.mx

G-2-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, the Post-Combination Company will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that the Post-Combination Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Post-Combination Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Post-Combination Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit No.	Description

2.1†

Business Combination Agreement, dated as of August 8, 2023, by and among the Registrant, Merger Sub, Inc. and Immersed Inc. (included as Annex A-1 to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

2.2†

Amendment No. 1 to Business Combination Agreement, dated as of October 4, 2023, by and among the Registrant, Merger Sub, Inc. and Immersed Inc. (included as Annex A-2 to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

3.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253167) filed on March 22, 2021).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253167) filed on February 16, 2021).
3.4	Form of Amended and Restated Bylaws of Maquia (included as Annex C to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253167) filed on March 23, 2021).
4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253167) filed on March 22, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253167) filed on March 22, 2021).
4.4

Warrant Agreement, dated May 4, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 10, 2021).

5.1*	Opinion of Law Offices of Allan M. Lerner, P.A. and Homer Bonner, P.A. as to the validity of the securities being registered.
10.1†

Stockholder Support Agreement, dated as of August 8, 2023, by and among the Registrant, Merger Sub. and certain stockholders of Immersed Inc. party thereto (included as Annex F to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.2

Sponsor Support Agreement, dated as of August 8, 2023, by and among Maquia, Immersed and the Sponsor (included as Annex G-1 to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.3

Amendment No. 1 to Sponsor Support Agreement, dated as of October 4, 2023, by and among Maquia, Immersed and the Sponsor (included as Annex G-2 to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.4

Form of Amended and Restated Registration Rights Agreement (included as Exhibit A to Annex A-1 to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.7

Administrative Support Agreement, dated February 16, 2021, between the Registrant and ARC Group, Ltd. (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on form S-1(File No. 333-253167) filed March 23, 2021.

10.8

Letter Agreement from each of the Registrant’s initial shareholders, officers and directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253167 ) filed on March 22, 2021).

10.9

Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253167) filed on March 22, 2021).

10.10

Registration Rights Agreement, dated as of [•], between the Registrant and the investors party thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253167) filed on March 22, 2021).

10.11*	Form of Director and Officer Indemnification Agreement.

Exhibit No.	Description

10.12#	Immersed Inc. 2017 Stock Option Plan.
10.13#	Immersed Inc. 2023 Incentive Award Plan (included as Annex D to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).
10.14

Promissory Note (Amended and Re-stated) dated August 4, 2022, made by the Registrant in favor of Maquia Investment North America LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 8, 2022)

10.15

Promissory Note dated November 14, 2022, made by the Registrant in favor of Maquia Investment North America LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 16, 2022)

10.16

Promissory Note dated May 22, 2023, made by the Registrant in favor of Maquia Investment North America LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 25, 2023)

10.17

Promissory Note dated May 22, 2023, made by the Registrant in favor of Maquia Investment North America LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 25, 2023)

10.18

Promissory Note dated August 2, 2023 made by the Registrant in favor of Maquia Investment North America LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 8, 2023)

23.1	Consent of Marcum LLP, independent registered accounting firm for the Registrant.
23.2	Consent of BF Borgers CPA PC, independent registered accounting firm for Immersed Inc.
23.3	Consent of Law Offices of Allan M. Lerner, P.A. and Homer Bonner, P.A. (included as part of Exhibit 5.1).
24.1	Power of Attorney.(included on signature page to the initial filing of this registration statement).
99.1*	Form of Preliminary Proxy Card to be used by the Registrant.
99.2*	Form of Written Consent to be used by holders of Immersed Inc. common stock and preferred stock.
99.3	Consent of Jake Thomsen to be named as a director.
99.4	Consent of David Willbrand to be named as a director.
99.5*	Consent of [•] to be named as a director.
107	Filing Fee Table.

* To be filed by amendment.

#	Indicates management contract or compensatory plan or arrangement.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
G.	That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
H.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
I.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
J.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, FL, on November 9, 2023.

MAQUIA CAPITAL ACQUISITION CORPORATION
By:	/s/ Jeff Ransdell
	Name:	Jeff Ransdell
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff Ransdell and Jeronimo Peralta, each acting alone, as his true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Name	Position	Date

/s/ Jeff Ransdell	Chief Executive Officer	November 9, 2023
Jeff Ransdell	(Principal Executive Officer)

/s/ Jeronimo Peralta	Chief Financial Officer	November 9, 2023
Jeronimo Peralta	(Principal Financial and Accounting Officer)

/s/ Guillermo Cruz	Chief Operating Officer	November 9, 2023
Guillermo Cruz

/s/ Maggie Vo	Chief Investment Officer	November 9, 2023
Maggie Vo

/s/ Guillermo Cruz Reyes	Director	November 9, 2023
Guillermo Cruz Reyes

/s/ Luis Armando Alvarez	Director	November 9, 2023
Luis Armando Alvarez

/s/ Pedro Manuel Zorrilla Velasco	Director	November 9, 2023
Pedro Manuel Zorrilla Velasco

/s/ Luis Antonio Marquez-Heine	Director	November 9, 2023
Luis Antonio Marquez-Heine